As filed with the Securities and Exchange Commission on March 5, 2019

Registration No. 333-229094

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Futu Holdings Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	6211	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11/F, Bangkok Bank Building

No. 18 Bonham Strand W, Sheung Wan

Hong Kong S.A.R., People’s Republic of China

+852 2523-3588

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Benjamin Su, Esq. Ji Liu, Esq. Daying Zhang, Esq. Latham & Watkins LLP 18th Floor, One Exchange Square 8 Connaught Place Central, Hong Kong +852 2912-2500

Approximate date of commencement of proposed sale to the public:

as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)
Class A Ordinary Shares, par value US$0.00001 per share(1)(2)	69,000,000	US$1.50	US$103,500,000	US$12,544.20

(1)

American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-229823). Each American depositary share represents eight Class A ordinary shares.

(2)

Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ over-allotment option. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion) Issued March 5, 2019.

7,500,000 American Depositary Shares

Futu Holdings Limited

Representing 60,000,000 Class A Ordinary Shares

This is an initial public offering of 7,500,000 American depositary shares, or ADSs, by Futu Holdings Limited. Each ADS represents eight Class A ordinary shares, par value US$0.00001 per share. It is currently estimated that the initial public offering price per ADS will be between US$10.00 and US$12.00.

Prior to this offering, there has been no public market for the ADSs or our shares. We have applied for the listing of the ADSs on the Nasdaq Global Market under the symbol “FHL.”

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

See “Risk Factors” beginning on page 18 for factors you should consider before investing in the ADSs.

PRICE US$                     PER ADS

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to us
Per ADS	US$	US$	US$
Total	US$	US$	US$

We have granted the underwriters the right to purchase up to an additional 1,125,000 ADSs to cover over-allotments within 30 days after the date of this prospectus at the initial public offering price less the underwriting discounts and commissions.

Upon the completion of this offering, our outstanding shares will consist of Class A ordinary shares and Class B ordinary shares, and we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Leaf Hua Li, our founder, chairman of the board of directors and chief executive officer, will beneficially own 74.1% of our then issued Class B ordinary shares and will be able to exercise 71.8% of the total voting power of our issued and outstanding shares immediately after the consummation of this offering, assuming (i) the underwriters do not exercise their option to purchase additional ADSs, and (ii) we will issue and sell 50,909,090 Class A ordinary shares to General Atlantic Singapore FT Pte. Ltd. through a concurrent private placement, which number of shares has been calculated based on an assumed initial public offering price of US$11.00 per ADS, the midpoint of the estimated initial public offering price range set forth above. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to twenty votes and is convertible into one Class A ordinary share at any time by the holders thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to any non-affiliate of such holder, each of such Class B ordinary shares will be automatically and immediately converted into one Class A ordinary share.

Tencent Holdings Limited’s affiliate(s) have indicated an interest in purchasing up to US$30 million of the ADSs representing Class A ordinary shares in this offering at the initial public offering price and on the same terms as the other ADSs being offered. We and the underwriters are currently under no obligation to sell ADSs to such affiliate(s) of Tencent Holdings Limited.

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on or about                     , 2019.

Goldman Sachs (Asia) L.L.C.	UBS Investment Bank	Credit Suisse

HSBC	BOCI

Prospectus dated                     , 2019.

FUTU

Futu Rank **#4** in Hong Kong Online Retail Securities Market and **#2** in China's Overseas Online Retail Securities Market[1]

5.6mm
Users

502K
Registered Clients

133K
Paying Clients

SFC 證監會
FINRA
HK SFC[2] and US FINRA
Licences

HK$811M
Total Revenue in 2018

205%
2016-2018 Revenue CAGR

HK$139M
Net Profit in 2018

Tencent
matrix
SEQUOIA
Key Institutional Investors

HK$907B
Total Trading Volume in 2018

HK$51B
Client Assets

HK$2.9B
Margin Balance

Notes:

1. Oliver Wyman report; based on estimated online brokerage revenue for the six months ended June 30, 2018
2. Type 1, 2, 4, 5, 9 licenses from HK SFC

Analysts
Users
Companies
New York
Trading, Clearing & Settlement
Market Data & Information Services
Margin Financing & Securities Lending Services
Social Interaction Functions and Community
Shanghai
Shenzhen
Hong Kong
Corporate Services
KOLs
Investors
Media

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

Until                     , 2019 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under “Risk Factors,” before deciding whether to invest in the ADSs. This prospectus contains information from an industry report commissioned by us and prepared by Oliver Wyman Consulting (Shanghai) Limited, or Oliver Wyman, an independent research firm, to provide information regarding our industry and our market position in Hong Kong.

Our Mission

We strive to redefine traditional investing with proprietary technologies and a relentless focus on user experience, providing a gateway to building the world’s leading digital financial institution.

Our Business

We are an advanced technology company transforming the investing experience by offering a fully digitized brokerage platform. Technology permeates every part of our business, allowing us to offer a redefined user experience built upon an agile, stable, scalable and secure platform. We primarily serve the emerging affluent Chinese population, pursuing a massive opportunity to facilitate a once-in-a-generation shift in the wealth management industry and build a digital gateway into broader financial services. As of December 31, 2018, we had an attractive and rapidly growing user base of 5.6 million, over 502,000 registered clients, defined as users who have opened trading accounts with us, and over 132,000 paying clients, defined as registered clients who have assets in their trading accounts. In 2018, we brokered HK$907.0 billion (US$115.8 billion) in client trades. According to Oliver Wyman, we ranked fourth among Hong Kong online retail brokers in terms of online brokerage revenue for the six months ended June 30, 2018.

We launched our business on the premise that no one should be precluded from investing on the basis of prohibitive transaction costs or market inexperience. We thus designed a platform around an elegant user experience integrating clear and relevant market data, social collaboration and best-in-class trade execution, finding that by delivering our vision through a purpose-built technology infrastructure we could disrupt traditional investing conventions. Over the last eight years we have continuously enhanced our technology and built a comprehensive, user-oriented and cloud-based platform that is fully-licensed to conduct securities brokerage business in Hong Kong. This serves as a foundation from which we execute our growth strategies with an operating efficiency that allows us to offer commission rates that are approximately one-fifth of the average rate offered by the leading players in Hong Kong, according to Oliver Wyman, creating a massive barrier to entry. As of December 31, 2018, approximately 65% of our workforce was dedicated to research and development, reflecting the degree to which technological excellence is entrenched in every aspect of our business.

We provide investing services through our proprietary digital platform, Futu NiuNiu, a highly integrated application accessible through any mobile device, tablet or desktop. Our primary fee-generating services include trade execution and margin financing which allow our clients to trade securities, such as stocks, warrants, options and exchange-traded funds, or ETFs, across different markets. We surround our trading and margin financing services and enhance our user and client experience with market data and news, research, as well as powerful analytical tools, providing our clients with a data rich foundation to simplify the investing decision-making process.

We broaden our reach and promote the exchange of information through NiuNiu Community, our social network services. In contrast to traditional investing platforms and other online brokers, we have embedded social media tools to create a network centered around our users and provide connectivity to users, investors, companies, analysts, media and key opinion leaders. This fosters the free flow of information, reduces information asymmetry and supports the investing decision-making process. For instance, users can exchange market views, watch live broadcasts of corporate events and participate in investment education courses offered through the NiuNiu Classroom. Importantly, our social network serves as a powerful engagement tool where in December 2018, the average DAUs reached over 151,000. In addition, in December 2018, users who were active on a daily basis spent an average of 24.1 minutes per trading day on our Futu NiuNiu platform. These user activities provide invaluable user data which informs our product development and monetization efforts.

We have a young, active and rapidly expanding user and client base. Our clients are, on average, 35 years old and generally high earning. Approximately 43.8% of our clients work in internet, information technology or financial services industries. On average, a client who traded in 2018 executed over 198 trades with a total trading volume of HK$7.5 million (US$1.0 million). Our total client asset balance increased from HK$15.5 billion as of December 31, 2016 to HK$44.4 billion as of December 31, 2017, and further increased to HK$50.9 billion (US$6.5 billion) as of December 31, 2018. Furthermore, our client base is loyal. We retained over 95% of our paying client base on a quarterly basis in 2016, and have retained over 97% of our paying client base on a quarterly basis since the beginning of 2017. We grow our client base mainly through online and offline marketing and promotional activities, including those through external marketing channels that we cooperate with and directly pay for as well as promotions and marketing campaigns conducted by us on our platform, word-of-mouth referrals and our corporate services. In 2018, approximately 18.1% of our client acquisition was through our corporate services.

We work with our strategic investor, Tencent Holdings Limited (“Tencent”), across a number of cooperation areas in a mutually beneficial relationship. Our collaboration is in part driven by our shared values of technological excellence and innovation. Collaborating with Tencent creates meaningful advantages to us. In December 2018, Shenzhen Futu Network Technology Co., Ltd., or Shenzhen Futu, one of our operating entities in China, entered into a strategic cooperation framework agreement with Shenzhen Tencent Computer System Co., Ltd. ( ), a subsidiary of Tencent. Pursuant to the strategic cooperation framework agreement, subject to further definitive agreements to be entered into between the parties and to the extent in compliance with applicable laws and regulations, Tencent agreed to cooperate with us in traffic, content and cloud areas through Tencent’s online platform. In addition, to the extent permitted by the applicable laws and regulations, we and Tencent agreed to further explore and pursue additional cooperation opportunities for potential cooperation in the area of fintech-related products and services to expand both parties’ international operations. Tencent also agreed to cooperate with us in the areas of ESOP services, administration, talent recruiting and training.

We have achieved significant growth in our user and client base, client assets, trading volumes and revenues. Our paying clients increased from 35,456 as of December 31, 2016 to 80,057 as of December 31, 2017, and further increased to 132,821 as of December 31, 2018. Our growing paying client base allowed us to increase client assets and trading volumes by 186.0% and 164.4%, respectively, in 2017 as compared to 2016, and by 14.7% and 75.1%, respectively, in 2018 as compared to 2017. In comparison, the trading volume grew by 14.5% and 8.3% from 2016 to 2017 and from 2017 to 2018, respectively, on the global online securities markets and by 54.5% and 33.2% from 2016 to 2017 and from 2017 to 2018, respectively, on the Hong Kong online securities market, according to Oliver Wyman. We believe the faster growth rate of our trading volume during the same years was mainly attributable to our unique competitive strengths such as the superior investing experience we provide through our fully digitalized brokerage platform, which have enabled us to rapidly and continually expand our client base and have fueled the strong momentum of our business. Our revenues grew from HK$87.0 million in 2016 to HK$311.7 million in 2017, and further to HK$811.3 million (US$103.6 million) in 2018. We were able to decrease our net loss from HK$98.5 million in 2016 to HK$8.1 million in 2017, and had net income of HK$138.5 million (US$17.7 million) in 2018. Our adjusted net income, which excludes share-based compensation expenses, reached HK$149.0 million (US$19.0 million) in 2018, compared to an adjusted net income of HK$1.7 million in 2017 and an adjusted net loss of HK$89.3 million in 2016. See “Summary Consolidated Financial and Operating Data—Non-GAAP Measures” for a reconciliation of adjusted net (loss)/income to net (loss)/income.

Our Industry

With popularization of mobile technology and growing acceptance of online trading, the global online securities market has grown faster than the overall securities market, expanding at a compound annual growth rate, or CAGR, of 20.6% over the past six years, reaching US$37.7 trillion in 2018. The online securities market is characterized by the following trends:

•	traditional brokers are shifting online while purely offline brokers are increasingly at a disadvantage or, in some cases, exiting the market altogether;

•

internet giants continue to invest in online brokerage services, demonstrating the industry’s recognition of online brokerage services as an important component of a financial services business and potentially a gateway to broader opportunities;

•	technological barriers to entry remain high particularly relating to building a secure infrastructure that can transcend geographies and asset classes;

•	operational barriers to entry remain high particularly relating to regulatory and capital requirements;

•	user experience remains a key competitive strength as digitally born investors become a larger component of the addressable market; and

•	revenue models are evolving as competition intensifies, with ancillary and other value-added services underlying platform differentiation.

Among global markets, Hong Kong is the world’s third largest online securities market, with annual trading volume growing from US$404.5 billion in 2012 to US$2.1 trillion in 2018, representing a CAGR of 31.6%, which is expected to reach US$3.7 trillion in 2023; the United States is the world’s second largest online securities market with annual trading volume growing from US$5.5 trillion in 2012 to US$11.6 trillion in 2018, which is expected to reach US$14.9 trillion in 2023.

China-based investors have contributed to the aforementioned market growth by deploying a significant proportion of their increasing overseas investable assets in online securities trading, especially in Hong Kong and the United States. Financial assets accounted for the largest allocation of overseas investment in 2018, among which stock investment reached US$262.0 billion, representing a CAGR of 34.1% from 2012 to 2018. Hong Kong market is particularly favored by China-based investors, because of its geographical and cultural proximity to China as well as the large number of listed Chinese companies.

As a result, China’s overseas online retail securities market represents a unique opportunity, combining the high growth of the global online securities market coupled with expanding overseas asset allocation by China-based investors. In 2018, the trading volume of China’s overseas online retail securities market reached US$451.6 billion, growing at a CAGR of 83.7% from 2012 to 2018. The market size is expected to reach nearly US$1.8 trillion in 2023, representing a CAGR of 31.6% from 2018 to 2023.

Our Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

•	premier investing experience;

•	closed-loop, proprietary technology infrastructure;

•	attractive user and client base; and

•	significant operating leverage.

Our Strategies

We intend to pursue the following strategies to further expand our business:

•	grow and monetize our client base;

•	broaden our core service offerings;

•	broaden our financial services footprint; and

•	invest in our platform.

Our Challenges

Our ability to realize our mission and execute our strategies is subject to risks and uncertainties, including those relating to our ability to:

•	manage our future growth;

•	navigate a complex and evolving regulatory environment;

•	offer personalized and competitive online brokerage and other financial services;

•	increase the utilization of our services by existing and new users;

•	offer attractive commission fees while driving the growth and profitability of our business;

•	continue to retain our profitability as we have become profitable since 2018 after incurring net losses in 2016 and 2017;

•	maintain and enhance our relationships with our business partners, including funding partners for our margin financing business;

•	enhance our technology infrastructure to support the growth of our business and maintain the security of our system and the confidentiality of the information provided and utilized across our system;

•	improve our operational efficiency;

•	attract, retain and motivate talented employees to support our business growth;

•	navigate economic condition and fluctuation; and

•	defend ourselves against legal and regulatory actions, such as actions involving intellectual property or privacy claims.

Corporate History and Structure

We commenced our operations in December 2007 through Shenzhen Futu Network Technology Co., Ltd., or Shenzhen Futu, a limited liability company established under the laws of the PRC, to provide internet technology and software development services.

Futu Securities International (Hong Kong) Limited, or Futu International Hong Kong, was incorporated under the laws of Hong Kong by Mr. Leaf Hua Li, our founder, chairman and chief executive officer in April

2012. In October 2012, Futu International Hong Kong became a securities dealer registered with the HK SFC by obtaining a Type 1 License for dealing in securities. Futu International Hong Kong obtained a Type 2 License for dealing in future contracts, a Type 4 License for advising on securities, a Type 9 License for asset management and a Type 5 License for advising on future contracts from the HK SFC subsequently in July 2013, June 2015, July 2015, and August 2018, respectively. In October 2014, Mr. Li transferred all of Futu International Hong Kong’s shares to Futu Holdings Limited, or Futu Holdings, our holding company. Futu International Hong Kong established two wholly-owned PRC subsidiaries, Shenzhen Shidai Futu Consulting Limited, or Shenzhen Shidai, and Shenzhen Qianhai Fuzhitu Investment Consulting Management Limited, or Shenzhen Qianhai, in May 2015 and August 2015, respectively. As of the date of this prospectus, we conduct most aspects of our operations through Futu International Hong Kong in Hong Kong.

In April 2014, Futu Holdings was incorporated under the laws of the Cayman Islands as our holding company. In May 2014, Futu Securities (Hong Kong) Limited, or Futu Hong Kong, was incorporated under the laws of Hong Kong as a wholly-owned subsidiary of Futu Holdings. As of the date of this prospectus, Futu Hong Kong has not engaged in any operating activities. Futu Hong Kong established two wholly-owned PRC subsidiaries, Shensi Network Technology (Beijing) Co., Ltd., or Shensi Beijing, and Futu Network Technology (Shenzhen) Co., Ltd., in September 2014 and October 2015, respectively, which are referred to as our wholly-foreign-owned entities, or PRC WFOEs, in this prospectus.

Due to restrictions imposed by PRC laws and regulations on foreign ownership of companies that engage in internet and other related business, Shensi Beijing later entered into a series of contractual arrangements with Shenzhen Futu, which we refer to as our variable interest entity, or VIE, in this prospectus, and its shareholders. For more details, see “Corporate History and Structure—Contractual Arrangements with Our VIE and Its Shareholders.” As a result of our direct ownership in our PRC WFOEs and the variable interest entity contractual arrangements, we are regarded as the primary beneficiary of our VIE. We treated our VIE and its subsidiary as our consolidated affiliated entities under generally accepted accounting principles in the United States, or U.S. GAAP, and have consolidated the financial results of these entities in our consolidated financial statements in accordance with U.S. GAAP.

We operate our business mainly through Futu International Hong Kong, which is a HK SFC-regulated entity that holds the relevant licenses related to our securities brokerage business. In 2016, 2017 and 2018, we generated revenues of HK$83.2 million, HK$305.6 million and HK$795.0 million (US$101.5 million), accounting for 95.6%, 98.0% and 98.0% of our total revenues, respectively, from Futu International Hong Kong, whose assets amounted to HK$4,425.8 million, HK$10,748.7 million and HK$15,547.7 million (US$1,985.5 million), accounting for 98.0%, 98.4%, 96.8% of our total assets as of the end of the same years, respectively, taking intercompany transaction offset into consideration. We also conduct research and development activities in China through Futu Network and our VIE. In 2016, 2017 and 2018, we generated revenues of HK$2.5 million, HK$4.6 million and HK$3.2 million (US$0.4 million), accounting for 2.9%, 1.5% and 0.4% of our total revenues, respectively, from Futu Network and our VIE, whose assets amounted to HK$45.2 million, HK$73.8 million and HK$224.8 million (US$28.7 million), accounting for 1.0%, 0.7% and 1.4% of our total assets as of the end of the same years, respectively, taking intercompany transaction offset into consideration. As of the date of this prospectus, we have not engaged in any operating activities through our other subsidiaries in China.

We strategically established Futu Financial Limited, Futu Lending Limited and Futu Network Technology Limited, each a wholly-owned subsidiary of our company in Hong Kong, in April 2017, April 2017 and August 2015, respectively, for the purpose of our potential business expansion in the future. As of the date of this prospectus, these subsidiaries have not engaged in any active operating activities. In the past, compared to our total revenues and total assets, the revenues and assets of these subsidiaries were nominal.

In addition, we established Futu Inc., Futu Clearing Inc. and Moomoo Inc., each a wholly-owned subsidiary of our company in the United States, in December 2015, August 2018 and March 2018, respectively, in order to improve our ability to offer investing services in overseas markets. As of the date of this prospectus, Futu Inc. and Moomoo Inc. have only recently commenced operations, and Futu Clearing Inc. has not yet commenced operations. The revenues and assets of these subsidiaries are nominal compared to the total assets of our company.

The following diagram illustrates our corporate structure, including our significant subsidiaries and our VIE, as of the date of this prospectus:

Note:

(1)

Mr. Leaf Hua Li and Ms. Lei Li are beneficiary owners of our company and hold 85% and 15% equity interests, respectively, in Shenzhen Futu. Mr. Li is the founder, chairman and chief executive officer of our company and Ms. Li is Mr. Li’s spouse.

Implication of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.00 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. See “Risk Factors—Risks Related to the ADSs and This Offering—As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq listing standards.”

Corporate Information

Our principal executive offices are located at 11/F, Bangkok Bank Building, No. 18 Bonham Strand W, Sheung Wan, Hong Kong S.A.R., People’s Republic of China. Our telephone number at this address is +852 2523-3588. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.futuholdings.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

•	“ADSs” are to American depositary shares, each of which represents eight Class A ordinary shares;

•	“availability rate” are to the ratio of the total time a service system is capable of being used during the market hours of the relevant equity markets;

•	“average DAUs” in a given period are to the average of the DAUs on each trading day during that period;

•	“China” or the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

•

“churn rate” are to the percentage of the decrease in the same paying client cohort between the beginning and ending of a given period divided by the number of paying clients at the beginning of the same period;

•	“Class A ordinary shares” are to our Class A ordinary shares, par value US$0.00001 per share;

•	“Class B ordinary shares” are to our Class B ordinary shares, par value US$0.00001 per share;

•

“DAUs” are measured based on the number of user accounts and visitors who access our Futu NiuNiu platform at least once on a given trading day. Some visitors may access our platform using more than one device on a given trading day and we calculate the number of visitors who access our platform based on the number of the devices used by the visitors to access our platform;

•	“Futu,” “we,” “us,” “our company” and “our” are to Futu Holdings Limited, our Cayman Islands holding company and its subsidiaries, its consolidated affiliated entities;

•	“HK$” and “Hong Kong dollars” are to the legal currency of Hong Kong;

•	“HK SFC” are to the Securities and Futures Commission of Hong Kong;

•

“MAUs” are measured based on the number of user accounts and visitors who access our Futu NiuNiu platform at least once during the calendar month in question. Some visitors may access our platform using more than one device in a given month and we calculate the number of visitors who access our platform based on the number of the devices used by the visitors to access our platform;

•	“paying clients” are to the number of the clients with assets in their trading accounts on our platform;

•	“registered clients” or “clients” are to the number of users who open one or more trading accounts on our platform;

•	“RMB” and “Renminbi” are to the legal currency of China;

•

“shares” or “ordinary shares” refers to our ordinary shares, par value US$0.00001 per share, and upon and after the completion of this offering, are to our Class A and Class B ordinary shares, par value US$0.00001 per share;

•	“US$,” “U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States; and

•	“users” are to the number of user accounts registered with our Futu NiuNiu applications or websites.

Unless the context indicates otherwise, all share and per share data in this prospectus have given effect to the one to 500 share split effected on September 22, 2016, following which each of our previously issued ordinary shares, Series A preferred shares, Series A-1 preferred shares and Series B preferred shares was subdivided into 500 ordinary shares, Series A preferred shares, Series A-1 preferred shares and Series B preferred shares, respectively. In addition, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

THE OFFERING

Offering price	We currently estimate that the initial public offering price will be between US$10.00 and US$12.00 per ADS.

ADSs offered by us	7,500,000 ADSs (or 8,625,000 ADSs if the underwriters exercise their over-allotment option in full).

ADSs outstanding immediately after this offering	7,500,000 ADSs (or 8,625,000 ADSs if the underwriters exercise their over-allotment option in full).

Concurrent Private Placement	Concurrently with, and subject to, the completion of this offering, General Atlantic Singapore FT Pte. Ltd., a non-U.S. and non-affiliated entity, has agreed to purchase from us US$70,000,000 in Class A ordinary shares at a price per share equal to the initial public offering price per share, or the Concurrent Private Placement. Assuming an initial offering price of US$11.00 per ADS, the midpoint of the estimated initial public offering price range shown on the front cover page of this prospectus, the investor will purchase 50,909,090 Class A ordinary shares from us. Our proposed issuance and sale of Class A ordinary shares to the investor is being made through a private placement pursuant to an exemption from registration with the Securities and Exchange Commission under Regulation S of the Securities Act. Under the subscription agreement executed on March 5, 2019, if the initial offering price is greater than US$12.00 per ADS, the investor has no obligation to purchase any Class A ordinary shares and the Concurrent Private Placement may be terminated. The investor has agreed with the underwriters not to, directly or indirectly, sell, transfer or dispose of any Class A ordinary shares acquired in the private placement for a period of 180 days after the date of the final prospectus, subject to certain exceptions. In connection with the Concurrent Private Placement, we have granted registration rights to the investor on terms and conditions equivalent to and on a pari passu basis as holders of registrable securities as described under “Description of Share Capital—History of Securities Issuances—Registration Rights.”

Ordinary shares outstanding immediately after this offering	892,590,184 ordinary shares, comprised of 348,038,133 Class A ordinary shares (including 50,909,090 Class A ordinary shares we will issue in the Concurrent Private Placement, which number of shares has been calculated based on an assumed initial offering price of US$11.00 per ADS, the midpoint of the estimated offering price range shown on the front cover page of this prospectus) and 544,552,051 Class B ordinary shares (or 901,590,184 ordinary shares if the underwriters exercise their over-allotment option in full, comprised of 357,038,133 Class A ordinary shares and 544,552,051 Class B ordinary shares) will be issued and outstanding immediately upon the completion of this offering.

The ADSs	Each ADS represents eight Class A ordinary shares, par value US$0.00001 per share.

The depositary will hold Class A ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may turn in your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees for any exchange.

We and the depositary may amend the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Ordinary shares	We will issue 60,000,000 Class A ordinary shares represented by the ADSs in this offering (assuming the underwriters do not exercise their option to purchase additional ADSs). Our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares immediately prior to the completion of this offering. Holders of Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each Class A ordinary share will be entitled to one vote, and each Class B ordinary share will be entitled to 20 votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to any non-affiliate of such holder, each of such Class B ordinary shares will be automatically and immediately converted into one Class A ordinary share. See “Description of Share Capital.”

Over-allotment option	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 1,125,000 additional ADSs at the initial public offering price less the underwriting discounts and commissions.

Use of proceeds	We expect that we will receive net proceeds of approximately US$143.1 million (or US$154.7 million if the underwriters exercise their over-allotment option in full) from this offering and the Concurrent Private Placement, assuming an initial public offering price of US$11.00 per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We plan to use the net proceeds from this offering and the Concurrent Private Placement for general corporate purposes, including research and development, working capital needs, and increased regulatory capital requirements of the HK SFC and regulatory authorities in other jurisdictions as a result of our business expansion. See “Use of Proceeds” for more information.

Lock-up	We, our directors, executive officers, all of our existing shareholders and holders of our share-based awards and the Concurrent Private Placement investor have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus. In addition, we have agreed to instruct The Bank of New York Mellon, as depositary, not to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we instruct the depositary with the prior written consent of the representatives of the underwriters. See “Shares Eligible for Future Sales” and “Underwriting.”

Directed ADS Program	At our request, the underwriters have reserved up to 5% of the ADSs being offered by this prospectus for sale at the initial public offering price to certain of our directors, executive officers, employees, business associates and members of their families. Any sales made through the directed share program will be made by ViewTrade Securities, Inc.

Listing	We have applied to list the ADSs on the Nasdaq Global Market under the symbol “FHL.” The ADSs and our ordinary shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2019.

Depositary	The Bank of New York Mellon.

The number of ordinary shares that will be outstanding immediately after this offering:

•

is based on 781,681,094 ordinary shares outstanding as of the date of this prospectus, assuming (i) re-designation or conversion of all outstanding ordinary shares and preferred shares (other than ordinary shares held by Lera Ultimate Limited and Lera Infinity Limited and 140,802,051 preferred shares held by Qiantang River Investment Limited) into 237,129,043 Class A ordinary shares and (ii) re-designation or conversion of all outstanding ordinary shares held by Lera Ultimate Limited and Lera Infinity Limited and 140,802,051 preferred shares held by Qiantang River Investment Limited into 544,552,051 Class B ordinary shares, in each case immediately upon the completion of this offering;

•

includes 7,500,000 Class A ordinary shares in the form of ADSs that we will issue and sell in this offering, assuming no exercise of the underwriters’ option to purchase additional ADSs representing Class A ordinary shares;

•

includes 50,909,090 Class A ordinary shares we will issue and sell in the Concurrent Private Placement, assuming an initial offering price of US$11.00 per ADS, the midpoint of the estimated offering price range shown on the front cover page of this prospectus;

•	excludes 121,207,838 Class A ordinary shares issuable upon exercise of our outstanding options as of the date of this prospectus; and

•	excludes 13,824,294 Class A ordinary shares reserved for future issuances under our equity incentive plans.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statement of comprehensive (loss)/income data for the years ended December 31, 2016, 2017 and 2018, summary consolidated balance sheet data as of December 31, 2017 and 2018 and summary consolidated cash flow data for the years ended December 31, 2016, 2017 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial and Operating Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Year ended December 31,
	2016	2017	2018
	HK$	HK$	HK$	US$
	(in thousands, except for share and per share data)
Summary Consolidated Statements of Comprehensive (Loss)/Income Data :
Revenues
Brokerage commission and handling charge income	74,498	184,918	407,990	52,103
Interest income	5,795	105,872	360,585	46,049
Other income	6,722	20,873	42,768	5,462

Total revenues	87,015	311,663	811,343	103,614

Costs
Brokerage commission and handling charge expenses	(18,730)	(36,777)	(80,127)	(10,233)
Interest expenses	(3,459)	(19,879)	(95,624)	(12,212)
Processing and servicing costs	(22,880)	(52,446)	(73,843)	(9,430)

Total costs	(45,069)	(109,102)	(249,594)	(31,875)

Total gross profit	41,946	202,561	561,749	71,739

Operating expenses
Research and development expenses(1)	(61,624)	(95,526)	(151,097)	(19,296)
Selling and marketing expenses(1)	(59,198)	(41,446)	(98,062)	(12,523)
General and administrative expenses(1)	(31,786)	(57,293)	(103,831)	(13,260)

Total operating expenses	(152,608)	(194,265)	(352,990)	(45,079)

Others, net	(1,085)	(4,918)	(7,959)	(1,016)
(Loss)/income before income tax benefit/(expense)	(111,747)	3,378	200,800	25,644

Income tax benefit/(expense)	13,276	(11,480)	(62,288)	(7,955)
Net (loss)/income	(98,471)	(8,102)	138,512	17,689

Preferred shares redemption value accretion	(17,929)	(47,715)	(66,998)	(8,556)
Income allocation to participating preferred shareholders	—	—	(34,576)	(4,416)

Net (loss)/income attributable to ordinary shareholder of the Company	(116,400)	(55,817)	36,938	4,717

Net (loss)/income	(98,471)	(8,102)	138,512	17,689

Other comprehensive (loss)/income, net of tax
Foreign currency translation adjustment	(4,142)	3,366	754	96

Total comprehensive (loss)/income	(102,613)	(4,736)	139,266	17,785

	For the Year ended December 31,
	2016	2017	2018
	HK$	HK$	HK$	US$
	(in thousands, except for share and per share data)
Net (loss)/income per share attributable to ordinary shareholder of the Company
Basic	(0.29)	(0.14)	0.09	0.01
Diluted	(0.29)	(0.14)	0.07	0.01

Weighted average number of ordinary shares used in computing net (loss)/income per share
Basic	403,750,000	403,750,000	403,750,000	403,750,000
Diluted	403,750,000	403,750,000	511,536,122	511,536,122

Note:

(1)	Share-based compensation expenses were allocated as follows:

	For the Year Ended December 31,
	2016	2017	2018
	HK$	HK$	HK$	US$
	(in thousands)
Selling and marketing expenses	261	161	104	13
Research and development expenses	8,335	8,854	9,223	1,178
General and administrative expenses	559	754	1,113	142

Total	9,155	9,769	10,440	1,333

	As of December 31,			Pro Forma December 31, (Unaudited)
	2017	2018	2018	2018	2018
	HK$	HK$	US$	HK$	US$
	(in thousands)
Summary Consolidated Balance Sheet Data:
Assets
Cash and cash equivalents	375,263	215,617	27,536	215,617	27,536
Cash held on behalf of clients	7,176,579	11,771,487	1,503,287	11,771,487	1,503,287
Available-for-sale financial securities	—	59,348	7,579	59,348	7,579
Amounts due from related parties	6,541	—	—	—	—
Loans and advances	2,907,967	3,086,904	394,215	3,086,904	394,215
Receivables:
Clients	218,960	120,256	15,357	120,256	15,357
Brokers	106,078	425,849	54,383	425,849	54,383
Clearing organization	55,892	175,955	22,470	175,955	22,470
Interest	7,041	49,427	6,313	49,427	6,313
Prepaid assets	3,646	8,810	1,125	8,810	1,125
Other assets	65,918	149,279	19,064	149,279	19,064

Total assets	10,923,885	16,062,932	2,051,329	16,062,932	2,051,329

Liabilities
Amounts due to related parties	14,687	8,591	1,097	8,591	1,097
Payables:
Clients	7,340,823	12,304,717	1,571,383	12,304,717	1,571,383
Brokers	929,692	920,871	117,601	920,871	117,601
Clearing organization	82,878	—	—	—	—
Interest	2,066	2,405	308	2,405	308
Short-term borrowings	1,542,448	1,576,251	201,296	1,576,251	201,296
Convertible notes	—	—	—	—	—
Accrued expenses and other liabilities	60,717	149,818	19,133	149,818	19,133

Total liabilities	9,973,311	14,962,653	1,910,818	14,962,653	1,910,818

Total mezzanine equity	1,183,475	1,250,472	159,692	—	—
Total shareholders’ (deficit)/equity	(232,901)	(150,193)	(19,181)	1,100,279	140,511

Total liabilities, mezzanine equity and shareholders’ (deficit)/equity	10,923,885	16,062,932	2,051,329	16,062,932	2,051,329

	For the Year Ended December 31,
	2016	2017	2018
	HK$	HK$	HK$	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash generated from operating activities	1,397,692	1,855,328	4,470,167	570,866
Net cash used in investing activities	(6,230)	(5,145)	(78,052)	(9,967)
Net cash generated from financing activities	147,594	2,155,846	35,690	4,558
Effect of exchange rate changes on cash, cash equivalents and restricted cash	77	21,625	7,457	952
Net increase in cash, cash equivalents and restricted cash	1,539,133	4,027,654	4,435,262	566,409
Cash, cash equivalents and restricted cash at beginning of the year	1,985,055	3,524,188	7,551,842	964,414
Cash, cash equivalents and restricted cash at end of the year	3,524,188	7,551,842	11,987,104	1,530,823

Summary Operating Data:

	As of December 31,
	2016	2017	2018
Users(1)	3,191,349	3,902,565	5,578,858
Registered clients	148,320	286,502	502,452
Paying clients	35,456	80,057	132,821

	For the Year Ended December 31,
	2016	2017	2018
	HK$	HK$	HK$	US$
	(in billion)
Trading volume	195.9	517.9	907.0	115.8

	As of December 31,
	2016	2017	2018
	HK$	HK$	HK$	US$
	(in billion)
Client assets	15.5	44.4	50.9	6.5

Note:

(1)

Among these users, 1,305,131, 719,812 and 1,236,885 had at least one activity on our platform in 2016, 2017 and 2018, respectively. A user is deemed to have an activity on our platform if the user has accessed and logged into our Futu NiuNiu applications or websites at least once in a given period.

Non-GAAP Measures

We use adjusted net (loss)/income, a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes. Adjusted net (loss)/income represents net (loss)/income excluding share-based compensation expenses, and such adjustment has no impacts on income tax.

We believe that adjusted net (loss)/income helps identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in net income. We believe that adjusted net (loss)/income provides useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

Adjusted net (loss)/income should not be considered in isolation or construed as an alternative to net income or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted net (loss)/income presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The table below sets forth a reconciliation of our adjusted net (loss)/income to net (loss)/income for the years indicated.

	For the Year ended December 31,
	2016	2017	2018
	HK$	HK$	HK$	US$
	(in thousands)
Net (loss)/income	(98,471)	(8,102)	138,512	17,689
Add: share-based compensation expenses	9,155	9,769	10,440	1,333

Adjusted net (loss)/income	(89,316)	1,667	148,952	19,022

RISK FACTORS

Risks Related to Our Business and Industry

We have a limited operating history which makes it difficult to evaluate our future prospects.

We launched our online brokerage business in 2012 and experienced significant growth since 2015. Between 2012 and 2015, we focused on continuously improving our platform and technology infrastructure. As our business is built on cutting-edge technology and a majority of our staff come from internet and technology companies, which differentiate us from traditional brokers, we have limited experience in most aspects of our business operation, such as trading, margin financing and securities lending. In addition, we have limited experience in serving our current user and client base. As our business develops and as we respond to competition, we may continue to introduce new service offerings, make adjustments to our existing services, or make adjustments to our business operation in general. Any significant change to our business model that does not achieve expected results may have a material and adverse impact on our financial condition and results of operations. It is therefore difficult to effectively assess our future prospects.

The online brokerage industry may not develop as expected. Prospective users and clients of our services may not be familiar with the development of online brokerage markets and may have difficulty distinguishing our services from those of our competitors. Convincing prospective users and clients of the value of using our services is critical to increasing the amount of transactions on our platform and to the success of our business.

You should consider our business and prospects in light of the risks and challenges we encounter or may encounter given the rapidly evolving market in which we operate and our limited operating history. These risks and challenges include our ability to, among other things:

•	manage our future growth;

•	navigate a complex and evolving regulatory environment;

•	offer personalized and competitive online brokerage and other financial services;

•	increase the utilization of our services by existing and new users;

•	offer attractive commission fees while driving the growth and profitability of our business;

•	maintain and enhance our relationships with our business partners, including funding partners for our margin financing business;

•	enhance our technology infrastructure to support the growth of our business and maintain the security of our system and the confidentiality of the information provided and utilized across our system;

•	improve our operational efficiency;

•	attract, retain and motivate talented employees to support our business growth;

•	navigate economic condition and fluctuation; and

•	defend ourselves against legal and regulatory actions, such as actions involving intellectual property or privacy claims.

Our historical growth rates may not be indicative of our future growth.

We have experienced rapid growth in our business and operations since our inception. The trading volume on our platform grew 164.4% from HK$195.9 billion in 2016 to HK$517.9 billion in 2017 and 75.1% from HK$517.9 billion in 2017 to HK$907.0 billion (US$115.8 billion) in 2018. Our total revenues increased by 258.3% from HK$87.0 million in 2016 to HK$311.7 million in 2017, and by 160.3% from HK$311.7 million in 2017 to HK$811.3 million (US$103.6 million) in 2018. However, our historical growth rates may not be indicative of our future growth, and we may not be able to generate similar growth rates in future periods. We cannot assure you that we will grow at the same rate as we have in the past. If our growth rate declines, investors’ perceptions of our business and business prospects may be adversely affected and the market price of the ADSs could decline. You should consider our prospects in light of the risks and uncertainties that fast-growing companies with limited operating histories in a quickly-evolving industry may encounter.

We may not be able to manage our expansion effectively. Continuous expansion may increase the complexity of our business and place a strain on our management, operations, technical systems, financial resources and internal control functions. Our current and planned personnel, systems, resources and controls may not be adequate to support and effectively manage our future operations. We upgrade our systems from time to time to cater to the need of launching new services and executing increasing trading volume, and the process of upgrading our current systems may disrupt our ability to timely and accurately process information, which could adversely affect our results of operations and cause harm to our business.

Our entrepreneurial and collaborative culture is important to us, and we believe it has been a major contributor to our success. We may have difficulties maintaining our culture to meet the needs of our future and evolving operations as we continue to grow, in particular as we grow internationally. In addition, our ability to maintain our culture as a public company, with changes in policies, practices, corporate governance and management requirements, may be challenging. Failure to maintain our culture could have a material adverse effect on our business.

We are subject to extensive and evolving regulatory requirements in Hong Kong, non-compliance with which, may result in penalties, limitations and prohibitions on our future business activities or suspension or revocation of our licenses and trading rights, and consequently may materially and adversely affect our business, financial condition, operations and prospects. In addition, we are involved in ongoing inquiries and investigations by the HK SFC.

The markets in Hong Kong in which we operate are highly regulated. However, the online-based brokerage service industry (including, for example, the use of cloud-based operating, computing and record keeping technology as well as biometric identification technology) is at a relatively early stage of development, and applicable laws, regulations and other requirements may be changed and adopted from time to time. Our business operations are subject to applicable Hong Kong laws, regulations, guidelines, circulars, and other regulatory guidance, or collectively the “HK Brokerage Service Rules,” including, for example, the SFO and its subsidiary legislation. These HK Brokerage Service Rules set out the licensing requirements, regulate our operational activities and standards, and impose requirements such as maintaining minimum liquidity or capital along with other filing, record keeping and reporting obligations relevant to our business operations. See “Regulation—Overview of the Laws and Regulations Relating to Our Business and Operations in Hong Kong.” Failure to comply with applicable HK Brokerage Service Rules can result in investigations and regulatory actions, which may lead to penalties, including reprimands, fines, limitations or prohibitions on our future business activities or suspension or revocation of our licenses or trading rights. Any outcome may affect our ability to conduct business, harm our reputation and, consequently, materially and adversely affect our business, financial condition, results of operations and prospects.

From time to time, Futu International Hong Kong as a HK SFC-licensed corporation may be subject to or required to assist in inquiries or investigations by relevant regulatory authorities in Hong Kong, principally the HK SFC. The HK SFC conducts on-site reviews and off-site monitoring to ascertain and supervise our business conduct and compliance with relevant regulatory requirements and to assess and monitor, among other things, our financial soundness. We are subject to such regulatory inquiries and investigations from time to time. If any misconduct is identified as a result of inquiries, reviews or investigations, the HK SFC may take disciplinary actions which would lead to revocation or suspension of licenses, public or private reprimand or imposition of pecuniary penalties against us, our responsible officers, licensed representatives, directors or other officers. Any such disciplinary actions taken against us, our responsible officers, licensed representatives, directors or other officers may have a material and adverse impact on our business operations and financial results. In addition, we are subject to statutory secrecy obligations under the SFO whereby we may not be permitted to disclose details on any HK SFC inquiries, reviews or investigations without the consent of the HK SFC.

As of the date of this prospectus, Futu International Hong Kong is subject to ongoing investigations by the HK SFC relating to anti-money laundering laws, practices relating to protection of client assets, and handling and monitoring client orders and trading activities. In addition, Futu International Hong Kong is involved in ongoing regulatory inquiries by the HK SFC relating to client onboarding processes. We are unable to accurately predict the outcome of the inquiries and investigations because of their ongoing nature. See “Business—Ongoing Regulatory Actions.” There remains a risk that on conclusion of the inquiries and investigations, the HK SFC may identify misconduct or material non-compliance and decide to take regulatory actions, which may include, among other things, reprimands, fines, limitations or prohibitions on our future business activities or suspension or revocation of Futu International Hong Kong’s licenses and trading rights. There also remains a risk that we may not be able to rectify our practices to be in compliance with relevant HK Brokerage Service Rules following the identification of any such misconduct or material non-compliance, which may result in the HK SFC taking additional regulatory actions against us in the forms described above. If any such outcome were to arise, there may be a material and adverse effect on our business, results of operations, financial conditions and prospects. Our reputation may also be harmed.

Our online client onboarding procedures do not strictly follow the specified steps set out by the relevant authorities in Hong Kong.

As online-based brokerage services in Hong Kong and China and, in particular, the technologies and practices involved in online account opening services are at relatively early stages of development, applicable laws, regulations, guidelines, circulars and other regulatory guidance with regard to online client onboarding procedures remain evolving and are subject to further changes. Residents in China can open Hong Kong or U.S. trading accounts with us by following the online application procedures summarized in the prospectus. See “Business Section—Our Services—Trading, Clearing and Settlement—Account Opening.” Our system supports the online verification procedures, among others, based on a prospective client’s PRC identification information and debit card issued by a bank based in China. The HK SFC’s current position on the expressly specified non-face-to-face approaches for account opening, including online account opening, in light of HK SFC regulatory requirements is summarized in paragraph 5.1 of the SFC Code of Conduct and SFC circulars dated May 12, 2015, October 24, 2016 and July 12, 2018 (together, the “SFC Circulars”). There are various methods set out under the SFC Circulars for online account opening, one of which is to use e-certification services provided by certification authorities outside Hong Kong whose electronic signature certificates have obtained mutual recognition status accepted by the Hong Kong government and the relevant local government when onboarding clients. Because our online client onboarding procedures for residents in China as discussed above do not strictly follow the specified methods set out in the SFC Circulars, for example, we do not require e-certification for all clients as part of the client onboarding process, starting from late November 2018, we began to test and implement an e-certification procedure through a mutually recognized certification authority as part of our online onboarding process for a very limited number of new applications. There is no assurance that we will be able to achieve full implementation timely, or at all. We are currently in discussion with the HK SFC regarding our online client onboarding procedures. If we were required by the HK SFC to remediate our account opening procedures for all of our existing clients retroactively or to make further adjustments to our online client onboarding process, we will need to incur extensive time and costs and our customer experience may be adversely impacted. As a result, such remediation or adjustments may have a material adverse impact on our operations, business prospects, user experience and client acquisition and retention. If our online client onboarding procedures are finally determined by the HK SFC to be not in compliance with the applicable laws, regulations, guidelines, circulars and other regulatory guidance, we may be subject to regulatory actions, which may include, in addition to remediation, reprimands, fines, limitations or prohibitions on our future business activities and/or suspension or revocation of Futu International Hong Kong’s licenses and trading rights.

We do not hold any license or permit for providing securities brokerage business in China. Although we do not believe we engage in securities brokerage business in China, there remain uncertainties to the interpretation and implementation of relevant PRC laws and regulations.

Pursuant to the relevant PRC laws and regulations, no entity or individual shall engage in securities business without the approval of the securities regulatory authority of the State Council. See “Regulations—Overview of the Laws and Regulations Relating to Our Business and Operations in China—Regulations on Securities Business.” We do not hold any license or permit in relation to providing securities brokerage business in China. A significant portion of our technology, research and development, management, supporting and other teams are based in China and a large number of our clients are PRC citizens. However, we do not believe the business we are conducting now through our subsidiaries or consolidated affiliated entities in China is securities brokerage business in China. In the past, we received inquiries relating to our business from certain regulatory authorities in China. We have since then taken measures to modify and enhance our business and platform to be in compliance with the applicable PRC laws and regulations related to securities brokerage business in China. However, we cannot assure you that the measures we have taken or will take in the future will be effective or fully satisfy the relevant regulatory authorities’ requirements. Based on the opinion of our PRC counsel, CM Law Firm, we are in compliance with the applicable PRC laws and regulations related to securities brokerage business in China after such modifications in all material aspects. However, there remain some uncertainties as to how the current and any future PRC laws and regulations will be interpreted or implemented in the context of operating securities related business in China. We cannot assure you that our current operation model, such as redirecting users and clients to open accounts and make transactions outside China, will not be deemed as operating securities brokerage business in China, which may subject us to further inquiries or rectifications. If certain of our activities in China were deemed by relevant regulators as provision of securities brokerage services, investment consulting services and stock options brokerage business in China, we will be required to obtain relevant licenses or permits from relevant regulatory bodies, including the CSRC, and failure of obtaining such licenses or permits may subject us to regulatory actions and penalties, including fines, suspension of parts or all of our operations in the PRC, and temporary suspension or removal of our websites and mobile application in China. In such cases, our business, financial condition, results of operations and prospects may be materially and adversely affected.

PRC governmental control of currency conversion, cross-border remittance and offshore investment could have a direct impact on the trading volume achieved on our platform. If the government further tightens restrictions on converting Renminbi to foreign currencies, including Hong Kong dollars and U.S. dollars, and/or deems our practice as in violation of PRC laws and regulations, our business will be materially and adversely affected.

Since we launched our online brokerage business, the majority of our clients are Chinese nationals. We do not provide cross-border currency conversion services related to Renminbi to our clients, and we require those who would like to trade securities listed on the Hong Kong Stock Exchange or any major stock exchanges in the United States through our platform to deposit funding into their respective trading accounts in Hong Kong in either Hong Kong dollars or U.S. dollars.

In addition, the PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, currency remittance out of the PRC. Since 2016, the PRC government has tightened its foreign exchange policies and stepped up its scrutiny of outbound capital movement. Under the current regulatory framework, Chinese nationals are limited to a foreign exchange quota of US$50,000 per year for approved uses only, such as tourism and education purposes and Chinese nationals can only engage in offshore investments under capital items through provided method such as Qualified Domestic Institutional Investors. See “Regulations—Overview of the Laws and Regulations Relating to Our Business and Operations in China—Regulations on Offshore Stocks Investment.” If the government further tightens the amount of currency exchange allowed for Chinese nationals, increases the control over remittance of currency out of the PRC, and/or specifically prohibits any exchanges for securities-related investment, the trading activities of Chinese nationals on our platform could be restricted, which would significantly reduce the trading volume on our platform. As our revenues from brokerage commission income depends heavily on the total trading volume facilitated on our platform, the occurrence of any of the above regulatory changes would have a material and adverse impact on our business, operating and financial results.

In addition, under the existing regulations on offshore investment, approval from or registration with appropriate government authorities is required when Renminbi is to be converted into foreign currency for the purpose of offshore investment. As we do not provide cross-border currency conversion services related to Renminbi to our Chinese national clients, we do not require our clients to submit evidence of approval or registration from relevant authorities with respect to the foreign currency used for offshore investments. Since the PRC authorities and the commercial banks designated by the SAFE to conduct foreign exchange services have significant amount of discretion in interpreting, implementing and enforcing the relevant foreign exchange rules and regulations, and for many other factors that are beyond our control and anticipation, we may face more severe consequences, including but not limited to being asked to take additional and burdensome measures to monitor the source and use of the foreign currency funds in the accounts of our clients, verify evidence of approval from relevant authorities or suspend our operations pending an investigation or indefinitely. In such cases, we may face regulatory warnings, correction orders, condemnation and fines, and may not be able to conduct our current business in the future. We may also be subject to regular inspections from relevant authorities from time to time. If such situations occur, our business, financial condition, results of operations and prospects would be materially and adversely affected.

We face significant competition in the online brokerage industry, and if we are unable to compete effectively, we may lose our market share and our results of operations and financial condition may be materially and adversely affected.

The market for online brokerage services is relatively new, rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. We face competition from traditional retail brokerage firms and financial service providers in Hong Kong who, in an effort to satisfy the demands of their clients for hands-on electronic trading facilities, universal access to markets, smart routing, better trading tools, lower commissions and financing rates, have embarked upon building such facilities and service enhancements.

In addition, the online brokerage industry exhibits massive opportunities which may attract major internet companies to enter the market by adopting a similar business model, which may significantly affect our market share and sales volume. Major international brokerage companies that have large retail online brokerage businesses as well as online brokerage units of commercial banks may take advantage of their established resources and satisfy applicable regulatory requirements through acquisitions and organic development.

We expect competition to increase in the future as current competitors diversify and improve their offerings and as new participants enter the market. We cannot assure you that we will be able to compete effectively or efficiently with current or future competitors. They may be acquired by, receive investment from or enter into strategic relationships with, established and well-financed companies or investors, which would help enhance their competitiveness. Furthermore, the current competitors and new entrants in the online brokerage industry may also seek to develop new service offerings, technologies or capabilities that could render some of the services that we offer obsolete or less competitive, and some of them may adopt more aggressive pricing policies or devote greater resources to marketing and promotional campaigns than we do. The occurrence of any of these circumstances may hinder our growth and reduce our market share, and thus our business, results of operations, financial condition and prospects would be materially and adversely affected.

If we are unable to retain existing clients or attract new clients to increase their trading volume, or if we fail to offer services to address the needs of our clients as they evolve, our business and results of operations may be materially and adversely affected.

We derive a significant portion of our revenues from our online brokerage services provided to our clients. The trading volume on our platform has grown rapidly over the past few years. The trading transactions we facilitated in 2018 amounted to HK$907.0 billion (US$115.8 billion) in aggregate, representing a 75.1% increase from HK$517.9 billion in aggregate in 2017. Also, our paying clients grew 65.9% from 80,057 as of December 31, 2017 to 132,821 as of December 31, 2018. To maintain the high growth momentum of our platform, we depend on retaining current clients and attracting more new clients. If there is insufficient demand for our online brokerage and margin financing services, we might not be able to maintain and increase our trading volume and revenues as we expect, and our business and results of operations may be adversely affected.

Our success depends largely on our ability to retain existing clients, in particular those that have highly frequent transactions. Our clients may not continue to place trading orders or increase the level of their trading activities on our platform if we cannot match the prices offered by other market players or if we fail to deliver satisfactory services. Failure to deliver services in a timely manner at competitive prices with satisfactory experience will cause our clients to lose confidence in us and use our platform less frequently or even stop using our platform altogether, which in turn will materially and adversely affect our business. Even if we are able to provide high-quality and satisfactory services on our platform in a timely manner and at favorable price terms, we cannot assure you that we will be able to retain existing clients, encourage repeat and increase trading transactions due to reasons out of our control, such as our clients’ personal financial reasons or the deterioration of the capital markets condition.

If we are unable to maintain or increase our client retention rates or generate new clients in a cost-effective manner, our business, financial condition and results of operations would likely be adversely affected. Historically, we incurred HK$59.2 million, HK$41.4 million and HK$98.1 million (US$12.5 million) in selling and marketing expenses, representing 68.0%, 13.3% and 12.1% of our total revenues in 2016, 2017 and 2018, respectively. Although we have spent significant financial resources on marketing expenses and plan to continue to do so, these efforts may not be cost-effective to attract new clients. We cannot assure you that we will be able to maintain or grow our client base in a cost-effective way.

We must stay abreast of the needs and preferences of our clients to serve their evolving trading needs as their investment demands change. If we fail to retain our existing clients by offering services that cater to their evolving investment and trading needs, we may not be able to maintain and continue to grow the trading volume on our platform, and our business and results of operations may be adversely affected. In addition, if we are unable to maintain, enhance or develop the methods we use to retain clients, the costs of client retention will significantly increase, and our ability to retain clients may be harmed.

Similar to other brokerage and financial services providers, we cannot guarantee the profitability of the investment made by clients on our platform. The profitability of our clients’ investment is directly affected by elements beyond our control, such as economic and political conditions, broad trends in business and finance, changes in volume of securities transactions, changes in the markets in which such transactions occur and changes in how such transactions are processed. We provide a social community to facilitate the provision of financial and market information. Although these materials and commentaries contain prominent disclaimers, our clients may seek to hold us responsible when they use such information to make trading decisions and suffer financial loss on their trades, or if their trades are not as profitable as they have expected. Furthermore, it is possible that some clients could solely rely on certain predictive statements made by other clients on our platform, ignoring our alert warnings that clients should make their own investment judgement and should not predict future performance based on historical records. As a result, the financial loss of our clients may affect our performance in terms of transaction volumes and revenues as clients decide to abort trading. In addition, some clients who have suffered substantial losses on our platform may blame our platform, seek to recover their damages from us or bring lawsuits against us.

Because our revenues and profitability depend largely on clients’ trading volume, they are prone to significant fluctuations and are difficult to predict.

Our revenues and profitability depend in part on the level of trading activity of the securities of our clients, which are often affected by factors beyond our control, including economic and political conditions, broad trends in business and finance and changes in the markets in which such transactions occur. Weaknesses in the markets in which we operate, including economic slowdowns, have historically resulted in reduced trading volumes for us. Declines in trading volumes generally result in lower revenues from transaction execution activities. Lower levels of volatility generally have the same directional impact. Declines in market values of securities or other financial instruments can also result in illiquid markets, which can also result in lower revenues and profitability from transaction execution activities. Lower price levels of securities and other financial instruments, as well as compressed bid/ask spreads, which often follow lower pricing, can further result in reduced revenues and profitability. These factors can also increase the potential for losses on securities or other financial instruments held in inventory and failures of buyers and sellers to fulfill their obligations and settle their trades, as well as claims and litigation. Any of the foregoing factors could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business is also subject to general economic and political conditions, in particular the economic and political conditions in Hong Kong, the PRC and the United States, such as macroeconomic and monetary policies, legislation and regulations affecting the financial and securities industries, upward and downward trends in the business and financial sectors, inflation, currency fluctuations, availability of short-term and long-term funding sources, cost of funding and the level and volatility of interest rates. For example, a drop in the capital markets performance as a result of the ongoing trade disputes between China and the United States could negatively impact our revenues and profitability. As a result of these risks, our income and operating results may be subject to significant fluctuations.

Our current level of commission and fee rates may decline in the future. Any material reduction in our commission or fee rates could reduce our profitability.

We derive a significant portion of our revenues from commissions and fees paid by our clients for trading securities through our platform. In 2016, 2017 and 2018, our brokerage commission income and handling charge income amounted to HK$74.5 million, HK$184.9 million and HK$408.0 million (US$52.1 million), representing 85.6%, 59.3% and 50.3% of our total revenues during the same years, respectively. We may experience pressure on our commission or fee rates as a result of competition we face in the online brokerage service industry. Some of our competitors offer a broader range of services to a larger client base, and enjoy higher trading volumes, than we do. Consequently, our competitors may be able and willing to offer trading services at lower commission or fee rates than we currently offer or may be able to offer. For example, some banks in Hong Kong and the United States have started to offer zero commission fees or similar policies to attract securities investors. As a result of this pricing competition, we could lose both market share and revenues. We believe that any downward pressure on commission or fee rates would likely continue and intensify as we continue to develop our business and gain recognition in our markets. A decline in our commission or fee rates could lower our revenues, which would adversely affect our profitability. In addition, our competitors may offer other financial incentives such as rebates or discounts in order to induce trading in their systems rather than in ours. If our commission or fee rate decreases significantly, our operating and financial results may be materially and adversely affected.

Fluctuations in market interest rates may negatively affect our financial condition and results of operations.

We derive a part of our revenues from charging interests on margin balances in connection with our margin financing and security lending businesses. In 2016, 2017 and 2018, our revenues from interest income derived from our margin financing and securities lending businesses amounted to HK$1.8 million, HK$65.5 million and HK$226.1 million (US$28.9 million), representing 2.0%, 21.0% and 27.9% of our total revenues during the same years, respectively. For the same years, our interest income derived from bank deposits were HK$4.0 million,

HK$34.1 million and HK$123.8 million (US$15.8 million) , representing 4.6%, 10.9% and 15.3% of our total revenues during the same years, respectively. The trend of the level of interest rates is an important factor affecting our earnings. A decline in interest rates may have a negative impact on our interest income and thus ultimately adversely impact our total revenues. While we generally derive higher interest income when there is an increase in market interest rates, a rise in interest rates may also cause our interest expenses to increase. If we are unable to effectively manage our interest rate risk, changes in interest rates could have a material adverse effect on our profitability.

Although our management believes that it has implemented effective management strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial, unexpected or prolonged change in market interest rates could have a material adverse effect on our financial condition and results of operations. Also, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk—Interest Rate Risk” of this prospectus.

We may not be able to develop our margin financing and securities lending business as expected and may be exposed to credit risks related to these businesses. In addition, we need adequate funding at reasonable costs to successfully operate our margin financing business, and access to adequate funding at reasonable costs cannot be assured.

Our margin financing and securities lending businesses may not develop as expected if clients fail to perform contractual obligations or the value of collateral held to secure the obligations is inadequate. We have adopted comprehensive internal policies and procedures designed to manage such risks. For example, once the margin value falls below the outstanding amount of the relevant loan extended as a result of a market downturn or adverse movement in the prices of the pledged securities, we will make a margin call requesting the client to deposit additional funds, sell securities or pledge additional securities to top up their margin value. If the client’s margin value still falls below the required standard, we will initiate our liquidation protection mechanism on a real-time basis to bring the client’s account into margin compliance. Nevertheless, we cannot assure you that we will not be exposed to any credit risks associated with our margin financing and securities lending businesses. See “—Our risk management policies and procedures may not be fully effective in identifying or mitigating risk exposure in all market environments or against all types of risks.”

Moreover, the growth and success of our margin financing business depend on the availability of adequate funding to meet our client demand for loans on our platform. We derive the funding for our margin financing business from a variety of sources, including funding secured from commercial banks, other licensed financial institutions and other parties as well as financing generated from our business operations. To the extent there is insufficient funding from institutional funding partners who are willing to accept the credit risk related to the collateral from our clients, the funds available for our margin financing business might be limited and our ability to provide margin financing services to our clients to address their demand for loans would be adversely impacted. In addition, as we strive to offer our clients competitively priced services and the online brokerage market is intensely competitive, we may attempt to further reduce our interest expenses from our funding partners. If we cannot continue to maintain our relationship with these funding partners and obtain adequate funding at reasonable costs, we may not be able to continue to offer or grow our margin financing business. To the extent that our funding partners find the risk-adjusted returns with us less attractive, we may not be able to obtain the requisite level of funding at reasonable costs, or at all. If our platform is unable to provide our clients with margin loans or fund the loans on a timely basis due to insufficient funding or less favorable pricing compared to those of our competitors, it would harm our business, financial condition and results of operations.

If we fail to respond in a timely and cost-effective manner to the needs of our users and clients or if our new service offerings do not achieve sufficient market acceptance, our business and results of operations may be materially and adversely affected.

Our future success will depend partially on our ability to develop and introduce new service offerings to respond to the evolving needs of our users and clients in a timely and cost-effective manner. We provide services in markets that are characterized by rapid technological change, evolving industry standards, frequent new service introductions, and increasing demand for higher levels of client experience. In recent years, we have expanded our service offerings for our users and clients from online brokerage services to margin financing services and further to other ancillary tools and functions and may continue to expand our new service offerings in the future. However, we have limited experience in new service offerings, and expansion into new service offerings may involve new risks and challenges that we may not have experienced before. We cannot assure you that we will be able to overcome such new risks and challenges and make our new service offerings successful. Initial timetables for the introduction and development of new service offerings may not be achieved and profitability targets may not prove feasible. External factors, such as compliance with regulations, competition and shifting market preferences, may also impact the successful implementation of our new service offerings. Our personnel and technology systems may fail to adapt to the changes in such new areas or we may fail to effectively integrate new services into our existing operation. We may lack experience in managing our new service offerings. In addition, we may be unable to proceed our operation as planned or compete effectively due to different competitive landscapes in these new areas. Even if we expand our businesses into new jurisdictions or areas, the expansion may not yield intended profitable results. Furthermore, any new service offerings could have a significant impact on the effectiveness of our internal control system. Failure to successfully manage these risks in the development and implementation of new service offerings could have a material adverse effect on our business, results of operations and financial condition.

Our ability to anticipate and identify the evolving needs of our users and clients and to develop and introduce new service offerings to address such needs will be a significant factor in maintaining or improving our competitive position and prospects for growth. We may also have to incur substantial unanticipated costs to maintain and further strengthen such ability. Our success will also depend on our ability to develop and introduce new services and enhance existing services for our users and clients in a timely manner. Even if we introduce new and enhanced services to the market, they may not achieve market acceptance.

We believe that we must continue to make investments to support ongoing research and development in order to develop new or enhanced service offerings to remain competitive. We need to continue to develop and introduce new services that incorporate the latest technological advancements in response to evolving user and client needs. Our business and results of operations could be adversely affected if we do not anticipate or respond adequately to technological developments or the changing needs of our users and clients. We cannot assure you that any such investments in research and development will lead to any corresponding increase in revenue.

We depend on our proprietary technology, and our future results may be impacted if we cannot maintain technological superiority in our industry.

Our success in the past has largely been attributable to our sophisticated proprietary technology that has empowered the efficient operations of our platform. We have benefited from the fact that the type of proprietary technology equivalent to which we employ has not been widely available to our competitors. If our technology becomes more widely available to our current or future competitors for any reason, our operating results may be adversely affected.

Additionally, to keep pace with changing technologies and client demands, we must correctly interpret and address market trends and enhance the features and functionality of our technology in response to these trends, which may lead to significant research and development costs. We may be unable to accurately determine the needs of our users and clients or the trends in the online brokerage industry or to design and implement the appropriate features and functionality of our technology in a timely and cost-effective manner, which could result in decreased demand for our services and a corresponding decrease in our revenue. Also, any adoption or development of similar or more advanced technologies by our competitors may require that we devote substantial resources to the development of more advanced technology to remain competitive. The markets in which we compete are characterized by rapidly changing technology, evolving industry standards and changing trading systems, practices and techniques. Although we have been at the forefront of many of these developments in the past, we may not be able to keep up with these rapid changes in the future, develop new technology, realize a return on amounts invested in developing new technologies or remain competitive in the future.

In addition, we must protect our systems against physical damage from fire, earthquakes, power loss, telecommunications failures, computer viruses, hacker attacks, physical break-ins and similar events. Any software or hardware damage or failure that causes interruption or an increase in response time of our proprietary technology could reduce client satisfaction and decrease usage of our services.

Unexpected network interruptions, security breaches or computer virus attacks and failures in our information technology systems could have a material adverse effect on our business, financial condition and results of operations.

Our information technology systems support all phases of our operations and are an essential part of our technology infrastructure. If our systems fail to perform, we could experience disruptions in operations, slower response time or decreased customer satisfaction. We must process, record and monitor a large number of transactions and our operations are highly dependent on the integrity of our technology systems and our ability to make timely enhancements and additions to our systems. System interruptions, errors or downtime can result from a variety of causes, including unexpected interruptions to the internet infrastructure, technological failures, changes to our systems, changes in customer usage patterns, linkages with third-party systems and power failures. Our systems are also vulnerable to disruptions from human error, execution errors, errors in models such as those used for risk management and compliance, employee misconduct, unauthorized trading, external fraud, computer viruses, distributed denial of service attacks, computer viruses or cyberattacks, terrorist attacks, natural disaster, power outage, capacity constraints, software flaws, events impacting our key business partners and vendors, and other similar events.

Our internet-based business depends on the performance and reliability of the internet infrastructure. We cannot assure you that the internet infrastructure we depend on will remain sufficiently reliable for our needs. Any failure to maintain the performance, reliability, security or availability of our network infrastructure may cause significant damage to our ability to attract and retain users and clients. Major risks involving our network infrastructure include:

•	breakdowns or system failures resulting in a prolonged shutdown of our servers;

•	disruption or failure in the national backbone networks in China, which would make it impossible for users and clients to access our online and mobile platforms;

•	damage from natural disasters or other catastrophic events such as typhoon, volcanic eruption, earthquake, flood, telecommunications failure, or other similar events; and

•	any infection by or spread of computer viruses or other system failures.

Any network interruption or inadequacy that causes interruptions in the availability of our online and mobile platforms or deterioration in the quality of access to our online and mobile platforms could reduce user and client satisfaction and result in a reduction in the activity level of our users and clients as well as the number of clients making trading transactions on our platform. Furthermore, increases in the volume of traffic on our online and mobile platforms could strain the capacity of our existing computer systems and bandwidth, which could lead to slower response times or system failures. This could cause a disruption or suspension in our service delivery, which could hurt our brand and reputation. We may need to incur additional costs to upgrade our technology infrastructure and computer systems in order to accommodate increased demand if we anticipate that our systems cannot handle higher volumes of traffic and transaction in the future. In addition, it could take an extended period of time to restore full functionality to our technology or other operating systems in the event of an unforeseen occurrence, which could affect our ability to process and settle client transactions. Despite our efforts to identify areas of risk, oversee operational areas involving risks, and implement policies and procedures designed to manage these risks, there can be no assurance that we will not suffer unexpected losses, reputational damage or regulatory actions due to technology or other operational failures or errors, including those of our vendors or other third parties.

Failure or poor performance of third-party software, infrastructure or systems on which we rely could adversely affect our business.

We rely on third parties to provide and maintain certain infrastructure that is critical to our business. For example, a strategic partner provides services to us in connection with various aspects of our operations and systems. If such services become limited, restricted, curtailed or less effective or more expensive in any way or become unavailable to us for any reason, our business may be materially and adversely affected. The infrastructure of our third-party service providers may malfunction or fail due to events out of our control, which could disrupt our operations and have a material adverse effect on our business, financial condition, results of operations and cash flows. Any failure to maintain and renew our relationships with these third parties on commercially favorable terms, or to enter into similar relationships in the future, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We also rely on certain third-party software, third-party computer systems and service providers, including clearing systems, exchange systems, alternate trading systems, order-routing systems, internet service providers, communications facilities and other facilities. Any interruption in these third-party services or software, deterioration in their performance, or other improper operation could interfere with our trading activities, cause losses due to erroneous or delayed responses, or otherwise be disruptive to our business. If our arrangements with any third party are terminated, we may not be able to find an alternative source of software or systems support on a timely basis or on commercially reasonable terms. This could also have a material adverse effect on our business, financial condition, results of operations and cash flows.

We rely on a number of external service providers for certain key market information and data, technology, processing and supporting functions.

We rely on a number of external service providers for certain key market information and data, technology, processing and supporting functions. Furthermore, external content providers provide us with financial information, market news, charts, option and stock quotes and other fundamental data that we offer to our clients and users. These service providers face technical, operational and security risks of their own. Any significant failures by them, including improper use or disclosure of our confidential client, employee or company information, could interrupt our business, cause us to incur losses and harm our reputation. Particularly, we have contracted with affiliates of Nasdaq and Hong Kong Exchange and Clearing Limited and a few other institutions to allow our clients to access real-time market information data, which are essential for our clients to make their investment decisions and take actions. Any failure of such information providers to update or deliver the data in a timely and accurate manner as provided in the agreements could lead to potential losses of our clients, which will in turn affect our business operations and reputation.

We cannot assure you that the external service providers will be able to continue to provide these services to meet our current needs in an efficient and cost-effective manner, or that they will be able to adequately expand their services to meet our needs in the future. Some external service providers have assets that are important to the services they provide us located outside the United States, and their ability to provide these services is subject to risks from unfavorable political, economic, legal or other developments, such as social or political instability, changes in governmental policies or changes in the applicable laws and regulations.

An interruption in or the cessation of service by any external service provider as a result of system failures, capacity constraints, financial constraints or problems, unanticipated trading market closures or for any other reason and our inability to make alternative arrangements in a smooth and timely manner, if at all, could have a material adverse effect on our business, results of operations and financial condition.

Further, disputes might arise out of or in connection with the agreements regarding our or the service providers’ performance of the obligations thereunder. To the extent that any service provider disagrees with us on the quality of the products or services, terms and conditions of the payment or other provisions of such agreements, we may face claims, disputes, litigations or other proceedings initiated by such service provider against us. We may incur substantial expenses and require significant attention of management in defending against these claims, regardless of their merit. We could also face damages to our reputation as a result of such claims, and our business, financial condition, results of operations and prospects could be materially and adversely affected.

If major mobile application distribution channels change their standard terms and conditions in a manner that is detrimental to us, or terminate their existing relationship with us, our business, financial condition and results of operations may be materially and adversely affected.

We currently rely on Apple’s app store, Google’s Play Store and major PRC-based Android app stores to distribute our mobile applications to users. As such, the promotion, distribution and operation of our application are subject to such distribution platforms’ standard terms and policies for application developers, which are subject to the interpretation of, and frequent changes by, these distribution channels. If these third-party distribution platforms change their terms and conditions in a manner that is detrimental to us, or refuse to distribute our application, or if any other major distribution channel with which we would like to seek collaboration refuses to collaborate with us in the future, our business, financial condition and results of operations may be materially and adversely affected.

If we fail to protect our platform or the confidential information of our users and clients, whether due to cyber-attacks, computer viruses, physical or electronic break-ins or other reasons, we may be subject to liabilities imposed by relevant laws and regulations, and our reputation and business may be materially and adversely affected.

Our computer system, the networks we use, the networks and online trading platforms of the exchanges and other third parties with whom we interact, are potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems or security breaches. A party that is able to circumvent our security measures could misappropriate proprietary information or customer information, jeopardize the confidential nature of the information we transmit over the Internet and mobile network or cause interruptions in our operations. We or our service providers may be required to invest significant resources to protect against the threat of security breaches or to alleviate problems caused by any breaches.

In addition, we collect, store and process certain personal and other sensitive data from our users and clients, which makes us a potentially vulnerable target to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. While we have taken steps to protect the confidential information that we have access to, our security measures could be breached. Because the techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may not be able to anticipate these techniques or implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our system could cause confidential user and client information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. We have not experienced any material cyber-security breaches or been subject to any material breaches of any of our cyber-security measures in the past. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with users and clients could be severely damaged, we could incur significant liability and our business and operations could be adversely affected. Furthermore, our corporate clients may utilize our technology to serve their own employees and customers. Any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, could cause our clients to lose trust in us and could expose us to legal claims.

We are subject to governmental regulation and other legal obligations related to the protection of personal data, privacy and information security in the regions where we do business, and there has been and may continue to be a significant increase in such laws that restrict or control the use of personal data. See “Regulations—Overview of the Laws and Regulations Relating to Our Business and Operations in China—Regulations on Cybersecurity and Privacy.” In China, the Cyber Security Law became effective in June 2017 and requires network operators to follow the principles of legitimacy in collecting and using personal information. In addition, the Personal Information Security Specification, or China Specification, came into force on May 1, 2018. Although the China Specification is not a mandatory regulation, it nonetheless has a key implementing role in relation to China’s Cyber Security Law in respect to protecting personal information in China. Furthermore, it is likely that the China Specification will be relied on by Chinese government agencies as a standard to determine whether businesses have abided by China’s data protection rules. Furthermore, under the China Specification, the data controller must provide the purpose of collecting and using subject personal information, as well as the business functions of such purpose, and the China Specification requires the data controller to distinguish its core function from additional functions to ensure the data controller will only collect personal information as needed. Similarly, Hong Kong also has its data privacy legislation that regulates the collection, use and handling of personal data. Under the relevant legislation, data users are required to comply with various data protection principles in relation to the requirement of lawful and fair collection of personal data, consent of data subjects, retention of personal data, use and disclosure of personal data, security of personal data, personal data policies and practices, and rights to access and correction of personal data.

There are uncertainties as to the interpretation and application of laws in one jurisdiction which may be interpreted and applied in a manner inconsistent to another jurisdiction and may conflict with our current policies and practices or require changes to the features of our system. We cannot assure that our existing user information protection system and technical measures will be considered sufficient under applicable laws and regulations. If we are unable to address any information protection concerns, any compromise of security that results unauthorized disclosure or transfer of personal data, or to comply with the then applicable laws and regulations, we may incur additional costs and liability and result in governmental enforcement actions, litigation, fines and penalties or adverse publicity and could cause our users and clients to lose trust in us, which could have a material adverse effect on our business, results of operations, financial condition and prospects. We may also be subject to new laws, regulations or standards or new interpretations of existing laws, regulations or standards, including those in the areas of data security and data privacy, which could require us to incur additional costs and restrict our business operations.

We have not obtained certain relevant licenses from PRC authorities in connection with some of the information and services available on our platform.

PRC regulations impose sanctions for engaging in disseminating analysis, forecasting, advisory or other information related to securities and securities markets without having obtained the Securities Investment Consultancy Qualifications in China. See “Regulation—Overview of the Laws and Regulations Relating to Our Business and Operations in China—Regulations on the Securities Investment Consulting Service.” We have not obtained the Securities Investment Consultancy Qualifications in China. Without the required qualifications, we should refrain from as well as explicitly prohibit our users from sharing information related to securities analysis, forecasting or advisory on our platform. However, we cannot assure you that our users will not post articles or share videos that contain analysis, forecasting or advisory content related to securities on our platform. If any of the information or content displayed on our platform is deemed as analysis, forecasting, advisory or other information related to securities or securities markets, or any of our business in the PRC is deemed to be a service providing such information, we may be subject to regulatory measures including warnings, public condemnation, suspension of relevant business and other measures in accordance with applicable laws and regulations. Any such penalties may disrupt our business operations or materially and adversely affect our business, financial condition and results of operations.

In addition, as part of our services, we allow users who register to be hosts to upload and share videos, in our NiuNiu Classroom, a video-based investor education program that offers basics on the Hong Kong and the U.S. securities markets. According to the PRC Administrative Provisions on Internet Audio-Video Program Services, the provider of audio-video service, such as NiuNiu Classroom, is required to obtain the Audio and Video Service Permission. See “Regulation—Overview of the Laws and Regulations Relating to Our Business and Operations in China—Regulation on Internet Audio-Visual Program Services.” We have not obtained such license for providing internet audio-video program services through our platform in China and may not be able to obtain such license in a timely manner, or at all. We have not received any notices nor have we been subject to regulatory measures from the National Radio and Television Administration as of the date of this prospectus. However, if we are required to obtain an Audio and Video Service Permission or other additional licenses or approvals in connection with our video-based services in China, we may be subject to various penalties, such as confiscation of the net revenues that were generated through the unlicensed internet activities, imposition of fines and termination or restriction of such service offering.

Furthermore, PRC regulations require platforms that disseminate internet news and information services to obtain the License for Internet News Information Services. See “Regulation—Overview of the Laws and Regulations Relating to Our Business and Operations in China—Regulation on Internet News Dissemination.” We have not obtained such license and may not be able to obtain such license in a timely manner, or at all. As our platform displays news and information related to the financial market, we may be deemed as engaging in disseminating news and information through the internet and subject to penalties including imposition of fines and termination or restriction of such service offering. In addition, the PRC government may impose specific requirement on financial information services, which may also affect our business and operations.

PRC laws and regulations are evolving, and there are uncertainties relating to the regulation of different aspects of the services we provide through our platforms in China. We cannot assure you that we will not be found in violation of any future laws and regulations or any of the laws and regulations currently in effect due to changes in or discrepancies with respect to the relevant authorities’ interpretation of these laws and regulations. In addition, we may be required to obtain additional license or approvals, and we cannot assure you that we will be able to timely obtain or maintain all the required licenses or approvals or make all the necessary filings in the future.

Employee misconduct could expose us to significant legal liability and reputational harm.

We operate in an industry in which integrity and the confidence of our users and clients are of critical importance. During our daily operations, we are subject to the risks of errors and misconduct by our employees, which include:

•	engaging in misrepresentation or fraudulent activities when marketing or performing online brokerage and other services to users and clients;

•	improperly using or disclosing confidential information of our users and clients or other parties;

•	concealing unauthorized or unsuccessful activities; or

•	otherwise not complying with applicable laws and regulations or our internal policies or procedures.

If any of our employees engages in illegal or suspicious activities or other misconduct, we could suffer serious harm to our reputation, financial condition, client relationships and ability to attract new clients and even be subject to regulatory sanctions and significant legal liability. For example, a current employee of ours was previously investigated and imposed a regulatory sanction by the HK SFC due to certain misconduct in violation of regulatory rules that he committed when he worked for his former employer. Although such incident occurred before the employee joined our company and is unrelated to us, the sanction was imposed against such employee during his employment with us and his ability to perform certain regulated functions at his current employment with us was temporary impaired due to the sanction. We may also be subject to negative publicity from the sanction that would adversely affect our brand, public image and reputation, as well as potential challenges, suspicions, investigations or alleged claims against us. It is not always possible to deter misconduct by our employees or senior management during the ongoing operations of our business or uncover any misconduct occurred in their past employment, and the precautions we take to detect and prevent any misconduct may not always be effective. Misconduct by our employees, or even unsubstantiated allegations of misconduct, could result in a material adverse effect on our reputation and our business.

Any future change in the regulatory and legal regime for the securities brokerage industry may have a significant impact on our business model.

Firms in the securities brokerage industry have been subject to an increasingly regulated environment over recent years, and penalties and fines sought by regulatory authorities have also increased. This regulatory and enforcement environment has created uncertainties with respect to various types of products and services that historically had been offered by us and that were generally believed to be permissible and appropriate. Legislative changes in rules promulgated by government agencies and self-regulatory organizations in various jurisdictions that oversee our businesses and changes in the interpretation or enforcement of existing laws and rules, such as the potential imposition of transaction taxes, may directly affect our model of operation and profitability.

We had incurred net losses in the past, and we may continue to incur losses in the future.

In 2016 and 2017, we had net losses of HK$98.5 million and HK$8.1 million, respectively. Although we have become profitable since 2018, we cannot assure you that we continue to be profitable in the future. We anticipate that our operating costs and expenses will increase in the foreseeable future as we continue to grow our business, attract users and clients, further enhance and develop our service offerings, enhance our technology capabilities and increase our brand recognition. These efforts may prove more costly than we currently anticipate, and we may not succeed in increasing our revenues sufficiently to offset these higher expenses. There are other external and internal factors that could negatively affect our financial condition. For example, the trading volume achieved on our platform may be lower than expected, which may lead to lower than expected revenues. Furthermore, we have adopted a share incentive plan in the past and may adopt new share incentive plans in the future, which have caused, and will result in, significant share-based compensation expenses to us. We generate a substantial majority of our total revenues from commission fees charged to clients who trade on our platform. Any material decrease in our commission fees would have a substantial impact on our financial conditions. As a result of the foregoing and other factors, we may continue to incur net losses in the future.

If there is any negative publicity with respect to us, our industry peers or our industries in general, our business and results of operations may be materially and adversely affected.

Our reputation and brand recognition plays an important role in earning and maintaining the trust and confidence of high net worth individuals or enterprises that are current or potential users and clients. Our reputation and brand are vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Regulatory inquiries or investigations, lawsuits initiated by clients or other third parties, employee misconduct, perceptions of conflicts of interest and rumors, among other things, could substantially damage our reputation, even if they are baseless or satisfactorily addressed. In addition, any perception that the quality of our online brokerage and other financial services may not be the same as or better than that of other online brokerage and financial service firms can also damage our reputation. Moreover, any negative media publicity about the financial service industry in general or product or service quality problems of other firms in the industry, including our competitors, may also negatively impact our reputation and brand. If we are unable to maintain a good reputation or further enhance our brand recognition, our ability to attract and retain users, clients, third-party partners and key employees could be harmed and, as a result, our business and revenues would be materially and adversely affected.

We may not succeed in promoting and sustaining our brand, which could have an adverse effect on our future growth and business.

A critical component of our future growth is our ability to promote and sustain our brand. Promoting and positioning our brand and platform will depend largely on the success of our marketing efforts, our ability to attract users and clients cost-efficiently and our ability to consistently provide high-quality services and a superior experience. We have incurred and will continue to incur significant expenses related to advertising and other marketing efforts, which may not be effective and may adversely affect our net margins.

In addition, to provide a high-quality user and client experience, we have invested and will continue to invest substantial amounts of resources in the development and functionality of our platform, website, technology infrastructure and client service operations. Our ability to provide a high-quality user and client experience is also highly dependent on external factors over which we may have little or no control, including, without limitation, the reliability and performance of software vendors and business partners. Failure to provide our users and clients with high quality services and experience for any reason could substantially harm our reputation and adversely impact our efforts to develop a trusted brand, which could have a material adverse effect on our business, results of operations, financial condition and prospects.

Fraudulent or illegal activities on our platform could negatively impact our brand and reputation and cause the loss of users and clients. As a result, our business may be materially and adversely affected.

We have implemented stringent internal control policies, insider trading, anti-money laundering and other anti-fraud rules and mechanisms on our platform. Nevertheless, we remain subject to the risk of fraudulent or illegal activities both on our platform and associated with our users and clients, funding and other business partners, and third parties handling user and client information. Our resources, technologies and fraud detection tools may be insufficient to accurately detect and prevent fraudulent or illegal activities. Significant increases in fraudulent or illegal activities could negatively impact our brand and reputation, reduce the trading volume on our platform and therefore harm our operating and financial results. For example, the HK SFC has in the past issued restriction notices to brokers, including us, to prohibit order placing in certain client accounts linked to suspected market misconduct. Any misbehavior of or violation by our clients of applicable laws and regulations could lead to regulatory inquiries and investigations that involve us, which may affect our business operation and prospects. We might also incur higher costs than expected in order to take additional steps to reduce risks related to fraudulent and illegal activities. High-profile fraudulent or illegal activities could also lead to regulatory intervention, and may divert our management’s attention and cause us to incur additional regulatory and litigation expenses and costs. In addition, we could suffer serious harm to our reputation, financial condition, client relationships and ability to attract new clients and even be subject to regulatory sanctions and significant legal liability, if any of our employees engages in illegal or suspicious activities or other misconduct. See “—Employee misconduct could expose us to significant legal liability and reputational harm.” Although we have not experienced any material business or reputational harm as a result of fraudulent or illegal activities in the past, we cannot rule out the possibility that any of the foregoing may occur causing harm to our business or reputation in the future. If any of the foregoing were to occur, our results of operations and financial conditions could be materially and adversely affected.

We face risks related to our “know-your-client” procedures when our clients provide outdated, inaccurate, false or misleading information.

We collect personal information during the account opening and registration process and screen accounts against public databases for purposes of verifying client identity and detecting risks. Although we require our clients to submit documents for proof of their identity and address for completing the account registration and to update such information from time to time, we face risks as the information provided by our clients may be outdated, inaccurate, false or misleading. Despite we have appropriate ongoing monitoring procedures in place to keep customer information up to date pursuant to applicable regulatory requirements, we cannot fully verify the accuracy, currency and completeness of such information beyond reasonable effort. For example, a large number of our clients are holders of the PRC identity cards. As the PRC identity cards are usually effective for more than ten years or some may have no expiration term, some clients may have changed their domicile or citizenship during the terms of their PRC identity cards and therefore be subject to applicable laws and regulations of jurisdictions other than the PRC. In this situation, our provision of products and services to such clients could be in violation of the applicable laws and regulations in the jurisdictions where those clients reside, of which we may have no awareness until we are warned by the relevant supervising authorities. We could still be subject to certain legal or regulatory sanctions, fines or penalties, financial loss, or damage to reputation resulting from such violations.

Our platform and internal systems rely on software and technological infrastructure that is highly technical, and if they contain undetected errors, our business could be adversely affected.

Our platform and internal systems rely on software that is highly technical and complex. In addition, our platform and internal systems depend on the ability of the software to store, retrieve, process and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors or bugs. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in a negative experience for users and financial service providers, delay introductions of new features or enhancements, result in errors or compromise our ability to protect data or our intellectual property. Any errors, bugs or defects discovered in the software on which we rely could result in harm to our reputation, loss of users or financial service providers or liability for damages, any of which could adversely affect our business, results of operations and financial conditions.

A significant decrease in our liquidity could negatively affect our business and financial management as well as reduce client confidence in our company.

Maintaining adequate liquidity is crucial to our business operations. We meet our liquidity needs primarily through cash generated by client trading activities and operating earnings, as well as cash provided by external financing. Fluctuations in client cash or deposit balances, as well as changes in regulatory treatment of client deposits or market conditions, may affect our ability to meet our liquidity needs. A reduction in our liquidity position could reduce our users’ and clients’ confidence, which could result in the loss of client trading accounts, or could cause us to fail to satisfy our liquidity requirements. In addition, if we fail to meet regulatory capital guidelines, regulators could limit our operations.

Factors which may adversely affect our liquidity position include having temporary liquidity demands due to timing differences between brokerage transaction settlements and the availability of segregated cash balances, unanticipated outflows of company cash, fluctuations in cash held in banking or brokerage client trading accounts, a dramatic increase in clients’ margin-financing activities, increased capital requirements, changes in regulatory guidance or interpretations, other regulatory changes, or a loss of market or client confidence.

If cash generated by client trading activities and operating earnings is not sufficient for our liquidity needs, we may be forced to seek external financing. During periods of disruptions in the credit and capital markets, potential sources of external financing could be reduced, and borrowing costs could increase. Financing may not be available on acceptable terms, or at all, due to market conditions or disruptions in the credit markets. If we experience any significant decrease in our liquidity, our business, financial condition and results of operations could be adversely impacted.

A significant change in clients’ cash allocations could negatively impact our net interest revenues and financial results.

We derive interest income from depositing un-invested cash balances in our clients’ brokerage trading accounts opened with us at our bank partners. In 2016, 2017 and 2018, we generated HK$4.0 million, HK$34.1 million and HK$123.8 million (US$15.8 million) interest income from bank deposit, respectively, a significant portion of which was derived from uninvested cash balances in our clients’ accounts. As a result, a significant reduction in our clients’ allocation to cash, a change in the allocation of that cash, or a transfer of cash out of their accounts on our platform could reduce our interest income and our financial results.

Our clearing operations expose us to liability for errors in clearing functions.

Our HK SFC-licensed subsidiary, Futu Securities International (Hong Kong) Limited, or Futu International Hong Kong, provides clearing and execution services for our brokerage business involving securities listed on the Hong Kong Stock Exchange or qualified under the Hong Kong, Shanghai and Shenzhen Stock Connect. Clearing and execution services include the confirmation, receipt, settlement, delivery and record-keeping functions involved in securities transactions. Clearing brokers also assume direct responsibility for the possession or control of client securities and other assets and the clearing of client securities transactions. However, clearing brokers also must rely on third-party clearing organizations, such as Hong Kong’s Central Clearing and Settlement System, or CCASS, in settling client securities transactions. Clearing securities firms, such as Futu International Hong Kong, are subject to substantially more regulatory control and examination than introducing brokers who rely on others to perform clearing functions. Errors in performing clearing functions, including clerical and other errors related to the handling of funds and securities held by us on behalf of clients, could lead to regulatory fines and civil penalties as well as losses and liability in related legal proceedings brought by clients and others.

Our corporate actions will be substantially controlled by our founder, chairman and chief executive officer, Mr. Leaf Hua Li, who will have the ability to control or exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your ADSs and materially reduce the value of your investment.

Immediately following this offering, Mr. Leaf Hua Li, our founder, chairman and chief executive officer, will beneficially own approximately 45.2% of our outstanding shares or 71.8% of the total voting power of our outstanding shares, assuming (i) the underwriters do not exercise their option to purchase additional ADS and (ii) we will issue and sell 50,909,090 Class A ordinary shares to General Atlantic Singapore FT Pte. Ltd. through the Concurrent Private Placement, which number of shares has been calculated based on the midpoint of the estimated initial public offering price range set forth on the front cover page of this prospectus. Accordingly, Mr. Li will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, election of directors and other significant corporate actions. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of the ADSs. These actions may be taken even if they are opposed by our other shareholders, including those who purchase ADSs in this offering.

Our success depends on the continuing service of our key employees, including our senior management members and other talent, who are highly sought after in the market. If we fail to hire, retain and motivate our key employees, our business may suffer.

Our key executives have substantial experience and have made significant contributions to our business, and our continued success is dependent upon the retention of our key management executives, as well as the services provided by our staff of trading system, technology and programming specialists and a number of other key managerial, marketing, planning, financial, technical and operations personnel. The loss of such key personnel could have a material adverse effect on our business. Growth in our business is dependent, to a large degree, on our ability to retain and attract such employees.

Competition for well-qualified employees in all aspects of our business, including software engineers and other technology professionals, is intense globally. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate existing employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees and key senior management, our business, results of operations, financial condition and prospects may be adversely affected.

Our business growth may be affected by macroeconomic conditions.

The strong growth of China’s offshore investment and wealth management markets in recent years has been mainly driven by the rapid expansion in personal investable assets attributable to the increased number of high net-worth individuals and affluent groups and their increasing demands for geographically diverse investment portfolios. However, slowdowns in the Chinese economy will affect the income growth of such individuals, who are the main investors in the investment and wealth management markets outside China, and add uncertainties to these markets.

In addition, uncertainties about China and global economic conditions and regulatory changes pose a risk as retail investors and businesses may postpone spending in response to credit constraint, rising unemployment rates, financial market volatility, government austerity programs, negative financial news, declines in income or asset values and/or other factors. These worldwide and regional economic conditions could affect and reduce investment behavior and appetites of retail investors and have a material adverse effect on the demand for our products and services. Demand also could differ materially from our expectations as a result of currency fluctuations. Other factors that could influence worldwide or regional demand include changes in fuel and other energy costs, conditions in the real estate and mortgage markets, unemployment, labor and healthcare costs, access to credit, consumer confidence and other macroeconomic factors. These and other economic factors could materially and adversely affect demand for our products and services. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Any failure to protect our intellectual property could harm our business and competitive position.

We rely primarily on trade secret, contract, copyright, trademark and patent law to protect our proprietary technology. It is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our rights. We may not be able to successfully pursue claims for infringement that interfere with our ability to use our technology, website or other relevant intellectual property or have adverse impact on our brand. We cannot assure you that any of our intellectual property rights would not be challenged, invalidated or circumvented, or such intellectual property will be sufficient to provide us with competitive advantages. In addition, other parties may misappropriate our intellectual property rights, which would cause us to suffer economic or reputational damages. Because of the rapid pace of technological change, nor can we assure you that all of our proprietary technologies and similar intellectual property will be patented in a timely or cost-effective manner, or at all. Furthermore, parts of our business rely on technologies developed or licensed by other parties, or co-developed with other parties, and we may not be able to obtain or continue to obtain licenses and technologies from these other parties on reasonable terms, or at all.

We may be subject to intellectual property infringement claims, which may be expensive to defend and disruptive to our business and operations.

Content sourced from third parties is frequently posted on our platform by our employees and users and clients. Although we follow common content management and review practices to monitor the content uploaded to our platform, we may not be able to identify all content that may infringe on third-party rights. We cannot be certain that information posted on our platform and other aspects of our business do not or will not infringe upon or otherwise violate trademarks, copyrights, know-how, proprietary technologies or other intellectual property rights held by other parties. We may be from time to time in the future be subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be other parties’ trademarks, copyrights, know-how, proprietary technologies or other intellectual property rights that are infringed by our platform or services or other aspects of our business without our knowledge. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, Hong Kong, the United States or other jurisdictions. If any infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

We may be held liable for information or content displayed on, retrieved from or linked to our platform, which may materially and adversely affect our business and operating results.

The PRC government has adopted regulations governing internet access and distribution of information over the internet. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs public interest or the national dignity of China, contains terrorism, extremism, or content of force or brutality, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide internet content and other licenses, the closure of the concerned websites and criminal liabilities. In the past, failure to comply with these requirements has resulted in the closure of certain websites. The website operator may also be held liable for the censored information displayed on or linked to the website.

In particular, the Ministry of Industry and Information Technology has published regulations that subject website operators to potential liability for content displayed on their websites and the actions of users and others using their systems, including liability for violations of PRC laws and regulations prohibiting the dissemination of content deemed to be socially destabilizing. The Ministry of Public Security has the authority to order any local internet service provider to block any internet website at its sole discretion, or to stop the dissemination over the internet of information which it believes to be socially destabilizing. Furthermore, we are required to report any suspicious content to relevant governmental authorities, and to undergo computer security inspections. If it is found that we fail to implement the relevant safeguards against security breaches, our business in China may be shut down.

According to the Administrative Provisions on Mobile Internet Applications Information Services which was promulgated by the Cyberspace Administration of China and became effective in August 2016, providers of mobile apps shall not create, copy, publish or distribute information and content through mobile applications that is prohibited by laws and regulations. We are required to adopt and implement management systems of information security and establish and improve procedures on content examination and administration. We must adopt such measures as warning, restricted release, suspension of updates and closing of accounts, keep relevant records, and report unlawful content to competent government authorities. We have implemented internal control procedures screening the information and content on our platform interface to ensure their compliance with these provisions. However, there can be no assurance that all of the information or content displayed on, retrieved from or linked to our mobile apps complies with the requirements of the provisions at all times. If our mobile apps are found to violate the provisions, we may be subject to penalties, including warning, service suspension or removal of our mobile apps from the relevant mobile app store, which may materially and adversely affect our business and operating results.

We may be subject to litigation and regulatory investigations and proceedings, and may not always be successful in defending ourselves against such claims or proceedings.

We are subject to lawsuits and other claims in the ordinary course of our business. Our business operations entail substantial litigation and regulatory risks, including the risk of lawsuits and other legal actions relating to information disclosure, client on boarding procedures, sales practices, product design, fraud and misconduct, and control procedures deficiencies, as well as the protection of personal and confidential information of our clients. We may be subject to arbitration claims and lawsuits in the ordinary course of our business. We may also be subject to inquiries, inspections, investigations and proceedings by regulatory and other governmental agencies. See “—We are subject to extensive and evolving regulatory requirements in Hong Kong, non-compliance with which, may result in penalties, limitations and prohibitions on our future business activities or suspension or revocation of our licenses and trading rights, and consequently may materially and adversely affect our business, financial condition, operations and prospects. In addition, we are involved in ongoing inquiries and investigations by the HK SFC” and “Business—Ongoing Regulatory Actions.” Actions brought against us may result in settlements, injunctions, fines, penalties, suspension or revocation of license, reprimands or other results adverse to us that could harm our reputation. Even if we are successful in defending ourselves against these actions, the costs of such defense may be significant to us. In market downturns, the number of legal claims and the amount of damages sought in legal proceedings may increase.

In addition, we may face arbitration claims and lawsuits brought by our users and clients who have used our online brokerage or other financial services and found them unsatisfactory. We may also encounter complaints alleging misrepresentation with regard to our platform and/or services. This risk may be heightened during periods when credit, equity or other financial markets are deteriorating in value or are volatile, or when clients are experiencing losses. Actions brought against us may result in settlements, awards, injunctions, fines, penalties or other results adverse to us including harm to our reputation. Even if we are successful in defending against these actions, the defense of such matters may result in our incurring significant expenses. Predicting the outcome of such matters is inherently difficult, particularly where claimants seek substantial or unspecified damages, or when arbitration or legal proceedings are at an early stage. A significant judgement or regulatory action against us or a material disruption in our business arising from adverse adjudications in proceedings against the directors, officers or employees would have a material adverse effect on our liquidity, business, financial condition, results of operations and prospects.

Our risk management policies and procedures may not be fully effective in identifying or mitigating risk exposure in all market environments or against all types of risks.

We have devoted significant resources to developing our risk management policies and procedures and will continue to do so. Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks. Many of our risk management policies are based upon observed historical market behavior or statistics based on historical models. During periods of market volatility or due to unforeseen events, the historically derived correlations upon which these methods are based may not be valid. As a result, these methods may not predict future exposures accurately, which could be significantly greater than what our models indicate. This could cause us to incur losses or cause our risk management strategies to be ineffective. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that are publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated.

In addition, although we perform due diligence on potential clients, we cannot assure you that we will be able to identify all the possible issues based on the information available to us. If a user or client does not meet the relevant qualification requirements under applicable laws but is still able to use our services, we may be subject to regulatory actions and penalties and held liable for damages. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to properly record and verify a large number of transactions and events, and these policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks.

From time to time we may evaluate and potentially consummate investments and acquisitions or enter into alliances, which may require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions or alliances to further increase the value of our platforms and better serve our users and clients. These transactions could be material to our financial condition and results of operations if consummated. We may not have the financial resources necessary to consummate any acquisitions in the future or the ability to obtain the necessary funds on satisfactory terms. Any future acquisitions may result in significant transaction expenses and risks associated with entering new markets in addition to integration and consolidation risks. Because acquisitions historically have not been a core part of our growth strategy, we have no material experience in successfully utilizing acquisitions. We may not have sufficient management, financial and other resources to integrate any such future acquisitions or to successfully operate new businesses, and we may be unable to profitably operate our expanded company.

Increases in labor costs in the PRC and Hong Kong and enforcement of stricter labor laws and regulations in the PRC may adversely affect our business and results of operations.

The economy in China and Hong Kong has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC and Hong Kong are expected to continue to increase. In addition, we are required by PRC and Hong Kong laws and regulations to pay various statutory employee benefits, including pension, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increased labor costs, our financial condition and results of operations may be adversely affected.

We have identified a material weakness in our internal controls as of December 31, 2018, and if we fail to implement and maintain an effective system of internal controls to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls. In the course of auditing our consolidated financial statements, we and our independent registered public accounting firm identified a material weakness in our internal controls. A material weakness is a deficiency, or combination of deficiencies, in internal controls such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. One material weakness relates to our lack of a sufficient number of financial reporting personnel with the appropriate level of knowledge and experience in the application of U.S. GAAP and Securities and Exchange Commission, or SEC, rules and regulations commensurate with our reporting requirements. Although we have begun to implement measures to address the material weakness, implementation of those measures may not fully remediate the material weakness in a timely manner. In the future we may determine that we have additional material weaknesses, or our independent registered public accounting firm may disagree with our management assessment of the effectiveness of our internal controls.

If we fail to establish and maintain adequate internal controls, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could limit our access to capital markets, adversely affect our results of operations and lead to a decline in the trading price of the ADSs. Additionally, ineffective internal controls could expose us to an increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list or to other regulatory investigations and civil or criminal sanctions. We could also be required to restate our historical financial statements.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of the ADSs.

Although we will have certain expenses and revenues denominated in Renminbi, our revenues and expenses will be denominated predominantly in Hong Kong dollars. The value of the Hong Kong dollar and Renminbi against the U.S. dollar may fluctuate and may be affected by, among other things, changes in political and economic conditions. Although the exchange rate between the Hong Kong dollar to the U.S. dollar has been pegged since 1983, we cannot assure you that the Hong Kong dollar will remain pegged to the U.S. dollar. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. In July 2005, the PRC government changed its decades-old policy of pegging the value of Renminbi to the U.S. dollar, and Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

Any significant fluctuations in the exchange rates between Hong Kong dollars or Renminbi to U.S. dollars may have a material adverse effect on our revenues and financial condition. For example, to the extent that we are required to convert U.S. dollars we receive from this offering into Hong Kong dollars or Renminbi for our operations, fluctuations in the exchange rates between Hong Kong dollars or Renminbi against the U.S. dollar would have an adverse effect on the amounts we receive from the conversion. We have not used any forward contracts, futures, swaps or currency borrowings to hedge our exposure to foreign currency risk.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Our anticipated international expansion will subject us to additional risks and increased legal and regulatory requirements, which could have a material effect on our business.

Our historical operations have been focused in Hong Kong and the PRC. In the future, we plan to expand further into international markets, including the United States. As we enter countries and markets that are new to us, we must tailor our services and business model to the unique circumstances of such countries and markets, which can be complex, difficult, costly and divert management and personnel resources. In addition, we may face competition in other countries from companies that may have more experience with operations in such countries or with global operations in general. Laws and business practices that favor local competitors or prohibit or limit foreign ownership of certain businesses or our failure to adapt our practices, systems, processes and business models effectively to the client preferences of each country into which we expand, could slow our growth. Certain markets in which we operate have, or certain new markets in which we may operate in the future may have, lower margins than our more mature markets, which could have a negative impact on our overall margins as our revenues from these markets grow over time.

In addition to the risks outlined elsewhere in this section, our international expansion is subject to a number of other risks, including:

•	currency exchange restrictions or costs and exchange rate fluctuations;

•	exposure to local economic or political instability, threatened or actual acts of terrorism and security concerns in general;

•	weaker or uncertain enforcement of our contractual and intellectual property rights;

•	preferences by local populations for local service providers;

•

slower adoption of the internet and mobile devices as advertising, broadcast and commerce mediums and the lack of appropriate infrastructure to support widespread internet and mobile device usage in those markets;

•

difficulties in attracting and retaining qualified employees in certain international markets, as well as managing staffing and operations due to increased complexity, distance, time zones, language and cultural differences; and

•	uncertainty regarding liability for services and content, including uncertainty as a result of local laws and lack of precedent.

Such international expansion will also subject us to additional legal and regulatory control and requirements. While we currently do not execute securities trades directly on the U.S. stock exchanges, we aggregate trade instructions from clients for securities traded on the major stock exchanges in the United States and collaborate with qualified third-party brokerage companies who execute and settle trade orders for our clients. Our wholly-owned subsidiary, Futu Inc., is registered with the United States Securities and Exchange Commission (“SEC”) as a broker-dealer and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”). Another wholly-owned subsidiary of ours, Futu Clearing Inc., has applied for a clearing license in the U.S. with the SEC. However, we cannot assure you that Futu Clearing Inc. will obtain the clearing license in a timely fashion, or at all. As we continue to expand our business in the United States, we will be subject to the rules and regulations imposed by the SEC, FINRA and other regulatory authorities. In addition, U.S. domestic and foreign stock exchanges, other self-regulatory organizations and state and foreign securities commissions can censure, fine, issue cease-and-desist orders, or suspend or expel a broker-dealer or any of its officers or employees. Our ability to comply with all applicable laws and rules is largely dependent on our internal system to ensure compliance, as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions in the future due to claimed noncompliance, which could have a material adverse effect on our business, financial condition and results of operations. To continue to expand our services internationally, we may have to comply with the regulatory controls of each country in which we conduct or intend to conduct business, the requirements of which may not be clearly defined. The varying compliance requirements of these different regulatory jurisdictions, which are often unclear, may limit our ability to continue existing international operations and further expand internationally.

Any failure by us or our third-party service providers to comply with applicable anti-money laundering laws and regulations could damage our reputation.

We are required to comply with applicable anti-money laundering and counter terrorism laws and regulations in Hong Kong, the PRC and other relevant jurisdictions. These laws and regulations require financial institutions to establish sound internal control policies and procedures with respect to anti-money laundering monitoring and reporting activities. Such policies and procedures require us to, among other things, designate an independent anti-money laundering reporting officer, establish a customer due diligence system in accordance with relevant rules, record the details of client activities and report suspicious transactions to the relevant authorities.

We have implemented various policies and procedures in compliance with all applicable anti-money laundering and anti-terrorist financing laws and regulations, including internal controls and “know-your-customer” procedures, for preventing money laundering and terrorist financing. In addition, our institutional partners in Hong Kong have their own appropriate anti-money laundering policies and procedures with respect to accounts opening services for our clients. Certain of our institutional partners are subject to anti-money laundering obligations under applicable anti-money laundering laws and regulations and are regulated in that respect by the HK SFC, the Hong Kong Monetary Authority and the PBOC. We have adopted commercially reasonable procedures for monitoring our institutional funding partners. In the event that we fail to fully comply with the applicable laws and regulations, the relevant government authorities may freeze our assets or impose fines or other penalties on us. There can be no assurance that there will not be failures in detecting money laundering or other illegal or improper activities, which may adversely affect our business, reputation, financial condition and results of operations.

Our policies and procedures may not be completely effective in preventing other parties from using us or any of our institutional funding partners as a conduit for money laundering (including illegal cash operations) or terrorist financing without our knowledge. If we were to be associated with money laundering (including illegal cash operations) or terrorist financing, our reputation could suffer and we could become subject to regulatory fines, sanctions, or legal enforcement, including being added to any “blacklists” that would prohibit certain parties from engaging in transactions with us, all of which could have a material adverse effect on our financial condition and results of operations. Even if we and our institutional funding partners comply with the applicable anti-money laundering laws and regulations, we and institutional funding partners may not be able to fully eliminate money laundering and other illegal or improper activities in light of the complexity and the secrecy of these activities. Any negative perception of the industry, such as that arising from any failure of other online brokerage firms to detect or prevent money laundering activities, even if factually incorrect or based on isolated incidents, could compromise our image, undermine the trust and credibility we have established, and negatively impact our financial condition and results of operation. See also “—Risks related to Our Business and Industry—We are subject to extensive and evolving regulatory requirements in Hong Kong, non-compliance with which, may result in penalties, limitations and prohibitions on our future business activities or suspension or revocation of our licenses and trading rights, and consequently may materially and adversely affect our business, financial condition, operations and prospects. In addition, we are involved in ongoing inquiries and investigations by the HK SFC.”

Our business may be affected by the Competition Ordinance of Hong Kong.

The Competition Ordinance (Chapter 619 of the Laws of Hong Kong) came into full effect in Hong Kong on December 14, 2015. The Competition Ordinance prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting or distorting competition in Hong Kong. The key prohibitions include (i) prohibition of agreements between businesses which have the object or effect of preventing, restricting or distorting competition in Hong Kong; and (ii) prohibiting companies with a substantial degree of market power, including monopolists, from abusing their power by engaging in conduct that has the object or effect of harming competition in Hong Kong. There are very severe penalties for breaches of the Competition Ordinance, including financial penalties of up to 10.0% of the total gross revenues obtained in Hong Kong for each year of infringement, up to a maximum of three years in which the contravention occurs.

Since the Competition Ordinance has only been operational since December 2015, there are uncertainties on the full effect of the rules in respect of compliance, infringement and its effect on our sales. We may face difficulties and may need to incur legal costs in ensuring our compliance with the Competition Ordinance. We may also inadvertently infringe the Competition Ordinance and under such circumstance, we may be subject to fines and/or other penalties, incur substantial legal costs and experience business disruption and/or negative media coverage, which could adversely affect our business, results of operations and reputation.

We have limited business insurance coverage.

We currently carry limited insurance in connection with our brokerage business covered by the Type 1 license from HK SFC against certain risks in accordance with the requirements under the Securities and Futures (Insurance) Rules of Hong Kong. However, we do not carry business interruption insurance to compensate for losses that could occur to the extent not required. We also do not maintain general product liability insurance or key-man insurance, and only maintain limited general property insurance. We consider our insurance coverage to be reasonable in light of the nature of our business, but we cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policies on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

We may not be able to obtain additional capital when desired, on favorable terms or at all. If we fail to meet the capital requirement pursuant to the Securities and Futures (Financial Resources) Rules, our business operations and performance will be adversely affected.

We anticipate that the net proceeds we receive from this offering, together with our current cash, cash provided by operating activities and funds available through our bank loans and credit facilities, will be sufficient to meet our current and anticipated needs for general corporate purposes for at least the next 12 months. However, we need to make continued investments in facilities, hardware, software, technological systems and to retain talented personnel to remain competitive. Due to the unpredictable nature of the capital markets and our industry, we cannot assure you that we will be able to raise additional capital on terms favorable to us, or at all, if and when required, especially if we experience disappointing operating results. If adequate capital is not available to us as required, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our infrastructure or respond to competitive pressures could be significantly limited, which would adversely affect our business, financial condition and results of operations. If we do raise additional funds through the issuance of equity or convertible debt securities, the ownership interests of our shareholders could be significantly diluted. These newly issued securities may have rights, preferences or privileges senior to those of existing shareholders. In addition, Futu Securities International (Hong Kong) Limited, our HK SFC licensed subsidiary, is required under the Securities and Futures (Financial Resources) Rules to maintain certain level of liquid capital. If we fail to maintain the required level of liquid capital, the HK SFC may take actions against us and our business will be adversely affected.

Internet-related issues may reduce or slow the growth in the use of our services in the future. In particular, our future growth depends on the further acceptance of the internet and particularly the mobile internet as an effective platform for assessing trading and other financial services and content.

Critical issues concerning the commercial use of the internet, such as ease of access, security, privacy, reliability, cost, and quality of service, remain unresolved and may adversely impact the growth of internet use. If internet usage continues to increase rapidly, the internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline. Continuous rapid growth in internet traffic may cause decreased performance, outages and delays. Our ability to increase the speed with which we provide services to users and clients and to increase the scope and quality of such services is limited by and dependent upon the speed and reliability of our users’ and clients’ access to the internet, which is beyond our control. If periods of decreased performance, outages or delays on the internet occur frequently or other critical issues concerning the internet are not resolved, overall internet usage or usage of our web-based services could increase more slowly or decline, which would cause our business, results of operations and financial condition to be materially and adversely affected.

Furthermore, while the internet and the mobile internet have gained increased popularity in China and Hong Kong as platforms for financial products and content in recent years, many investors have limited experience in trading and using other financial services online. For example, investors may not find online content to be reliable sources of financial product information. If we fail to educate investors about the value of our platform and our services, our growth will be limited and our business, financial performance and prospects may be materially and adversely affected. The further acceptance of the internet and particularly the mobile internet as an effective and efficient platform for trading and other financial services and content is also affected by factors beyond our control, including negative publicity around online and mobile brokerage services and restrictive regulatory measures taken by the PRC government. If online and mobile networks do not achieve adequate acceptance in the market, our growth prospects, results of operations and financial condition could be harmed.

We depend on contractual arrangements with our VIE and its shareholders to operate a limited part of our business in China, which may not be as effective as direct ownership in providing operational control and otherwise have a material adverse effect as to our business.

Although the vast majority of our business is conducted in Hong Kong, we depend on our VIE to conduct a limited part of our operations in China. In 2016, 2017 and 2018, we generated 2.9%, 1.5% and 0.4% of our total revenues through our VIE in China, respectively, whose assets accounted for 0.7%, 0.2% and 0.2% of our total assets during the same years, respectively. For a description of these contractual arrangements, see “Corporate History and Structure—Contractual Arrangements with Our VIE and Its Shareholders.” These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIE. If our VIE or its shareholders fail to perform their respective obligations under these contractual arrangements, our recourse to the assets held by our VIE is indirect and we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. Furthermore, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any of record holder of equity interest in our VIE, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed pursuant to the contractual arrangement or ownership by the record holder of the equity interest.

All of these contractual arrangements are governed by and interpreted in accordance with PRC law, and disputes arising from these contractual arrangements will be resolved through arbitration in China. However, such arbitration provisions do not apply to claims made under the United States federal securities laws. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant time delays or other obstacles in the process of enforcing these contractual arrangements, it would be very difficult to exert effective control over our VIE, and our ability to conduct our business and our financial condition and results of operations may be materially and adversely affected. See “—Risks Related to Doing Business in China—There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.” In the event that we are unable to enforce these contractual arrangements, or if we suffer significant time delays or other obstacles in the process of enforcing these contractual arrangements, our business, financial condition and results of operations could be materially and adversely affected.

The shareholders of our VIE in China may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

In connection with our operations in China, we depend on the shareholders of our VIE to abide by the obligations under such contractual arrangements. The interests of these shareholders in their individual capacities as the shareholders of our VIE may differ from the interests of our company as a whole, as what is in the best interests of our VIE, including matters such as whether to distribute dividends or to make other distributions to fund our offshore requirement, may not be in the best interests of our company. There can be no assurance that when conflicts of interest arise, any or all of these individuals will act in the best interests of our company or those conflicts of interest will be resolved in our favor. In addition, these individuals may breach or cause our VIE and its subsidiaries to breach or refuse to renew the existing contractual arrangements with us.

Currently, we do not have arrangements to address potential conflicts of interest the shareholders of our VIE may encounter, on one hand, and as a beneficial owner of our company, on the other hand. We, however, could, at all times, exercise our option under the exclusive option agreement to cause them to transfer all of their equity ownership in our VIE to a PRC entity or individual designated by us as permitted by the then applicable PRC laws. In addition, if such conflicts of interest arise, we could also, in the capacity of attorney-in-fact of the then existing shareholders of our VIE as provided under the power of attorney agreements, directly appoint new directors of our VIE. We rely on the shareholders of our VIE to comply with PRC laws and regulations, which protect contracts and provide that directors and executive officers owe a duty of loyalty to our company and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains, and the laws of the Cayman Islands, which provide that directors have a duty of care and a duty of loyalty to act honestly in good faith with a view to our best interests. However, the legal frameworks of China and the Cayman Islands do not provide guidance on resolving conflicts in the event of a conflict with another corporate governance regime. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our VIE, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

Our business could be materially and adversely affected by natural disasters, health epidemics or other public safety concerns affecting the PRC and Hong Kong. Natural disasters may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to operate our platform and provide services and solutions. Our business could also be adversely affected if our employees are affected by health epidemics. In addition, our results of operations could be adversely affected to the extent that any health epidemic harms the Chinese economy in general. Our headquarters are located in Shenzhen and Hong Kong, where most of our management and employees currently reside. Most of our system hardware and back-up systems are hosted in facilities located in Shenzhen and Hong Kong. Consequently, if any natural disasters, health epidemics or other public safety concerns were to affect Shenzhen and/or Hong Kong, our operation may experience material disruptions, which may materially and adversely affect our business, financial condition and results of operations.

Risks Related to Doing Business in China

The current trade war between the U.S. and China, and on a larger scale internationally, may dampen growth in China and other markets where the majority of our clients reside, and our activities and results of operations may be negatively impacted.

The U.S. government has recently imposed, and has recently proposed to impose additional, new or higher tariffs on specified products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new or higher tariffs on specified products imported from the U.S. On September 17, 2018, President Trump announced his decision to impose a 10% tariff on the third list of US$200 billion in imports from China to the U.S. effective September 24, 2018. The 10% tariff was scheduled to increase to 25% on January 1, 2019. However, the U.S. government has agreed to postpone this increase until the beginning of March of 2019 to allow the U.S. and Chinese governments time to negotiate an agreement on tariffs. We cannot assure you that the negotiations will result in an agreement by the deadline in March or that the 25% increase or other tariffs will not be imposed even if an agreement will be reached. These tariffs are in addition to two earlier rounds of tariffs implemented against Chinese products on June 6, 2018 and August 16, 2018 that amount to tariffs on US$50 billion of Chinese products imported into the U.S. In response, China has imposed, and has proposed to impose additional tariffs on a number of the U.S. goods, on a much smaller scale, in the current time.

Although we are not subject to any of those tariff measures, the proposed tariffs may adversely affect the economic growth in China and other markets as well as the financial condition of our clients. With the potential decrease in the spending powers of our target clients, we cannot guarantee that there will be no negative impact on our operations. In addition, the current and future actions or escalations by either the U.S. or China that affect trade relations may cause global economic turmoil and potentially have a negative impact on our business, financial condition and results of operations, and we cannot provide any assurance as to whether such actions will occur or the form that they may take.

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Our financial condition and results of operations are affected by economic, political and legal developments in the PRC. The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, and control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past three decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operations could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

A limited part of our operations is conducted in the PRC and is governed by PRC laws, rules and regulations. Our PRC subsidiaries and VIE are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

If the PRC government deems that the contractual arrangements in relation to our VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

The PRC government regulates internet-based businesses through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership of PRC companies that engage in internet-based businesses. Specifically, the Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2018 Version) provides that foreign investors are generally not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider other than an e-commerce service provider which does not apply to us.

Because we are an exempted company incorporated in the Cayman Islands, we are classified as a foreign enterprise under PRC laws and regulations, and our wholly-owned PRC subsidiaries, Shen Si Network Technology (Beijing) Co., Ltd., or Shensi Beijing, Futu Internet Technology (Shenzhen) Co., Ltd., Shenzhen Shidai Futu Consulting Co., Ltd. and Shenzhen Qianhai Fuzhitu Investment Consulting Management Co., Ltd. are foreign-invested enterprises, or FIEs. To comply with PRC laws and regulations, we conduct our business in China through our VIE and its affiliates. Shensi Beijing has entered into a series of contractual arrangements with our VIE and its shareholders. In addition, pursuant to the resolutions of all shareholders of Futu Holdings Limited and the resolutions of the board of directors of Futu Holdings Limited, the board of directors of Futu Holdings Limited or any officer authorized by such board shall cause Shensi Beijing to exercise Shensi Beijing’s rights under the power of attorney agreements entered into among Shensi Beijing, Shenzhen Futu and the shareholders of Shenzhen Futu, as well as Shensi Beijing’s rights under the exclusive option agreement between Shensi Beijing and Shenzhen Futu. As a result of these resolutions and the provision of unlimited financial support from our Company to Shenzhen Futu, we are considered to be its primary beneficiary for accounting purposes under U.S. GAAP. For a description of these contractual arrangements, see “Corporate History and Structure—Contractual Arrangements with Our VIE and Its Shareholders.”

We believe that our corporate structure and contractual arrangements comply with the current applicable PRC laws and regulations. Our PRC legal counsel, based on its understanding of the relevant laws and regulations currently in effect, is of the opinion that each of the contracts among our wholly-owned PRC subsidiary, our VIE and its shareholders is valid, binding and enforceable in accordance with its terms. However, as there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules and the Telecommunications Regulations and the relevant regulatory measures concerning the telecommunications industry, there can be no assurance that the PRC government authorities, such as the Ministry of Commerce, or the MOFCOM, or the MIIT, or other authorities that regulate the telecommunications industry, would agree that our corporate structure or any of the above contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations.

If our corporate structure and contractual arrangements are deemed by the MIIT or the MOFCOM or other regulators having competent authority to be illegal, either in whole or in part, we may lose control of our VIE and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to our business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking our business and operating licenses;

•	levying fines on us;

•	confiscating any of our income that they deem to be obtained through illegal operations;

•	shutting down our services;

•	discontinuing or restricting our operations in China;

•	imposing conditions or requirements with which we may not be able to comply;

•	requiring us to change our corporate structure and contractual arrangements;

•	restricting or prohibiting our use of the proceeds from overseas offering to finance our PRC VIE’s business and operations; and

•	taking other regulatory or enforcement actions that could be harmful to our business.

Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. See “—Substantial uncertainties exist with respect to the enactment timetable and final content of a draft new PRC Foreign Investment Law and how it may impact the viability of our current corporate structure and operations.” Occurrence of any of these events could materially and adversely affect our business, financial condition and results of operations. In addition, if the imposition of any of these penalties or requirement to restructure our corporate structure causes us to lose the rights to direct the activities of our VIE or our right to receive their economic benefits, we would no longer be able to consolidate the financial results of such VIE in our consolidated financial statements. See “Corporate History and Structure—Contractual Arrangements with Our VIE and Its Shareholders.”

Our contractual arrangements with our VIE may result in adverse tax consequences to us.

We could face material and adverse tax consequences if the PRC tax authorities determine that our contractual arrangements with our VIE were not made on an arm’s length basis and adjust our income and expenses for PRC tax purposes by requiring a transfer pricing adjustment. A transfer pricing adjustment could adversely affect us by (i) increasing the tax liabilities of our VIE without reducing the tax liability of our subsidiaries, which could further result in late payment fees and other penalties to our VIE for underpaid taxes; or (ii) limiting the ability of our VIE to obtain or maintain preferential tax treatments and other financial incentives.

Substantial uncertainties exist with respect to the enactment timetable and final content of a draft new PRC Foreign Investment Law and how it may impact the viability of our current corporate structure and operations.

In January 2015, the Ministry of Commerce, or MOFCOM, published a discussion draft of the Foreign Investment Law or the 2015 Draft Foreign Investment Law for public review and comment. On December 26, 2018, the National People’s Congress published the amended and revised draft of the Foreign Investment Law to replace the 2015 Draft Foreign Investment Law, or the 2018 Draft Foreign Investment Law, for public consultation. Among other things, the 2015 Draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company should be treated as a foreign invested enterprise, or FIE. Once an entity falls within the definition of FIE, it may be subject to foreign investment “restrictions” or “prohibitions” set forth in a “negative list” to be separately issued by the State Council later. If an FIE proposes to conduct business in an industry subject to foreign investment “restrictions” in the “negative list,” the FIE must go through a pre-approval process. The 2018 Draft Foreign Investment Law have revised the definition of “foreign investment” and removed all references to the definitions of “actual control” or “variable interest entity structure” under the 2015 Draft Foreign Investment Law, and have further specified that all “foreign investments” shall be conducted pursuant to the negative list issued or approved to be issued by the State Council.

Under the 2018 Draft Foreign Investment Law, the internet content service that we conduct through our VIE and its subsidiaries are subject to foreign investment restrictions set forth in the Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2018 version) and the Market Access Negative List (2018 version), or Negative List, for the access of foreign investment issued by MOFCOM and the National Development and Reform Commission. It is still unclear whether the “negative list” under the Foreign Investment Law when it is signed into law will be different from the Negative List. Substantial uncertainties exist with respect to the enactment timetable and final content of the draft Foreign Investment Law.

To date, there is no timetable for the enactment of the 2018 Draft Foreign Investment Law and there are uncertainties as to whether the 2018 Draft Foreign Investment Law would be further amended, revised or updated. If the enacted version of the Foreign Investment Law and the final “negative list” mandate further actions to be taken by us, such as a MOFCOM pre-approval process, there is no assurance that we can obtain such pre-approval on a timely basis, or at all.

The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this offering under a PRC regulation. The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or the CSRC, promulgated the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. This regulation, among other things, requires offshore special purpose vehicles, or SPVs, formed for the purpose of an overseas listing and controlled by PRC companies or individuals, to obtain the CSRC approval prior to listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies. Our PRC legal counsel, CM Law Firm, has advised us that, based on their understanding of the current PRC laws, the CSRC approval is not required under the M&A Rules in the context of this offering because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation; (ii) our wholly owned PRC subsidiaries were established by foreign direct investment, rather than through a merger or acquisition of a domestic company as defined under the M&A Rules; and (iii) no explicit provision in the M&A Rules classifies the contractual arrangements between us and the VIE as a type of acquisition transaction falling under the M&A Rules.

However, we have been advised by our PRC legal counsel that there are uncertainties regarding the interpretation and application of the PRC law, and there can be no assurance that the PRC government will ultimately take a view that is not contrary to the above opinion of our PRC legal counsel. If it is determined that the CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC although, to our knowledge, no definitive rules or interpretations have been issued to determine or quantify such fines or penalties, delays or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiaries, or other actions that may have a material adverse effect on our business and the trading price of the ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable to us, to halt this offering before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaces the previous SAFE Circular 75. SAFE Circular 37 requires PRC residents, including PRC individuals and PRC corporate entities, to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. See “Regulations—Overview of the Laws and Regulations Relating to Our Business and Operations in China—Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents.” SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we may make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, are required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV, is required to update its registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE to reflect any material change. If any PRC resident shareholder of such SPV fails to make the required registration or to update the registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiaries in China. In February, 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound direct investments, including those required under SAFE Circular 37, must be filed with qualified banks instead of SAFE. Qualified banks should examine the applications and accept registrations under the supervision of SAFE. We have used our best efforts to notify PRC residents or entities who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents to complete the foreign exchange registrations. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. We cannot assure you that all other shareholders or beneficial owners of ours who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Furthermore, as these foreign exchange and outbound investment related regulations are relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border investments and transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. We cannot assure you that we have complied or will be able to comply with all applicable foreign exchange and outbound investment related regulations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Any failure to comply with PRC regulations regarding our employee share incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Under the applicable regulations and SAFE rules, PRC citizens who participate in an employee stock ownership plan or a stock option plan in an overseas publicly listed company are required to register with SAFE and complete certain other procedures. In February 2012, SAFE promulgated the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, or the Stock Option Rules, which replaced the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plan or Stock Option Plans of Overseas Publicly-Listed Companies issued by SAFE in March 2007. Pursuant to the Stock Option Rules, if a PRC resident participates in any stock incentive plan of an overseas publicly-listed company, a qualified PRC domestic agent must, among other things, file on behalf of such participant an application with SAFE to conduct the SAFE registration with respect to such stock incentive plan and obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with the exercise or sale of stock options or stock such participant holds. Such participating PRC residents’ foreign exchange income received from the sale of stock and dividends distributed by the overseas publicly-listed company must be fully remitted into a PRC collective foreign currency account opened and managed by the PRC agent before distribution to such participants. We and our PRC resident employees who have been granted stock options or other share-based incentives of our Company will be subject to the Stock Option Rules when our Company becomes an overseas listed company upon the completion of this offering. If we or our PRC resident participants fail to comply with these regulations, we and/or our PRC resident participants may be subject to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See “Regulation—Overview of the Laws and Regulations Relating to Our Business and Operations in China—Regulations on Employee Share Incentive Plans of Overseas Publicly-Listed Company.”

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering and the Concurrent Private Placement to make loans or additional capital contributions to our PRC subsidiaries and our VIE and its subsidiaries.

We are an offshore holding company with some of our operations conducted in China. We may make loans to our PRC subsidiaries and VIE subject to the approval, registration, and filing with governmental authorities and limitation of amount, or we may make additional capital contributions to our wholly foreign-owned subsidiaries in China. Any loans to our wholly foreign-owned subsidiaries in China, which are treated as foreign-invested enterprises under PRC law, are subject to foreign exchange loan registrations with the National Development and Reform Commission and SAFE or its local branches. In addition, a foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals or filings on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or VIE or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this offering and the Concurrent Private Placement and to capitalize or otherwise fund our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside the PRC with “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, SAT issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of board members with voting rights or senior executives habitually reside in the PRC.

We believe that our Cayman Islands holding company, Futu Holdings Limited, is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders, including the ADS holders, may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or Class A ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders, including the ADS holders, and any gain realized on the transfer of ADSs or Class A ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% which in the case of dividends may be withheld at source. Any PRC tax liability may be reduced by an applicable tax treaty. However, it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs or Class A ordinary shares.

In addition to the uncertainty as to the application of the “resident enterprise” classification, we cannot assure you that the PRC government will not amend or revise the taxation laws, rules and regulations to impose stricter tax requirements or higher tax rates. Any of such changes could materially and adversely affect our financial condition and results of operations.

Dividends payable to our foreign investors and gains on the sale of the ADSs or Class A ordinary shares by our foreign investors may become subject to PRC tax.

Under the Enterprise Income Tax Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of

ADSs or Class A ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our Class A ordinary shares or ADSs, and any gain realized from the transfer of our Class A ordinary shares or ADSs, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of ADSs or Class A ordinary shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions. If we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of the ADSs or Class A ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to our non-PRC investors, or gains from the transfer of the ADSs or Class A ordinary shares by such investors, are deemed as income derived from sources within the PRC and thus are subject to PRC tax, the value of your investment in the ADSs or Class A ordinary shares may decline significantly.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies.

In February 2015, SAT issued a Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Public Notice 7. SAT Public Notice 7 extends its tax jurisdiction to transactions involving transfer of other taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Public Notice 7 provides clear criteria for assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Public Notice 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. In October 2017, SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax. Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer other than transfer of Shares of ADSs acquired and sold on public markets may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions that involve PRC taxable assets, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Public Notice 7 or SAT Bulletin 37, or both.

We are subject to PRC restrictions on currency exchange.

Some of our revenues and expenses are denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries or VIE. Currently, certain of our PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of the SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, the SAFE and other relevant PRC governmental authorities. Since a part of our future net income and cash flow will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize cash generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, including holders of the ADSs, and may limit our ability to obtain foreign currency through debt or equity financing for our subsidiaries and VIE.

If the custodians or authorized users of our controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations may be materially and adversely affected.

Under PRC law, legal documents for corporate transactions, including agreements and contracts such as the leases and sales contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local branch of the market supervision administration.

In order to maintain the physical security of our chops and the chops of our PRC entities, we generally store these items in secured locations accessible only by the authorized personnel of each of our PRC subsidiary and consolidated entities. Although we monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could encounter difficulties in maintaining control over the relevant entities and experience significant disruption to our operations. If a designated legal representative obtains control of the chops in an effort to obtain control over any of our PRC subsidiary or consolidated entities, we, our PRC subsidiaries or consolidated entities would need to pass a new shareholder or board resolution to designate a new legal representative and we would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative’s fiduciary duties to us, which could involve significant time and resources and divert management attention away from our regular business. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, our investors are deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit report included in our prospectus filed with the SEC, as auditors of companies that are traded publicly in the United States and a firm registered with the U.S. Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in the People’s Republic of China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects a heightened interest in an issue that has vexed U.S. regulators in recent years. However, it remains unclear what further actions the SEC and PCAOB will take to address the problem.

Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor’s audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our consolidated financial statements.

If additional remedial measures are imposed on the “big four” PRC-based accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging such firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

Starting in 2011 the Chinese affiliates of the “big four” accounting firms, including our independent registered public accounting firm, were affected by a conflict between US and Chinese law. Specifically, for certain US-listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese firms access to their audit work papers and related documents. The firms were, however, advised and directed that under China law they could not respond directly to the US regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act against the Chinese accounting firms, (including our independent registered public accounting firm). A first instance trial of the proceedings in July 2013 in the SEC’s internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms including a temporary suspension of their right to practice before the SEC, although that proposed penalty was subject to the pending review of the SEC Commissioner. On February 6, 2015, prior to the SEC Commissioner’s scheduled review, the firms reached a settlement with the SEC. Under the settlement, the SEC agreed that its future requests for the production of documents would normally be made to the CSRC. The firms would receive matching requests under Section 106 of the Sarbanes-Oxley Act, and are required to abide by a detailed set of procedures with respect to such requests, which in substance required them to facilitate production via the CSRC. If they fail to meet the specified criteria, the SEC retains the authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against the firm, or in extreme cases, the resumption of the current proceeding against all four “big four” accounting firms.

Risks Related to the ADSs and this Offering

There has been no public market for our shares or the ADSs prior to this offering, and you may not be able to resell ADSs at or above the price you paid, or at all.

Prior to this offering, there has been no public market for the ADSs or our ordinary shares underlying the ADSs. If an active public market for the ADSs does not develop after this offering, the market price of the ADSs may decline and the liquidity of the ADSs may decrease significantly. Although we have applied to have the ADSs listed on Nasdaq Global Market, we cannot assure you that a liquid public market for the ADSs will develop.

The initial public offering price for the ADSs will be determined by negotiation between us and the underwriters based upon several factors, and we cannot assure you that the price at which the ADSs are traded after this offering will not decline below the initial public offering price.

In addition, Nasdaq Global Market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, particularly internet-related companies. As a result, investors in our securities may experience a decrease in the value of their ADSs regardless of our operating performance or prospects. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class actions against that company. If we are involved in a class-action lawsuit, it could divert the attention of our senior management and, if adversely determined, could have a material adverse effect on our business, financial condition and results of operations.

The trading price of the ADSs may be volatile, which could result in substantial losses to you.

The trading prices of the ADSs are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other listed companies based in Hong Kong and China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Chinese companies’ securities after their offerings, including Internet companies, online retail and mobile commerce platforms and consumer finance service providers, may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of the ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States, China and other jurisdictions in late 2008, early 2009, the second half of 2011, 2015, and the fourth quarter of 2018, which may have a material and adverse effect on the trading price of the ADSs.

In addition to the above factors, the price and trading volume of the ADSs may be highly volatile due to multiple factors, including the following:

•	regulatory developments affecting us or our industry;

•	announcements of studies and reports relating to the quality of our credit offerings or those of our competitors;

•	changes in the economic performance or market valuations of other consumer finance service providers;

•	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•	changes in financial estimates by securities research analysts;

•	conditions in the market for consumer finance services;

•	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

•	additions to or departures of our senior management;

•	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•	release or expiry of lock-up or other transfer restrictions on our outstanding shares or the ADSs; and

•	sales or perceived potential sales of additional ordinary shares or ADSs.

Our proposed dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and the ADSs may view as beneficial.

Our authorized share capital will be divided into Class A ordinary shares and Class B ordinary shares immediately prior to the completion of this offering. Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to twenty votes per share. We will issue Class A ordinary shares represented by the ADSs in this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to any non-affiliate of such holder, each of such Class B ordinary shares will be automatically and immediately converted into one Class A ordinary share.

Immediately prior to the completion of this offering, Mr. Leaf Hua Li, our founder, chairman of the board of directors and chief executive officer, and Qiantang River Investment Limited, an existing shareholder of ours will beneficially own all of our issued Class B ordinary shares. These Class B ordinary shares will constitute approximately 61.0% of our total issued and outstanding share capital immediately after the completion of this offering and 96.9% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering due to the disparate voting powers associated with our dual-class share structure, assuming (i) the underwriters do not exercise their over-allotment option and (ii) we will issue and sell 50,909,090 Class A ordinary shares to General Atlantic Singapore FT Pte. Ltd. through the Concurrent Private Placement, which number of shares has been calculated based on the midpoint of the estimated initial public offering price range set forth on the front cover page of this prospectus. As a result of the dual-class share structure and the concentration of ownership, holders of Class B ordinary shares will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades the ADSs or publishes inaccurate or unfavorable research about our business, the market price for the ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

The depositary for our ADSs will give us a discretionary proxy to vote our Class A ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, except under limited circumstances, which could adversely affect your interests.

Under the deposit agreement for the ADSs, if you do not give instructions for voting the Class A ordinary shares underlying your ADSs, the depositary will give us a discretionary proxy to vote those Class A ordinary shares at the shareholders’ meeting if:

•	we have timely instructed the depositary to disseminate a notice of meeting and provided the depositary with a notice of meeting and related voting materials;

•	we have instructed the depositary that we wish a discretionary proxy to be given;

•	we have informed the depositary that as of the instruction date we reasonably don’t know of any substantial opposition as to a matter to be voted on at the meeting; and

•	a matter to be voted on at the meeting would not have a material adverse impact on shareholders’ interests.

The effect of this discretionary proxy is that you cannot prevent our Class A ordinary shares underlying your ADSs from being voted at the shareholder meeting if the circumstances described above are met. This may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

As our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$8.46 per ADS (assuming no exercise of outstanding options to acquire ordinary shares), representing the difference between our pro forma net tangible book value per ADS of US$2.54 as of December 31, 2018, after giving effect to this offering and the Concurrent Private Placement, and the assumed initial public offering price per share of US$11.00 per ADS (the midpoint of the estimated initial public offering price range set forth on the front cover page of this prospectus). In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options. Substantially all of the ordinary shares issuable upon the exercise of currently outstanding share options will be issued at a purchase price on a per ADS basis that is less than the initial public offering price per ADS in this offering. See “Dilution” for a more complete description of how the value of your investment in the ADSs will be diluted upon the completion of this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. See “Dividend Policy.” Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs and you may even lose your entire investment in the ADSs.

Substantial future sales or perceived potential sales of the ADSs in the public market could cause the price of the ADSs to decline.

Sales of substantial amounts of the ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our future ability to raise capital through equity offerings in the future. There will be 7,500,000 ADSs (equivalent to 60,000,000 Class A ordinary shares) outstanding immediately after this offering, or 8,625,000 ADSs (equivalent to 69,000,000 Class A ordinary shares) if the underwriters exercise their option to purchase additional ADSs in full. All of the ADSs sold in this offering will be freely tradable without any restriction or further registration under the U.S. Securities Act of 1933, as amended, or the Securities Act, unless held by our “affiliates” as that term is defined in Rule 144 under the Securities Act. All of our shares outstanding prior to this offering are “restricted securities” as defined in Rule 144 and, in the absence of registration, may not be sold other than in accordance with Rule 144 under the Securities Act or another exemption from registration.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct how the Class A ordinary shares which are represented by your ADSs are voted.

Holders of ADSs do not have the same rights as our registered shareholders. As a holder of ADSs, you will not have any right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights which are carried by the underlying Class A ordinary shares represented by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary. If we instruct the depositary to ask for your instructions, then upon receipt of your voting instructions, the depositary will try, as far as practicable, to vote the underlying Class A ordinary shares which are represented by your ADSs, in accordance with your instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying Class A ordinary shares represented by your ADSs unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. Under our post-offering amended and restated memorandum and articles of association which will become effective immediately prior to the completion of this offering, the minimum notice period required for convening a general meeting is 10 days. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the shares underlying your ADSs and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the Class A ordinary shares underlying your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary at least 30 days’ prior notice of shareholder meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the shares underlying your ADSs are voted and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not make rights available to you unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective and we may not be able to establish a necessary exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings in the future and may experience dilution in your holdings.

You may not receive cash dividends if the depositary decides it is impractical to make them available to you.

The depositary will pay cash distributions on the ADSs only to the extent that we decide to distribute dividends on our Class A ordinary shares or other deposited securities, and we do not have any present plan to pay any cash dividends in the foreseeable future. See “Dividend Policy.” To the extent that there is a distribution, the depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our Class A ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

We and the depository are entitled to amend the deposit agreement and to change the rights of ADS holders under the terms of such agreement, and we may terminate the deposit agreement, without the prior consent of the ADS holders.

We and the depository are entitled to amend the deposit agreement and to change the rights of the ADS holders under the terms of such agreement, without the prior consent of the ADS holders. We and the depositary may agree to amend the deposit agreement in any way we decide is necessary or advantageous to us. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of our business relationship with the depositary. In the event that the terms of an amendment are disadvantageous to ADS holders, ADS holders will only receive 30 days’ advance notice of the amendment, and no prior consent of the ADS holders is required under the deposit agreement. Furthermore, we may decide to terminate the ADS facility at any time for any reason. For example, terminations may occur when we decide to list our shares on a non-U.S. securities exchange and determine not to continue to sponsor an ADS facility or when we become the subject of a takeover or a going-private transaction. If the ADS facility will terminate, ADS holders will receive at least 90 days’ prior notice, but no prior consent is required from them. Under the circumstances that we decide to make an amendment to the deposit agreement that is disadvantageous to ADS holders or terminate the deposit agreement, the ADS holders may choose to sell their ADSs or surrender their ADSs and become direct holders of the underlying Class A ordinary shares, but will have no right to any compensation whatsoever.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems it expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are an exempted company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, substantially all of our directors and executive officers and the experts named in this prospectus reside outside the United States, and most of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Hong Kong, China or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2018

Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records, other than the Memorandum and Articles of Association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies, or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our post-offering memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. Currently, we do not plan to rely on home country practice with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or our controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

Our amended and restated memorandum and articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares, including Class A ordinary shares represented by the ADSs, at a premium.

We have adopted an amended and restated memorandum and articles of association that will become effective immediately prior to completion of this offering. Our post-offering memorandum and articles of association will contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of the ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our ordinary shares and the ADSs may be materially and adversely affected.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq Global Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq listing standards.

As a Cayman Islands company listed on the Nasdaq Global Market, we are subject to the Nasdaq listing standards. However, the Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq listing standards. Currently, we do not plan to rely on home country practices with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq listing standards applicable to U.S. domestic issuers.

We will be a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Upon the completion of this offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Leaf Hua Li, our founder, chairman of the board of directors and chief executive officer, will own more than 50% of our total voting power. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

The dual-class structure of our ordinary shares may adversely affect the trading market for our ADSs.

Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of our ADSs representing Class A ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our ADSs.

We have not determined a specific use for a portion of the net proceeds from this offering and the Concurrent Private Placement, and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering and the Concurrent Private Placement, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering and the Concurrent Private Placement. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase the ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in the ADSs or ordinary shares to significant adverse United States income tax consequences.

We will be classified as a passive foreign investment company, or PFIC, for any taxable year if either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the “asset test”). Although the law in this regard is unclear, we intend to treat our VIE (including its subsidiary) as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated financial statements. Assuming that we are the owner of our VIE (including its subsidiary) for United States federal income tax purposes, and based upon our current and expected income and assets, including goodwill (taking into account the expected proceeds from this offering) and projections as to the market price of the ADSs following the offering, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future.

While we do not expect to become a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of the ADSs, fluctuations in the market price of the ADSs may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition and classification of our income and assets. Because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive which may result in our being or becoming a PFIC in the current or subsequent years. In addition, the composition of our income and assets will also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes or if it were determined that we do not own the stock of our VIE for United States federal income tax purposes, our risk of being a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC in any taxable year, a U.S. Holder (as defined in “Taxation—United States Federal Income Tax Considerations”) may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the ADSs or ordinary shares and on the receipt of distributions on the ADSs or ordinary shares to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules and such holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds the ADSs or our ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds the ADSs or our ordinary shares. For more information see “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq Global Market, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also permits an emerging growth company to delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our mission, goals and strategies;

•	our future business development, financial conditions and results of operations;

•	the trends in, expected growth and the market size of the online and mobile trading and other financial services industry, both in Hong Kong and globally;

•	expected changes in our revenues, costs or expenditures;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our expectations regarding our relationships with users, clients and third-party business partners;

•	competition in our industry;

•	our proposed use of proceeds;

•	relevant government policies and regulations relating to our industry; and

•	general economic and business conditions in the markets we have businesses.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations and our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Our Challenges,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Although we believe the data and information to be reliable, we have not independently verified the accuracy or completeness of the data and information contained in these publications. Statistical data in these publications also include projections based on a number of assumptions. The online brokerage and related industries may not grow at the rate projected by market data, or at all. Failure of these markets to grow at the projected rate may have a material and adverse effect on our business and the market price of the ADSs. In addition, the rapidly evolving nature of the online brokerage industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering and the Concurrent Private Placement of approximately US$143.1 million, or approximately US$154.7 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$11.00 per ADS, which is the midpoint of the estimated initial public offering price range set forth on the front cover page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$11.00 per ADS would increase (decrease) the net proceeds to us from this offering by US$7.1 million, assuming the underwriters do not exercise their over-allotment option to purchase additional ADS and the number of ADSs offered by us, as set forth on the front cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The primary purposes of this offering are to create a public market for our shares in the form of ADSs for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional capital. We plan to use the net proceeds of this offering and the Concurrent Private Placement for general corporate purposes, including research and development, working capital needs, and increased regulatory capital requirements of the HK SFC and regulatory authorities in other jurisdictions as a result of our business expansion.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering and the Concurrent Private Placement. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering and the Concurrent Private Placement. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering and the Concurrent Private Placement differently than as described in this prospectus. See “Risk Factors—Risks Related to the ADSs and This Offering—We have not determined a specific use for a portion of the net proceeds from this offering and the Concurrent Private Placement, and we may use these proceeds in ways with which you may not agree.”

Pending any use of proceeds described above, we plan to invest the net proceeds from this offering and the Concurrent Private Placement in short-term, interest-bearing, debt instruments or demand deposits.

In using the net proceeds of this offering and the Concurrent Private Placement, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries only through loans or capital contributions and to our VIE only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering and the Concurrent Private Placement to make loans or additional capital contributions to our PRC subsidiaries and our VIE and its subsidiaries.”

DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in Hong Kong and China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Regulation—Overview of the Laws and Regulations Relating to Our Business and Operations in China—Regulations on Dividend Distribution.”

If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares underlying the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2018:

•	on an actual basis;

•

on a pro forma basis to reflect (i) the automatic conversion and redesignation of all of our issued and outstanding preferred shares into ordinary shares on a one-for-one basis immediately upon the completion of this offering; (ii) the re-designation of 544,552,051 ordinary shares into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering; and (iii) the redesignation of all of the remaining ordinary shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering; and

•

on a pro forma as adjusted basis to reflect (i) the automatic conversion and redesignation of all of our issued and outstanding preferred shares into ordinary shares on a one-for-one basis immediately upon the completion of this offering; (ii) the re-designation of 544,552,051 ordinary shares into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering; and (iii) the redesignation of all of the remaining ordinary shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering; (iv) the issuance and sale of 60,000,000 Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$11.00 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the over-allotment option; and (v) the issuance and sale of 50,909,090 Class A ordinary shares through the Concurrent Private Placement, calculated based on the midpoint of the estimated offering price range shown on the front cover page of this prospectus.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2018
	Actual		Pro Forma		Pro Forma As Adjusted(1)
	(in thousands, except for share and per share data)
	HK$	US$	HK$	US$	HK$	US$
Mezzanine equity
Series A preferred shares (US$0.00001 par value; 125,000,000 shares authorized, issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	68,072	8,693	—	—	—	—
Series A-1 preferred shares (US$0.00001 par value; 23,437,500 shares authorized, issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	14,587	1,863	—	—	—	—
Series B preferred shares (US$0.00001 par value; 88,423,500 shares authorized, issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	282,627	36,093	—	—	—	—
Series C preferred shares (US$0.00001 par value; 128,844,812 shares authorized, issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	777,835	99,334	—	—	—	—
Series C-1 preferred shares (US$0.00001 par value; 12,225,282 shares authorized, issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	107,351	13,709	—	—	—	—
Total mezzanine equity	1,250,472	159,692	—	—	—	—
Shareholders’ deficit:
Ordinary shares (US$0.00001 par value; 4,622,068,906 and 4,622,068,906 shares authorized as of December 31, 2017 and December 31, 2018, respectively; 403,750,000 and 403,750,000 shares issued and outstanding as of December 31, 2017 and December 31, 2018, respectively; No shares issued and outstanding on a pro-forma basis and on a pro-forma adjusted basis as of December 31, 2018)	31	4	—	—	—	—
Class A ordinary shares (US$0.00001 par value; none outstanding on an actual basis, 237,129,043 issued and outstanding on a pro forma basis, and 348,038,133 issued and outstanding on a pro forma as adjusted basis)	—	—	15	2	23	3
Class B ordinary shares (US$0.00001 par value; none outstanding on an actual basis, 544,552,051 issued and outstanding on a pro forma basis, and 544,552,051 issued and outstanding on a pro forma as adjusted basis)	—	—	46	6	46	6
Additional paid-in capital(2)	—	—	1,250,442	159,688	2,370,700	302,752
Accumulated other comprehensive loss	(1,299)	(166)	(1,299)	(166)	(1,299)	(166)
Accumulated deficit	(148,925)	(19,019)	(148,925)	(19,019)	(148,925)	(19,019)
Total shareholders’ (deficit)/equity(2)	(150,193)	(19,181)	1,100,279	140,511	2,220,545	283,576
Total liabilities, mezzanine equity and shareholders’ (deficit)/equity	16,062,932	2,051,329	16,062,932	2,051,329	17,183,198	2,194,394

Notes:

(1)

The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering and the Concurrent Private Placement are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)

Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a US$1.00 increase (decrease) in the assumed initial public offering price of US$11.00 per ADS, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ equity, total equity and total capitalization by US$7.1 million.

DILUTION

If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares on an as-converted basis.

Our net tangible book value as of December 31, 2018 was approximately US$140.3 million, or US$0.18 per ordinary share on an as-converted basis as of that date and US$1.44 per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share on an as-converted basis, after giving effect to (i) the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$1.38 per Class A ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the front cover page of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the issuance and sale in the Concurrent Private Placement of 50,909,090 Class A ordinary shares, calculated based on the midpoint of the estimated offering price range shown on the front cover page of this prospectus. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

Without taking into account any other changes in net tangible book value after December 31, 2018, other than to give effect to (i) our sale of the ADSs offered in this offering at the assumed initial public offering price of US$11.00 per ADS, the midpoint of the estimated range of the initial public offering price, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) the issuance and sale of 50,909,090 Class A ordinary shares through the Concurrent Private Placement, calculated based on the midpoint of the estimated offering price range shown on the front cover page of this prospectus, our pro forma as adjusted net tangible book value as of December 31, 2018 would have been US$283.4 million, or US$0.32 per ordinary share and US$2.54 per ADS. This represents an immediate decrease in net tangible book value of US$0.03 per ordinary share and US$0.24 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$1.06 per ordinary share and US$8.46 per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share		Per ADS
Assumed initial public offering price	US$	1.38	US$11.00
Net tangible book value as of December 31, 2018	US$	0.35	US$2.78
Pro forma net tangible book value after giving effect to the conversion of our preferred shares	US$	0.18	US$1.44
Pro forma as adjusted net tangible book value after giving effect to the conversion of our preferred shares, this offering and the Concurrent Private Placement	US$	0.32	US$2.54
Amount of dilution in net tangible book value to new investors in this offering	US$	1.06	US$8.46

A US$1.00 increase (decrease) in the assumed initial public offering price of US$11.00 per ADS (the midpoint of the estimated initial public offering price range shown on the front cover of this prospectus) would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by US$7.1 million, the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering and the Concurrent Private Placement by US$0.01 per ordinary share and US$0.08 per ADS, and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$0.12 per ordinary share and US$0.92 per ADS, assuming (i) no change to the number of ADSs offered by us as set forth on the front cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the issuance and sale in the Concurrent Private Placement of Class A ordinary shares.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2018, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us in this offering and the Concurrent Private Placement, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration			Average Price Per Ordinary Share		Average Price Per ADS
	Number	Percent	Amount		Percent
Existing shareholders	781,681,094	87.6%	US$	142,521,619	48.3%	US$	0.18	US$	1.46
New investors	110,909,090	12.4%	US$	152,500,000	51.7%	US$	1.38	US$	11.00

Total	892,590,184	100.0%	US$	295,021,619	100.0%

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

The discussion and tables above assume no exercise of any outstanding share options outstanding as of the date of this prospectus. As of the date of this prospectus, there are 121,207,838 ordinary shares issuable upon exercise of outstanding share options at a nominal exercise price. To the extent that any of these options are exercised, there will be further dilution to new investors.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws than the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, most of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or the securities laws of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor (a liability to pay a liquidated sum for which the judgment has been given), (iii) is final, (iv) is not in respect of taxes, a fine or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

CM Law Firm, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

CM Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ADSs or our ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

Judgment of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, subject to certain conditions, including but not limited to when the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties or similar charges, the judgment is final and conclusive and has not been stayed or satisfied in full, the proceedings in which the judgment was obtained were not contrary to natural justice and the enforcement of the judgment is not contrary to public policy of Hong Kong, Hong Kong courts may accept such judgment obtained from a United States court as a debt due under the rules of common law enforcement. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

CORPORATE HISTORY AND STRUCTURE

Corporate History

We commenced our operations in December 2007 through Shenzhen Futu Network Technology Co., Ltd., or Shenzhen Futu, a limited liability company established under the laws of the PRC, to provide internet technology and software development services.

Futu Securities International (Hong Kong) Limited, or Futu International Hong Kong, was incorporated under the laws of Hong Kong by Mr. Leaf Hua Li, our founder, chairman and chief executive officer in April 2012. In October 2012, Futu International Hong Kong became a securities dealer registered with the HK SFC by obtaining a Type 1 License for dealing in securities. Futu International Hong Kong obtained a Type 2 License for dealing in future contracts, a Type 4 License for advising on securities, a Type 9 License for asset management and a Type 5 License for advising on future contracts from the HK SFC subsequently in July 2013, June 2015, July 2015 and August 2018, respectively. In October 2014, Mr. Li transferred all of Futu International Hong Kong’s shares to Futu Holdings Limited, or Futu Holdings, our holding company. Futu International Hong Kong established two wholly-owned PRC subsidiaries, Shenzhen Shidai Futu Consulting Limited, or Shenzhen Shidai, and Shenzhen Qianhai Fuzhitu Investment Consulting Management Limited, or Shenzhen Qianhai, in May 2015 and August 2015, respectively. As of the date of this prospectus, we conduct most aspects of our operations through Futu International Hong Kong in Hong Kong.

In April 2014, Futu Holdings was incorporated under the laws of the Cayman Islands as our holding company. In May 2014, Futu Securities (Hong Kong) Limited, or Futu Hong Kong, was incorporated under the laws of Hong Kong as a wholly-owned subsidiary of Futu Holdings. As of the date of this prospectus, Futu Hong Kong has not engaged in any operating activities. Futu Hong Kong established two wholly-owned PRC subsidiaries, Shensi Network Technology (Beijing) Co., Ltd., or Shensi Beijing, and Futu Network Technology (Shenzhen) Co., Ltd., or Futu Network, in September 2014 and October 2015, respectively, which are referred to as our PRC WFOEs in this prospectus. Due to restrictions imposed by PRC laws and regulations on foreign ownership of companies that engage in internet and other related business, Shensi Beijing later entered into a series of contractual arrangements with Shenzhen Futu, which we refer to as our VIE in this prospectus, and its shareholders. For more details, see “Corporate History and Structure—Contractual Arrangements with Our VIE and Its Shareholders.” As a result of our direct ownership in our PRC WFOEs and the VIE contractual arrangements, we are regarded as the primary beneficiary of our VIE. We treated our VIE and its subsidiary as our consolidated affiliated entities under U.S. GAAP, and have consolidated the financial results of these entities in our consolidated financial statements in accordance with U.S. GAAP.

We operate our business mainly through Futu International Hong Kong, which is a HK SFC-regulated entity that holds the relevant licenses related to our securities brokerage business. In 2016, 2017 and 2018, we generated revenues of HK$83.2 million, HK$305.6 million and HK$795.0 million (US$101.5 million), accounting for 95.6%, 98.0% and 98.0% of our total revenues, respectively, from Futu International Hong Kong, whose assets amounted to HK$4,425.8 million, HK$10,748.7 million and HK$15,547.7 million (US$1,985.5 million), accounting for 98.0%, 98.4%, 96.8% of our total assets as of the end of the same years, respectively, taking intercompany transaction offset into consideration. We also conduct research and development activities in China through Futu Network and our VIE. In 2016, 2017 and 2018, we generated revenues of HK$2.5 million, HK$4.6 million and HK$3.2 million (US$0.4 million), accounting for 2.9%, 1.5% and 0.4% of our total revenues, respectively, from Futu Network and our VIE, whose assets amounted to HK$45.2 million, HK$73.8 million and HK$224.8 million (US$28.7 million), accounting for 1.0%, 0.7% and 1.4% of our total assets as of the end of the same years, respectively, taking intercompany transaction offset into consideration. As of the date of this prospectus, we have not engaged in any operating activities through our other subsidiaries in China.

We strategically established Futu Financial Limited, Futu Lending Limited and Futu Network Technology Limited, each a wholly-owned subsidiary of our company in Hong Kong, in April 2017, April 2017 and August 2015, respectively, for the purpose of our potential business expansion in the future. As of the date of this prospectus, these subsidiaries have not engaged in any active operating activities. In the past, compared to our total revenues and total assets, the revenues and assets of these subsidiaries were nominal.

In addition, we established Futu Inc., Futu Clearing Inc. and Moomoo Inc., each a wholly-owned subsidiary of our company in the United States, in December 2015, August 2018 and March 2018, respectively, in order to improve our ability to offer investing services in overseas markets. As of the date of this prospectus, Futu Inc. and Moomoo Inc. have only recently commenced operations, and Futu Clearing Inc. has not yet commenced operations. The revenues and assets of these subsidiaries are nominal compared to the total assets of our company.

The following diagram illustrates our corporate structure, including our significant subsidiaries and our VIE, as of the date of this prospectus:

Note:

(1)

Mr. Leaf Hua Li and Ms. Lei Li are beneficiary owners of our company and hold 85% and 15% equity interests in Shenzhen Futu, respectively. Mr. Li is the founder, chairman and chief executive officer of our company and Ms. Li is Mr. Li’s spouse.

Contractual Arrangements with Our VIE and Its Shareholders

The following is a summary of the currently effective contractual arrangements by and among our wholly-owned PRC subsidiary, Shensi Beijing, our VIE, Shenzhen Futu, and the shareholders of Shenzhen Futu. These contractual arrangements enable us to (i) exercise effective control over our VIE; (ii) receive substantially all of the economic benefits of our VIE; and (iii) have an exclusive option to purchase all or part of the equity interests in and/or assets of our VIE when and to the extent permitted by PRC laws.

Agreements that provide us effective control over our VIE

Shareholders’ Voting Rights Proxy Agreement. Pursuant to the shareholders’ voting rights proxy agreement entered into in October 2014, and amended and restated in May 2015 and further amended and restated in September 2018, by and among Shensi Beijing, Shenzhen Futu and each of the shareholders of Shenzhen Futu, each shareholder of Shenzhen Futu irrevocably authorized Shensi Beijing to exercise such shareholder’s rights in Shenzhen Futu, including without limitation, the power to participate in and vote at shareholder’s meetings, the power to nominate and appoint the directors, senior management, and other shareholders’ voting rights permitted by the Articles of Association of Shenzhen Futu. The shareholders’ voting rights proxy agreement remains irrevocable and continuously valid from the date of execution until the expiration of the business term of Shensi Beijing and can be renewed upon request by Shensi Beijing.

Business Operation Agreement. Pursuant to the business operation agreement entered into in October 2014, and amended and restated in May 2015 and further amended and restated in September 2018 by and among Shensi Beijing, Shenzhen Futu and each of the shareholders of Shenzhen Futu, Shenzhen Futu and its shareholders undertake that without Shensi Beijing’s prior written consent, Shenzhen Futu shall not enter into any transactions that may have a material effect on Shenzhen Futu’s assets, business, personnel, obligations, rights or business operations. Shenzhen Futu and its shareholders shall elect directors nominated by Shensi Beijing and such directors shall nominate officers designated by Shensi Beijing. The business operation agreement will remain effective until the end of Shensi Beijing’s business term, which will be extended if Shensi Beijing’s business term is extended or as required by Shensi Beijing.

Equity Interest Pledge Agreement. Pursuant to the equity interest pledge agreement entered into in October 2014, and amended and restated in May 2015 and further amended and restated in September 2018 by and among Shensi Beijing, Shenzhen Futu and each of the shareholders of Shenzhen Futu, each shareholder of Shenzhen Futu agrees that, during the term of the equity interest pledge agreements, he or she will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests without the prior written consent of Shensi Beijing. The equity interest pledge agreements remain effective until the latter of the full payment of all secured debt under the equity interest pledge agreement and Shenzhen Futu and its shareholders discharge all their obligations under the contractual arrangements. As of the date of this prospectus, each shareholder of Shenzhen Futu is planning to pledge his or her equity interest in Shenzhen Futu to Shensi Beijing.

Agreements that allow us to receive economic benefits from our VIE

Exclusive Technology Consulting and Services Agreement. Under the exclusive technology and consulting and services agreement between Shensi Beijing and Shenzhen Futu in October 2014, and amended and restated in May 2015 and further amended and restated in September 2018, Shensi Beijing has the exclusive right to provide Shenzhen Futu with technology consulting and services related to, among other things, technology research and development, technology application and implementation, maintenance of software and hardware. Without Shensi Beijing’s written consent, Shenzhen Futu shall not accept any technology consulting and services covered by this agreement from any third party. Shenzhen Futu agrees to pay a service fee at an amount equivalent to all of its net profit to Shensi Beijing. Unless otherwise terminated in accordance with the terms of this agreement or otherwise agreed by Shensi Beijing, this agreement will remain effective until the expiration of Shensi Beijing’s business term, and will be renewed if Shensi Beijing’s business term is extended.

Agreements that provide us with the option to purchase the equity interests in our VIE

Exclusive Option Agreement. Pursuant to the exclusive option agreement entered into in October 2014, and amended and restated in May 2015 and further amended and restated in September 2018, by and among Shensi Beijing, Shenzhen Futu and each of the shareholders of Shenzhen Futu, each shareholder of Shenzhen Futu has irrevocably granted Shensi Beijing an exclusive option, to the extent permitted by PRC laws, to purchase, or have its designated person or persons to purchase, at its discretion, all or part of the shareholder’s equity interests in Shenzhen Futu. Unless PRC laws and/or regulations require valuation of the equity interests, the purchase price shall be RMB1.00 or the lowest price permitted by the applicable PRC laws, whoever is higher. Each shareholder of Shenzhen Futu undertakes that, without the prior written consent of Shensi Beijing, he or she will not, among other things, (i) create any pledge or encumbrance on his or her equity interests in Shenzhen Futu, (ii) transfer or otherwise dispose of his or her equity interests in Shenzhen Futu, (iii) change Shenzhen Futu’s registered capital, (iv) amend Shenzhen Futu’s articles of association, (v) liquidate or dissolve Shenzhen Futu, or (vi) distribute dividends to the shareholders of Shenshen Futu. In addition, Shenzhen Futu undertakes that, without the prior written consent of Shensi Beijing, it will not, among other things, dispose of Shenzhen Futu’s material assets, provide any loans to any third parties, enter into any material contract with a value of more than RMB500,000, or create any pledge or encumbrance on any of its assets, or transfer or otherwise dispose of its material assets. Unless otherwise terminated by Shensi Beijing, this agreement will remain effective until the expiration of Shensi Beijing’s business term, and will be renewed if Shensi Beijing’s business term is extended.

In the opinion of CM Law Firm, our PRC legal counsel:

•

the ownership structures of Shensi Beijing and Shenzhen Futu, both currently and immediately after giving effect to this offering, will not result in any violation of applicable PRC laws or regulations currently in effect; and

•

the contractual arrangements among Shensi Beijing, Shenzhen Futu and the shareholders of Shenzhen Futu governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect.

However, we have been further advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to or otherwise different from the above opinion of our PRC legal counsel. If the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC government restrictions on foreign investment in our businesses, we could be subject to severe penalties including being prohibited from continuing operations in China. See “Risk Factors—Risks Related to Our Business and Industry—We rely on contractual arrangements with our VIE and its shareholders to operate a limited part of our business in China, which may not be as effective as direct ownership in providing operational control and otherwise have a material adverse effect as to our business” and “Risk Factors—Risks Related to Doing Business in China—If the PRC government deems that the contractual arrangements in relation to our VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of comprehensive (loss)/income data for the years ended December 31, 2016, 2017 and 2018, selected consolidated balance sheet data as of December 31, 2017 and 2018 and selected consolidated cash flow data for the years ended December 31, 2016, 2017 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Year ended December 31,
	2016	2017	2018
	HK$	HK$	HK$	US$
	(in thousands, except for share and per share data)
Selected Consolidated Statements of Comprehensive (Loss)/Income Data :
Revenues
Brokerage commission and handling charge income	74,498	184,918	407,990	52,103
Interest income	5,795	105,872	360,585	46,049
Other income	6,722	20,873	42,768	5,462

Total revenues	87,015	311,663	811,343	103,614

Costs
Brokerage commission and handling charge expenses	(18,730)	(36,777)	(80,127)	(10,233)
Interest expenses	(3,459)	(19,879)	(95,624)	(12,212)
Processing and servicing costs	(22,880)	(52,446)	(73,843)	(9,430)

Total costs	(45,069)	(109,102)	(249,594)	(31,875)

Total gross profit	41,946	202,561	561,749	71,739

Operating expenses
Research and development expenses(1)	(61,624)	(95,526)	(151,097)	(19,296)
Selling and marketing expenses(1)	(59,198)	(41,446)	(98,062)	(12,523)
General and administrative expenses(1)	(31,786)	(57,293)	(103,831)	(13,260)

Total operating expenses	(152,608)	(194,265)	(352,990)	(45,079)

Others, net	(1,085)	(4,918)	(7,959)	(1,016)
(Loss)/income before income tax benefit/(expense)	(111,747)	3,378	200,800	25,644

Income tax benefit/(expense)	13,276	(11,480)	(62,288)	(7,955)
Net (loss)/income	(98,471)	(8,102)	138,512	17,689

Preferred shares redemption value accretion	(17,929)	(47,715)	(66,998)	(8,556)

Income allocation to participating preferred shareholders	—	—	(34,576)	(4,416)

Net (loss)/income attributable to ordinary shareholder of the Company	(116,400)	(55,817)	36,938	4,717

Net (loss)/income	(98,471)	(8,102)	138,512	17,689

Other comprehensive (loss)/income, net of tax
Foreign currency translation adjustment	(4,142)	3,366	754	96

Total comprehensive (loss)/income	(102,613)	(4,736)	139,266	17,785

Net (loss)/income per share attributable to ordinary shareholder of the Company
Basic	(0.29)	(0.14)	0.09	0.01
Diluted	(0.29)	(0.14)	0.07	0.01

	For the Year ended December 31,
	2016	2017	2018
	HK$	HK$	HK$	US$
	(in thousands, except for share and per share data)
Weighted average number of ordinary shares used in computing net (loss)/income per share
Basic	403,750,000	403,750,000	403,750,000	403,750,000
Diluted	403,750,000	403,750,000	511,536,122	511,536,122

Note:

(1)	Share-based compensation expenses were allocated as follows:

	For the Year Ended December 31,
	2016	2017	2018
	HK$	HK$	HK$	US$
	(in thousands)
Selling and marketing expenses	261	161	104	13
Research and development expenses	8,335	8,854	9,223	1,178
General and administrative expenses	559	754	1,113	142

Total	9,155	9,769	10,440	1,333

	As of December 31,			Pro Forma December 31, (Unaudited)
	2017	2018	2018	2018	2018
	HK$	HK$	US$	HK$	US$
	(in thousands)
Selected Consolidated Balance Sheet Data:
Assets
Cash and cash equivalents	375,263	215,617	27,536	215,617	27,536
Cash held on behalf of clients	7,176,579	11,771,487	1,503,287	11,771,487	1,503,287
Available-for-sale financial securities	—	59,348	7,579	59,348	7,579
Amounts due from related parties	6,541	—	—	—	—
Loans and advances	2,907,967	3,086,904	394,215	3,086,904	394,215
Receivables:
Clients	218,960	120,256	15,357	120,256	15,357
Brokers	106,078	425,849	54,383	425,849	54,383
Clearing organization	55,892	175,955	22,470	175,955	22,470
Interest	7,041	49,427	6,313	49,427	6,313
Prepaid assets	3,646	8,810	1,125	8,810	1,125
Other assets	65,918	149,279	19,064	149,279	19,064

Total assets	10,923,885	16,062,932	2,051,329	16,062,932	2,051,329

Liabilities
Amounts due to related parties	14,687	8,591	1,097	8,591	1,097
Payables:
Clients	7,340,823	12,304,717	1,571,383	12,304,717	1,571,383
Brokers	929,692	920,871	117,601	920,871	117,601
Clearing organization	82,878	—	—	—	—
Interest	2,066	2,405	308	2,405	308
Short-term borrowings	1,542,448	1,576,251	201,296	1,576,251	201,296
Convertible notes	—	—	—	—	—
Accrued expenses and other liabilities	60,717	149,818	19,133	149,818	19,133

Total liabilities	9,973,311	14,962,653	1,910,818	14,962,653	1,910,818

Total mezzanine equity	1,183,475	1,250,472	159,692	—	—
Total shareholders’ (deficit)/equity	(232,901)	(150,193)	(19,181)	1,100,279	140,511

Total liabilities, mezzanine equity and shareholders’ (deficit)/equity	10,923,885	16,062,932	2,051,329	16,062,932	2,051,329

	For the Year Ended December 31,
	2016	2017	2018
	HK$	HK$	HK$	US$
	(in thousands)
Selected Consolidated Cash Flow Data:
Net cash generated from operating activities	1,397,692	1,855,328	4,470,167	570,866
Net cash used in investing activities	(6,230)	(5,145)	(78,052)	(9,967)
Net cash generated from financing activities	147,594	2,155,846	35,690	4,558
Effect of exchange rate changes on cash, cash equivalents and restricted cash	77	21,625	7,457	952

Net increase in cash, cash equivalents and restricted cash	1,539,133	4,027,654	4,435,262	566,409
Cash, cash equivalents and restricted cash at beginning of the year	1,985,055	3,524,188	7,551,842	964,414

Cash, cash equivalents and restricted cash at end of the year	3,524,188	7,551,842	11,987,104	1,530,823

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are an advanced technology company transforming the investing experience by offering a fully digitized brokerage platform. Technology permeates every part of our business, allowing us to offer a redefined user experience built upon an agile, stable, scalable and secure platform. We primarily serve the emerging affluent Chinese population, pursuing a massive opportunity to facilitate a once-in-a-generation shift in the wealth management industry and build a digital gateway into broader financial services. As of December 31, 2018, we had an attractive and rapidly growing user base of 5.6 million, over 502,000 registered clients, defined as users who have opened trading accounts with us, and over 132,000 paying clients, defined as registered clients who have assets in their trading accounts. In 2018, we brokered HK$907.0 billion (US$115.8 billion) in client trades. According to Oliver Wyman, we ranked fourth among Hong Kong online retail brokers in terms of online brokerage revenue for the six months ended June 30, 2018.

We launched our business on the premise that no one should be precluded from investing on the basis of prohibitive transaction costs or market inexperience. We thus designed a platform around an elegant user experience integrating clear and relevant market data, social collaboration and best-in-class trade execution, finding that by delivering our vision through a purpose-built technology infrastructure we could disrupt traditional investing conventions. Over the last eight years we have continuously enhanced our technology and built a comprehensive, user-oriented and cloud-based platform that is fully-licensed to conduct securities brokerage business in Hong Kong. This serves as a foundation from which to execute our growth strategies with an operating efficiency that allows us to offer commission rates that are approximately one-fifth of the average rate offered by the leading players in Hong Kong, according to Oliver Wyman, creating a massive barrier to entry. As of December 31, 2018, approximately 65% of our workforce was dedicated to research and development, reflecting the degree to which technological excellence is entrenched in every aspect of our business.

We provide investing services through our proprietary digital platform, Futu NiuNiu, a highly integrated application accessible through any mobile device, tablet or desktop. Our primary fee-generating services include trade execution and margin financing which allow our clients to trade securities, such as stocks, warrants, options and ETFs, across different markets. We surround our trading and margin financing services and enhance our user and client experience with market data and news, research, as well as powerful analytical tools, providing our clients with a data rich foundation to simplify the investing decision-making process.

We have achieved significant growth in our user and client base, client assets, trading volumes and revenues. Our paying clients increased from 35,456 as of December 31, 2016 to 80,057 as of December 31, 2017, and further increased to 132,821 as of December 31, 2018. Our growing paying client base allowed us to increase client assets and trading volumes by 186.0% and 164.4%, respectively, in 2017 as compared to 2016, and by 14.7% and 75.1%, respectively, in 2018 as compared to 2017. This drove revenues of HK$311.7 million in 2017, representing a 258.2% increase from HK$87.0 million in 2016, and of HK$811.3 million (US$103.6 million) in 2018, representing a 160.3% increase from HK$311.7 million in 2017. We were able to decrease our net loss from HK$98.5 million in 2016 to HK$8.1 million in 2017, and had net income of HK$138.5 million (US$17.7 million) in 2018.

Key Factors Affecting Our Results of Operations

Our business and results of operations are influenced by general factors affecting the online brokerage industry in Hong Kong and China, including the overall economic and market conditions, level of per capita disposable income in Hong Kong and China, and the growth of the online brokerage and related services markets. In particular, as our securities brokerage business depends heavily on trading volume, our financial performance is highly dependent on the market conditions in which our business operates. Changes in market conditions can have a significant impact on investor sentiment and trading volume, resulting in fluctuation in brokerage commission and fee income. Our margin financing business is subject to influences from market factors such as market liquidity, interest rate as well as investor sentiment.

In addition, our business and results of operations are also affected by factors driving online brokerage in Hong Kong and China, such as the growing number of retail investors having interests and needs in investing securities in global capital markets, the usage and penetration rate of the internet and mobile internet, the changing investor preferences with respect to trading and investment platforms and the competitive environment, governmental policies and regulatory environment, such as any capital control measures that impose restrictions on cross-border transfer. Unfavorable changes in any of these general factors could negatively affect demand for our services and materially and adversely affect our results of operations.

While our business is influenced by general factors affecting our industry, our results of operations are more directly affected by certain company specific factors, including:

Number of clients, their trading activities and commission rate

Growth in the trading volume on our platform is the key driver of our revenue growth, which is in turn driven by total client asset balance and turnover of trading volume over client assets. The trading volume on our platform increased from HK$195.9 billion in 2016 to HK$517.9 billion in 2017 and further to HK$907.0 billion (US$115.8 billion) in 2018, primarily driven by the increase in our total client asset balance, which is in turn driven by the number of our paying clients, among others. The number of our paying clients increased from 35,456 as of December 31, 2016 to 80,057 as of December 31, 2017, and further increased to 132,821 as of December 31, 2018. As a result, our total client asset balance increased from HK$15.5 billion as of December 31, 2016 to HK$44.4 billion as of December 31, 2017, and further increased to HK$50.9 billion (US$6.5 billion) as of December 31, 2018. The increase in total client asset balance has contributed to the significant increase in our brokerage commission and handling charge income and interest income during these years. Our total client asset balance is also affected by a number of other factors, including level of per capita disposable income as well as the engagement and stickiness of our clients. We have strived to increase the engagement and stickiness of our clients and enhance the competitiveness and attractiveness of our platform by offering superior investing experience, insightful market intelligence and social connectivity. We plan to continue to grow our business organically by attracting and retaining clients and increasing our total client asset balance, and to improve the turnover of trading volume over client asset by adding new products and services on our platform and providing high-quality, reliable and convenient online brokerage and ancillary services to investors at low costs. In addition to trading volume, our brokerage commission and handling charge income is also affected by the commission rate we charge.

Our margin financing and securities lending balance and interest spread

To provide our investors with comprehensive investment services, we offer margin financing and securities lending services on our platform. Since then, benefiting from our high-growth client base, increasingly attractive products and broader financing partners network, our margin financing and securities lending businesses have grown rapidly. Interest income derived from our margin financing and securities lending businesses as a percentage of revenues increased from 2.0% in 2016 to 21.0% in 2017, and further increased to 27.9% in 2018. Our daily average margin financing and securities lending balance grew significantly from HK$1,126.0 million in 2017 to HK$3,729.0 million (US$476.2 million) in 2018. The increase in our daily average margin financing and securities lending balance has been primarily driven by the increase in the number of margin financing and securities lending clients. In 2018, we had provided margin financing service for securities listed on the Hong Kong Stock Exchange and the major stock exchanges in the U.S. to 33,573 and 19,812 clients, respectively, and we had provided securities lending services for securities listed on the major stock exchanges in the U.S. to 7,969 clients. The margin financing and securities lending balance is also affected by factors including client asset balance, margin financing and securities lending balance as a percentage of client assets, and our ability to continue to secure funding and securities from third parties.

The net interest income from our margin financing and securities lending businesses is affected by our margin financing and securities lending balance, as well as the interest spread we earn. We have benefitted from the increase in client demand for margin financing and securities lending services, which in turn strengthened our bargaining power against third-party funding and securities lenders and allowed us to optimize interest expenses. To continue to expand our margin financing and securities lending businesses, we plan to deepen our cooperation with third-party funding and securities lenders as well as allocate our own capital to increase the funds available. To effectively manage our capital, we have established liquidity policies to support the growth of our margin financing business while ensuring sufficient capital reserve is maintained to meet operational needs and comply with applicable regulatory requirements. In addition, once we become a publicly listed company, we will be perceived as a stronger debtor by lenders and potentially obtain a better credit rating from rating agencies, which will further diversify our funding sources and improve our funding terms.

We have also been developing and offering innovative solutions for our clients who wish to finance their securities purchases, such as real-time, cross-market, securities-backed financing and enhanced leverage for IPO subscriptions. Our revenue growth will be affected by our ability to effectively execute these initiatives and increase our margin financing and securities lending balance and interest spread.

Operating leverage of our platform

Our results of operations depend on our ability to manage our costs and expenses. We expect our costs and expenses to continue to increase as we grow our business and attract more clients to our platform. However, we believe our platform has significant operating leverage and enables us to realize cost savings structurally. We have built a secure and scalable brokerage platform that is fully digitized and supports the full transaction lifecycle from the front-end to the back-office through our proprietary cloud-based technology, which in turn allows us to reduce our operating expenses. We believe our proprietary and modularized technology infrastructure has been fully funded, enabling us to bring in new products and enter new markets with moderate investment and marginal cost. As a result, the costs associated with the operation of our platform as well as our operating expenses do not increase in line with our revenues as we do not require a proportional increase in the size of our workforce to support our growth.

In addition, by leveraging the client insights we generate from our large client base, we are able to attract corporate clients to utilize our distribution solution and public relations and brand promotion services, which in turn generates strong demand for our brokerage and margin financing services from our clients. The scale, demographics and depth of engagement of our client base also translates to high lifetime values. When matched against our efficient client acquisition, a function of our online marketing and promotional activities, word-of-mouth referrals and our corporate services, we are able to achieve a payback period of less than six months since the beginning of 2017. As our business further grows in scale, we believe our massive scale, coupled with the network effects, will allow us to acquire clients more cost-effectively and benefit from substantial economies of scale.

Investment in technology and talent

Our technology is critical for us to retain and attract clients. Over the last eight years, we have made significant investments into our technology platform, which has evolved into a highly-automated, multi-product, multi-market, closed-loop technology infrastructure that drives every function of our business including trading, risk management, clearing, market data, news feeds and social functions. We will continue to make significant investments in research and development and technology to enhance our platform to address the diverse needs of our clients and improve operating efficiency. We intend to focus on developing innovative applications, products and services aimed at providing more convenience to clients and improving our user experience, service quality and system efficiency. In addition, there is a strong demand in China’s internet industry for talented and experienced personnel. We must recruit, retain and motivate talented employees while controlling our personnel-related expenses, including share-based compensation expenses.

Our ability to broaden service offerings

Our results of operations are also affected by our ability to invest in and develop new service offerings and further penetrate our client base. We currently derive a substantial portion of our revenues from our securities brokerage business, and as a result, our profitability depends largely on the performance of this business. While we expect our brokerage commission income to increase and continue to be a major source of our revenues in the future, we also expect to increase the revenue contribution from other businesses with relatively higher profit margins, such as our margin financing and securities lending business. We also intend to further broaden our financial services footprint and launch new products and services, fixed income funds and futures. We believe that our comprehensive offering of financial products and services and our strong technology capability in developing new products and services will allow us to capture new market opportunities and respond to changes in the market, client demand and client preferences to remain competitive.

Key Components of Results of Operations

Revenues

We generate revenues primarily from our online brokerage and margin financing services. The following table sets forth the components of our revenues by amounts and percentages of our total revenues for the years presented:

	For the Year Ended December 31,
	2016		2017		2018
	HK$	%	HK$	%	HK$	US$	%
	(in thousands, except for percentages)
Revenues:
Brokerage commission and handling charge income	74,498	85.6	184,918	59.3	407,990	52,103	50.3
Interest income	5,795	6.7	105,872	34.0	360,585	46,049	44.4
Other income	6,722	7.7	20,873	6.7	42,768	5,462	5.3

Total revenues	87,015	100.0	311,663	100.0	811,343	103,614	100.0

Brokerage commission and handling charge income

Brokerage commission income primarily consists of commissions and execution fees from our clients for whom we act as executing and clearing brokers. We generate commissions and execution fees on securities brokerage by trading equities and equity-linked derivatives on behalf of our clients. Handling charge income primarily consists of fees from settlement and dividend collection services.

Interest income

Interest income primarily consists of interest income from margin financing and securities lending services, interest income from bank deposit and interest income from IPO financing by arranging the financing for our clients in connection with their subscriptions in initial public offerings.

Other income

Other income primarily consists of income from enterprise public relations services, underwriting fee income, IPO subscription service charge income, currency exchange service income from clients, income from market data service and client referral income from brokers. We generate income from enterprise public relations by providing institutional clients with public relations services, including distributing company information and news and providing communication channels with investors. We generate underwriting fee income in our investment banking business primarily by providing equity underwriting to corporate issuers. We generate IPO subscription service charge income from provision of new share subscription services in relation to IPOs in the Hong Kong capital market. We generate currency exchange service income from providing currency exchange services to our paying clients. We generate our income from market data service and client referral income primarily by providing fee-based market data services to users and clients and referring clients to licensed A-share brokers in China.

Costs

The following table sets forth the components of our costs by amounts and percentages of costs for the years presented:

	For the Year Ended December 31,
	2016		2017		2018
	HK$	%	HK$	%	HK$	US$	%
	(in thousands, except for percentages)
Costs:
Brokerage commission and handling charge expenses	18,730	41.5	36,777	33.7	80,127	10,233	32.1
Interest expenses	3,459	7.7	19,879	18.2	95,624	12,212	38.3
Processing and servicing costs	22,880	50.8	52,446	48.1	73,843	9,430	29.6

Total costs	45,069	100.0	109,102	100.0	249,594	31,875	100.0

Brokerage commission and handling charge expenses

Brokerage commission and handling charge expenses consist of fees charged by executing brokers in the U.S. as we transact with them, expenses charged by stock exchanges or executing brokers for our use of their clearing and settlement systems and expenses charged by commercial banks or stock exchanges for providing clearing and settlement services in connection with IPO subscriptions.

Interest expenses

Interest expenses primarily consist of interest expenses of borrowings from commercial banks, other licensed financial institutions and other parties to fund our margin financing and IPO financing businesses.

Processing and servicing costs

Processing and servicing costs consist of market data and information fees, data transmission fees, cloud service fees and SMS service fees paid to stock exchanges and data and other service providers.

Operating expenses

The following table sets forth the components of our operating expenses by amounts and percentages of operating expenses for the years presented:

	For the Year Ended December 31,
	2016		2017		2018
	HK$	%	HK$	%	HK$	US$	%
	(in thousands, except for percentages)
Operating expenses:
Research and development expenses	61,624	40.4	95,526	49.2	151,097	19,296	42.8
Selling and marketing expenses	59,198	38.8	41,446	21.3	98,062	12,523	27.8
General and administrative expenses	31,786	20.8	57,293	29.5	103,831	13,260	29.4

Total operating expenses	152,608	100.0	194,265	100.0	352,990	45,079	100.0

Research and development expenses. Research and development expenses consist of expenses related to developing service platforms, including website, mobile apps and other products, as well as payroll and welfare, rental expenses and other related expenses for our research and development professionals.

Selling and marketing expenses. Selling and marketing expenses consist primarily of advertising and promotion costs, payroll, rental and related expenses for selling and marketing personnel. Advertising costs primarily consist of costs of online advertising and offline promotional events.

General and administrative expenses. General and administrative expenses consist of payroll, rental, and related expenses for employees involved in general corporate functions, including senior management, finance, legal and human resources, expenses for third-party professional agents, costs associated with use of facilities and equipment and other general corporate related expenses.

Taxation

Cayman Islands

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

Hong Kong

Our subsidiaries incorporated in Hong Kong, including Futu Securities (Hong Kong) Limited, Futu Financial Limited, Futu Lending Limited, Futu Network Technology Limited and Futu Securities International (Hong Kong) Limited, are subject to 16.5% Hong Kong profit tax on their taxable income generated from operations in Hong Kong. Under the Hong Kong tax laws, we are exempted from the Hong Kong income tax on our foreign-derived income. In addition, payments of dividends from our Hong Kong subsidiary to us are not subject to any Hong Kong withholding tax.

PRC

Generally, our PRC subsidiaries, VIE and its subsidiary are subject to enterprise income tax on their taxable income in China at a statutory rate of 25%. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

We are subject to value-added tax at a rate of 6% for the income arising from providing financial technology services to our clients in China. We are also subject to surcharges on value-added tax payments in accordance with PRC law.

Dividends paid by our wholly foreign-owned subsidiary in China to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Arrangement between China and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income and Capital and receives approval from the relevant tax authority. If our Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, then the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%. Effective from November 1, 2015, the above mentioned approval requirement has been abolished, but a Hong Kong entity is still required to file application package with the relevant tax authority, and settle the overdue taxes if the preferential tax rate of 5% is denied based on the subsequent review of the application package by the relevant tax authority.

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors—Risks Related to Doing Business in China—We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.”

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the years presented, both in absolute amount and as a percentage of our revenues for the years presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any year are not necessarily indicative of our future trends.

	For the Year Ended December 31,
	2016		2017		2018
	HK$	%	HK$	%	HK$	US$	%
	(in thousands, except for percentages)
Revenues
Brokerage commission and handling charge income	74,498	85.6	184,918	59.3	407,990	52,103	50.3
Interest income	5,795	6.7	105,872	34.0	360,585	46,049	44.4
Other income	6,722	7.7	20,873	6.7	42,768	5,462	5.3

Total revenues	87,015	100.0	311,663	100.0	811,343	103,614	100.0
Costs
Brokerage commission and handling charge expenses	(18,730)	(21.5)	(36,777)	(11.8)	(80,127)	(10,233)	(9.9)
Interest expenses	(3,459)	(4.0)	(19,879)	(6.4)	(95,624)	(12,212)	(11.8)
Processing and servicing costs	(22,880)	(26.3)	(52,446)	(16.8)	(73,843)	(9,430)	(9.1)

Total costs	(45,069)	(51.8)	(109,102)	(35.0)	(249,594)	(31,875)	(30.8)
Total gross profit	41,946	48.2	202,561	65.0	561,749	71,739	69.2

Operating expenses
Research and development expenses(1)	(61,624)	(70.8)	(95,526)	(30.7)	(151,097)	(19,296)	(18.6)
Selling and marketing expenses(1)	(59,198)	(68.0)	(41,446)	(13.3)	(98,062)	(12,523)	(12.1)
General and administrative expenses(1)	(31,786)	(36.6)	(57,293)	(18.3)	(103,831)	(13,260)	(12.8)

Total operating expenses	(152,608)	(175.4)	(194,265)	(62.3)	(352,990)	(45,079)	(43.5)

Others, net	(1,085)	(1.2)	(4,918)	(1.6)	(7,959)	(1,016)	(1.0)

(Loss)/income before income tax	(111,747)	(128.4)	3,378	1.1	200,800	25,644	24.7

Income tax benefit/(expense)	13,276	15.3	(11,480)	(3.7)	(62,288)	(7,955)	(7.7)

Net (loss)/income	(98,471)	(113.1)	(8,102)	(2.6)	138,512	17,689	17.0

Note:

(1)	Share-based compensation expenses were allocated as follows:

	For the Year Ended December 31,
	2016	2017	2018
	HK$	HK$	HK$	US$
	(in thousands)
Selling and marketing expenses	261	161	104	13
Research and development expenses	8,335	8,854	9,223	1,178
General and administrative expenses	559	754	1,113	142

Total	9,155	9,769	10,440	1,333

Year ended December 31, 2018 compared to year ended December 31, 2017

Revenues

Our revenues, which consist of brokerage commission and handling charge income, interest income and other income, significantly increased by 160.3% from HK$311.7 million in 2017 to HK$811.3 million (US$103.6 million) in 2018. This increase was primarily attributable to the increases in our brokerage commission and handling charge income and interest income.

Brokerage commission and handling charge income. Brokerage commission and handling charge income increased by 120.6% from HK$184.9 million in 2017 to HK$408.0 million (US$52.1 million) in 2018, primarily attributable to the increase in trading volume from HK$517.9 billion in 2017 to HK$907.0 billion (US$115.8 billion) in 2018 and the increase in our effective fee rates. The increase in trading volume was primarily attributable to the increase in the number of paying clients from 80,057 as of December 31, 2017 to 132,821 as of December 31, 2018. The increase in our effective fee rates is mainly the result of the new pricing packages we introduced in the second half of 2017.

Interest income. Interest income increased significantly from HK$105.9 million in 2017 to HK$360.6 million (US$46.0 million) in 2018, primarily attributable to the significant increase in our daily average margin financing and securities lending balance from HK$1,126.0 million in 2017 to HK$3,729.0 million (US$476.2 million) in 2018, as well as the increase in balance of client deposits and the improved return on such balance driven by (i) enhanced capital management and (ii) the increase in the benchmark interest rates in the U.S. and Hong Kong.

Other income. Other income increased significantly by 104.9% from HK$20.9 million in 2017 to HK$42.8 million (US$5.5 million) in 2018, primarily attributable to the increase in IPO subscription service charge income, underwriting fee income and enterprise public relations service charge income.

Costs

Our costs, which consist of brokerage commission and handling charge expenses, interest expenses and processing and servicing costs, increased by 128.8% from HK$109.1 million in 2017 to HK$249.6 million (US$31.9 million) in 2018 as all components of costs increased as a result of our business growth.

Brokerage commission and handling charge expenses. Brokerage commission and handling charge expenses increased by 117.9% from HK$36.8 million in 2017 to HK$80.1 million (US$10.2 million) in 2018, primarily attributable to the increase in trading volume on our platform. The brokerage commission and handling charge expenses increased in line with our brokerage commission income.

Interest expenses. Interest expenses increased by 381.0% from HK$19.9 million in 2017 to HK$95.6 million (US$12.2 million) in 2018, primarily attributable to the increase of our monthly average loan balance from

HK$0.9 billion in 2017 to HK$3.2 billion (US$408.7 million) in 2018, which was primarily driven by our rapidly growing margin financing and securities lending business, and the overall increased interest rates of our borrowings from commercial banks and other financial institutions.

Processing and servicing costs. Processing and servicing costs increased by 40.8% from HK$52.4 million in 2017 to HK$73.8 million (US$9.4 million) in 2018, primarily attributable to the increase in the market information and data fees from HK$37.5 million in 2017 to HK$46.7 million (US$6.0 million) in 2018 as we upgraded and expanded our market data service.

Gross profit

As a result of the foregoing, our total gross profit significantly increased by 177.3% from HK$202.6 million in 2017 to HK$561.7 million (US$71.7 million) in 2018. Our gross profit margin increased from 65.0% in 2017 to 69.2% in 2018, primarily attributable to the decrease in brokerage commission and handling charge expenses and processing and servicing costs as percentages of our total revenues.

Operating expenses

Our total operating expenses increased by 81.7% from HK$194.3 million in 2017 to HK$353.0 million (US$45.1 million) in 2018 as research and development expenses, selling and marketing expenses and general and administrative expenses increased due to our business growth.

Research and development expenses. Our research and development expenses increased from HK$95.5 million in 2017 to HK$151.1 million (US$19.3 million) in 2018, primarily due to an increase in headcount for our research and development function to support our business growth and an increase in average compensation in line with the market trend.

Selling and marketing expenses. Our selling and marketing expenses increased from HK$41.4 million in 2017 to HK$98.1 million (US$12.5 million) in 2018, primarily due to the increase in expenses associated with our branding and marketing activities.

General and administrative expenses. Our general and administrative expenses increased from HK$57.3 million in 2017 to HK$103.8 million (US$13.3 million) in 2018. The increase was primarily due to an increase in headcount for our general and administrative personnel and an increase in average compensation in line with the market trend.

Others, net

Our others, net, which primarily consists of non-operating income and expenses and foreign currency gains and losses, increased from HK$4.9 million in 2017 to HK$8.0 million (US$1.0 million) in 2018. This increase was primarily due to the increase of accrued surcharges of the underpaid social security insurance.

(Loss)/income before income tax

As a result of the foregoing, we had income before income tax of HK$200.8 million (US$25.6 million) in 2018, compared to HK$3.4 million in 2017.

Income tax benefit/(expense)

We had income tax expense of HK$62.3 million (US$8.0 million) in 2018, compared to HK$11.5 million in 2017, primarily due to an increase of our taxable income during such year.

Net (loss)/income

As a result of the foregoing, we had net income of HK$138.5 million (US$17.7 million) in 2018, compared to net loss of HK$8.1 million in 2017.

Year ended December 31, 2017 compared to year ended December 31, 2016

Revenues

Our revenues, which consist of brokerage commission and handling charge income, interest income and other income, significantly increased by 258.2% from HK$87.0 million in 2016 to HK$311.7 million in 2017. This increase was primarily due to the increases in our brokerage commission and handling charge income and interest income.

Brokerage commission and handling charge income. Brokerage commission and handling charge income increased by 148.2% from HK$74.5 million in 2016 to HK$184.9 million in 2017, primarily attributable to the increase in trading volume from HK$195.9 billion in 2016 to HK$517.9 billion in 2017. The increase in trading volume was primarily attributable to the increase in the number of paying clients from 35,456 as of December 31, 2016 to 80,057 as of December 31, 2017 and the increase in the average paying client asset balance from HK$437,626 as of December 31, 2016 to HK$554,379 as of December 31, 2017. Our commission rate remained generally stable during 2016 and 2017.

Interest income. Interest income increased significantly from HK$5.8 million in 2016 to HK$105.9 million in 2017, primarily attributable to the increase in the margin balance from HK$126.2 million in 2016 to HK$2,865.0 million in 2017, as well as the increase in balance of client deposits and the improved return on such balance driven by (i) better capital management and (ii) an increase in benchmark interest rate in the U.S. and Hong Kong.

Other income. Other income increased significantly by 210.5% from HK$6.7 million in 2016 to HK$20.9 million in 2017, primarily attributable to the increase in IPO subscription service charge income, enterprise public relations service charge income and underwriting fee income as a result of the expansion in our corporate services.

Costs

Our costs, which consist of brokerage commission and handling charge expenses, interest expenses and processing and servicing costs, increased by 142.1% from HK$45.1 million in 2016 to HK$109.1 million in 2017 as all components of costs increased due to our business growth.

Brokerage commission and handling charge expenses. Brokerage commission and handling charge expenses increased by 96.4% from HK$18.7 million in 2016 to HK$36.8 million in 2017, primarily attributable to the increase in trading volume on our platform. The brokerage commission and handling charge expenses did not increase in line with our brokerage commission income due to the tiered pricing policy adopted by clearing organizations and authorized financial institutions.

Interest expenses. Interest expenses increased by 474.7% from HK$3.5 million in 2016 to HK$19.9 million in 2017, primarily attributable to the increase of our loan balance from HK$161.2 million in 2016 to HK$1.5 billion in 2017, which was primarily attributable to the growing capital needs associated with the rapid growth of our margin financing business, and the increase in effective interest rate due to an increase in benchmark interest rates in the U.S. and Hong Kong.

Processing and servicing costs. Processing and servicing costs increased by 129.2% from HK$22.9 million in 2016 to HK$52.4 million in 2017, primarily attributable to the increase in the market information and data fees from HK$14.5 million in 2016 to HK$37.5 million in 2017 to upgrade our market data service.

Gross profit

As a result of the foregoing, our total gross profit significantly increased by 382.9% from HK$41.9 million in 2016 to HK$202.6 million in 2017. Our gross profit margin increased from 48.2% in 2016 to 65.0% in 2017, primarily attributable to the decrease in brokerage commission and handling charge expenses and processing and servicing costs as percentages of our total revenues.

Operating expenses

Our total operating expenses increased by 27.3% from HK$152.6 million in 2016 to HK$194.3 million in 2017 as research and development expenses and general and administrative expenses increased due to our business growth. The increase was partially offset by the decrease in selling and marketing expenses attributable to improvement in our marketing efficiency.

Research and development expenses. Our research and development expenses increased from HK$61.6 million in 2016 to HK$95.5 million in 2017, primarily due to an increase in headcount for our research and development function to support our business growth and an increase in average compensation in line with the market trend.

Selling and marketing expenses. Our selling and marketing expenses decreased from HK$59.2 million in 2016 to HK$41.4 million in 2017, primarily attributable to the improvement of our marketing and user acquisition efficiency.

General and administrative expenses. Our general and administrative expenses increased from HK$31.8 million in 2016 to HK$57.3 million in 2017. The increase was primarily attributable to an increase in headcount for our general and administrative personnel and an increase in average compensation in line with the market trend.

Others, net

Our others, net, which primarily consists of non-operating income and expenses and foreign currency gains and losses, increased from HK$1.1 million in 2016 to HK$4.9 million in 2017. This increase was primarily due to the increase in non-operating cost incurred in relation to transaction terminations.

(Loss)/income before income tax

As a result of the foregoing, we had income before income tax of HK$3.4 million in 2017, compared to loss before income tax of HK$111.7 million in 2016.

Income tax benefit/(expense)

We had income tax expense of HK$11.5 million in 2017, compared to income tax benefit of HK$13.3 million in 2016, primarily attributable to recognition of deferred tax assets based on the evaluation of our future taxable income.

Net loss

As a result of the foregoing, we incurred net loss of HK$8.1 million in 2017, compared to net loss of HK$98.5 million in 2016. Excluding share-based compensation expenses, our adjusted net income reached HK$1.7 million in 2017, compared to an adjusted net loss of HK$89.3 million in 2016. See “Summary Consolidated Financial and Operating Data—Non-GAAP Measures” for a reconciliation of adjusted net (loss)/income to net (loss)/income.

Selected Quarterly Results of Operations

The following table sets forth our unaudited consolidated quarterly results of operations for each of the eight quarters from January 1, 2017 to December 31, 2018. You should read the following table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared this unaudited condensed consolidated quarterly financial data on the same basis as we have prepared our audited consolidated financial statements. The unaudited condensed consolidated financial data include all adjustments, consisting only of normal and recurring adjustments, that our management considered necessary for a fair statement of our financial position and results of operation for the quarters presented.

	For the Three Months Ended,
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018
	(Unaudited) (In HK$ thousands)
Revenues
Brokerage commission and handling charge income	25,815	37,721	50,891	70,491	94,772	90,051	109,839	113,328
Interest income	6,668	12,640	32,690	53,874	66,652	87,080	104,005	102,848
Other income	4,232	3,878	3,832	8,931	10,985	9,101	11,682	11,000

Total revenues	36,715	54,239	87,413	133,296	172,409	186,232	225,526	227,176

Costs
Brokerage commission and handling charge expenses	(5,240)	(7,345)	(9,969)	(14,223)	(19,364)	(20,060)	(20,190)	(20,513)
Interest expenses	(1,935)	(1,431)	(3,564)	(12,949)	(17,280)	(23,861)	(32,035)	(22,448)
Processing and servicing costs	(11,075)	(13,158)	(15,257)	(12,956)	(15,689)	(16,485)	(20,375)	(21,294)

Total costs	(18,250)	(21,934)	(28,790)	(40,128)	(52,333)	(60,406)	(72,600)	(64,255)

Total gross profit	18,465	32,305	58,623	93,168	120,076	125,826	152,926	162,921

Operating expenses
Selling and marketing expenses(1)	(4,535)	(11,172)	(14,536)	(11,203)	(10,086)	(28,994)	(34,591)	(24,391)
Research and development expenses(1)	(19,127)	(23,674)	(26,605)	(26,120)	(30,809)	(34,858)	(39,990)	(45,440)
General and administrative expenses(1)	(13,868)	(11,693)	(16,498)	(15,234)	(19,207)	(23,166)	(30,895)	(30,563)

Total operating expenses	(37,530)	(46,539)	(57,639)	(52,557)	(60,102)	(87,018)	(105,476)	(100,394)

Others, net	(2,497)	183	(661)	(1,943)	(62)	(1,634)	(4,316)	(1,947)
(Loss)/Income before income tax expenses	(21,562)	(14,051)	323	38,668	59,912	37,174	43,134	60,580

Income tax benefit/(expenses)	160	520	(3,382)	(8,778)	(14,131)	(12,937)	(12,814)	(22,406)
Net (loss)/income	(21,402)	(13,531)	(3,059)	29,890	45,781	24,237	30,320	38,174

(1)	Share-based compensation expenses were allocated in operating expenses as follows:

	For the Three Months Ended,
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018
	(Unaudited) (In HK$ thousands)
Selling and marketing expenses	71	70	10	10	10	10	10	74
Research and development expenses	2,290	2,106	2,286	2,172	2,173	2,226	2,249	2,575
General and administrative expenses	195	180	194	185	185	189	191	548

Total	2,556	2,356	2,490	2,367	2,368	2,425	2,450	3,197

Quarterly trends

We have experienced continued growth in our revenues for the eight quarters from January 1, 2017 to December 31, 2018. Driven by the continued increases in our paying client base, client assets and trading volume and margin financing balance, our revenues from both brokerage commission and handling charge income and interest income increased substantially during these periods. Revenues from brokerage commission and handling charge income decreased slightly in the second quarter of 2018 due to a slight decrease in our trading volume as a result of market volatility. Revenues from interest income slightly decreased in the fourth quarter of 2018 due to a decrease in the margin balance as a result of market volatility.

Our costs also generally increased during these periods mainly as a result of the increase in our brokerage commission and handling charge expenses, which is primarily attributed to the increase of our trading volume, and the increase in our interest expenses in line with the expansion of our margin financing business in these periods. The decrease in the interest expenses from the third quarter of 2018 to the fourth quarter of 2018 was in line with the decrease in interest income during the same period. Our quarterly operating expenses also experienced continued increase during these periods, which was mainly due to the continuous growth of our business. The decrease in our quarterly operating expenses from the third quarter of 2017 to the fourth quarter of 2017 and from the third quarter of 2018 to the fourth quarter of 2018 was primarily because we conducted less marketing and promotion activities. Meanwhile, all other components of our operating expenses generally continued to increase as we grew our business and expanded our user and client base. In particular, our research and development expenses increased substantially during these periods as we invested significantly in research and development activities to promote our technological capabilities to support our services and business operations.

Our results of operations are subject to fluctuation and changes in market conditions. For example, investor sentiment and trading volume may be influenced by capital market conditions, resulting in fluctuation in brokerage commission and fee income we earn. Our margin financing business is subject to influences from market factors such as market liquidity, interest rate and investor sentiment. The impact of fluctuation and changes of market conditions, however, was not apparent historically due to the rapid growth of our business historically. Due to our limited operating history, the trends that we have experienced in the past may not apply to, or be indicative of, our future operating results.

Liquidity and Capital Resources

The following table sets forth a summary of our cash flows for the periods presented:

	For the Year Ended December 31,
	2016	2017	2018
	HK$	HK$	HK$	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash generated from operating activities	1,397,692	1,855,328	4,470,167	570,866
Net cash used in investing activities	(6,230)	(5,145)	(78,052)	(9,967)
Net cash generated from financing activities	147,594	2,155,846	35,690	4,558
Effect of exchange rate changes on cash, cash equivalents and restricted cash	77	21,625	7,457	952

Net increase in cash, cash equivalents and restricted cash	1,539,133	4,027,654	4,435,262	566,409
Cash, cash equivalents and restricted cash at beginning of the year	1,985,055	3,524,188	7,551,842	964,414

Cash, cash equivalents and restricted cash at end of the year	3,524,188	7,551,842	11,987,104	1,530,823

To date, we have financed our operating and investing activities through cash generated by historical equity financing activities and credit facilities provided by commercial banks, other licensed financial institutions and other parties. As of December 31, 2016, 2017 and 2018, respectively, our cash and cash equivalents were HK$179.0 million, HK$375.3 million and HK$215.6 million (US$27.5 million). Our cash and cash equivalents primarily consist of cash on hand, demand deposits, time deposits and highly liquid investments placed with banks or other financial institutions, which are unrestricted for withdrawal or use, and which have original maturities of three months or less.

We believe that our current cash and cash equivalents and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for at least the next 12 months. After this offering, we may decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

As of December 31, 2018, our cash and cash equivalents were HK$215.6 million (US$27.5 million), out of which HK$106.2 million (US$13.6 million) was held in U.S. dollars, HK$97.1 million (US$12.4 million) was held in Hong Kong dollars, and HK$12.3 million (US$1.6 million) was held in Renminbi. As of December 31, 2018, 27.9% of our cash and cash equivalents were held in China, and 0.8% were held by our VIE. Although we consolidate the results of our VIE and its subsidiary, we only have access to the assets or earnings of our VIE and their subsidiary through our contractual arrangements with our VIE and their shareholders. See “Corporate History and Structure—Contractual Arrangements with Our VIE and Its Shareholders.” For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see “—Holding Company Structure.”

In utilizing the proceeds we expect to receive from this offering, we may make additional capital contributions to our PRC subsidiaries, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, make loans to our PRC subsidiaries, or acquire offshore entities with operations in China in offshore transactions. However, most of these uses are subject to PRC regulations. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries and our VIE and its subsidiaries” and “Use of Proceeds.”

We expect that a limited portion of our future revenues will be denominated in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future.

Regulatory capital requirements

Subject to certain exemptions specified under the Securities and Futures (Financial Resources) Rules of Hong Kong (the “FRR”), Futu Securities International (Hong Kong) Limited, or Futu International Hong Kong, our Hong Kong subsidiary that is a securities dealer registered with the HK SFC, is required to maintain minimum paid-up share capital in accordance with the FRR. The following table sets out a summary of the key requirements on minimum paid-up share capital under the FRR which are applicable to Futu International Hong Kong:

	Regulated Activities	Minimum Amount of Paid-up Share
Futu International Hong Kong	A corporation licensed for Type 1, Type 2, Type 4, Type 5 and Type 9 regulated activities	HK$	10,000,000

In addition, the FRR also requires a licensed corporation to maintain minimum liquid capital. The minimum liquid capital requirements under the FRR that are applicable Futu International Hong Kong are the higher of the amount of (a) and (b) below:

(a)	the amount of:

	Regulated Activities	Minimum Amount of Required Liquid Capital
Futu International Hong Kong	A corporation licensed for Type 1, Type 2, Type 4, Type 5 and Type 9 regulated activities	HK$	3,000,000

(b)

in the case of a corporation licensed for any regulated activities other than Type 3 regulated activities, its variable required liquid capital which means 5% of the aggregate of (i) its adjusted liabilities, (ii) the aggregate of the initial margin requirements in respect of outstanding futures contracts and outstanding options contracts held by it on behalf of its clients, and (iii) the aggregate of the amounts of margin required to be deposited in respect of outstanding futures contracts and outstanding options contracts held by it on behalf of its clients, to the extent that such contracts are not subject to the requirement of payment of initial margin requirements.

Regulatory capital requirements could restrict Futu International Hong Kong from expanding their business and declaring dividends if their net capital does not meet regulatory requirements. As of December 31, 2016, 2017 and 2018, aggregate excess regulatory capital for Futu International Hong Kong was HK$204.9 million, HK$588.7 million and HK$588.5 million (US$75.2 million) respectively. As of December 31, 2018, Futu International Hong Kong was in compliance with its regulatory capital requirements.

Operating activities

Net cash generated from operating activities in 2018 was HK$4.5 billion (US$570.9 million), as compared to net income of HK$138.5 million (US$17.7 million) in the same year. The difference was primarily due to net increase of HK$5.0 billion (US$632.8 million) in accounts payable to clients and brokers, partially offset by net increase of HK$221.1 million (US$28.2 million) in accounts receivable from clients and brokers and net increase of HK$178.9 million (US$22.9 million) in loans and advances. The increase in accounts payable to clients and brokers was due to the increase of cash deposits as a result of the expansion of our brokerage business. The increase of loans and advances was due to the expansion of our margin financing business. The principal non-cash items affecting the difference between our net loss and our net cash generated from operating activities in 2018 were HK$10.4 million (US$1.3 million) in share-based compensation expenses and HK$8.3 million (US$1.1 million) in depreciation and amortization.

Net cash generated from operating activities in 2017 was HK$1.9 billion, as compared to net loss of HK$8.1 million in the same year. The difference was primarily due to net increase of HK$4.1 billion in accounts payable to clients and brokers and net decrease of HK$477.4 million in accounts receivable from clients and brokers, partially offset by net increase of HK$2.8 billion in loans and advances. The increase in accounts payable to clients and brokers was due to the increase of cash deposits as a result of the expansion of our brokerage business. The increase of loans and advances was due to the expansion of our margin financing business. The principal non-cash items affecting the difference between our net loss and our net cash generated from operating activities in 2017 were HK$9.8 million in share-based compensation expenses and HK$4.3 million in depreciation and amortization.

Net cash generated from operating activities in 2016 was HK$1.4 billion, as compared to net loss of HK$98.5 million in the same year. The difference was primarily due to net increase of HK$2.2 billion in accounts payable to clients and brokers, partially offset by net increase of HK$566.7 million in accounts receivable from clients and brokers and net increase of HK$126.2 million in loans and advances. The increase in accounts payable to clients and brokers was due to the increase of cash deposits as a result of the expansion of our brokerage business. The increase of accounts receivable from clients and brokers was attributable to the introduction and expansion of our margin financing business. The principal non-cash items affecting the difference between our net loss and our net cash generated from operating activities in 2016 were HK$9.2 million in share-based compensation expenses and HK$3.6 million in depreciation and amortization.

Investing activities

Net cash used in investing activities in 2018 was HK$78.1 million (US$10.0 million), primarily due to the purchase of available-for-sale financial securities of HK$123.3 million (US$15.7 million) and the purchase of property, equipment and intangible assets of HK$18.8 million (US$2.4 million), partially offset by the proceeds from disposal of available-for-sale financial securities of HK$63.9 million (US$8.2 million).

Net cash used in investing activities in 2017 was HK$5.1 million, primarily due to the purchase of property, equipment and intangible assets of HK$7.4 million, partially offset by net proceeds from disposal of available-for-sale financial securities of HK$2.2 million.

Net cash used in investing activities in 2016 was HK$6.2 million, primarily due to purchase of property, equipment and intangible assets of HK$4.0 million and net purchase from disposal of available-for-sale financial securities of HK$2.2 million.

Financing activities

Net cash generated from financing activities in 2018 was HK$35.7 million (US$4.6 million), primarily attributable to proceeds of HK$6.1 billion (US$776.3 million) from short-term borrowings, partially offset by repayment of short-term borrowings of HK$6.0 billion (US$771.8 million).

Net cash generated from financing activities in 2017 was HK$2.2 billion, primarily attributable to proceeds of HK$2.5 billion from short-term borrowings and proceeds of HK$620.6 million from issuance of Series C preferred shares and Series C-1 preferred shares, partially offset by repayment of short-term borrowings of HK$983.0 million.

Net cash generated from financing activities in 2016 was HK$147.6 million, attributable to proceeds from short-term borrowings.

Capital expenditures

Our capital expenditures are primarily incurred for purchase of property, equipment and intangible assets. Our capital expenditures were HK$4.0 million in 2016, HK$7.4 million in 2017 and HK$18.8 million (US$2.4 million) in 2018. We intend to fund our future capital expenditures with our existing cash balance and proceeds from this offering. We will continue to make capital expenditures to meet the expected growth of our business.

Principal Indebtedness

Our principal indebtedness includes short-term borrowing from banks and other parties, as well as convertible notes issued to Qiantang River Investment Limited.

Short-term borrowings

	As of December 31,
	2016	2017	2018
	HK$	HK$	HK$	US$
	(in thousands)
Borrowings from:
Banks(1)	—	1,142,448	1,176,251	150,214
Related parties(2)	161,179	400,000	—	—
Third party(3)	—	—	400,000	51,082

Total	161,179	1,542,448	1,576,251	201,296

Notes:

(1)

We have unused borrowing facilities of HK$383.2 million, HK$1,373.3 million and HK$4,190.8 million (US$535.2 million) from banks as of December 31, 2016, 2017 and 2018, respectively. These facilities are uncommitted and could be withdrawn upon the request of us. As of December 31, 2016, 2017 and 2018, we had an outstanding borrowing balance of nil, HK$1,142.4 million and 1,176.3 million (US$150.2 million), respectively. These unused facilities were guaranteed by Mr. Leaf Hua Li and pledged by margin clients’ shares with market value as collateral, and bear either fixed interest rates which range from 5.8% to 6.0% per annum, or floating interest rates based on various benchmarks including Hong Kong Prime Rate, Hong Kong Interbank Offered Rate, or HIBOR, CHN HIBOR, etc.

(2)

We have unused facilities of nil, HK$300.0 million and nil from a related party as of December 31, 2016, 2017 and 2018, respectively. These facilities are uncommitted and could be withdrawn upon the request of us. As of December 31, 2016, 2017 and 2018, we had an outstanding borrowing balance of HK$161.2 million, HK$400.0 million and nil, respectively. These unused facilities were guaranteed by Mr. Leaf Hua Li and Futu Holdings Limited, and bear fixed interest rates which range from 4.0% to 7.2% per annum.

(3)

We have an unused facility of HK$1,100.0 million (US$140.5 million) from a third party as of December 31, 2018. This facility is uncommitted and could be withdrawn upon the request of us. As of December 31, 2018, the Group had an outstanding borrowing balance of HK$400.0 million (US$51.1 million) under this facility, which was guaranteed by Mr. Leaf Hua Li. This unused facility bears a floating interest rate based on HIBOR.

We have entered into short-term borrowings primarily to support our margin financing business in Hong Kong. Our short-term borrowings bear weighted average interest rates of 4.09%, 3.18% and 4.46% as of December 31, 2016, 2017 and 2018, respectively.

Convertible notes

In May 2015, we issued the convertible note in the aggregated principal amount of HK$30.0 million (US$3,831,173) to Qiantang River Investment Limited, one of our investors, with a compounding interest rate at 4% per annum, due one year after the issuance date. Subsequently, we and the holder of the convertible note agreed to extend the maturity date for one more year. Pursuant to the convertible note agreement, the holder of the convertible note may (i) convert the outstanding principal of the convertible note and accrued but unpaid interest under this convertible note into a number of shares of Series C preferred shares of our company at a per share price of Series C preferred shares, or (ii) convert the outstanding balance in whole or in part into fully paid and non-assessable shares of our company’s ordinary shares at a price per share equal to the fair market value of our company’s ordinary shares immediately prior to a change of control or initial public offering, as applicable. In May 2017, the convertible note matured and we issued 5,878,794 Series C preferred shares to the holder of the convertible note upon the conversion of the outstanding principal of the convertible note and the accrued but unpaid interest under the convertible note.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2018:

	Payment due by December 31,
	Total	2019	2020	2021	2022	2023
	(in HK$ thousands)
Operating lease commitments(1)	242,145	54,417	56,705	42,090	46,232	42,701

Total	242,145	54,417	56,705	42,090	46,232	42,701

Note:

(1)

Operating lease commitments consist of the commitments under the lease agreements for our office premises. We lease our office facilities under non-cancellable operating leases with various expiration dates through October 31, 2020.

Other than as shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of December 31, 2018.

Off-Balance Sheet Commitments and Arrangements

We enter into various off-balance sheet arrangements in the ordinary course of business, primarily to meet the needs of our clients. These arrangements include the securities lending and borrowing agreements with our clients and other business parties. Additionally, we enter into guarantees and other similar arrangements in the ordinary course of business.

We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Critical Accounting Policies

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this prospectus. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

The consolidated financial statements include the financial statements of our Company, our subsidiaries, our VIE and its subsidiary for which we or a subsidiary of ours is the primary beneficiary.

Basis of Consolidation

A Subsidiary is an entity in which we, directly or indirectly, control more than one half of the voting power; or have the power to appoint or remove the majority of the members of the board of directors; or to cast a majority of votes at the meeting of directors; or have the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A consolidated VIE is an entity in which we, or our subsidiary, through contractual arrangements, have the power to direct the activities that most significantly impact the entity’s economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore we or our subsidiary is the primary beneficiary of the entity.

All transactions and balances among us, our subsidiaries, the VIE and its subsidiary have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues, cost and expenses during the reported period in the consolidated financial statements and accompanying notes. Significant accounting estimates reflected in our consolidated financial statements mainly include, but are not limited to, assessment of whether we act as a principal or an agent in different revenue streams, the determination of estimated selling prices of multiple element revenue contracts, the estimation of selling and marketing expense from incentive program, the valuation and recognition of share-based compensation arrangements, depreciable lives of property and equipment, useful life of intangible assets, assessment for impairment of loans and advance, provision of income tax and valuation allowance for deferred tax asset as well as determination of the fair value of preferred shares and ordinary shares. Actual results could differ from those estimates.

Comprehensive Income and Foreign Currency Translation

Our operating results are reported in the consolidated statements of comprehensive (loss)/income pursuant to FASB ASC Topic 220, “Comprehensive Income.” Comprehensive income consists of two components: net income and other comprehensive income (“OCI”). Our OCI is comprised of gains and losses resulting from translating foreign currency financial statements of entities, of which functional currency is other than Hong

Kong dollar which is the presentational currency of us, net of related income taxes, where applicable. Our subsidiaries’ assets and liabilities are translated into Hong Kong dollars at period-end exchange rates, and revenues and expenses are translated at average exchange rates prevailing during the period. Adjustments that result from translating amounts from a subsidiary’s functional currency to the Hong Kong dollar (as described above) are reported net of tax, where applicable, in accumulated OCI in the consolidated balance sheets.

Trading Receivables from and Payables to Clients, Brokers and Clearing Organizations

Trading receivables from and payables to clients include amounts due on brokerage transactions on a trade-date basis. Receivables from and payables to brokers and clearing organization include receivables and payables from unsettled trades on a trade-date basis, including amounts receivable for securities not delivered by us to the purchaser by the settlement date and cash deposits, as well as amounts payable for securities not received by us from a seller by the settlement date.

Clearing settlement fund deposited in the clearing organizations for the clearing purpose is recognized in receivables from clearing organization.

We borrowed margin loan from executing brokers in the United States, with the amount of HK$3.0 million, HK$920.2 million and HK$1.2 billion (US$154.0 million) as of December 31, 2016, 2017 and 2018, respectively, and with the benchmark interest rate plus premium differentiated depending on the trading volume, and immediately lent to margin clients. Margin loan borrowed is recognized in the payables to brokers.

Revenue Recognition

Brokerage commission and handling charge income

Brokerage commission income earned for executing and/or clearing transactions are accrued on a trade-date basis. Handling and settlement fee income derived from services such as settlement services and subscription and dividend collection handling services are accrued on a trade-date basis.

Interest income

We earn interest income primarily in connection with our margin financing and securities lending services, IPO financing and deposits with banks, which are recorded on an accrual basis and are included in interest income in the consolidated statements of comprehensive (loss)/income. Interest income is recognized as it accrues using the effective interest method.

Other income

Other income consists of enterprise public relations service provided to corporate clients, underwriting income, IPO subscription service charge income, currency exchange service income from clients, income from market data service, and client referral income from brokers, among others. Other income is recognized when the related services are rendered.

Foreign Currency Gains and Losses

Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are re-measured at the applicable rates of exchange in effect at that date. Foreign currency gain or loss resulting from the settlement of such transactions and from re-measurement at period-end is recognized in “Others, net” in the consolidated statements of comprehensive (loss)/income.

Incentives

We offer self-managed customer loyalty program points, which can be used in mobile app and website to redeem a variety of concessions or services, such as commission-deduction coupons and Level II A shares securities market data card. Clients have a variety of ways to obtain the points. The major accounting policy for the points program is described as follows:

Sales contracts related scenarios

The sales contracts related scenarios include client entering into the first Hong Kong stock brokerage transaction, first U.S. stock brokerage transaction, IPO stock brokerage transactions, and currency exchange services. We conclude the points offered linked to the purchase transaction of these scenarios are a material right and accordingly a separate performance obligation according to ASC 606, and should be taken into consideration when allocating the transaction price of the sales. We determine the value of each point based on fair value of the concessions and services that can be redeemed with points. We also estimate the probability of the points redemption when performing the allocation. Since the historical information is not yet available for us to determine any potential points forfeitures and the fact that most services can be redeemed without requiring a significant number of points in light of the number of points provided to users, we believe it is reasonable to assume all points will be redeemed and no forfeiture is estimated currently. We will apply and update the estimated redemption rate and the estimated value of each point at each reporting period. The amount allocated to the points as separate performance obligation is recorded as contract liabilities and revenues should be recognized when future concessions or services are transferred.

In 2016, 2017 and 2018, the revenue portion allocated to the points as separate performance obligation were HK$1.2 million, HK$2.0 million and HK$1.9 million (US$242.6 thousand), respectively, which is recorded as contract liability. In December 2016, 2017 and 2018, the total points recorded as a reduction of revenues were HK$32.3 thousand, HK$330.1 thousand and HK$275.0 thousand (US$35.1 thousand), respectively. As of December 31, 2016, 2017 and 2018, contract liabilities recorded related to unredeemed points were HK$1.1 million, HK$2.5 million and HK$3.0 million (US$383.1 thousand), respectively.

Other scenarios

Clients or users of our mobile applications can also obtain points through other ways such as logging into the mobile applications, opening a trade account and inviting friends. We believe these points are to encourage user engagement and generate market awareness. As a result, we account for such points as selling and marketing expenses with a corresponding liability recorded under accrued expenses and other liabilities of our consolidated balance sheets upon the offering of these points. We estimate liabilities under the customer loyalty program based on cost of the concessions or services that can be redeemed with the assumption of full redemption. At the time of redemption, we record a reduction of accrued expenses and other liabilities.

In December 2016, 2017 and 2018, the total points recorded as selling and marketing expenses were HK$3.1 million, HK$197.7 thousand and HK$220.0 thousand (US$28.1 thousand), respectively. As of December 31, 2016, 2017 and 2018, liabilities recorded related to unredeemed points in other scenarios were HK$3.0 million, HK$488.3 thousand and HK$485.0 thousand (US$61.9 thousand), respectively.

Cash and Cash Equivalents

Cash and cash equivalents represent cash on hand, demand deposits and time deposits placed with banks or other financial institutions, which are unrestricted to withdrawal or use, and which have original maturities of three months or less.

Cash Held on behalf of Clients

We have classified clients’ deposits as cash held on behalf of our clients under the assets section in the consolidated balance sheets and recognized the corresponding accounts payable to the respective clients under the liabilities section.

Fair Value Measurements

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we consider the principal or most advantageous market in which we would transact and we consider assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

•

Level 1 - Valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

•

Level 2 - Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level 2 valuation techniques.

•

Level 3 - Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect our own assumptions about the assumptions that market participants would use in pricing an asset or liability.

When available, we use quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, we will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

The carrying amount of cash and cash equivalents, cash held on behalf of clients, receivables from and payables to clients, brokers and clearing organization, amounts due from and due to related parties, other financial assets and liabilities approximates fair value because of their short-term nature. Loans and advances and accrued interest receivable are measured at amortized cost. Short-term borrowings and accrued interest payable are carried at amortized cost. The carrying amount of loans and advances, short-term borrowings, accrued interest receivable, and accrued interest payable approximates their respective fair value as the interest rates applied reflect the current quoted market yield for comparable financial instruments. Available-for-sale financial securities are measured at fair value.

Our non-financial assets, such as property, equipment and computer software, would be measured at fair value only if they were determined to be impaired.

Share-Based Compensation

All share-based awards to employees and directors, such as stock options, are measured at the grant date based on the fair value of the awards. Share-based compensation, net of estimated forfeitures, is recognized as expenses on a straight-line method over the requisite service period, which is the vesting period. Options granted generally vest over four or five years.

We use the fair value of each of our ordinary shares on the grant date to estimate the fair value of stock options.

Forfeitures are estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates. We use historical data to estimate pre-vesting option and records share-based compensation expense only for those awards that are expected to vest.

Share-based compensation was recognized in operating expenses for the years ended December 31, 2016, 2017 and 2018 as follows:

	For the Year Ended December 31,
	2016	2017	2018
	HK$	HK$	HK$	US$
	(in thousands)
Selling and marketing expenses	261	161	104	13
Research and development expenses	8,335	8,854	9,223	1,178
General and administrative expenses	559	754	1,113	142

Total share-based compensation expenses	9,155	9,769	10,440	1,333

Share Options

In December 2018, our board of directors approved the Amended and Restated 2014 Share Incentive Plan, or the A&R 2014 Plan, with the purpose to provide an incentive for employees contributing to the success of our company. The A&R 2014 Plan has a term of ten years and will be effective until October 30, 2024. The maximum number of shares that may be issued pursuant to all awards (including incentive share options) under the A&R 2014 Plan is 135,032,132 shares. Option awards are granted with an exercise price determined by our board of directors. Those option awards generally vest over a period of four or five years and expire in ten years.

In 2016, 2017 and 2018, we granted 7,783,301, 217,455 and 9,625,690 share options to employees pursuant to the A&R 2014 Plan.

A summary of the share option activity under our A&R 2014 Plan in 2016, 2017 and 2018 is included in the table below.

	Options granted share Number	Weighted average exercise price (US$)
Outstanding at January 1, 2016	103,624,019	0.0057
Granted	7,783,301	0.1648
Outstanding at December 31, 2016	111,407,320	0.0168
Granted	217,455	0.9188
Outstanding at December 31, 2017	111,624,775	0.0186
Granted	9,625,690	1.1065
Cancelled/forfeited/repurchased	(42,627)	0.2000

Outstanding at December 31, 2018	121,207,838	0.1049

The following tables summarize information regarding the share options granted as of December 31, 2016, December 31, 2017 and December 31, 2018:

	As of December 31, 2016
	Options number	Weighted-average exercise price per option	Weighted-average remaining exercise contractual life (years)	Aggregate intrinsic value
		US$		HK$ (in thousands)
Options
Outstanding	111,407,320	0.0168	7.84	3,597
Exercisable	44,540,241	0.0035	7.84	1,515
Expected to vest	66,867,079	0.0257	7.84	2,082

	As of December 31, 2017
	Options number	Weighted-average exercise price per option	Weighted-average remaining exercise contractual life (years)	Aggregate intrinsic value
		US$		HK$ (in thousands)
Options
Outstanding	111,624,775	0.0186	6.84	6,660
Exercisable	70,630,894	0.0073	6.84	4,317
Expected to vest	40,993,881	0.0380	6.84	2,343

	As of December 31, 2018
	Options number	Weighted-average exercise price per option	Weighted-average remaining exercise contractual life (years)	Aggregate intrinsic value
		US$		HK$ (in thousands)
Options
Outstanding	121,207,838	0.1049	5.84	19,119
Exercisable	96,370,749	0.0093	5.84	16,378
Expected to vest	24,837,089	0.4759	5.84	2,741

The weighted average grant date fair value of options granted in December 2016, 2017 and 2018 was US$0.1122, US$0.0998 and US$0.6010 per option post share split, respectively.

No options were exercised for the years ended December 31, 2016, 2017 and 2018.

Fair Value of Ordinary Shares

Prior to our initial public offering, we were a private company with no quoted market prices for our ordinary shares. We therefore needed to make estimates of the fair value of our ordinary shares at various dates for the purpose of determining the fair value of our ordinary shares at the date of the grant of share-based compensation awards to our employees as one of the inputs into determining the grant date fair value of the award.

Our equity value and share value, which do not have quoted market prices, were valued based on the income approach and scenario-based approach respectively. The income approach involves applying the discounted cash flow analysis based on projected cash flow using our best estimate as of the valuation dates. Estimating future cash flow requires us to analyze projected revenue growth, gross margins, effective tax rates, capital expenditures and working capital requirements. In determining an appropriate discount rate, we considered the cost of equity and the rate of return expected by venture capitalists. We also applied a discount for lack of marketability given that the shares underlying the award were not publicly traded at the time of grant. Determination of estimated fair value of us requires complex and subjective judgments due to its limited financial and operating history, unique business risks and limited public information on companies in China and Hong Kong similar to us.

The major assumptions used in calculating the fair value of our equity using income approach include:

•

Discount Rates. The discount rates listed out in the table below were based on the cost of equity, which was determined based on a number of factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systemic risk factors.

•

Comparable Companies. In deriving the cost of equity used as the discount rates under the income approach, six publicly traded companies were respectively selected for reference as our guideline companies. The guideline companies were selected based on the following criteria: (i) they operate in the securities brokerage industry and (ii) their shares are publicly traded in the renowned stock markets, namely United States and Hong Kong.

•

Discount for Lack of Marketability, or DLOM. DLOM was quantified by the Black-Scholes option pricing model. Under this option-pricing method, the cost of the put option, which could be used to hedge the price change before the privately held shares can be sold, was considered as a basis to determine the DLOM. The key assumptions of such model include risk-free rate, timing of a liquidity event (such as an initial public offering), and estimated volatility of our shares. The further the valuation date is from an expected liquidity event, the higher the put option value and thus the higher the implied DLOM. The lower DLOM is used for the valuation, the higher is the determined fair value of the equity.

Scenario-based approach consists IPO scenario, liquidation scenario and redemption scenario. Probability weightings are assigned to each scenario based on the guidance of management. The estimated fair value of the preferred shares and ordinary shares as of the valuation date under each scenario shall be determined based on the equity allocation model. The overall fair value of the preferred shares and ordinary shares shall be determined based on probability weighted average result under all three scenarios.

The major assumption used in calculating the fair value of our share value using scenario-based approach includes the probability applied on each scenario. The more recent to the offering, the higher probability will be applied to the IPO scenario.

The determination of the ordinary shares fair value requires complex and subjective judgments to be made regarding prospects of the industry and the products at the valuation date, our projected financial and operating results, our unique business risks and the liquidity of our shares.

Date	Fair Value per Ordinary Share (US$)	Valuation Approaches	DLOM	Discount Rate	Type of Valuation
July 1, 2016	0.20	Income Approach— DCF and Scenario- based Approach	34%	25%	Retrospective using contemporaneously prepared cash flow projections
July 1, 2017	0.42	Income Approach— DCF and Scenario- based Approach	26%	23%	Retrospective using contemporaneously prepared cash flow projections
November 8, 2018	1.28	Income Approach— DCF and Scenario- based Approach	15%	20%	Contemporaneous
February 26, 2019	1.38	Mid-point of estimated IPO price range	N/A	N/A	Contemporaneous

The determined fair value of our ordinary shares increased from US$0.20 per share as of July 1, 2016 to US$0.42 per share as of July 1, 2017. We believe the increase in the fair value of our ordinary shares was primarily attributable to the following factors:

•	We raised additional capital by issuing Series C preferred shares and Series C-1 preferred shares on May 22, 2017, which provided us with additional capital for our business expansion;

•	Our gross profit grew significantly from HK$41.9 million in 2016 to HK$202.6 million in 2017, representing a 382.9% annual growth rate;

•	As we progressed towards an initial public offering, the lead time to an expected liquidity event decreased, resulting in a decrease of DLOM from 34% as of July 1, 2016 to 26% as of July 1, 2017;

•	As a result of milestone events described above and the growth of our business, the discount rate decreased from 25% as of July 1, 2016 to 23% as of July 1, 2017; and

•	We adjusted our financial forecast to reflect the anticipated higher revenue growth rate and improved financial performance in the future due to the abovementioned developments.

The determined fair value of our ordinary shares increased from US$0.42 per share as of July 1, 2017 to US$1.28 per share as of November 8, 2018. We believe the increase in the fair value of our ordinary shares was primarily attributable to the following factors:

•	Our gross profit grew significantly from HK$202.6 million in 2017 to HK$561.7 million in 2018, representing a 177.3% annual growth rate;

•	As we progressed towards an initial public offering, the lead time to an expected liquidity event decreased, resulting in a decrease of DLOM from 26% as of July 1, 2017 to 15% as of November 8, 2018;

•	As a result of milestone events described above and the continuous growth of our business, the discount rate decreased from 23.0% as of July 1, 2017 to 20% as of November 8, 2018; and

•	We adjusted our financial forecast to reflect the anticipated higher revenue growth rate and better financial performance in the future due to the abovementioned developments.

The determined fair value of our ordinary shares increased from US$1.28 per share as of November 8, 2018 to US$1.38 per share as of February 26, 2019, which is the mid-point of the estimated initial public offering price range shown on the cover page of this prospectus. We believe the increase in the fair value of our ordinary shares was primarily attributable to the following factors:

•	the anticipated launch of this offering in March 2019, which significantly lowered the discount for lack of marketability upon the completion of this offering; and

•	the expectation that this offering will provide us with additional capital, enhance our ability to access capital markets to grow business and raise our profile.

Once a public trading market of the ADSs has been established in connection with the completion of this offering, it will no longer be necessary for us to estimate the fair value of our ordinary shares in connection with our accounting for granted share options.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which we address our internal control over financial reporting. In connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2016, 2017 and 2018, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified related to our lack of financial reporting and accounting personnel with understanding of U.S. GAAP to address complex U.S. GAAP technical accounting issues, related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC. The material weakness, if not remediated timely, may lead to significant misstatements in our consolidated financial statements in the future.

We have implemented and plan to implement a number of measures to address the material weakness that has been identified in connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2016, 2017 and 2018. We have hired additional qualified financial and accounting staff with working experience of U.S. GAAP and SEC reporting requirements. We have also established clear roles and responsibilities for accounting and financial reporting staff to address complex accounting and financial reporting issues. Furthermore, we will continue to further expedite and streamline our reporting process and develop our compliance process, including establishing a comprehensive policy and procedure manual, to allow early detection, prevention and resolution of potential compliance issues, and establishing an ongoing program to provide sufficient and appropriate training for financial reporting and accounting personnel, especially training related to U.S. GAAP and SEC reporting requirements. We intend to conduct regular and continuing U.S. GAAP accounting and financial reporting programs and send our financial staff to attend external U.S. GAAP training courses. We also intend to hire additional resources to strengthen the financial reporting function and set up a financial and system control framework. However, we cannot assure you that all these measures will be sufficient to remediate our material weakness in time, or at all. See “Risk Factors—Risks Related to Our Business and Industry—We have identified a material weakness in our internal controls as of December 31, 2018, and if we fail to implement and maintain an effective system of internal controls to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.”

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Holding Company Structure

Futu Holdings Limited is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries in Hong Kong and the PRC, our VIE and its subsidiary in China. As a result, Futu Holdings Limited’s ability to pay dividends depends upon dividends paid by our subsidiaries in Hong Kong and the PRC. If our existing Hong Kong and PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries and our VIE in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our wholly foreign-owned subsidiaries in China may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion, and our VIE may allocate a portion of its after-tax profits based on PRC accounting standards to a surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Inflation

To date, inflation in China and Hong Kong has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2016, 2017 and 2018 were increases of 2.1%, 1.8% and 1.9%, respectively, and according to the Census and Statistics Department of Hong Kong, the year-over-year percent changes in the consumer price index for December 2016, 2017 and 2018 were increases of 1.2%, 1.7% and 2.5%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China or Hong Kong experiences higher rates of inflation in the future.

Quantitative and Qualitative Disclosures about Market Risk

Foreign exchange risk

Most of our revenues are denominated in Hong Kong dollar and a significant portion of our expenses are denominated in Renminbi. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. Although our exposure to foreign exchange risks should be limited in general, the value of your investment in the ADSs will be affected by the exchange rate between U.S. dollar and Hong Kong dollar because the value of our business is effectively denominated in Hong Kong dollars, while the ADSs will be traded in U.S. dollars.

In addition, foreign exchange risk also arises from the possibility that fluctuations in foreign exchange rates can impact the value of financial instruments. As an online broker active in Hong Kong and the U.S. market, we are exposed to minimal foreign exchange risk since Hong Kong dollars are pegged against U.S. dollars. The impact of foreign exchange fluctuations in our earnings is included in others, net in the consolidated statements of comprehensive (loss)/income.

To the extent that we need to convert U.S. dollars into Hong Kong dollars or Renminbi for our operations, appreciation of Hong Kong dollar or Renminbi against the U.S. dollar would reduce the amount in Hong Kong dollars or Renminbi we receive from the conversion. Conversely, if we decide to convert Hong Kong dollars or Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs, servicing our outstanding debt, or for other business purposes, appreciation of the U.S. dollar against the Hong Kong dollars or Renminbi would reduce the U.S. dollar amounts available to us.

In addition, as of December 31, 2018, we had RMB-denominated cash of HK$12.3 million (US$1.6 million). We estimate that a 10% depreciation of Renminbi against the U.S. dollar based on the foreign exchange rate on December 31, 2018 would result in a decrease of US$0.2 million in our total assets as of December 31, 2018, and a 10% appreciation of Renminbi against the U.S. dollar based on the foreign exchange rate on December 31, 2018 would result in an increase of US$0.2 million in our total assets as of December 31, 2018.

Credit risk

Our securities activities are transacted on either a cash or margin basis. Our credit risk is limited in that substantially all of the contracts entered into are settled directly at securities clearing houses.

In margin transactions, we extend credit to the clients, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the client’s account. IPO loans are exposed to credit risk from clients who fail to repay the loans upon IPO stock allotment. We monitor our clients’ collateral level and have the right to dispose the newly allotted stocks once the stocks start trading. Bridge loans to enterprise pledged by shares are exposed to credit risk from counterparties who fails to repay the loans. We monitor the collateral level of bridge loans in real time, and have the right to dispose of the pledged shares once the collateral level falls under the minimal level required to get the loans repaid.

Liabilities to other brokers and dealers related to unsettled transactions are recorded at the amount for which the securities were purchased, and are paid upon receipt of the securities from other brokers or dealers.

In connection with its clearing activities, Futu Hong Kong is obligated to settle transactions with brokers and other financial institutions even if its clients fail to meet their obligations to us. Clients are required to complete their transactions by the settlement date, generally two business days after the trade date. If clients do not fulfill their contractual obligations, we may incur losses. We have established procedures to reduce this risk by generally requiring that clients deposit sufficient cash and/or securities into their account prior to placing an order.

Our exposure to credit risk associated with its trading and other activities is measured on an individual counterparty basis, as well as by groups of counterparties that share similar attributes. There was no revenue from clients which individually represented greater than 10% of the total revenues for the years ended December 31, 2016, 2017 and 2018, respectively. Concentrations of credit risk can be affected by changes in political, industry, or economic factors. To reduce the potential for risk concentration, credit limits are established and exposure is monitored in light of changing counterparty and market conditions. As of December 31, 2016, 2017 and 2018, we did not have any material concentrations of credit risk outside the ordinary course of business.

Interest rate risk

Fluctuations in market interest rates may negatively affect our financial condition and results of operations. We are exposed to floating interest rate risk on cash deposit, floating rate borrowings and margin loans receivables. An increase in prevailing interest rates would lead to an increase in interest income from margin financing clients while at the same time resulting in an increase in interest expenses on the floating rate borrowings. We believe the risks due to changes in interest rates are not material to us, and we have not used any derivative financial instruments to manage our interest risk exposure.

Recently Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in note 2 to our consolidated financial statements included elsewhere in this prospectus.

INDUSTRY

Unless otherwise indicated, all information and data provided in the section is cited from the industry report issued by Oliver Wyman. Although we believe the data and information included in the Oliver Wyman report to be reliable, we have not independently verified the accuracy or completeness of the information and data included therein. This section also includes projections based on a number of assumptions. The online brokerage and related industries may not grow at the rate projected by market data, or at all. Failure of these markets to grow at the projected rate may have a material and adverse effect on our business and the market price of the ADSs.

Global Securities Market

Market overview

The global securities market, including markets for stocks, bonds, funds, derivatives and others, grew from US$77.9 trillion in 2012 to US$107.8 trillion in 2018. As the popularity of digital investment channels grew, online trading volume as a percentage of total trading volume expanded from 15.8% in 2012 to 35.0% in 2018. Online trading refers to transactions submitted and executed electronically.

Global Online Securities Market

Market overview

The global online securities market has expanded rapidly at a CAGR of 20.6% from 2012 to 2018, driven by general market growth, technology advancement and a shift in consumer preferences towards digital channels.

Growth drivers

The primary drivers behind the growth of online securities trading include:

•	overall growth in global capital markets and in trading volumes;

•	growing consumer receptivity to, and preferences for, online financial services, driven in part by the coming-of-age of the digitally-savvy generation;

•	significant technological advances including cloud infrastructure, artificial intelligence and internet security; and

•	reduced investment thresholds and trading commissions, which can often be profitably and sustainably offered by operationally efficient digital players.

Industry trends

The following broad trends continue to impact the online securities industry:

•	traditional brokers are shifting online while purely offline brokers are increasingly at a disadvantage or, in some cases, exiting the market altogether;

•

internet giants continue to invest in online brokerage services, demonstrating the industry’s recognition of online brokerage services as an important component of a financial services business and potentially a gateway to broader opportunities;

•	technological barriers to entry remain high particularly relating to building a secure infrastructure that can transcend geographies and asset classes;

•	operational barriers to entry remain high particularly relating to regulatory and capital requirements;

•	user experience remains a key competitive strength as digitally born investors become a larger component of the addressable market; and

•	revenue models are evolving as competition intensifies, with ancillary and other value-added services underlying platform differentiation.

Hong Kong Securities Market

Hong Kong is the world’s third largest online securities market, with annual trading volume growing from US$404.5 billion in 2012 to US$2.1 trillion in 2018, representing a CAGR of 31.6%, exceeding the global average of 20.6%. The size of Hong Kong’s online securities market is expected to reach US$3.7 trillion in 2023, representing a forward CAGR of 11.7%.

Notes:

(1)

According to Oliver Wyman, the retail segment in online securities market refers to securities trading originated from orders entered directly by retail investors and channeled to the brokers via electronic media.

(2)	China-based investor refers to investor who mainly resides in mainland China. Hong Kong-based investor refers to investor who mainly resides in Hong Kong.

The Hong Kong online securities market is characterized by the following:

•	increasing importance of retail channel: retail clients are gaining increasing market importance, with trading volume growing from US$138.0 billion in 2012 to US$1.2 trillion in 2018;

•

fast-growing online players: the number of online brokers, who are defined by HKEx as exchange participants that offer online trading services to retail investors, increased significantly from 126 in 2007 to 274 in 2016, expanding from 30.0% to 54.7% of the total number of brokers over the period;

•

online players driving innovation: For example, on July 12, 2018, HK SFC released a circular regarding non face-to-face account opening by online brokers, demonstrating its acknowledgement of an evolving industry;

•

HKEx gaining global importance: Hong Kong IPOs are propelling the market. Hong Kong has been a top four IPO listing exchange in the world over the last five years, and ranked second in 2018. Growth in the China technology and internet sectors, in particular, has driven issuances in Hong Kong; and

•

growing investor base and investment activities: Hong Kong-based local investors are becoming more active, with trading volume growing from US$87.8 billion in 2012 to US$808.8 billion in 2018. Meanwhile, the trading volume contributed by China-based investors grew from US$4.7 billion to US$136.7 billion over the same period, representing a CAGR of 75.4%, and is expected to reach US$430.2 billion in 2023. At the same time, the introduction of Shanghai-HK connect has led more Hong Kong-based investors to invest in China’s securities market.

The Hong Kong online securities market is currently served by three types of brokers:

•	Pure-play online brokers:

•	operate online only and offer competitive commissions rates;

•	operate asset-light business models with typically strong technological capabilities;

•	offer market intelligence and social networking functions as engagement and client acquisition tools; and

•	serve mainly retail investors largely consisting of younger generations and Chinese nationals.

•	Hybrid brokers with a combination of online and offline channels:

•	offer comprehensive financial services;

•	have generally long operating histories with established client base; and

•	serve both institutional and retail investors.

•	Brokerage business unit within a commercial bank:

•	offer comprehensive banking and brokerage services;

•	rely on commercial banks’ sales network and client reach;

•	larger investor asset base but lower overall trading frequency;

•	charge relatively higher commission rates due to higher operating costs; and

•	serve both institutional and retail investors.

Top 10 Online Retail Brokers in Hong Kong

Notes:

(1)	The ranking is based on estimated online brokerage revenues derived from retail investors for the six months ended June 30, 2018 with reference to data gathered from public sources.
(2)	The ranking only shows exchange participants with trading seats in HKEx.

United States Securities Market

The United States is the world’s second largest online securities market, with annual trading volume growing from US$5.5 trillion in 2012 to US$11.6 trillion in 2018, representing a CAGR of 13.4%. The market size is expected to reach US$14.9 trillion in 2023, representing a forward CAGR of 5.0%.

United States Online Retail Securities Trading Volume by China-Based and Hong Kong-Based Investors

US$ billion	2012	2013	2014	2015	2016	2017	2018	2019F	2020F	2021F	2022F	2023F
China-based investors	6.9	8.0	29.3	27.3	133.8	197.2	288.1	450.3	542.0	634.4	775.5	920.6
Hong Kong-based investors	4.1	5.8	10.3	20.2	13.6	20.5	20.9	24.2	28.0	32.3	37.2	41.7

The United States online securities market is characterized by the following:

•

runway for retail investors: online retail trading accounts for 64.2% of online securities trading volumes in the United States. Total online retail trading represents 20.8% of total securities trading volume. The market opportunity in retail brokerage is therefore significant;

•	increasingly integrated offerings: discount brokers are developing increasingly integrated service offerings, leveling the playing field for retail investors; and

•

China-based investors investing in U.S. securities market: there has been robust growth in the U.S. online securities trading market contributed by China-based investors, due to the increasing number of Chinese enterprises being listed on the New York Stock Exchange and NASDAQ.

China-Based Investors’ Overseas Investment Market

Market overview

The growth of China’s mass affluent class has driven rapid growth in demand for wealth management services. Investable assets have grown from US$11.0 trillion in 2012 to US$24.5 trillion in 2018, representing a CAGR of 14.3% and are expected to continue growing at a similar rate, reaching US$40.7 trillion in 2023. Meanwhile, the need for diversification further drives demand for overseas asset allocation opportunities. As a result, China-based investors’ overseas investable assets are expected to grow from US$1.4 trillion in 2018 to US$4.4 trillion in 2023, representing a forward CAGR of 25.7%

In 2017, the overseas penetration of China-based investors’ investable assets represented around 5%, significantly lower than that of developed countries, such as 40% in the United Kingdom and 20% in the United States and Japan. Historically, high net worth investors contributed to the vast majority of China’s overseas investment; however, mass affluent investors are expected to diversify their allocation of investable assets to overseas markets.

Growth drivers

The primary drivers behind the growth of overseas investment by China-based investors include:

•	the listing of a large number of Chinese enterprises, especially fast growing technology, media and telecom companies, in Hong Kong and the United States;

•	Chinese government policies, such as the “Belt and Road” initiatives, guiding China’s outbound investment and the internationalization of Renminbi;

•	relatively limited domestic investment opportunities, which has driven China-based investors to seek more investment opportunities abroad;

•	increasingly attractive overseas opportunities as the United States and European economies recover from the Global Financial Crisis; and

•	improving infrastructure, largely technology driven, providing channels for overseas investment.

Overseas investment products and geographies for China-based investors

Financial assets including stock, bond, insurance, mutual fund and others, account for the largest allocation of overseas investment in 2018, among which stock investment reached US$262.0 billion, representing a CAGR of 34.1% from 2012 to 2018. According to an investor survey conducted by Oliver Wyman with over 6,000 participants, China-based investors trading in overseas markets tend to trade more frequently and maintain more complex and diversified portfolios than investors trading exclusively within China’s domestic market.

The Hong Kong and United States markets are the two most popular markets for China-based investors investing overseas. Despite smaller in its market scale compared to the United States, Hong Kong is favored because of its geographical and cultural proximity to mainland as well as the large number of listed Chinese companies. According to Hong Kong Stock Exchange, in December 2018, Chinese enterprises constituted 67.5% of market capitalization and over 79.1% of monthly stock trading volume.

China’s Overseas Online Retail Securities Market

Market overview

China’s overseas online retail securities market refers to the overseas market in which online securities trading are conducted by China-based retail investors. It represents a unique opportunity combining the high growth of the global online securities market with expanding overseas asset allocation by China-based investors.

According to Oliver Wyman, in 2018, China’s overseas online retail securities market reached US$451.6 billion, with a CAGR of 83.7% from 2012 to 2018. The market is expected to reach nearly US$1.8 trillion in 2023, representing a CAGR of 31.6% from 2018 to 2023.

Competition landscape

The players in this market mainly consist of Chinese financial institutions with strong overseas presence, specifically in Hong Kong and the United States, as well as global players with a presence in the Chinese market.

Top 10 Securities Companies in China’s Overseas Online Retail Securities Market

Notes:

(1)	The ranking is based on estimated online brokerage revenues derived from retail investors for the six months ended June 30, 2018 with reference to data gathered from public sources.
(2)

The ranking above includes online brokers which are exchange participants with trading seats in HKEx and/or those which can transact and settle with major stock exchanges in United States. Players without proprietary settlement capabilities in either markets are not shown in the ranking.

BUSINESS

Our Mission

We strive to redefine traditional investing with proprietary technologies and a relentless focus on user experience, providing a gateway to building the world’s leading digital financial institution.

Overview

We are an advanced technology company transforming the investing experience by offering a fully digitized brokerage platform. Technology permeates every part of our business, allowing us to offer a redefined user experience built upon an agile, stable, scalable and secure platform. We primarily serve the emerging affluent Chinese population, pursuing a massive opportunity to facilitate a once-in-a-generation shift in the wealth management industry and build a digital gateway into broader financial services. As of December 31, 2018, we had an attractive and rapidly growing user base of 5.6 million, over 502,000 registered clients, defined as users who have opened trading accounts with us, and over 132,000 paying clients, defined as registered clients who have assets in their trading accounts. In 2018, we brokered HK$907.0 billion (US$115.8 billion) in client trades. According to Oliver Wyman, we ranked fourth among Hong Kong online retail brokers in terms of online brokerage revenue for the six months ended June 30, 2018.

We launched our business on the premise that no one should be precluded from investing on the basis of prohibitive transaction costs or market inexperience. We thus designed a platform around an elegant user experience integrating clear and relevant market data, social collaboration and best-in-class trade execution, finding that by delivering our vision through a purpose-built technology infrastructure we could disrupt traditional investing conventions. Over the last eight years we have continuously enhanced our technology and built a comprehensive, user-oriented and cloud-based platform that is fully-licensed to conduct securities brokerage business in Hong Kong. This serves as a foundation from which we execute our growth strategies with an operating efficiency that allows us to offer commission rates that are approximately one-fifth of the average rate offered by the leading players in Hong Kong, according to Oliver Wyman, creating a massive barrier to entry. As of December 31, 2018, approximately 65% of our workforce was dedicated to research and development, reflecting the degree to which technological excellence is entrenched in every aspect of our business.

We provide investing services through our proprietary digital platform, Futu NiuNiu, a highly integrated application accessible through any mobile device, tablet or desktop. Our primary fee-generating services include trade execution and margin financing which allow our clients to trade securities, such as stocks, warrants, options and ETFs, across different markets. We surround our trading and margin financing services and enhance our user and client experience with market data and news, research, as well as powerful analytical tools, providing our clients with a data rich foundation to simplify the investing decision-making process.

We broaden our reach and promote the exchange of information through NiuNiu Community, our social network services. In contrast to traditional investing platforms and other online brokers, we have embedded social media tools to create a network centered around our users and provide connectivity to users, investors, companies, analysts, media and key opinion leaders. This fosters the free flow of information, reduces information asymmetry and supports the investing decision-making process. For instance, users can exchange market views, watch live broadcasts of corporate events and participate in investment education courses offered through the NiuNiu Classroom. Importantly, our social network serves as a powerful engagement tool where in December 2018, the average DAUs reached over 151,000. In addition, in December 2018, users who were active on a daily basis spent an average of 24.1 minutes per trading day on our Futu NiuNiu platform. These user activities provide invaluable user data which informs our product development and monetization efforts.

We have a young, active and rapidly expanding user and client base. Our clients are, on average, 35 years old and generally high earning. Approximately 43.8% of our clients work in internet, information technology or financial services industries. On average, a client who traded in 2018 executed over 198 trades with a total trading volume of HK$7.5 million (US$1.0 million). Our total client asset balance increased from HK$15.5 billion as of December 31, 2016 to HK$44.4 billion as of December 31, 2017, and further increased to HK$50.9 billion (US$6.5 billion) as of December 31, 2018. Furthermore, our client base is loyal. We retained over 95% of our paying client base on a quarterly basis in 2016, and have retained over 97% of our paying client base on a quarterly basis since the beginning of 2017. We grow our client base mainly through online and offline marketing and promotional activities, including those through external marketing channels that we cooperate with and directly pay for as well as promotions and marketing campaigns conducted by us on our platform, word-of-mouth referrals and our corporate services. In 2018, approximately 18.1% of our client acquisition was through our corporate services.

We work with our strategic investor, Tencent, across a number of cooperation areas in a mutually beneficial relationship. Our collaboration is in part driven by our shared values of technological excellence and innovation. Collaborating with Tencent creates meaningful advantages to us. In December 2018, Shenzhen Futu, one of our operating entities in China, entered into a strategic cooperation framework agreement with Shenzhen Tencent Computer System Co., Ltd. ( ), a subsidiary of Tencent. Pursuant to the strategic cooperation framework agreement, subject to further definitive agreements to be entered into between the parties and to the extent in compliance with applicable laws and regulations, Tencent agreed to cooperate with us in traffic, content and cloud areas through Tencent’s online platform. In addition, to the extent permitted by the applicable laws and regulations, we and Tencent agreed to further explore and pursue additional cooperation opportunities for potential cooperation in the area of fintech-related products and services to expand both parties’ international operations. Tencent also agreed to cooperate with us in the areas of ESOP services, administration, talent recruiting and training.

We have achieved significant growth in our user and client base, client assets, trading volumes and revenues. Our paying clients increased from 35,456 as of December 31, 2016 to 80,057 as of December 31, 2017, and further increased to 132,821 as of December 31, 2018. Our growing paying client base allowed us to increase client assets and trading volumes by 186.0% and 164.4%, respectively, in 2017 as compared to 2016, and by 14.7% and 75.1%, respectively, in 2018 as compared to 2017. In comparison, the trading volume grew by 14.5% and 8.3% from 2016 to 2017 and from 2017 to 2018, respectively, on the global online securities markets and by 54.5% and 33.2% from 2016 to 2017 and from 2017 to 2018, respectively, on the Hong Kong online securities market, according to Oliver Wyman. We believe the faster growth rate of our trading volume during the same was mainly attributable to our unique competitive strengths such as the superior investing experience we provide through our fully digitalized brokerage platform, which have enabled us to rapidly and continually expand our client base and have fueled the strong momentum of our business. Our revenues grew from HK$87.0 million in 2016 to HK$311.7 million in 2017, and further to HK$811.3 million (US$103.6 million) in 2018. We were able to decrease our net loss from HK$98.5 million in 2016 to HK$8.1 million in 2017, and had net income of HK$138.5 million (US$17.7 million) in 2018. Our adjusted net income, which excludes share-based compensation expenses, reached HK$149.0 million (US$19.0 million) in 2018, compared to an adjusted net income of HK$1.7 million in 2017 and an adjusted net loss of HK$89.3 million in 2016. See “Summary Consolidated Financial and Operating Data—Non-GAAP Measures” for a reconciliation of adjusted net (loss)/income to net (loss)/income.

Our Market Opportunity

We see the following dynamics and trends shaping our market opportunity and guiding our growth strategies:

Fundamentally Underserved Market

Internet, technology and data advances are rapidly redefining how financial products and services are consumed, particularly relating to mobile engagement, real-time data delivery and extensive social networking.

Meanwhile, young investors are demonstrating modern investment objectives that extend further than return targets. In this respect, we view traditional brokerage offerings as underdeveloped from a technology and user experience perspective, highlighting a significant opportunity for digitally-born platforms that can deliver an enhanced experience without sacrificing execution and security.

We are determined to effectively compete to succeed in these markets as we see a massive opportunity deriving from the strong growth of online securities markets in the U.S. and Hong Kong and an imminent desire for outbound investment from China-based investors. While we have achieved a leading position in the Hong Kong online retail brokerage market, in the global online securities markets our total market share is less than 1%, according to Oliver Wyman, reduced further when considering the broader wealth management market and highlighting the magnitude of our long-term opportunity.

Multiple Market Tailwinds

China is generating wealth at a pace unprecedented in history, a function of both the size and the transformation of the market; total investable assets outside China are expected to grow with a CAGR of 25.8% in the next five years, according to Oliver Wyman. With growing wealth, retail investors are increasingly interested in geographically diverse portfolios and the Chinese government policies are, to a certain extent, facilitating portfolio diversification through programs to invest abroad. In 2017, offshore investable assets represented 5.0% of total investable assets for investors in China, as compared to 20.0% in the United States and Japan, and is expected to grow to approximately 10.8% in 2023. The demand for wealth management services, including brokerage, is enormous and we expect this demand to sustain through economic cycles and into the future. In particular, China new economy companies are swiftly and rapidly accessing the public markets, providing unique and attractive offshore investment targets which in turn create tremendous opportunities for market participants, like us, who provide services to facilitate and optimize such outbound investment activities.

Investing Upgrade

With increased wealth, client segments ranging from mass affluent to ultra-high-net-worth are demanding more sophisticated, tailored and ultimately diversified investment options, including portfolio diversification away from investors’ home market. This is leading to an investing upgrade whereby the wealth management landscape is being redefined by increasingly modern investment products as well as digital, frictionless infrastructures which are made available for investors all over the globe. We have designed our platform to cater to each of these respective demands and believe we are well positioned for this secular trend.

Investing as a Gateway to Broader Financial Services

We view investors as increasingly receptive to receiving multiple financial products and services through “one-stop” platforms, with a particular competitive advantage accruing to platforms built upon financial services rather than social media or entertainment-based foundations. We have already witnessed the success of businesses and platforms across the globe built from an investing foundation and enriched by technology and innovation. We believe the element of trust earned in assisting both the generation and protection of wealth is what catalyzes this diversification opportunity which we see as available to us today.

Our Competitive Strengths

We believe our leadership position and brand coupled with the following competitive strengths puts us at a distinct advantage:

Premier Investing Experience

Our goal is to make investing easier through technology. Traditional investing processes are paper-intensive and cumbersome while quality market research and information, to this day, remains targeted almost exclusively to experienced or professional investors. We built an investing experience to disrupt tradition, drive simplicity and promote inclusion, as follows:

•

Flexible Platform. We broaden our addressable market by delivering our platform through iOS, Android, Mac and PC applications as well as through an internet browser. Across all channels we deliver a user interface that is intuitive, uniquely navigable and efficient.

•

Seamless Process. Our processes are fully digitalized and seamless. We enable an online account opening application to be completed in as little as five minutes, simple account transfer, and margin financing which is accessible on-demand across international markets. We also offer various fund transfer methods and enable bank-to-brokerage fund transfer to be completed in as little as ten minutes.

•

Intelligible Market Insights. We offer free or low-cost real-time market data as well as unique features, such as information about institutional trading volumes and trading order flows. We aggregate research and news from media partners, contributing authors and our in-house staff. The information and perspectives we subsequently provide to our users are insightful and targeted enough to be useful to our experienced investors, yet articulated clearly enough for first-time investors.

•

Social Connectivity. We help to demystify investing by fostering an ecosystem, connecting users, investors and companies. We invite users to ask questions and exchange, ideas through our social functions while companies can use our interactive tools, including live broadcasts, to communicate directly with investors. As of December 31, 2018, approximately 1.6 million users, including 80% of our clients, had participated in our social communities. Importantly, we have witnessed as social connectivity drives increased engagement; in December 2018, on average, a socially active client, defined as a client who traded on our platform and visited our NiuNiu Community at least ten days during the month, traded 51.7 times, while a non-socially active client, defined as a client who traded on our platform at least once and visited our NiuNiu Community less than ten days during the month, traded 22.3 times.

The merits of our user experience sum to a remarkably inviting platform devoid of jargon or barriers to making informed investing decisions efficiently, and driving a 98% user satisfaction rate according to internal surveys in the first half of 2018. In December 2018, we had 374,692 MAUs and 151,700 average DAUs, an increase of 23.0% and 36.5% from the same month of 2017, respectively. In December 2018, users who were active on a daily basis spent an average of 24.1 minutes per trading day on our Futu NiuNiu platform. By enriching the content of our platform as well as our user experience, we expect these levels of engagement to further grow, driving our ability to deepen client relationships over time.

Closed-Loop, Proprietary Technology Infrastructure

Over eight years we have made significant investments into our technology platform which has evolved into our highly-automated, multi-product, multi-market closed-loop technology infrastructure that drives every function of our business including trading, risk management, clearing, market data, news feeds and social functions. We believe our technology platform stands alone among peers based on the following:

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Agility. Our platform was designed for maximum flexibility, recognizing the need to be able to evolve in advance of industry shifts. We have developed a unified system to execute routine operational activities with configurable templates, significantly reducing launch cycles and labor and accelerating response time. We were able to offer online account opening within ten days when the HK SFC guidance was released in July 2018, becoming the first among leading players. New versions of our core back office system are released on a weekly basis and new versions of our retail platform are released at least monthly. In 2018, we released 74 iterations of our application while introducing 1,743 new products features.

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Stability. We invest significantly to ensure platform stability through market or systematic volatility as well as ordinary course platform updates. Currently, our infrastructure can process 1,400 trades per second, many multiples of our current average trades per second and well in excess of our highest recorded per day volumes. Our service availability has reached 99.93% in 2018.

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Scalability. Our core system components are highly modularized and can be universally applied to future products or replicated for new markets: the trading, risk management and data functions of most new markets can be implemented in as little as one month. Furthermore, our platform is highly modularized and the vast majority of our mobile terminal functions are modularized. All of our systems are cloud-based, and we have further built a private cloud that can expand and contract similar to a public cloud. Our system can expand capacity by more than ten times, and requests for system capacity expansion can be completed within ten minutes.

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Security. We prioritize the security of our systems and user data. For instance, we offer dual identification verification to our clients so that each transaction is properly authorized and recorded. We invented the “core data security safe” technology, which provides continuous user authentication through navigation for our application. In addition, we have obtained an ISO27001 information security certification.

As of December 31 2018, approximately 65% of our workforce was dedicated to research and development and the majority of them have work experience at leading internet and technology platforms. Mr. Leaf Hua Li, our founder, chairman and chief executive officer, has 18 years of experience in the internet sector. He joined Tencent in 2000 as its 18th employee. He was an early and key research and development participant of Tencent QQ and was the founder of Tencent Video leading the product design and development of Tencent Video. Our core technology team members have extensive experience in massive service infrastructure design. Our chief technology officer, Mr. Ppchen Weihua Chen, was the former head of Tencent QQ’s back-end services and led multiple system restructuring projects of Tencent QQ with hundreds of millions of simultaneous online users.

Attractive User and Client Base

We have a young, active and rapidly expanding client base. As our client base grows, our existing clients are also generating wealth and seeking holistic investing services, providing two levers to our growth strategy and magnifying the size of our opportunity:

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Young with Meaningful Potential to Generate Wealth: Our clients are, on average, 35 years old and generally high earning. 43.8% of our clients work in internet, information technology or financial services industries. Our paying clients rapidly grow their account balances over time. Our total client asset balance increased from HK$15.5 billion as of December 31, 2016 to HK$44.4 billion as of December 31, 2017, and further increased to HK$50.9 billion (US$ 6.5 billion) as of December 31, 2018, highlighting the organic tailwinds behind our established client base. We expect our clients, given their youth and trajectory, to continue generating wealth well into the future, growing their account balances with us over time.

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Active and Loyal: Our client base is deeply engaged. In December 2018, our users who were active on a daily basis spent an average of 24.1 minutes per trading day on our Futu Niuniu platform. Our client base is active. Among clients who traded in 2018, each client, on average, executed over 198 trades with a total trading volume of HK$7.5 million (US$1.0 million) during the same year. Finally, our client base is loyal; we retained over 95% of our paying client base on a quarterly basis in 2016 and have retained over 97% of our paying client base on a quarterly basis since the beginning of 2017. Each of these metrics improved meaningfully versus the prior year, driving revenues which are recurring-like in nature and creating viability which supports our strategic planning.

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Rapidly Growing: Through our Futu NiuNiu application we had 5.6 million users, of which over 502,000 were registered clients and over 132,000 were paying clients as of December 31, 2018. As of December 31, 2018, the numbers of our users, registered clients and paying clients grew 43.0%, 75.4% and 65.9%, respectively, as compared to the same as of December 31, 2017, demonstrating our ability to retain and attract users and clients as well as to convert our users to clients. We expect the strong growth of our client base to continue through conversion of our user base and our well-established user and client acquisition channels, including online and offline marketing and promotional channels, word-of-mouth referral and our corporate services.

Significant Operating Leverage

Our proprietary technology infrastructure and unit economics have positioned us to rapidly expand margins and strengthen our profitability as we continue to grow:

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Proprietary Core Technology Infrastructure: We have invested significantly to develop our core technology infrastructure. Our proprietary and modularized technology infrastructure allows us to add new products and enter new markets with moderate investment or fixed costs. Our research and development expenses as a percentage of our revenues dropped to 30.7% in 2017 from 70.8% in 2016 and further dropped to 18.6% in 2018, illustrating a driving factor behind our expanding margins.

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Unit Economics: The demographics and depth of engagement of our client base translate to high lifetime values. When matched against our efficient client acquisition, a function of our online marketing and promotional activities, word-of-mouth referrals and our corporate services, we deliver a payback period of less than six months since the beginning of 2017.

Our operating leverage is magnified by our high growth. We anticipate meaningfully expanding our operating margins over time as we continue to grow, strengthening our lifetime values by adding higher-margin, value-added services and controlling our acquisition and operating costs through targeted marketing and other efficiencies.

Our Growth Strategies

Our business model, competitive strengths and licensing qualifications provide us multiple avenues of growth. We will continue to pursue our mission to re-define investing and build a digital financial institution through the following key strategies:

Grow and Monetize Our Client Base

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Grow our Client Base: While we have quickly achieved a leading footprint and brand, the magnitude of the China and Hong Kong opportunities is enormous. Through targeted marketing, continued investments in our brand and expansion of our enterprise segment, we will work aggressively to build our client base.

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Expand our Wallet Share: We are working to expand our share of our clients’ trading volumes and broader investing needs through execution excellence. By using every user and client touchpoint as an opportunity to demonstrate and reinforce our value proposition, we believe we can draw increasing allocations of trading volumes from our clients.

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Monetize our User Base: We intend to pursue avenues to improve conversion of our user base into clients and believe that data analytics is an important tool to accomplish this goal. Specifically, each point of user engagement provides insight into the user’s investment objectives and risk tolerance, which we use to tailor an inviting investing experience.

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International Expansion: We intend to expand our physical presence, improving our ability to offer investing services in overseas markets but also nurturing an international client base of both Chinese and non-Chinese investors. For instance, we opened our first office in the United States in the first quarter of 2018 and formally launched Futu MooMoo, our trading platform designed specifically for U.S. investors, in the fourth quarter of 2018. Since its launch, we have adapted our technology infrastructure from Hong Kong to the U.S., reinforcing our ability to efficiently expand into new markets. Leveraging its launch, we will further expand our U.S. client base.

Broaden Our Core Service Offerings

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Expand our Core Product and Service Portfolio: We will continue to pursue ways to more broadly support our retail investors and maximize client wallet share, in particular by selectively adding new service offerings to our existing comprehensive portfolio. Our success in launching our margin financing service makes us confident that we will be able to develop and effectively cross-sell additional products and services such as fixed income funds and futures.

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Add Trading Markets: Our goal is to ultimately provide our users and clients with access to every trading market in the world. We currently provide access to three markets, and will seek to broaden in terms of geographies.

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Drive our Enterprise Business: We will continue to invest in our enterprise business, as a source of both revenue diversification as well as a retail investor acquisition channel. In particular we believe our ESOP management service, with a small but growing client base that includes Tencent and Yixin, has the potential to meaningfully impact our growth trajectory while we continue to build out our dedicated team and resources. Meanwhile, we are exploring opportunities to export our technology to enterprise clients on a modular basis.

Broaden Our Financial Services Footprint

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Wealth Management: We intend to expand our investing footprint to include a broader suite of wealth management products and financial advice. In particular, we believe the user data we collect through our daily business operations as well as the vibrant interactive community we have built on our platform will allow us to provide highly tailored products and services.

•	Digital Banking: We are applying for a digital banking license in Hong Kong. We believe banking products are a natural extension of brokerage in the spirit of building and preserving wealth.

Invest in Our Platform

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Invest in Technology: We will continue to invest in our technology, both to maintain one of the primary sources of our competitive advantage and also to facilitate the execution of our growth strategies. For instance, we are currently investing significantly to integrate new features and functions into our platform, launch a fully-digital United States offering, develop a digital banking infrastructure and enhance our ability to convert user and client data into actionable insights.

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Invest in People: People are the cornerstone of our business, and we will continue to ensure we have strong and experienced product managers, developers, and marketing and supporting staff. In particular, we are investing to grow our enterprise sales team, our product team and our research and development function.

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Acquisitions and Investments: We intend to selectively pursue acquisitions or investments where additive to our platform or capabilities. While our current default strategy is to develop core capabilities organically, in large part due to the importance of seamless integration with our technology systems, we will nonetheless explore inorganic means to extend our leadership position.

Our Milestone

We have achieved the following since our inception in 2011:

•	December 2011: Launched our proprietary Hong Kong securities trading system supporting the execution of securities trades within 0.0037 seconds

•	October 2012: Obtained a Type 1 License for dealing in securities from the HK SFC and commenced the operation of our online brokerage business

•	September 2014: Integrated with the U.S. capital markets and began offering real-time stock quotes on major U.S. exchanges

•	October 2016: Became one of the first brokerage companies globally to offer free real-time Level II Hong Kong stock quotes to China-based clients, according to Oliver Wyman

•	January 2018: Registered in the U.S. as the broker-dealer and become a FINRA member in the U.S. and subsequently opened an office in Palo Alto, California

•	July 2018: Became the first licensed brokerage company to provide completely online-based trading account opening services among leading players in Hong Kong

Our Platform

Overview

We operate a leading technology-driven online brokerage services platform in Hong Kong and have been licensed in Hong Kong by the HK SFC for our securities business since 2012. We have obtained from the HK SFC a Type 1 License for dealing in securities in 2012, which, among other activities, allows us to engage in trading and broking of securities and engaging in securities margin financing activities for our clients. We have also obtained from the HK SFC a Type 2 License for dealing in future contracts, a Type 4 License for advising on securities, a Type 5 License for advising on futures contracts and a Type 9 License for asset management. For more details on our licenses, see “—Licenses” and “Regulation—Overview of the Laws and Regulations Relating to Our Business and Operations in Hong Kong—Types of regulated activities.”

Our platform allows investors to trade securities in various markets and surrounds this core trading functionality with a variety of products and services designed to facilitate the investing process. Specifically, our platform allows investors to execute equity and equity-related trades quickly and securely with access to margin financing. Around this core functionality, our platform provides real-time stock quotes, market data and news as well as an interactive investor community where our users and clients can exchange investment views and ideas. Our platform is accessible digitally through our Futu NiuNiu mobile app. We also offer several tailored desktop applications and websites as well as our Futu ESOP Management System.

We serve both users and clients. Our user base has grown from 3.2 million as of December 31, 2016 to 3.9 million as of December 31, 2017 and further to 5.6 million as of December 31, 2018. Our MAUs increased from 175,383 in December 2016 to 304,660 in December 2017, and further to 374,692 in December 2018. Our average DAUs increased from 45,733 in December 2016 to 111,109 in December 2017, and further to 151,700 in December 2018. Our user base is a critical source of data for our platform, a pipeline for growing our client base and the foundation of our social community.

We define “registered clients” or “clients” as users who open one or more trading accounts, and “paying clients” as clients with assets in their trading accounts. Our client base has grown rapidly from 148,320 as of December 31, 2016 to 286,502 as of December 31, 2017 and further to 502,452 as of December 31, 2018, of which 132,821 were paying clients.

Platform Cornerstones

We aim to broadly provide a superior and comprehensive investing experience through the following three cornerstones:

•	Convenience: digitized, seamless with excellence in execution.

•	Connectivity: interactive and engaging.

•	Stability: reliable and secure.

Convenience

We have designed every step of our investing experience, from sourcing and researching ideas to trade execution and subsequent portfolio management, with a goal to create a simple and convenient experience. We identify the hurdles that investors, particularly retail investors, face along the investing journey, and we strive to mitigate inconvenience and information asymmetry through our platform with data and technology. For example:

•	we digitally execute all brokerage services, including trade execution, cross-market funding, clearing and settlement;

•	we were the first brokerage company in Hong Kong to offer completely online-based trading account opening service among leading players;

•	our users and clients can access our platform anytime through a unified account on multiple devices, including Apple and Android devices as well as Windows- or Mac-based desktop operating systems; and

•	we focus on trade excellence through advanced technology and general infrastructure. In 2018, on average, a client trade was executed in 0.0037 seconds.

Connectivity

We are reinventing how retail investors discover and execute investment opportunities, particularly by offering a social community that has become an integral part of our platform. We have created a medium by which users, investors, companies, analysts, media and key opinion leaders connect and interact as participants of a community. Major interactive tools and functions of our NiuNiu Community include NiuNiu Classroom, NiuNiu Live Broadcast, NiuNiu Post and NiuNiu Articles.

Our interactive tools drive a community experience built on a lively and dynamic venue for exchanging investment ideas and experiences. We leverage in-house and external resources to publish investment content on our platform through multiple formats, including short-form videos, recorded online lessons and chat rooms. These tools and functions allow our users and clients to review content as well as interact with each other, opening up vibrant avenues for an active exchange of ideas and information. We believe that community engagement serves to break down barriers to investing and promote more investment transactions. For example, in December 2018, on average, a socially active client, defined as a client who traded on our platform and visited our NiuNiu Community at least ten days during the months, traded 51.7 times, while a non-socially active client, defined as a client who traded on our platform at least once and visited our NiuNiu Community less than ten days during the month, traded 22.3 times.

Our community platform allows us to generate valuable feedback in terms of observing the behavior of our users and clients and also through soliciting direct feedback from our most active users and clients, with whom we have, in many instances, direct lines of communication regarding their investing experience. This allows us to identify the pain points in our workflows and improve our platform, often in real time, contributing further to our user and client engagement and stickiness.

Stability

We recognize that investing is a meaningful component of our clients’ broader wealth management, for which the reliability and security of our platform is critical. Those attributes differentiate us from other market players. For example:

•	our platform features an automated multi-level protection mechanism to ensure the services and functions we deliver to our users and clients are secure;

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we have adopted strict security policies and measures, including encryption technology and a two-factor authentication function, to protect our proprietary data such as clients’ personal information and trading data;

•	our cloud technology allows us to process large amounts of data in-house, which significantly reduces the risks involved in data storage and transmission;

•	we back up our data at different servers spread across different locations;

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we process and execute all of our orders and transactions electronically, greatly minimizing risks associated with human error while maintaining the stability of our platform. Our overall system has achieved 99.93% availability rate in 2018; and

•	our proprietary technology system analyzes and predicts malicious attacks and enables us to respond to challenges and attacks promptly.

Our Services

We provide our users and clients a comprehensive set of services throughout their investing experience. Our core services include trade execution and margin financing. We surround our core offerings with a variety of value-added services, many of which we provide free of charge, to address our clients’ broader brokerage needs as well as increase general client engagement. The following diagram illustrates the comprehensive services we provide to our users and clients:

Trading, clearing and settlement

We provide trading, clearing and settlement services beginning with account opening and extending through portfolio management.

We operate our securities brokerage business through Futu Securities International (Hong Kong) Limited, or Futu International Hong Kong, our wholly-owned subsidiary incorporated in Hong Kong, which is a licensed company permitted by the HK SFC to carry out securities dealing and is regulated by the Securities and Futures Ordinance. We were granted a Type 1 License for dealing in securities in 2012 and have become a participant of the Stock Exchange of Hong Kong Limited as a licensed broker since then. See “—Licenses.”

The screenshots below illustrate the main screen for trading, clearing and settlement and the trade execution interface on our platform:

Account Opening

Opening a brokerage account has historically been a time-consuming and paper-intensive process, both for investors and brokerages. In developing our platform, we intended to break down this point of friction and meaningfully improve the account opening process. We believe that a significant driver of our client base growth is our ability to reduce unnecessary friction in the account opening process. In 2018, we opened over 215,000 new accounts, as compared to approximately 138,000 in 2017 and 81,000 in 2016. We are the first licensed brokerage company to provide 100% online-based trading account opening services among leading players in Hong Kong, and we provide this functionality through our Futu NiuNiu platform, which allows an application to be completed in as little as five minutes.

For investors who are residents in Hong Kong, the two steps involved in opening trading accounts with us are set forth below:

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Step 1: Online application. Users of our Futu NiuNiu platform, either through our mobile or desktop application, can click an embedded link to submit an online account opening application by following simple instructions. Users are required to submit personal information, employment history, financial conditions, source of funds and other related information. Users must also read and consent to a standard client agreement and other required documents and review a disclaimer video which discloses trading risks presented by our licensed personnel. The online application process can typically be completed in less than five minutes.

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Step 2: Verification procedures. Upon receiving a completed online application, our automated risk management system will proceed to verify the applicant’s identity. If the prospective client chooses to complete the verification procedures online, in accordance with the HK SFC rules promulgated in July 2018, we will require him or her to (i) submit a copy of his or her Hong Kong photo identification, Hong Kong residential address proof and other relevant identification documents, (ii) link the trading account to be opened with his or her personal bank account opened with a qualified bank in Hong Kong, and (iii) transfer no less than HK$10,000 into the trading account from that personal bank account. Once the prospective client’s bank account information and other submitted documents match the information submitted during the online application, the online identification verification will be completed and the trading account will be automatically opened. We also offer traditional offline verification, where a prospective client may meet a member of our verification team and conduct the abovementioned verification process with paper copies of critical documents. The prospective clients can also mail to us a check in the amount of HK$10,000 or more together with relevant identification documents to conduct verification.

Our prospective clients who are residents in China can also open Hong Kong trading accounts online. Online verification procedures for residents in China can be completed once the information of a prospective client’s PRC identification matches the information in the identification database and linked to his or her debit card opened with a China-based bank and other submitted documents. For details of the verification procedures for China-based clients, see “—Risk Management—Brokerage Service Risk Management.” As the technologies and practices in connection with online trading accounts opening services are in early stages of development, we are subject to evolving laws, regulations, guidelines, and other regulatory requirements with respect to our online account opening procedures. See “Risk Factors—Risks related to Our Business and Industry—We are subject to extensive and evolving regulatory requirements in Hong Kong, non-compliance with which, may result in penalties, limitations and prohibitions on our future business activities or suspension or revocation of our licenses and trading rights, and consequently may materially and adversely affect our business, financial condition, operations and prospects. In addition, we are involved in ongoing inquiries and investigations by the HK SFC” and “Risk Factors—Risks related to Our Business and Industry—Our current client online account opening procedures do not strictly follow the specified steps set out by the relevant authorities in Hong Kong.”

We also offer an automated and streamlined process to open additional trading accounts for trading securities of companies listed on the major stock exchanges in the U.S. or securities of companies qualified under the Hong Kong, Shanghai and Shenzhen Stock Connect, either simultaneously during the account opening process or after they have opened their first Hong Kong trading accounts with us. The “Hong Kong, Shanghai and Shenzhen Stock Connect” is a unique collaboration between the Hong Kong, Shanghai and Shenzhen stock exchanges, which allows international and China-based investors to trade securities in each other’s markets through the trading and clearing facilities of their respective home exchange.

Trade execution

Once a client has opened a trading account they may place orders on our platform. Placing an order is simple and intuitive and involves identifying the securities and the size of the trade, either in terms of the number of shares or the value of the trade in instances where fractions of a share can be traded.

The trade execution process is entirely online and automated. We aggregate orders simultaneously and form trading instructions which are delivered to respective exchanges. As we are a licensed broker in Hong Kong with integration into the trading systems of the Hong Kong Stock Exchange and the CCASS clearing system, we manage all steps involved in processing securities transactions independently for securities listed on the Hong Kong Stock Exchange or qualified under the Hong Kong, Shanghai and Shenzhen Stock Connect. These automated steps include order confirmation, receipt, settlement, delivery and record-keeping. Additionally, we had 100 throttling controllers connected to the trading system of the Hong Kong Stock Exchange as of December 31, 2018, allowing us to execute a large amount of trading transactions simultaneously.

For securities traded on the major stock exchanges in the U.S., we aggregate trade instructions from clients and, without disclosing underlying client names or fund details, collaborate with qualified local third-party brokerage companies for execution and settlement. From the client’s perspective, the process is seamless as we handle all client communications and touchpoints, including delivery and receipt of funds.

For trading securities of companies listed on the Shenzhen Stock Exchange or the Shanghai Stock Exchange, we currently collaborate with a leading Chinese brokerage company which allows our clients to access the online trading system of such Chinese brokerage company simply by logging into our platform. In order to complete trading transactions of securities listed on the Shenzhen Stock Exchange or the Shanghai Stock Exchange, clients need to register a trading account separately with the Chinese brokerage company, who will then handle the trading, clearing and settlement of all the client transactions. We only serve as an access point for the trading systems of the Chinese brokerage company and we do not execute any orders placed by our clients with respect to securities listed on the Shenzhen Stock Exchange or the Shanghai Stock Exchange.

For securities listed on the Hong Kong Stock Exchange and the major stock exchanges in the U.S., our clients are able to sell their securities through our platform on the same day of stock purchase. For securities qualified under the Hong Kong, Shanghai and Shenzhen Stock Connect, our clients are able to sell their securities through our platform one trading day after purchase.

As a result of the operational efficiencies afforded by our technology, we are able to sustainably charge a lower brokerage commission rate for online trading as compared to most of our competitors. In general, our revenues from securities brokerage services includes brokerage commissions and platform service fees from our clients, which are recognized on a trade-date basis when the relevant transactions are executed. Depending on the specific securities traded, we charge the following commissions and fees to our clients:

Commissions and Fees

Trading Markets	Brokerage Commissions	Platform Service Fees	Others Fees

Hong Kong Stock Exchange	Plan 1(1): 0.05% of the total trading volume (with a minimum charge of HK$50)	—	Transaction clearing fees at 0.005% of the total trading volume, including 0.002% being charged on behalf of the clearing house, and other government charges on behalf of the government
	0.03% of the total trading volume (with a minimum charge of HK$3)	Plan 2(2): HK$15 for each transaction	Transaction clearing fees and other government charges on behalf of the clearing house and the government
Plan 3(2): ranging from HK$1 to HK$30 per transaction based on the number of transactions executed per month

Major U.S. Stock Exchanges	Plan 1(1): US$0.01 per share/ADS (with a minimum charge of US$1.99)	—	Transaction clearing fees at US$0.003 per share/ADS and other government charges on behalf of the clearing house and the government
	Plan 2(2): US$0.0049 per share/ADS (with a minimum charge of US$0.99 and a maximum charge of 0.5% of the total trading volume)	US$0.005 per share/ADS (with a minimum of US$1.0 per transaction and a maximum charge of 0.5% of the trading volume)
	Plan 3: US$5 per transaction	—

Commissions and Fees

Trading Markets	Brokerage Commissions	Platform Service Fees	Others Fees

The Hong Kong, Shanghai and Shenzhen Stock Connect	0.01% of the trading volume of each transaction (with a minimum charge of RMB5)	RMB15 per transaction	Transaction clearing fees and other government charges on behalf of the clearing house and the government

Notes:

(1)	Available only to clients who opened trading accounts with us before October 10, 2017.
(2)	Available since October 10, 2017.

In addition, we facilitate the trading of derivatives, such as warrants and callable bull/bear contracts, or CBBC on the Hong Kong markets and options on the U.S. markets. We also provide dark pool trading services and new share subscription services in relation to IPOs on the Hong Kong Stock Exchange. In addition, we have started providing API services which allow clients to trade through our platform using their own program.

In 2018, the total value for transactions executed on our platform with respect to securities listed on the Hong Kong Stock Exchange and the major stock exchanges in the U.S. reached approximately HK$491.2 billion (US$62.7 billion) and HK$415.0 billion (US$53.0 billion), respectively, compared to HK$299.0 billion and HK$218.9 billion, respectively, in 2017, and HK$106.0 billion and HK$89.8 billion, respectively, in 2016. The brokerage commission and handling charge income we earned for securities traded on the Hong Kong Stock Exchange and the major stock exchanges in the U.S. accounted for 33.8% and 25.6% of our total revenues in 2017, respectively, and accounted for 28.0% and 22.3% of our total revenues in 2018, respectively. As of December 31, 2016, 2017 and 2018, the total balance of client assets was HK$15.5 billion, HK$44.4 billion and HK$50.9 billion (US$6.5 billion), respectively.

The following table shows our daily average revenue trades for the relevant years:

Margin financing and securities lending services

Our margin financing and securities lending services provide real-time, cross-market securities-backed financing to our clients. We have grown these services rapidly since introduction, a reflection, we believe, of both our ability to cross-sell as well as our clients’ receptivity to increasingly sophisticated investing tools delivered seamlessly. As of December 31, 2018, 34.4% of our clients who had traded on our platform had used our margin financing and securities lending services.

We currently offer margin financing to clients who trade securities listed on the Hong Kong Stock Exchange, the major stock exchanges in the U.S. as well as qualified securities under the Hong Kong, Shanghai and Shenzhen Stock Connect. All financing extended to our clients is secured by acceptable securities pledged to us. Our trading system can automatically pledge cross-market account assets so that the value in a client’s multiple trading accounts, which may include cash in different currencies and acceptable securities listed on the three markets, will be aggregated when calculating the value of the client’s collateral. In particular, this provides significant efficiencies as it eliminates the costs and procedures involved in cross-market currency translation or exchange.

Our clients are eligible for margin financing services when they hold securities that are acceptable as pledges to us in their accounts. The credit line for each eligible client is determined based on the securities across all of his or her trading accounts. The margin financing services for eligible margin financing clients are activated automatically, when the funds in their accounts are not sufficient to purchase the desired securities and there are still sufficient balance in their credit lines.

A list of securities acceptable as collateral to us and their respective margin ratios are regularly updated and shared with our clients. Our risk management team determines the margin ratio for each of the acceptable securities based on the trading frequency, historical price fluctuations and general market volatility. We also reference the financing terms of major financial institutions in establishing our margin ratios, and we typically find our margin requirements to be equal or lower. We believe this has differentiated our risk controls. Our margin ratios are monitored in real-time and our risk management team reviews and adjusts the margin ratio for each acceptable security on a regular basis and more frequently in the case of a significant and rapid price decline. See “ —Risk Management—Margin Financing Risk Management.”

We charge an annualized interest rate on margin financing. We launched our margin financing service for securities listed on the Hong Kong Stock Exchange in July 2016, and charged an annualized interest rate on margin financing at 6.8% in 2016, 2017 and 2018. We launched our margin financing service for securities listed on the major stock exchanges in the U.S. in February 2017, and charged an annualized interest rate on margin financing at 4.8% since then. We charged an annualized interest rate for qualified securities under the Hong Kong, Shanghai and Shenzhen Stock Connect at 8.8% since we launched such business in July 2018. In accordance with our risk control policy, the maximum aggregated financing a client can obtain is HK$20 million for acceptable securities listed on the Hong Kong Stock Exchange, US$2 million for acceptable securities listed on the major stock exchanges in the U.S. and RMB6 million for qualified securities under the Hong Kong, Shanghai and Shenzhen Stock Connect. In 2016, 2017 and 2018, our average margin balance, calculated based on our margin balance on the last date of each month during the year, was HK$103.4 million, HK$1,259.4 million and HK$3,801.0 million (US$485.4 million), respectively.

For clients who trade securities listed on the major stock exchanges in the U.S., we offer securities lending services by lending securities we obtain from our securities lending partner. This service allows our clients to pursue short-selling strategies. To borrow securities, our clients must pledge cash or acceptable securities from in-house trading accounts. We charge our clients an annualized interest rate on behalf of our securities lending partner, plus an approximate 3% premium which we earn as a handling fee. We collect interest on behalf of our securities lending partner from our clients.

When we launched our margin financing business, we financed mostly from our own working capital and shareholder loans. Since November 2015, however, we have diversified the source of our financing through collaboration with our financial institution partners where we can combine collateral from our clients into portfolios and pledge the portfolios to financial institutions for commercial loans. As of December 31, 2018, 96.4% of margin financing was financed through our financial institution partners. For margin financing services related to securities listed on the Hong Kong Stock Exchange, we have entered into loan facility agreements with commercial banks in which we agree on the maximum facility limit, maturity and annualized interest rates. We typically pay annualized floating interest rates from 1.5% to 2.5% above a benchmark interest rate index, such as the London Interbank Offered Rate (LIBOR) or Hong Kong Interbank Offered Rate (HIBOR). The interest periods of our loan facilities range from one week to six months, and we are obliged to repay or re-borrow each loan on the last day of its applicable interest period. The banks can typically terminate, cancel or modify the facilities at their discretion. The loan facility agreements are typically governed by the laws of Hong Kong. For securities listed on the major stock exchanges in the U.S., a third-party brokerage company we partner with for trade execution and settlement also extends to us margin financing credit on an aggregate basis, which we then distribute to our clients based on their orders. We pay the third-party brokerage company’s market annualized interest rate, which historically ranged from 2.5% to 3.9% depending on the size of the loan balance. The business agreement we have entered into with such partner has an indefinite term and can be terminated by either party at any time. The agreement is governed by the laws of Hong Kong.

As of December 31, 2016, 2017 and 2018, our margin financing balance was HK$126.2 million, HK$2,865.0 million and HK$2,886.1 million (US$368.6 million), respectively, and our securities lending balance was nil, HK$72.9 million and HK$297.3 million (US$38.0 million), respectively. For the years ended December 31, 2016, 2017 and 2018, our interest income derived from margin financing and securities lending business was 2.0%, 21.0% and 27.9% of our total revenues, respectively. We charge brokerage commission fees and platform service fees on margin trading and short selling. See “—Our Services—Trading, Clearing and Settlement.”

Market data and information services

Market Data

We provide real-time stock quotes across the China, Hong Kong and the United States equity markets. Our quotes are free for all China-based clients as well as for Hong Kong-based clients whose transaction frequency or account balance exceeds a certain threshold.

We provide a number of advanced and intuitive tools which allow our users and clients to customize the manner in which they monitor the capital markets. For instance, they can filter the broader market across a range of criteria including industry, valuation, trading volume and price volatility over a certain period of time, which provides a unique opportunity to quickly identify market swings or dislocations. These filters are available across markets so our users and clients can monitor multiple markets simultaneously.

On an individual company basis, users and clients are able to review detailed fundamental and technical analyses based on information available on our platform, including monitoring recent transaction details such as trading volumes by major brokers, viewing analyst ratings and target prices, reviewing operating and financial metrics, and reading compiled news and other research and company specific content.

Compared to dispersed or fee-based market data traditionally provided by other market players, we believe our tools and market data help our users and clients make informed investing decisions more easily.

Information Services

We distill investment information and trends into engaging, accessible and diversified content, guiding investors along the investing experience and helping to simplify the decision making process.

Our information services generally include real-time news alerts, such as earnings releases and corporate announcements, topical industry or company-level deep dives and proprietary data flows such as our compiled IPO pipeline. We deliver our content across different formats including short-form news, graphics and essays. Content is grouped by over 20 animated tags that facilitate easy searches and allow our users and clients to customize information feeds. As a user or client spends more time on our platform, we are able to employ artificial intelligence to develop targeted content recommendations which we have found to be effective and helpful to enhance user engagement.

We aggregate and curate our content through an internal content creation team and through collaboration with third-party resources, including leading international news agencies and market centers. The screenshots below illustrate the main information service content available on our platform:

User community and social interaction functions

We improve the investing experience of our users and clients by facilitating a social user community, NiuNiu Community, embedded within our Futu NiuNiu platform. NiuNiu Community serves as an open forum for users and clients to share insights, ask questions and exchange ideas. Specifically, NiuNiu Community offers the following unique features:

•	community diversity, as users and clients can interact directly with their peers, company executives and thought leaders within the investing community, such as financial journalists and academics;

•	extensive content, ranging in complexity from investing basics to sophisticated analytical guides for professional investors;

•	digital delivery, as all our content is designed for digital consumption and delivered through diversified media formats, such as short-form videos and presentation slides;

•

gamification, as we employ game design elements within our platform such as investment and engagement scoring, which serves to simulate the investing experience and better prepare our users and clients for real-world investing; and

•	platform influence, as we use NiuNiu Community as an important source of both direct (communicated) and indirect (observed) feedback that we use to consistently evolve our platform.

The screenshots below illustrate the main functions of NiuNiu Community:

Corporate Services

We help corporate clients establish and administer the platforms of their employee stock option plans (ESOP). In this capacity we are able to nurture relationships with both corporate clients and their employees who become our retail clients, serving the dual purpose of diversifying our revenues and acquiring retail clients.

•

Corporate Engagement. We help corporate clients execute and administer employee stock incentive plans. This includes all workflow and administration surrounding ESOP fulfillment, including employee communications and records management.

•

Investor Engagement. Through our corporate engagement, we are introduced to potential retail clients, many of whom we convert into clients over time. We provide employees of our corporate clients with an online platform to review award agreements, monitor and exercise options and restricted share units (RSUs) and manage associated tax liabilities. By opening trading accounts, employees of our corporate clients are able to receive and manage the proceeds from their exercised options and RSUs.

We have been appointed as the ESOP program directly by 24 corporate clients, as of both December 31, 2018 and the date of this prospectus. The total value of unvested RSUs and options under these ESOP programs is approximately HK$10.1 billion (US$1.3 billion) as of the date of this prospectus. We have on-going conversations with over 150 Chinese new economy companies regarding our ESOP services.

In addition, our corporate services have served as an entry point for distribution of shares from our corporate clients’ initial public offerings on the Hong Kong Stock Exchange. We have worked with 14 and 15 corporate clients as of December 31, 2018 and as of the date of this prospectus, respectively, to distribute or promote their shares to high-quality retail investors during their initial public offerings. We have recently served as a joint bookrunner for a number of high profile initial public offerings on the Hong Kong Stock Exchange of our corporate clients, including Xiaomi and Meituan. The screenshots below illustrate an example of our corporate services at different stages of an IPO process:

Our Users and Clients

Demographic

As of December 31, 2018, we had 5.6 million users on our platform, among which more than 502,000 were our registered clients and more than 132,000 were paying clients. As of December 31, 2018, the majority of our registered clients and paying clients were residents in China. The number of our users are determined based on the user accounts registered with our Futu NiuNiu applications or websites, among which users who have opened trading accounts with us are defined as registered clients and clients who have assets in their trading accounts are defined as paying clients. Since the remaining user base of 5.1 million as of December 31, 2018 are yet to be our registered clients, we believe such large user base demonstrates our significant potential to convert these users into our registered and paying clients, which contribute to the growth of our trading volume and ultimately drive our revenues. As we expand our business in the future, leveraging our large user base, we will continue to unleash the full potential of our platform and explore more monetization opportunities. For example, we may further monetize our user traffic through new business initiatives such as targeted advertisement. In addition, by providing free market data and information, a socially engaged online community and superior user experience on our platform, our user and client base has grown rapidly by existing users’ word-of-mouth referral, which has enabled us to promote our brand with relatively low marketing costs.

Users

Our users engage Futu NiuNiu by downloading our mobile or desktop applications, or visiting our website, and registering a user account. Users are able to receive market data, selected research and other information services and engage in the NiuNiu Community free of charge.

Our user base has grown from 3.2 million as of December 31, 2016 to 3.9 million as of December 31, 2017 and further to 5.6 million as of December 31, 2018. We had 374,692 MAUs in December 2018, as compared to 304,660 in December 2017. In December 2018, we had an average of 151,700 DAUs, compared to 111,109 in December 2017. In December 2018, our users who were active on a daily basis spent an average of 24.1 minutes per trading day on our Futu Niuniu platform.

Users who have not opened trading accounts with us represent an important pipeline for our client acquisition. In 2018, 65.4% of our new clients were converted from our existing users.

Clients

Our client base has grown from 148,320 as of December 31, 2016 to 286,502 as of December 31, 2017 and further to 502,452 as of December 31, 2018. In December 2018, among the clients who visited our platform at least once, a client visited on 14.8 days on average. Since January 2017, we have maintained a paying client churn rate below 3% on a quarterly basis.

Our clients are generally high earning. As of December 31, 2018, approximately 43.8% of our clients worked in internet, information technology or financial services industries. In addition, our clients are generally young. As of December 31, 2018, the average age of our clients was 35. The demographics of our client base are substantially the same as our broader user base.

User and client acquisition

We grow our client base mainly through online and offline marketing and promotional activities, word-of-mouth referrals and our corporate services.

For our online and offline marketing and promotional activities, we from time to time acquire users and clients through cooperation with external marketing channels, such as social media platforms, internet TV and short-form video platforms, search engines, key opinion leaders and offline marketing channels. We also conduct promotions and marketing campaigns on our platform, such as offering free commissions to clients who open trading accounts with us within a certain period of time and promoting client referrals.

In 2018, approximately 18.1% of our new clients were acquired through corporate services. For example, through providing ESOP services, we are able to directly connect with the employees of our corporate clients once an employee ESOP account has been established.

User and client experience

We have developed our proprietary and customized customer service system to connect our users and clients with our customer service staff and technology experts. Users and clients are able to reach our customer service representatives and technology specialists around the clock. Our customer service representatives receive regular training regarding our platform and services as well as critical communication skills such as managing client complaints and other troubleshooting. We document user and client behavior, as well as complaints and feedback, and apply advanced analytical methods to leverage our datasets to better anticipate further areas of improvement. All clients who raise complaints and suggestions will receive feedback within 24 hours.

We proactively seek user and client feedback. For example, we initiate online communications and activities on major social media and our NiuNiu Community to seek feedback from our users and clients about their investing experience. We reach out to our most active clients to discuss their experience with our platform and solicit ways in which we can improve.

Technology

We have developed a proprietary and highly automated technology infrastructure including integrated account, trading, clearing, risk management and business and operation systems, to support each aspect of our business. The purpose-built nature of our technology provides two crucial advantages. First, our platform is adaptable and we can react quickly to industry and regulatory change. Second, our platform is highly scalable. Our client base grew by 75.4% while our headcount only increased by 68.6% from December 31, 2017 to December 31, 2018.

Industry-leading integrated cross-market system

We operate an easy-to-use and integrated cross-market system which allows our clients to execute trades on all three markets from a single platform. We developed this system internally, with unified functionality extending from core trading to risk management as well as multi-currency, multi-market real-time settlement. This allows our clients to effectively view the markets we serve as a unified market, and avoid many of the traditional frictions associated with cross-market trading.

We have developed an interconnected set of online brokerage process systems to support our cross-market trading function efficiently. Our system uses modular architecture to abstract all tasks and steps involved in the online brokerage process, configure new business processes and quickly support any evolving business needs. Our system features real-time advanced service-level-agreement (SLA) monitoring and quality monitoring services, and is able to ensure consistent superior client experience.

Highly stable and scalable system

We use distributed infrastructure as the foundation for our trading system, employing a number of interrelated servers in order to mitigate the risk of a single server disrupting the whole system. In the event an error occurs with any single server, our distributed technology ensures an immediate and automatic switch to additional servers to ensure continuous operation. Our overall system achieved a 99.93% availability rate in 2018, and our core servers are deployed in different locations as a matter of disaster avoidance and recovery.

Our platform adopts modular architecture that consists of multiple connected components, each of which can be separately upgraded and replaced without compromising the functionality of other components. If we experience a sudden surge in activity or trading volume, we can execute a system expansion within ten minutes and the overall architecture can support more than ten times the peak activity level of the current platform.

We utilize sophisticated user interface design technology and embed a number of modules in each user interface. By simply duplicating one specific existing user interface module as needed, we effectively improve the accuracy and efficiency of user interface development. At the same time, using modular design technology in our user interface development ensures the stability and consistency of UI performance and functionality among different user interfaces, which eventually improves user experience.

Agile research and development capability

Through the construction of research and development tools and components, we improve our research and development efficiency while ensuring quality and system stability. In 2018, our technology team released 44 new versions of our mobile app. To further improve research and development efficiency, we built our activity configuration system with configurable template abstraction for various routine operational activities. The average launch cycle and necessary manpower for such activities have been effectively reduced compared to traditional development methods.

In addition, we believe that our heavily tech- and research- and development-oriented employee structure lays a solid foundation for our ability to continually develop innovative solutions and enhance our existing service offerings. Our research and development teams are primarily organized into three teams, including a platform and trading development team, a client development team and a web development team. Our core research and development team consists of experienced engineers and technology experts with five to ten years’ experience in structure design supporting massive transactions, and the majority of them have work experience with leading internet and technology platforms in China. Most of our research and development personnel are based in Shenzhen, China.

Cloud-based operating and computing, big data, AI and deep learning capabilities

Our entire system is built and run on high capacity, secure and efficient cloud-based operating systems. We currently operate approximately 1,400 virtual servers built on five public clouds and 279 servers located in five self-built server rooms in China, Hong Kong and the United States. Due to the nature of our business and the services we offer, we have a high demand for storage and computing capacity. Specifically we store massive volumes of data generated and transmitted every second and we are constantly running algorithms to produce content recommendations.

In addition, we employ advanced analytical methods to create detailed user profiles based on users’ actions such as posts, social engagement, trading habits and browsing history. We constantly update our user profiles, a process which is largely automated, and use the data and insights derived exclusively to further improve our services and user experience.

Risk Management

We have established a comprehensive and robust technology-driven risk management system to manage risks across our business and ensure compliance with relevant laws and regulations. Our risk management committee formulates key risk management policies and procedures and consists of a compliance officer with eight years of experience in the legal profession, a certified accounting officer with the Hong Kong Institute of Certified Public Accountants with over ten years of experience in the financial industry, a risk officer who has prior experience in trading and settlement businesses, and a responsible officer with over seven years of experience in the brokerage industry. Our risk management committee empowers our risk management team, consisting of eight employees having relevant experience between three to ten years, to execute these policies and procedures.

Our risk management team meets regularly to examine credit, operational, compliance and enterprise risks and update guidelines and measures as necessary. Key tasks of our risk management team include client verifications, storage of client information, evaluation of clients’ risk profiles, monitoring of infrastructure performance and stability, evaluation of risk concentrations, building and maintaining credit models, performing system-wide stress tests and conducting peer benchmarking and exogenous risk assessments. Our internal control, legal and compliance departments coordinate with our risk management team to jointly conduct regular and ad hoc audits on our business to ensure more effective internal control, daily operation, finance and accounting management and business operation.

Brokerage service risk management

We monitor client transactions on a real-time basis, seeking to identify any unusual or irregular trading activity. We have dedicated personnel to monitor account opening, security of funds and trading activities of clients and elevate any irregularities immediately. In accordance with the relevant laws and regulations regarding client funds custody, we are required to maintain accounts with recognized commercial banks for the deposit of our client funds for settlement. To prevent misappropriation of client deposits, we have centralized the storage of our clients’ trading data. We have also centralized management of the securities brokerage trading systems and settlement systems to enhance the security of client deposits.

As part of our risk management practice, we operate a strict due diligence of client information during the “know your-client” process. Our account opening procedures are designed to ensure that our clients’ account opening information is accurate, sufficient and in compliance with applicable Hong Kong regulations and our internal control policies. For China-based clients, we collaborate with our third-party partners who are able to access the national citizen identity database of the Ministry of Public Security of China and the China Union Pay System to verify the identity and bank card information submitted by our prospective clients. For Hong Kong-based clients who apply to open trading accounts with us online, in addition to submitting personal identity information and documents, we require each prospective client to link his or her personal bank account opened with a qualified bank in Hong Kong with the trading account to be opened with us and transfer no less than HK$10,000 to avoid fraud. For offline account opening application, our verification staff will meet the prospective clients in person and interview them to verify the information submitted.

We have established rigorous anti-money laundering internal control policies covering client identification, record keeping of client identity information and transaction records, reporting on large-sum and suspicious transactions, internal operation rules and control measures, confidentiality, training and publicity, anti-money laundering auditing, assisting investigation and execution as well as on-site inspections.

Margin financing risk management

We calculate margin requirements of each of our clients on a real-time basis across different markets and currencies. To ensure that the clients meet the margin requirements, we have adopted a margin call mechanism to control the overall risks involved in our margin financing business. A margin call requires that our clients pledge additional collateral in the form of either cash or acceptable securities to re-establish a minimum ratio of the value of the collateral to the amount of the margin loan balance.

A decline in the value of collateral may result in a margin call. Once a margin call is initiated, we will notify the client and request the client to increase pledged collateral or reduce exposure by liquidating all or some of the securities portfolio. If the client is unable to satisfy the margin call requirement within two trading days and the value of the collateral remains below the required level, normally we will automatically liquidate securities positions to facilitate margin compliance. In some cases, if the value of the collateral falls below the required level and deteriorates sharply, we may liquidate positions without giving prior notification to the client. Our risk management system monitors and manages clients’ credit risks.

All collateral is displayed on liquidation monitoring screens that are part of the tools our technical staff utilizes to monitor the performance of our systems during the relevant market hours. At the same time our clients can also monitor, in real-time, the value of the collateral supporting their margin loans and will automatically receive a warning message when approaching a margin limit. This feature allows our clients to proactively manage their financed positions and avoid unnecessary or forced liquidations. We have not suffered any loss or failed to manage credit risk exposure since the launch of our margin financing business.

Social network community risk management

We have adopted a number of measures to monitor and manage potential risks in connection with information disseminated on our NiuNiu Community. For example, we have an automatic filtering mechanism that prevents offensive, fraudulent and other inappropriate content from being posted to our platform. Moreover, we perform manual inspection of each post and live broadcast video uploaded to our NiuNiu Community, to ensure that content that is against our platform policies and applicable laws and regulations will be removed and responsible content creators are banned from posting going forward. In addition, we frequently share information on stock investment risks on NiuNiu Community to provide warnings against fraudulent activities and raise our users’ risk awareness.

Data Security and Protection

We have established a comprehensive security system, supported by our network situational awareness and risk management system. Our back-end security system is capable of handling massive malicious attacks to safeguard the security of our platform and to protect the privacy of our clients.

We have a data security team of engineers and technicians dedicated to protecting the security of our data. We have also adopted a strict data protection policy to ensure the security of our proprietary data. We encrypt confidential personal information we gather from our platform. To ensure data security and avoid data leakage, we have established stringent internal protocols under which we grant classified access to confidential personal data only to limited employees with strictly defined and layered access authority. We also set up a firewall to segregate our core user data and require strict access digital permission to access any core data throughout our entire operation. We strictly control and manage the use of data within our various departments and do not share any personal data of our users and clients with external third parties. We have measures in place to prevent staff from improperly using client information.

On the client side, we have developed a proprietary dual identification verification function to protect our clients’ account security. Our clients can set up the dual identification verification function with their accounts to enhance their account security. Once the dual identification verification function is activated, if a client logs in to his or her account through a different device, both the account password and a dynamic verification code are required to be authenticated. In addition, the client can opt to type in both the transaction password and a dynamic password token to place a trading order on our platform. For the core data such as the client’s account opening information and account assets, we segregate the core data from other data and store it in the “core data zone” built by isolated network. Any access to such core data requires the above dual identification verification process, thus ensuring that every data access has obtained the relevant client’s prior authorization. This mechanism has greatly improved the security of our clients’ sensitive data.

Intellectual Property

As of December 31, 2018, we owned three computer software copyrights in China relating to various aspects of our operations and maintained over 60 trademark registrations inside China and over 40 trademark registrations inside Hong Kong. As of December 31, 2018, we had 18 patents granted in China. As of December 31, 2018, we had registered over five domain names, such as futu5.com, futunn.com, futuholdings.com and futuesop.com.

Marketing and Brand Promotion

We have a marketing committee responsible for formulating our marketing and brand promotion strategies, which are refreshed on a monthly basis. This same committee then guides our dedicated marketing team to implement such strategies and handle our marketing and brand promotion activities. As part of our overall brand strategy, we collaborate with Tencent, our strategic partner and shareholder, to furthermore promote our brand.

We conduct digital advertising via search engines, app stores, advertising networks, video sharing websites, and microblogging sites. Our utilization of search engines is mainly through paid search, whereby we purchase key words and brand-link products. With the help of online advertising networks, we can run our advertisements through a variety of online media. We upload our promotional videos to popular video sharing sites. We also periodically send e-mails and SMS messages to our clients to highlight our platform’s latest services and functions, promotional items and marketing events.

In addition, we host online seminars and lectures to enhance our brand recognition. We also conduct offline advertising via outdoor bulletin boards, magazines, campus promotions and television commercials. Our offline advertising plays an important role in building the image of our brand and generating public exposure.

Competition

The market for online brokerage services is emerging and rapidly evolving. As one of the first movers in online brokerage market, we position ourselves as an online brokerage company based in Hong Kong with an expanded international footprint in the United States as well as strong background and abundant resources in China. We currently compete with three types of competitors in this markets including (i) pure-play online brokerage companies; (ii) hybrid brokerage companies featuring a combination of online and offline channels and (iii) brokerage business units within commercial banks.

We compete primarily on the basis of:

•	client base and client experience;

•	technology infrastructure;

•	research and development capabilities;

•	security and credibility of the platform;

•	operational compliance with applicable regulatory requirements; and

•	brand recognition and reputation.

We believe that we are well-positioned to effectively compete on the basis of the factors listed above. However, many of our current or future competitors may have longer operating histories, greater brand recognition, stronger infrastructure, larger client bases or greater financial, technical or marketing resources than we do.

Licenses

We conduct our business mainly in Hong Kong and are, therefore, subject to the relevant restrictions of the regulatory requirements of Hong Kong.

Due to the licensing requirements of the HK SFC, Futu International Hong Kong is required to obtain necessary licenses to conduct its business in Hong Kong. Futu International Hong Kong’s business and responsible personnel are subject to the relevant laws and regulations and the respective rules of the HK SFC. Futu International Hong Kong currently holds a Type 1 License for dealing in securities, a Type 2 License for dealing in futures contracts, a Type 4 License for advising on securities, a Type 5 License for advising on futures contracts and a Type 9 License for asset management. Futu International Hong Kong is not required to apply for a Type 8 License in order to conduct margin financing business, as it is licensed to carry out Type 1 regulated activities. See “Regulation—Overview of the Laws and Regulations Relating to Our Business and Operations in Hong Kong—Introduction.” These licenses have no expiry date and will remain valid unless they are suspended, revoked or cancelled by the HK SFC. We pay standard governmental annual fees to the HK SFC and are subject to continued regulatory obligations and requirements, including the maintenance of minimum paid-up share capital and liquid capital, maintenance of segregated accounts, maintenance of insurance against certain specific risks, and submission of audited accounts and other required documents, among others. See “Regulation—Overview of the Laws and Regulations Relating to Our Business and Operations in Hong Kong—Continuing Obligations of Licensed Corporations.” Futu International Hong Kong has also been a stock exchange participant since October 29, 2012.

In addition, Futu Lending Limited is licensed under the Money Lenders Ordinance (Cap. 163) of Laws of Hong Kong to conduct money lending activities under its money lenders license. Futu Lending Limited is currently renewing its money lenders license with the relevant authorities in Hong Kong. The license is subject to renewal.

We are also subject to applicable laws and regulations in China and the United States as we have a business presence there. Our wholly-owned subsidiary, Futu Inc., is registered as a broker-dealer with the U.S. Securities and Exchange Commission (the “SEC”) and is a member in good standing of FINRA, authorized to conduct business as an introducing broker in compliance with the SEC and FINRA rules. Our wholly-owned subsidiary, Futu Clearing, is currently applying to the SEC and FINRA to conduct business as a clearing broker in the United States. We are also seeking a virtual banking license with the Hong Kong Monetary Authority. We will continue to seek and maintain all the required licenses and approvals or make all the necessary filings with the competent authorities required for the expansion of our business in the future.

Employees

As of December 31, 2018, we had a total of 585 employees. Among these employees, 522 employees were located in China, 59 employees were located in Hong Kong and four employees were located in the United States. Our employees who handle our online brokerage business are all based in Hong Kong. We had a total of 347 and 248 employees as of December 31, 2017 and 2016, respectively.

The following tables sets forth the number of our employees as of December 31, 2018 by function:

	As of December 31, 2018
	Number	%
Functions:
Research and development	382	65.4
Customer services and operations	85	14.5

General and administration	74	12.6

Marketing	44	7.5

Total	585	100.0

Our success depends on our ability to attract, motivate, train and retain qualified personnel. We take pride in a genuinely transparent, efficient, and technology-focused corporate culture and embrace it as one of our fundamental strengths. We place great emphasis on our corporate culture to ensure that we maintain consistently high standards everywhere we operate. We believe we offer our employees competitive compensation packages and an environment that encourages self-development and, as a result, have generally been able to attract and retain qualified personnel and maintain a stable core management team. We have established comprehensive training programs that cover topics such as our corporate culture, professional knowledge and skills related to our business operations and new initiatives, employee rights and responsibilities, team-building, professional behavior, job performance, leadership and executive decision-making. We are committed to making continued efforts to provide a better working environment and enhanced benefits to our employees.

We participate in various employee social security plans that are organized by municipal and provincial governments, including housing, pension, medical insurance and unemployment insurance, as required by laws and regulations in China. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. We also provide low-interest loans to qualified employees as an incentive of their performance and loyalty. We also have a systematic performance evaluation system which provides the basis for human resource decisions such as remuneration adjustments, career promotion and talent cultivation.

We enter into standard labor contracts with our employees. We also enter into standard confidentiality and non-compete agreements with our senior management. The non-compete restricted period typically expires two years after the termination of employment, and we agree to compensate the employee with a certain percentage of his or her pre-departure salary during the restricted period.

We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes. None of our employees are represented by labor unions.

Insurance

We provide social security insurance including medical insurance, maternity insurance, workplace injury insurance, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan for our China-based employees. We contribute to Mandatory Provident Fund and provide labor insurance and medical insurance for our Hong Kong-based employees. In accordance with the Securities and Futures (Insurance) Rules of Hong Kong, we have purchased and maintained insurance for any loss incurred by us due to any loss to our clients’ assets in our custody that are caused by fraudulent conduct of our employees, robbery, theft or other misconduct. We do not maintain business interruption insurance or key-man insurance. We believe that our insurance coverage is adequate to cover our key assets, facilities and liabilities.

Properties and Facilities

Our principal executive offices are located on leased premises comprising approximately 613 square meters in Hong Kong and approximately 6,537 square meters in Shenzhen, China. Our principal executive offices are leased from independent third parties, and we plan to renew our lease from time to time as needed.

Our servers are hosted in leased internet data centers in different geographic regions in Hong Kong and China. We typically enter into leasing and hosting service agreements with these internet data center providers that are renewed periodically. We believe that our existing facilities are sufficient for our current needs, and we will obtain additional facilities, principally through leasing, to accommodate our future expansion plans.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention. See “Risk Factors—Risks Related to Our Business and Industry—If we fail to protect the confidential information of our users and clients, whether due to cyber-attacks, computer viruses, physical or electronic break-ins or other reasons, we may be subject to liabilities imposed by relevant laws and regulations, and our reputation and business may be materially and adversely affected,” “Risk Factors—Risks Related to Our Business and Industry—We may be subject to intellectual property infringement claims, which may be expensive to defend and disruptive to our business and operations,” and “Risk Factors—Risks Related to Our Business and Industry—We may be subject to litigation and regulatory investigations and proceedings, and may not always be successful in defending ourselves against such claims or proceedings.”

Ongoing Regulatory Actions

We are subject to various regulatory requirements, including those specified in law, regulations and guidelines issued by the competent regulatory authorities in Hong Kong, including but not limited to the HK SFC.

Futu International Hong Kong is a licensed corporation under the SFO and may be subject to HK SFC inquiries and investigations from time to time. As of the date of this prospectus, Futu International Hong Kong is involved in certain ongoing inquiries and investigations initiated by the HK SFC concerning its client onboarding processes, anti-money laundering laws, practices relating to protection of client assets, and handling and monitoring client orders and trading activities. The HK SFC’s inquiries and investigations remain ongoing and are subject to statutory secrecy under Section 378 of the SFO. Therefore, no additional details about them can be disclosed in this prospectus at this stage.

As the foregoing inquiries and investigations from the HK SFC remain ongoing, it is not possible for us to accurately predict if any disciplinary action will be taken against Futu International Hong Kong after the conclusion of the inquiries and investigations and, if so, the nature and extent of any such action. If, after the HK SFC’s inquiries or investigations have been concluded, the HK SFC identifies misconduct or material non-compliance, the HK SFC can take various regulatory actions, which may include, among other things, reprimands, fines and/or suspension or revocation of licenses and trading rights and, if imposed, might materially and adversely affect our reputation, business, prospects and financial conditions. See “Risk Factors—Risks related to Our Business and Industry—We are subject to extensive and evolving regulatory requirements in Hong Kong, non-compliance with which, may result in penalties, limitations and prohibitions on our future business activities or suspension or revocation of our licenses and trading rights, and consequently may materially and adversely affect our business, financial condition, operations and prospects. In addition, we are involved in ongoing inquiries and investigations by the HK SFC.”

REGULATION

Overview of the Laws and Regulations Relating to Our Business and Operations in Hong Kong

As we provide online brokerage services primarily from our subsidiaries in Hong Kong, our business operations are subject to the laws of Hong Kong. The key laws and regulations which relate to our business and operations in Hong Kong are summarized as follows:

Introduction

The Securities and Futures Ordinance, including its subsidiary legislation, is the principal legislation regulating the securities and futures industry in Hong Kong, including the regulation of securities, futures and leveraged foreign exchange markets, the offering of investments to the public in Hong Kong, and intermediaries and their conduct of regulated activities. In particular, Part V of the SFO deals with licensing and registration matters.

The SFO is administered by the HK SFC which is an independent statutory body in Hong Kong set up to regulate the securities and futures markets and the non-bank leveraged foreign exchange market in Hong Kong.

In addition, the Companies (Winding Up and Miscellaneous Provisions) Ordinance including its subsidiary legislation provides that the HK SFC is responsible for authorizing the registration of prospectuses for offerings of shares and debentures in Hong Kong and/or granting exemptions from strict compliance with the provisions in the Hong Kong Companies (Winding Up and Miscellaneous Provisions) Ordinance. The SFO provides that the HK SFC is also responsible for authorizing certain securities (including the relevant offering documents) that are not shares or debentures.

The Hong Kong securities and futures industry (with respect to listed instruments) is also governed by the rules and regulations introduced and administered by the Stock Exchange and the Futures Exchange.

Types of regulated activities

The SFO provides a licensing regime where a person needs to obtain a license to carry on a business in any of the following regulated activities as defined in Schedule 5 to the SFO:

License	Regulated activity
Type 1:	Dealing in securities
Type 2:	Dealing in futures contracts
Type 3:	Leveraged foreign exchange trading
Type 4:	Advising on securities
Type 5:	Advising on futures contracts
Type 6:	Advising on corporate finance
Type 7:	Providing automated trading services
Type 8:	Securities margin financing
Type 9:	Asset management
Type 10:	Providing credit rating services
Type 11:	Dealing in OTC derivative products or advising on OTC derivative products(1)
Type 12:	Providing client clearing services for OTC derivative transactions(2)

Notes:

(1)

The amendments to the SFO in relation to Type 11 regulated activity are not yet in operation. The day on which the Type 11 regulated activity will come into operation will be appointed by the Secretary for Financial Services and the Treasury by notice published in the Gazette.

(2)

The Type 12 regulated activity came into operation on September 1, 2016 pursuant to the Securities and Futures (Amendment) Ordinance 2014 (Commencement) Notice 2016 (L.N. 27 of 2016), in so far as it relates to paragraph (c) of the new definition of excluded services in Part 2 of Schedule 5 to the SFO. The licensing requirement with respect to Type 12 regulated activity is not yet in operation and the effective date will be appointed by the Secretary for Financial Services and the Treasury by notice published in the Gazette.

As of the date of this prospectus, the following member of the Group were licensed under the SFO to conduct the following regulated activities:

Regulated Activities by Type of License
Futu International Hong Kong	Type 1, Type 2, Type 4, Type 5 and Type 9(1)

Note:

(1)	The following conditions are currently imposed on Futu International Hong Kong in relation to Type 9 regulated activity:
(i)	the licensee shall not provide a service of managing a portfolio of futures contracts for another person;
(ii)	the licensee shall not conduct business involving the discretionary management of any “collective investment scheme” as defined under the SFO; and
(iii)	the licensee shall only provide services to “professional investors” as defined under the SFO and its subsidiary legislation.

In addition to the above licenses granted to Futu International Hong Kong by the HK SFC, Futu Lending Limited also holds a money lenders license issued by the licensing court under the Money Lenders Ordinance, which allows it to provide loans to its clients in its ordinary course of business.

Overview of Licensing Requirements under the SFO

Under the SFO, any person who carries on a business in a regulated activity or holds itself out as carrying on a business in a regulated activity must be licensed under the relevant provisions of the SFO to carry on that regulated activity, unless any exemption under the SFO applies. This applies to a corporation carrying on a business in a regulated activity and to any individuals acting on behalf of that corporation in carrying on such activities, as further described below. It is an offense for a person to conduct any regulated activity without the appropriate license issued by the HK SFC.

Further, if a person (whether by itself or another person on his behalf, and whether in Hong Kong or from a place outside of Hong Kong) actively markets to the public in Hong Kong any services that it provides and such services, if provided in Hong Kong, would constitute a regulated activity, then that person is also subject to the licensing requirements under the SFO.

Responsible Officers

In order for a licensed corporation to carry on any of the regulated activities, it must appoint no less than two Responsible Officers for each regulated activity conducted by a licensed corporation, at least one of whom must be an executive director, to supervise each regulated activity.

An “executive director” of a licensed corporation is defined as a director of the corporation who (a) actively participates in or (b) is responsible for directly supervising, the business of a regulated activity or activities for which the corporation is licensed. Every executive director of the licensed corporation who is an individual must apply to the HK SFC to be approved as a Responsible Officer of such licensed corporation in relation to the regulated activities.

Managers-in-Charge of Core Functions (“MICs”)

A licensed corporation is required to designate certain individuals as MICs and provide to the HK SFC information about its MICs and their reporting lines. MICs are individuals appointed by a licensed corporation to be principally responsible, either alone or with others, for managing each of the following eight core functions of the licensed corporation:

(a)	overall management oversight;

(b)	key business lines;

(c)	operational control and review;

(d)	risk management;

(e)	finance and accounting;

(f)	information technology;

(g)	compliance; and

(h)	anti-money laundering and counter-terrorist financing.

The management structure of a licensed corporation (including its appointment of MICs) should be approved by the board of the licensed corporation. The board should ensure that each of the licensed corporation’s MICs has acknowledged his or her appointment as MIC and the particular core function(s) for which he or she is principally responsible.

The MIC regime came into effect on April 18, 2017 but the HK SFC has granted licensed corporations a three-month grace period to comply with the new requirements. The grace period expired on July 17, 2017.

Licensed Representatives

In addition to the licensing requirements for corporations that carry on regulated activities, any individual who:

(a)	performs any regulated function for his principal which is a licensed corporation in relation to a regulated activity carried on as a business; or

(b)	holds himself out as performing such regulated function,

must separately be licensed under the SFO as a Licensed Representative accredited to his principal.

Fit and Proper Requirement

Persons who apply for licenses to carry on regulated activities under the SFO must satisfy, and continue to satisfy the HK SFC after the grant of such licenses by the HK SFC, that they are fit and proper persons to be so licensed. The Fit and Proper Guidelines issued by the HK SFC under section 399 of the SFO summaries certain matters that the HK SFC will generally consider when determining whether the applicant is a fit and proper person to be licensed under the SFO. In particular, Appendix I to the Fit and Proper Guidelines sets out additional fit and proper guidelines for corporations and authorized financial institutions applying or continuing to act as sponsors and compliance advisers.

Under the Fit and Proper Guidelines, the HK SFC will consider the following matters of the applicant in addition to any other issues as it may consider to be relevant:

(a)	the financial status or solvency;

(b)	the educational or other qualifications or experience having regard to the nature of the functions to be performed;

(c)	the ability to carry on the regulated activity competently, honestly and fairly; and

(d)	the reputation, character, reliability and financial integrity.

The HK SFC will consider the above matters in respect of the person (if an individual), the corporation and any of its officers (if a corporation) or the institution, its directors, chief executive, managers and executive officers (if an authorized financial institution).

In addition to the above, the HK SFC may also take into account of the following matters:

(a)

any decisions made by the Monetary Authority, the Insurance Authority, the Mandatory Provident Fund Schemes Authority or any other authorities or organizations performing similar functions as those of SFC (in the HK SFC’s opinion) whether in Hong Kong or elsewhere in respect of the applicant;

(b)	any information relating to:

(i)	any person who is or is to be employed by, or associated with, the applicant for the purpose of the regulated activity in question;

(ii)	any person who will be acting for or on behalf of the applicant in relation to the regulated activity in question; and

(iii)	if the applicant is a corporation in a group of companies, any other corporation within the same group of companies or any substantial shareholder or officer of any such corporation;

(c)

whether the applicant has established effective internal control procedures and risk management systems to ensure its compliance with all applicable regulatory requirements under any of the relevant provisions; and

(d)	the state of affairs of any other business which the person carries on or proposes to carry on.

Continuing Obligations of Licensed Corporations

Licensed corporations, Licensed Representatives and Responsible Officers must remain fit and proper at all times. They are required to comply with all applicable provisions of the SFO and its subsidiary rules and regulations, as well as the codes and guidelines issued by the HK SFC.

Outlined below are some of the key continuing obligations of the licensed corporations within the Group under the SFO:

•	maintenance of minimum paid-up share capital and liquid capital, and submission of financial returns to the HK SFC in accordance with the requirements under the FRR;

•

maintenance of segregated account(s), and custody and handling of client securities in accordance with the requirements under the Securities and Futures (Client Securities) Rules (Chapter 571H of the Laws of Hong Kong);

•

maintenance of segregated account(s), and holding and payment of client money in accordance with the requirements under the Securities and Futures (Client Money) Rules (Chapter 571I of the Laws of Hong Kong);

•

issuance of contract notes, statements of account and receipts in accordance with the requirements under the Securities and Futures (Contract Notes, Statements of Account and Receipts) Rules (Chapter 571Q of the Laws of Hong Kong);

•	maintenance of proper records in accordance with the requirements prescribed under the Securities and Futures (Keeping of Records) Rules (Chapter 571O of the Laws of Hong Kong);

•	submission of audited accounts and other required documents in accordance with the requirements under the Securities and Futures (Accounts and Audit) Rules (Chapter 571P of the Laws of Hong Kong);

•	maintenance of insurance against specific risks for specified amounts in accordance with the requirements under the Securities and Futures (Insurance) Rules (Chapter 571AI of the Laws of Hong Kong);

•	payment of annual fees and submission of annual returns to the HK SFC within one month after each anniversary date of the license;

•

notification to the HK SFC of certain changes and events in accordance with the requirements under the Securities and Futures (Licensing and Registration) (Information) Rules (Chapter 571S of the Laws of Hong Kong);

•

notification to the HK SFC of any changes in the appointment of MICs or any changes in certain particulars of MICs pursuant to the Circular to Licensed Corporations Regarding Measures for Augmenting the Accountability of Senior Management dated December 16, 2016 issued by the HK SFC;

•	compliance with the continuous professional training and related record keeping requirements under the Guidelines on Continuous Professional Training issued by the HK SFC;

•

implementation of appropriate policies and procedures relating to client acceptance, client due diligence, record keeping, identification and reporting of suspicious transactions and staff screening, education and training in accordance with the requirements under the Guideline on Anti-Money Laundering and Counter-Terrorist Financing issued by the HK SFC (the “AMLCTF Guideline”);

•

compliance with the business conduct requirements under the Code of Conduct for Persons Licensed by or Registered with the HK SFC, the Management, Supervision and Internal Control Guidelines for Persons Licensed by or Registered with the HK SFC and the Fit and Proper Guidelines;

•

compliance with employee dealings requirements under the Code of Conduct for Persons Licensed by or Registered with the HK SFC, which requires licensed corporations to implement procedures and policies on employee trading, to actively monitor the trading activities in their employees’ accounts and their related accounts; and

•

compliance with the Advertising Guidelines Applicable to Collective Investment Schemes Authorized under the Product Codes, the Guidelines on Disclosure of Fees and Charges Relating to Securities Services and other applicable codes, circulars and guidelines issued by the HK SFC.

The Securities and Futures (Financial Resources) Rules of Hong Kong

Subject to certain exemptions specified under the FRR, a licensed corporation is required to maintain minimum paid-up share capital in accordance with the FRR. The following table sets out a summary of the key requirements on minimum paid-up share capital under the FRR which are applicable to Futu International Hong Kong:

	Regulated Activities	Minimum Amount of Paid-up Share
Futu International Hong Kong	A corporation licensed for Type 1, Type 2, Type 4, Type 5 and Type 9 regulated activities	HK$10,000,000

In addition, the FRR also requires a licensed corporation to maintain minimum liquid capital. The minimum liquid capital requirements under the FRR that are applicable Futu International Hong Kong are the higher of the amount of (a) and (b) below:

(a)	the amount of:

	Regulated Activities	Minimum Amount of Required Liquid Capital
Futu International Hong Kong	A corporation licensed for Type 1, Type 2, Type 4, Type 5 and Type 9 regulated activities	HK$3,000,000

(b)

in the case of a corporation licensed for any regulated activities other than Type 3 regulated activities, its variable required liquid capital which means 5% of the aggregate of (i) its adjusted liabilities, (ii) the aggregate of the initial margin requirements in respect of outstanding futures contracts and outstanding options contracts held by it on behalf of its clients, and (iii) the aggregate of the amounts of margin required to be deposited in respect of outstanding futures contracts and outstanding options contracts held by it on behalf of its clients, to the extent that such contracts are not subject to the requirement of payment of initial margin requirements.

Use of proceeds to fulfill requirements under the Financial Resources Rules

Futu Securities International (Hong Kong) Limited currently does not need to rely on any of the IPO proceeds to fulfill the requirements under the Financial Resources Rules. Nevertheless, Futu Securities International (Hong Kong) Limited may use part of the IPO proceeds for its future business development, and its liquidity position under the Financial Resources rules will be strengthened as a result.

Securities and Futures (Client Securities) Rules (Chapter 571H of the Laws of Hong Kong) (the “Client Securities Rules”)

The repledging limit stipulated under section 8A of the Client Securities Rules applies to an intermediary which is licensed for dealing in securities and/or securities margin financing and where the intermediary or an associated entity of such intermediary repledges securities collateral of the intermediary. On each business day, the intermediary shall ascertain the aggregate market value of the repledged securities collateral, which shall be calculated by reference to the respective closing prices of the collateral on that business day.

Pursuant to section 8A of the Client Securities Rules, if the aggregate market value of the repledged securities collateral as calculated above exceeds 140% of the intermediary’s aggregate margin loans on the same business day (the “Relevant Day”), the intermediary shall by the close of business on the next business day following the Relevant Day (the “Specified Time”) withdraw, or causes to be withdrawn, from deposit an amount of repledged securities collateral such that the aggregate market value of the repledged securities collateral at the Specified Time, which is calculated by reference to the respective closing prices on the Relevant Day, does not exceed 140% of the intermediary’s aggregate margin loans as of the close of business on the Relevant Day.

Exchange and Clearing Participantship

As of the date of this prospectus, Futu Securities International (Hong Kong) Limited was a participant of the following:

Exchange / Clearing House	Type of Participantship
The Stock Exchange (SEHK)	Participant China Connect Exchange Participant

HKSCC	Direct Clearing Participant China Connect Clearing Participant

Trading Rights

In addition to the licensing requirements under the SFO, the rules promulgated by the Stock Exchange and the Futures Exchange require any person who wishes to trade on or through their respective facilities to hold a trading right, or Trading Right. The Trading Right confers on its holder the eligibility to trade on or through the relevant exchange. However, the holding of a Trading Right does not, of itself, permit the holder to actually trade on or through the relevant exchange. In order to do this, it is also necessary for the person to be registered as a participant of the relevant exchange in accordance with its rules, including those requiring compliance with all relevant legal and regulatory requirements.

Stock Exchange Trading Rights and Futures Exchange Trading Rights are issued by the Stock Exchange and the Futures Exchange at a fee and in accordance with the procedures set out in their respective rules. Alternatively, Stock Exchange Trading Rights and Futures Exchange Trading Rights can be acquired from existing Trading Right holders subject to the rules of the respective exchanges.

Exchange Participantship

The table below sets out a summary of the requirements for becoming an exchange participant of the relevant exchange:

	Stock Exchange Participant / Stock Options Exchange Participant	Futures Exchange Participant
Legal Status	Being a company limited by shares incorporated in Hong Kong

SFC Registration	Being a licensed corporation qualified to carry out Type 1 regulated activity under the SFO	Being a licensed corporation qualified to carry out Type 2 regulated activity under the SFO

Trading Right	Holding a Stock Exchange Trading Right	Holding a Futures Exchange Trading Right

Financial Standing	Having good financial standing and integrity

Financial Resources Requirement	Complying with the minimum capital requirement, liquid capital requirement and other financial resources requirements as specified by the FRR

Clearing Participantship

An entity must be an exchange participant of the relevant exchange before it can become a clearing participant of the following clearing houses, namely the HKSCC, HKCC and SEOCH.

HKSCC

HKSCC has, among others, two categories of participantship: (1) the Direct Clearing Participant; and (2) the General Clearing Participant. The requirements of Direct Clearing Participantship are as follows:

•	to be an Exchange Participant of the Stock Exchange;

•

to undertake to (i) sign a participant agreement with HKSCC; (ii) pay to HKSCC an admission fee of HK$50,000 in respect of each Stock Exchange Trading Right held by it; and (iii) pay to HKSCC its contribution to the Guarantee Fund of HKSCC as determined by HKSCC from time to time subject to a minimum cash contribution of the higher of HK$50,000 or HK$50,000 in respect of each Stock Exchange Trading Right held by it;

•

to open and maintain a single current account with one of the CCASS designated banks and execute authorizations to enable the designated bank to accept electronic instructions from HKSCC to credit or debit the account for CCASS money settlement, including making payment to HKSCC;

•	to provide a form of insurance to HKSCC as security for liabilities arising from defective securities deposited by it into CCASS, if so required by HKSCC; and

•	to have a minimum liquid capital of HK$3,000,000.

China Connect Exchange Participant

China Connect is open to all Exchange Participants, but Exchange Participants who wish to participate must satisfy certain eligibility requirements published on the Stock Exchange website at http://www.hkex.com.hk/mutualmarket.

Only the following Exchange Participants shall be eligible to apply for registration and to remain registered as China Connect Exchange Participants: (1) Exchange Participants that are CCASS Clearing Participants, and (2) Exchange Participants that are not CCASS Clearing Participants but have entered into a valid, binding and effective CCASS Clearing Agreement with a CCASS GCP (capitalized terms of which are defined in the Rules of the Exchange).

The Stock Exchange may publish the China Connect Exchange Participant Registration Criteria (as defined in the Rules of the Stock Exchange) and a list of the China Connect Exchange Participants registered from time to time on the website of the Stock Exchange or by other means that it considers appropriate.

China Connect Clearing Participant

Only China Connect Clearing Participants may use China Connect Clearing Services relating to the clearing and settlement of China Connect Securities Trades. The requirements for being accepted for registration and remaining registered as a China Connect Clearing Participant are as follows:

•	to be a Direct Clearing Participant or a General Clearing Participant;

•

to undertake to pay HKSCC such amount of Mainland Settlement Deposit, Mainland Security Deposit, Marks and Collateral as may be specified by HKSCC in accordance with the Operational Procedures of HKSCC in relation to CCASS; and

•	to meet all other relevant China Connect Clearing Participant Registration Criteria.

HKSCC may from time to time prescribe additional eligibility criteria for participants to be accepted for registration and to remain registered as China Connect Clearing Participants. HKSCC may publish the China Connect Clearing Participant Registration Criteria and a list of China Connect Clearing Participants on the website of the Stock Exchange or by other means that it considers appropriate.

Anti-Money Laundering and Counter-Terrorist Financing

Licensed corporations are required to comply with the applicable anti-money laundering and counterterrorist financing laws and regulations in Hong Kong as well as the AMLCTF Guideline and the Prevention of Money Laundering and Terrorist Financing Guideline issued by the Securities and Futures Commission for Associated Entities published by the HK SFC.

The AMLCTF Guideline provides practical guidance to assist licensed corporations and their senior management in formulating and implementing their own policies, procedures and controls in order to meet applicable legal and regulatory requirements in Hong Kong. Under the AMLCTF Guideline, licensed corporations should, among other things:

•

assess the risks of any new products and services before they are introduced and ensure that appropriate additional measures and controls are implemented to mitigate and manage the risks associated with money laundering and terrorist financing;

•

consider the delivery and distribution channels (which may include sales through online, postal or telephone channels where a non-face-to-face account opening approach is used and business sold through intermediaries) and the extent to which they are vulnerable to abuse for money laundering and terrorist financing;

•

identify the client and verify the client’s identity by reference to any documents, information or data from reliable and independent sources, and take steps from time to time to ensure that the client information obtained is up-to-date and relevant;

•

conduct on-going monitoring of activities of the clients to ensure that they are consistent with the nature of business, the risk profile and source of funds, as well as identify transactions that are complex, large or unusual, or patterns of transactions that have no apparent economic or lawful purpose and which may indicate money laundering and terrorist financing;

•

maintain a database of names and particulars of terrorist suspects and designated parties which consolidates the information from various lists that have been made known to them, as well as conduct comprehensive on-going screening of the client database; and

•

conduct on-going monitoring for identification of suspicious transactions and ensure compliance with their legal obligations of reporting funds or property known or suspected to be proceeds of crime or terrorist property to the Joint Financial Intelligence Unit, a unit jointly run by the Hong Kong Police Force and the Hong Kong Customs & Excise Department to monitor and investigate suspicious financial or money laundering activities.

We set out below a brief summary of the principal legislation in Hong Kong that is concerned with anti-money laundering and counter-terrorist financing.

Anti-Money Laundering and Counter-Terrorist Financing Ordinance (Chapter 615 of the Laws of Hong Kong) (“AMLO”)

Among other things, the AMLO imposes on certain institutions (which include licensed corporations as defined under the SFO) certain requirements relating to customer due diligence and record-keeping. The AMLO empowers the relevant regulatory authorities to supervise compliance with the requirements under the AMLO. In addition, a financial institution must take all reasonable measures to (1) ensure that proper safeguards exist to prevent contravention of specific provisions in the AMLO, and (2) mitigate money laundering and terrorist financing risks.

Drug Trafficking (Recovery of Proceeds) Ordinance (Chapter 405 of the Laws of Hong Kong) (“DTROP”)

Among other things, the DTROP contains provisions for the investigation of assets suspected to be derived from drug trafficking activities, the freezing of assets on arrest and the confiscation of the proceeds from drug trafficking activities by the competent authorities. It is an offense under the DTROP for a person to deal with any property knowing or having reasonable grounds to believe it to represent the proceeds from drug trafficking. The DTROP requires a person to report to an authorized officer if he/she knows or suspects that any property (in whole or in part directly or indirectly) represents the proceeds of drug trafficking or is intended to be used or was used in connection with drug trafficking, and failure to make such disclosure constitutes an offense under the DTROP.

Organized and Serious Crimes Ordinance (Chapter 455 of the Laws of Hong Kong) (“OSCO”)

Among other things, the OSCO empowers officers of the Hong Kong Police Force and the Hong Kong Customs & Excise Department to investigate organized crime and triad activities, and confers jurisdiction on the Hong Kong courts to confiscate the proceeds of organized and serious crimes, to issue restraint orders and charging orders in relation to the property of defendants of specified offenses under the OSCO. The OSCO extends the money laundering offense to cover the proceeds from all indictable offenses in addition to drug trafficking.

United Nations (Anti-Terrorism Measures) Ordinance (Chapter 575 of the Laws of Hong Kong) (“UNATMO”)

Among other things, the UNATMO stipulates that it is a criminal offense to: (1) provide or collect property (by any means, directly or indirectly) with the intention or knowledge that the property will be used to commit, in whole or in part, one or more terrorist acts; or (2) make any property or financial (or related) services available, by any means, directly or indirectly, to or for the benefit of a person knowing that, or being reckless as to whether, such person is a terrorist or terrorist associate, or collect property or solicit financial (or related) services, by any means, directly or indirectly, for the benefit of a person knowing that, or being reckless as to whether, the person is a terrorist or terrorist associate. The UNATMO also requires a person to disclose his knowledge or suspicion of terrorist property to an authorized officer, and failure to make such disclosure constitutes an offense under the UNATMO.

Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (“PDPO”)

The PDPO imposes a statutory duty on data users to comply with the requirements of the six data protection principles (the “Data Protection Principles”) contained in Schedule 1 to the PDPO. The PDPO provides that a data user shall not do an act, or engage in a practice, that contravenes a Data Protection Principle unless the act or practice, as the case may be, is required or permitted under the PDPO. The six Data Protection Principles are:

•	Principle 1 — purpose and manner of collection of personal data;

•	Principle 2 — accuracy and duration of retention of personal data;

•	Principle 3 — use of personal data;

•	Principle 4 — security of personal data;

•	Principle 5 — information to be generally available; and

•	Principle 6 — access to personal data.

Non-compliance with a Data Protection Principle may lead to a complaint to the Privacy Commissioner for Personal Data (the “Privacy Commissioner”). The Privacy Commissioner may serve an enforcement notice to direct the data user to remedy the contravention and/ or instigate prosecution actions. A data user who contravenes an enforcement notice commits an offense which may lead to a fine and imprisonment.

The PDPO also gives data subjects certain rights, inter alia:

•	the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject;

•	if the data user holds such data, to be supplied with a copy of such data; and

•	the right to request correction of any data they consider to be inaccurate.

The PDPO criminalizes, including but not limited to, the misuse or inappropriate use of personal data in direct marketing activities, non-compliance with a data access request and the unauthorized disclosure of personal data obtained without the relevant data user’s consent. An individual who suffers damage, including injured feelings, by reason of a contravention of the PDPO in relation to his or her personal data may seek compensation from the data user concerned.

The Money Lenders Ordinance

Money lenders and money-lending transactions in Hong Kong are regulated by the Money Lenders Ordinance. In general, any person who carries on business as a money lender must apply for and maintain a money lenders license (valid for 12 months) granted by the licensing court under the Money Lenders Ordinance, unless any exemption under the Money Lenders Ordinance applies.

An application for or renewal of this license is subject to any objection by the Registrar of Money Lenders (the role is presently performed by the Registrar of Companies) and the Commissioner of Police. The

Commissioner of Police is responsible for enforcing the Money Lenders Ordinance, including carrying out examinations on applications for money lenders licenses, renewal of licenses and endorsements on licenses, and is responsible for investigations of complaints against money lenders.

The register of licensed money lenders is currently kept in the Companies Registry of Hong Kong and is available for inspection. The Money Lenders Ordinance provides for protection and relief against excessive interest rates and extortionate stipulations in respect of loans by, for example, making it an offense for a person to lend money at an effective interest rate exceeding 60% per annum or extortionate provisions. It also stipulates various mandatory documentary and procedural requirements that are required to be observed by a money lender in order to enforce in the courts of law a lending agreement or security being the subject of the Money Lenders Ordinance.

Recently, the Companies Registry of Hong Kong has introduced more stringent licensing conditions on all money lenders licenses, with an aim to facilitate effective enforcement of the statutory ban on separate fee charging by money lenders and their connected parties, ensure better protection of privacy of intending borrowers, enhance transparency and disclosure and promote the importance of prudent borrowing. For example, one of the additional licensing conditions is that all money lenders should include a warning statement in their advertisements in relation to their money lending business, namely “Warning: You have to repay your loans. Don’t pay any intermediaries.”

The additional licensing conditions came into effect on December 1, 2016. The Companies Registry of Hong Kong also published a new “Guidelines on Additional Licensing Conditions of Money Lenders License” to provide guidance for money lenders licenses on the requirements of the additional licensing conditions.

Overview of the Laws and Regulations Relating to Our Business and Operations in China

This section sets forth a summary of the most significant laws, regulations and rules that affect our business activities in the PRC or the rights of our shareholders to receive dividends and other distributions from us.

Regulations on Securities Business

Regulations on the Engagement of Securities Business within the Territory of the PRC by Foreign-Invested Securities Companies

On December 29, 1998, the Standing Committee of the National People’s Congress, or the SCNPC, promulgated the Securities Law of the PRC, or the Securities Law, and most recently amended on August 31, 2014, governs all the issuance or trading of shares, corporate bonds or any other securities approved by the State Council within China. No entities or individuals shall engage in securities business without the approval by the securities regulatory authority of the State Council.

The State Council promulgated the Regulations on the Supervision and Administration of Securities Companies on April 23, 2008 and most recently amended on July 29, 2014, which clarifies that the operation of securities businesses or establishment of representative agencies in China by foreign-invested securities companies shall be subject to the approval of the securities regulatory authority of the State Council.

We redirect our users and clients to open accounts and make transactions outside China, which may be considered as “engaging in securities business within the territory of the People’s Republic of China” and an approval from State Council securities regulatory authority may be required. See “Risk Factors—Risks Related to Our Business and Industry—We do not hold any license or permit for providing securities brokerage business in China. Although we do not believe we engage in securities brokerage business in China, there remain uncertainties to the interpretation and implementation of relevant PRC laws and regulations.”

Regulations on the Securities Investment Consulting Service

On December 25, 1997, the CSRC issued the Interim Measures for the Administration of Securities or Futures Investment Consulting, or the Interim Measures for Securities Investment Consulting, which became effective on April 1, 1998. According to the Interim Measures for Securities Investment Consulting, the securities investment consulting service means any analysis, prediction, recommendations or other directly or indirectly charged consulting services provided by securities investment consulting institutions and their investment consultants to securities investors or clients, including: (i) to accept any entrustment from any investor or client to provide securities or futures investment consulting services; (ii) to hold any consulting seminar, lecture or analysis related to securities or futures investment; (iii) to write any article, commentary or report on securities or futures investment consultancy in any newspaper or periodical, or to provide securities or futures investment consulting services through media such as radio or television; (iv) to provide securities or futures investment consulting services through telecommunications facilities such as telephone, fax, computer network; and (v) other forms recognized by the CSRC. In addition, all institutions shall obtain the operation permits issued by the CSRC and all person must obtain professional qualification as a securities investment consultant and joining a qualified securities investment consulting institution before engaged in securities investment consulting service.

On October 11, 2001, the CSRC promulgated the Notice with Respect to Certain Issues on Regulating the Securities Investment Consulting Services Provided for the Public, which became effective on the same day, stipulates that media which disseminate securities-related information shall not publish or broadcast any analysis, prediction or recommendation in respect of the trends of securities markets and securities products, as well as the feasibility of the securities investment made by any institution which does not obtain the operation permits for securities investment consulting services or any individual who does not obtain the professional qualification for securities investment advisors from CSRC. Any media in violation of the foregoing stipulation will be subject to reprimand or exposure by the CSRC, or be transferred to competent department or judicial organ for further handling.

On December 5, 2012, the CSRC published the Interim Provisions on Strengthening the Regulation over Securities Investment Consulting Services by Using “Stock Recommendation Software” Products, or the Interim Provisions, and came into effect on January 1, 2013. Pursuant to the Interim Provisions, “stock recommendation software” are defined as any software products, software tools or terminal devices with one or more of the following securities investment consulting services: (i) Providing investment analysis on specific securities investment products or predicting the price trends of specific securities investment products; (ii) Recommending the selection of specific securities investments products; (iii) Recommending the timing for trading specific securities investments products; and/or (iv) Providing other securities investment analysis, prediction or recommendations. Therefore, selling or providing “stock recommendation software” products to investors and directly or indirectly obtain economic benefits therefrom shall be considered as engaging in securities investment consulting business and the operation permits for securities investment consulting services from CSRC shall be obtained.

We cannot assure you that any information or content provided on our website, desktop devices and mobile application in China will not be considered as engaging in investment consulting business for providing the public with securities analysis, forecast or recommendations through the forum or broadcasting of pre-recorded videos. See “Risk Factors—Risks Related to Our Business and Industry—We have not obtained certain relevant licenses from PRC authorities in connection with some of the information and services available on our platform.”

Regulations on Offshore Stocks Investment

On January 29, 1996, the State Council promulgated the Foreign Exchange Administration Regulations of the PRC, which was last amended and became effective on August 5, 2008. Pursuant to the Foreign Exchange

Administration Regulations of the PRC, Chinese nationals shall register with the foreign exchange administration department of the State Council for any foreign direct investment or engagement in any issuance or transaction of offshore valuable securities or derivative products. On December 25, 2006, the People’s Bank of China promulgated the Administrative Measures for Personal Foreign Exchange, which further clarifies that any offshore equity, fixed-income or other approved financial investments by Chinese nationals, shall be conducted through a qualified domestic financial institution. On January 5, 2007, the SAFE published the Implementation of the Administrative Measures for Personal Foreign Exchange and last amended on May 29, 2016, under which Chinese nationals are limited to a foreign exchange quota of US$50,000 per year for approved uses only.

In addition, pursuant to the SAFE Officials Interview on Improving the Management of Declarations of Individual Foreign Exchange Information on December 31, 2016, Chinese nationals can only engage in offshore investments under capital items only provided methods such as Qualified Domestic Institutional Investors, otherwise Chinese nationals can only purchase foreign currency for the purpose of external payments within the scope of current items, including private travel, overseas study, business trips, family visits, overseas medical treatment, trade in goods, purchase of non-investment insurance and consulting services. Furthermore, in 2016, CSRC published a response letter to investors on its website to remind domestic investors that any offshore investments conducted by ways which are not explicitly specified under applicable PRC Laws, may not be adequately protected by the PRC Laws.

We do not convert Renminbi into Hong Kong dollars or U.S. dollars for our clients, and require those who would like to trade securities listed on the Hong Kong Stock Exchange or any major stock exchange in the United States through our platform to inject funding into their respective trading accounts in Hong Kong in either Hong Kong dollars or U.S. dollars. See “Risk Factors—Risks Related to Our Business and Industry—PRC governmental control of currency conversion and offshore investment could have a direct impact on the trading volume achieved on our platform. If the government further tightens restrictions on converting Renminbi to foreign currencies, including Hong Kong dollars and U.S. dollars, and/or deems our practice as in violation of PRC laws and regulations, our business will be materially and adversely affected.”

Regulations on brokerage business involving securities qualified under the Hong Kong, Shanghai and Shenzhen Stock Connect

On September 30, 2016, the CSRC promulgated the Several Provisions on the Inter-connected Mechanism for Trading on Stock Markets in the Mainland and Hong Kong, which regulates that the Shanghai Stock Exchange and the Shenzhen Stock Exchange separately shall set up technical connections with the Stock Exchange of Hong Kong Limited to allow investors in the Mainland and Hong Kong to, through their local securities companies or brokers, trade qualified shares listed on the stock exchange of the other side, including the Shanghai-Hong Kong Stock Connect Program and the Shenzhen-Hong Kong Stock Connect Program.

The Implementing Measures of the Shanghai Stock Exchange for the Shanghai-Hong Kong Stock Connect Program, promulgated on September 26, 2014, by the Shanghai Stock Exchange, and last amended on September 7, 2018, and the Implementing Measures of the Shenzhen Stock Exchange for the Shenzhen-Hong Kong Stock Connect Program, promulgated on September 30, 2016, by the Shenzhen Stock Exchange, and last amended on September 7, 2018, clarity that the securities qualified under the Shanghai-Hong Kong Stock Connect Program and the Shenzhen-Hong Kong Stock Connect Program shall be quoted and traded in Renminbi.

Our clients could trade securities qualified under the Hong Kong, Shanghai and Shenzhen Stock Connect through our platform.

Regulations on Internet Service

Regulation on Foreign Investment

The Guidance Catalog of Industries for Foreign Investment, or the Foreign Investment Catalog, was promulgated by the National Development and Reform Commission and the Ministry of Commerce in 1995, and

most recently amended on June 28, 2017. The Foreign Investment Catalog lays out the basic framework for foreign investment in China, classifying businesses into three categories with regard to foreign investment: “encourage,” “restricted” and “prohibited.” Industries not listed in the catalog are generally deemed as “permitted” unless specifically restricted by other PRC laws.

On June 28, 2018, the Ministry of Commerce and the National Development and Reform Commission promulgated the Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2018 version), or the 2018 Negative List, which replaced and abolished the Guidance Catalog of Industries for Foreign Investment (2017 Revision) regulating the access of foreign investors to China. Pursuant to the 2018 Negative List, foreign investors cannot conduct investment activities that are classified as “prohibited”, can conduct investment activities that are listed in the 2018 Negative List classified as “permitted” with certain approvals from competent authorities and can have equal access to industries, fields and activities that are not listed in the 2018 Negative List.

We are a Cayman Island company and our businesses in China are mainly internet information services, internet Audio-Visual Programs services and internet news information service, which are restricted or prohibited for foreign investors by the Foreign Investment Catalog and the Negative List. We conduct a limited part of our business operations that is restricted or prohibited for foreign investment through our variable interest entity, or VIE.

Regulations on Telecommunication Services

The Telecommunications Regulations of the PRC (2016 Revision), or the Telecom Regulations, promulgated on September 25, 2000 by the State Council and most recently amended on February 6, 2016, which distinguish ‘‘basic telecommunications services’’ from ‘‘value-added telecommunications services. The basic telecommunications services provider who provides public network infrastructure, public data transmission and basic voice communications services shall obtain a Basic Telecommunications Service Operating License, and the commercial telecommunications service provider shall obtain an operating license from the Ministry of Industry and Information Technology, or the MIIT, or its counterparts at provincial level prior to its commencement of operations.

The Administrative Measures on Internet Information Services (2011 Revision), promulgated on September 25, 2000 and amended on January 8, 2011 by the State Council, further defines that commercial internet information services providers, which mean providers of information or services to internet users with charge, shall obtain an Internet Content Provider License or the ICP License, from competent government authorities before providing any commercial internet content services within the PRC. To comply with the relevant laws and regulations, Shenzhen Futu holds a valid ICP License.

Regulation on Internet Audio-Visual Program Services

The Administrative Provisions on the Internet Audio-Video Program Service, or the Audio-Video Program Provisions, promulgated on December 20, 2007, and amended on August 28, 2015, by the Ministry of Information Industry (the predecessor of the MIIT) and the State Administration of Press, Publication, Radio, Film and Television (the predecessor of the National Radio and Television Administration), or the SAPPRFT, stipulates that providers of internet audio-visual program services should obtain an Audio and Video Service Permission, or AVSP. The Categories of the Internet Audio-Video Program Services, or the Audio-Video Program Categories, promulgated on April 1, 2010, and amended on March 10, 2017, by SAPPRFT, classifies internet audio-video programs into four categories. Aggregating and broadcasting service of arts, entertainment, technology, finance and economics, sports, education and other specialized audio-video programs falls into Category II of above four categories. In general, providers of internet audio-visual program services must be either state-owned or state-controlled entities, and their businesses must satisfy the overall planning and guidance catalog for internet audio-visual program service determined by SAPPRFT. In addition, foreign-invested enterprises are not allowed to engage in the above-mentioned services. Failure to obtain AVSP, we may be subject to fines and legal sanctions, and our business, financial conditions and results of operations may be affected. See “Risk Factors—Risks Related to Our Business and Industry—We have not obtained certain relevant licenses from PRC authorities in connection with some of the information and services available on our platform.”

Regulation on Internet Culture Activities

The Interim Administrative Provisions on Internet Culture, or the Internet Culture Provisions, promulgated on February 17, 2011, and amended on December 15, 2017, by the Ministry of Culture (the predecessor of the Ministry of Culture and Tourism), stipulates that providers of internet cultural products or services, such as internet shows or programs and internet games must file an application for establishment to the competent culture administration authorities for approval and must obtain the online culture operating permit. If any entity engages in commercial internet culture activities without approval, the cultural administration authorities or other relevant government may order such entity to cease to operate internet culture activities as well as levying penalties including administrative warning and fines up to RMB30,000. In addition, foreign-invested enterprises are not allowed to engage in the above-mentioned services except online music. As of the date of the prospects, Shenzhen Futu holds a valid Online Culture Operating Permit.

Regulation on Production and Operation of Radio and Television Programs

The Administration of Production and Operation of Radio and Television Programs, promulgated on July 19, 2004, and amended on August 28, 2015, by the SAPPRFT, provides that entities engaging in the production of radio and television programs must obtain a License for Production and Operation of Radio and TV Programs from the SAPPRFT or its counterparts at the provincial level. Entities with the License for Production and Operation of Radio and TV Programs must conduct their business operations strictly in compliance with the approved scope of production and operations. In addition, foreign-invested enterprises are not allowed to product or operate the radio and TV programs.

As of the date of this prospectus, to comply with the relevant laws and regulations, Shenzhen Futu holds a valid License for Production and Operation of Radio and TV Programs as required by the Radio and TV Programs Regulations.

Regulation on Internet News Dissemination

The Provisions for the Administration of Internet News Information Services was promulgated by the Cyberspace Administration of China, or CAOC, on May 2, 2017, and became effective on June 1, 2017 stipulates that the providers of internet news information (includes reports and comments relating to social and public affairs such as politics, economy, military affairs and foreign affairs, as well as relevant reports and comments on social emergencies) services to the public in a variety of ways, including editing and publishing internet news information, reposting internet news information and offering platforms for users to disseminate internet news information, shall obtain the internet news license from CAOC. Various qualifications and requirements which service providers shall meet have been provided in this regulation. For those who carrying out Internet-based news information service activities without being licensed or beyond the licensed scope, the competent cyberspace administration shall order them to cease the relevant service activities and impose a fine up to RMB30,000. In addition, such regulation also stipulates that no organization may establish Internet-based news information service agencies in the form of Sino-foreign joint ventures, Sino-foreign cooperative ventures or wholly foreign-owned enterprises.

The Implementation Rules for the Administration of the Licensing for Internet-based News Information Services, promulgated on May 22, 2017, by CAOC, and became effective on June 1, 2017, further clarifies that only a news agency (including the controlling shareholder of a news agency) or an entity under news publicity authorities may apply for a license for editing and publishing services in respect of internet-based news information. Foreign-invested enterprises are not allowed to establish any internet-based news information service entities.

Currently, our website and mobile application in China contain news and financial information, thus the relevant PRC government authorities may require us to obtain an internet news license which we do not hold at present. See “Risk Factors—Risks Related to Our Business and Industry—We have not obtained certain relevant licenses from PRC authorities in connection with some of the information and services available on our platform.”

Regulations on Cybersecurity and Privacy

Regulations on Cybersecurity

On December 13, 2005, the Ministry of Public Security, or the MPS, promulgated the Provisions on Technological Measures for the Internet Security Protection, or the Internet Protection Measures, which took effect on March 1, 2006. Pursuant to the Internet Protection Measures, internet service providers and entity users of interconnection shall not public or divulge user registration information without the consent of the users or otherwise specified in the relevant laws and regulations. In addition, the Internet Protection Measures requires all internet service providers and entity users of interconnection to take proper measures to control computer viruses, back up data, and keep records of certain information about their users (including user registration information, log-in and log-out time, IP address, content and time of posts by users) for at least sixty days. On June 22, 2007, the Administrative Measures for Multi-level Protection of Information Security were jointly promulgated by four PRC regulatory agencies, including the MPS, under which companies operating and using information systems shall protect the information systems and any system equal to or above level II as determined in accordance with these measures, a record-filing with the competent authority is required.

On November 7, 2016, the SCNPC promulgated the Cybersecurity Law of the PRC, or the Cybersecurity Law, which became effective on June 1, 2017. The Cybersecurity Law regulates all the construction, operation, maintenance, use of networks and the supervision and administration of network security within the territory of China, and pursuant to which, network operators shall follow their cybersecurity obligations pursuant to the requirements of the classified protection system for cybersecurity, including: (a) formulating internal security management systems and operating instructions, determining the persons responsible for cybersecurity, and implementing the responsibility for cybersecurity protection; (b) taking technological measures to prevent computer viruses, network attacks, network intrusions and other actions endangering cybersecurity; (c) taking technological measures to monitor and record the network operation status and cybersecurity incidents; (d) taking measures such as data classification, and back-up and encryption of important data; and (e) other obligations stipulated by laws and administrative regulations. In addition, the Cybersecurity Law further requires network operators to take all necessary measures in accordance with applicable laws, regulations and compulsory national requirements to safeguard the safe and stable operation of the networks, respond to network security incidents effectively, prevent illegal and criminal activities, and maintain the integrity, confidentiality and usability of network data.

On May 1, 2018, the Personal Information Security Specification, or China Specification, was promulgated by the General Administration of Quality Supervision, Inspection and Quarantine and came into force on May 1, 2018, which set an national standard for personal information security. Although the China Specification is not a mandatory regulation, it is likely that the China Specification will be relied on by Chinese government agencies as a standard to determine whether businesses have abided by China’s data protection rules.

Regulations on Privacy Protection

On December 29, 2011, the MIIT issued The Several Provisions on Regulating the Market Order of Internet Information Services, which became effective on March 15, 2012 and provides that an internet information service provider may not collect any user’s personal information or provide any such information to third parties without such user’s consent. Pursuant to The Several Provisions on Regulating the Market Order of Internet Information Services, internet information service providers are required to, among others, (i) expressly inform the users of the method, content and purpose of the collection and processing of such users’ personal information and may only collect such information necessary for the provision of its services; and (ii) properly maintain the users’ personal information, and in case of any leak or possible leak of a user’s personal information, internet information service providers must take immediate remedial measures and, in severe circumstances, make an immediate report to the telecommunications regulatory authority.

In addition, on December 28, 2012, the Decision on Strengthening Network Information Protection promulgated by the SCNPC which requires internet service providers to establish and publish policies regarding the collection and use of electronic personal information and to take necessary measures to ensure the security of the information and to prevent leakage, damage or loss. On July 16, 2013, MIIT promulgated the Regulations on Protection of the Personal Information of Telecommunications and Internet Users, or the Regulations on Personal Information Protection, which enhance the legal protection over user information security and privacy on the Internet. The Regulations on Personal Information Protection require that telecommunications business operators and internet information service providers shall, in the course of providing services, collect and use the personal information of users in a lawful and proper manner by following the principle that information collection or use is necessary and responsible for the security of the personal information of users collected and used in the course of providing services.

Any violation of these laws and regulations may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.

Pursuant to the Ninth Amendment to the Criminal Law, issued by the SCNPC in August 2015, which became effective in November, 2015, any internet service provider that fails to fulfill the obligations related to internet information security administration and refuses to rectify upon orders is subject to criminal penalty for causing (i) any dissemination of illegal information in large scale; (ii) any significant damages due to the leakage of the client’s information; (iii) any serious loss of criminal evidence; or (iv) other serious harm, and any individual or entity information may be subject to criminal penalty for (i) illegally selling or providing personal information to third parties, or (ii) stealing or illegally obtaining any personal information.

For the protection of personal information, network operators like us may not disclose or tamper with personal information that we have collected. Moreover, we may not provide personal information to third parties without prior consent. See “Risk Factors—Risks Related to Our Business and Industry—If we fail to protect the confidential information of our users and clients, whether due to cyber-attacks, computer viruses, physical or electronic break-ins or other reasons, we may be subject to liabilities imposed by relevant laws and regulations, and our reputation and business may be materially and adversely affected.”

Regulations on Intellectual Property

Software

The State Council and the National Copyright Administration have promulgated various rules and regulations relating to protection of software in China. According to these rules and regulations, software owners, licensees and transferees may register their rights in software with the Copyright Protection Center or its local branches and obtain software copyright registration certificates. Although such registration is not mandatory under PRC law, software owners, licensees and transferees are encouraged to go through the registration process and registered software rights may be entitled to better protections.

Trademark

According to the Trademark Law of the PRC, adopted in 1982 and subsequently amended in 1993, 2001 and 2013, as well as the Implementation Regulation of the Trademark Law of the PRC adopted by the State Council in 2002 and subsequently amended in 2014, the Trademark Law of the PRC has adopted a “first-to-file” principle with respect to trademark registrations, and the registered trademarks are granted a term of ten years which may be renewed for consecutive ten-year periods upon request by the trademark owner. Upon expiry of the period of validity, the registrant shall go through the formalities for renewal within twelve months prior to the date of expiry as required if the registrant needs to continue to use the trademark. Where the registrant fails to do so, a grace period of six months may be granted. The period of validity for each renewal of registration is ten years, from the day immediately after the expiry of the preceding period of validity for the trademark. In the absence of a renewal upon expiration, the registered trademark shall be cancelled.

Copyright

On September 7, 1990, the SCNPC promulgated the PRC Copyright Law, which was amended in 2001 and 2010, and the Implementation of Copyright Law of PRC, was promulgated on January 30, 2013 and became effective on March 1, 2013. The PRC Copyright Law and its implementation regulations are the principal laws and regulations governing related matters of copyright. Pursuant to the amended PRC Copyright Law, products disseminated over the internet and software products, among the subjects, are entitled to copyright protections. Registration of copyright is voluntary, and it is administrated by the China Copyright Protection Center.

On May 18, 2006, the State Council promulgated the Regulations on the Protection of the Right to Network Dissemination of Information, as amended in January 30, 2013. Under these regulations, an owner of the network dissemination rights with respect to written works or audio or video recordings who believes that information storage, search or link services provided by an internet service provider infringe his or her rights may require that the internet service provider delete, or disconnect the links to, such works or recordings.

Domain name

In China, the administration of PRC internet domain names is mainly regulated by the MIIT, under supervision of the China Internet Network Information Center, or CNNIC. On August 24, 2017, the MIIT promulgated the Administrative Measures for Internet Domain Names, or the Domain Name Measures, and became effective on November 1, 2017. The principle of “first apply, first register” applies to domain name registration service in accordance with the Domain Name Measures. In the event that there is any change to the contact information of a domain name holder, the holder shall go through formalities for changes to the registered information of its domain name with the domain name registrar concerned within 30 days after such change arises.

According to the Circular of the Ministry of Industry and Information Technology on Regulating the Use of Domain Names in Providing Internet based Information Services issued by the MIIT on November 27, 2017, and became effective on January 1, 2018, an internet access service provider shall, pursuant to requirements stated in the Anti-Terrorism Law of the PRC and the Cybersecurity Law of the PRC, verify the identities of internet-based information service providers, and the internet access service providers shall not provide access services for those who fail to provide their real identity information.

Patent

The National People’s Congress promulgated the PRC Patent Law in 1984 and amended it in 1992, 2000 and 2008, respectively. Any invention, utility model or design must meet three conditions to be patentable: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining and approving patent applications. A patent is valid for a twenty-year term for an invention and a ten-year term for a utility model or design, starting from the application date. Except under certain specific circumstances provided by law, any third party user must obtain consent or a proper license from the patent owner to use the patent, or else the use will constitute an infringement of the rights of the patent holder.

Regulations on Foreign Exchange

Regulations on Foreign currency exchange

The core regulations governing foreign currency exchange in China is the PRC Foreign Exchange Administration Regulation, which was promulgated and became effective in August 2008. Under the PRC Foreign Exchange Administration Regulations, Renminbi is freely convertible for payments of current account items, such as distribution of dividends, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE. On the contrast, approval from or registration with appropriate government authorities is required where Renminbi is to convert into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

Pursuant to the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, or the SAFE Circular 59 promulgated by SAFE on November 19, 2012, which became effective on December 17, 2012 and was further amended on May 4, 2015, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of Renminbi proceeds by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective on June 1, 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign – Invested Enterprises. According to SAFE Circular 19, foreign-invested enterprises are allowed, within the scope of business, to settle their foreign exchange capital in their capital accounts, for which the relevant foreign exchange bureau has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the accounts), on a discretionary basis according to the actual needs of their business operation. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, which became effective in June 2016. SAFE Circular 19 and SAFE Circular 16 prohibit foreign-invested enterprises from using Renminbi fund converted from their foreign exchange capitals for expenditure beyond their business scopes, providing entrusted loans or repaying loans between non-financial enterprises.

In January 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Further, according to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations on Foreign Debt

On April 28, 2013, SAFE promulgated the Administrative Measures for Foreign Debt Registration and further updated it on April 26, 2016, and June 9, 2016, respectively. Loans made by foreign investors as shareholders in foreign invested enterprises established in China are considered to be foreign debts and shall be regulated by the Administrative Measures for Foreign Debt Registration. The definition of the registration of foreign debt under the Foreign Debt Measures include debtors’ registration or submission of information on execution of foreign debt contract, withdrawal of funds, repayment of foreign debt and foreign exchange settlement and sale to the local foreign exchange bureau in accordance with the stipulated method upon borrowing of foreign debt pursuant to the applicable rules. Different methods for registration of foreign debt shall be implemented for different types of debtors. In addition, the Foreign Debt Measures requires, in the event of change of foreign debt loan contract, the debtor shall complete registration change formalities for execution of foreign debt contract with the foreign exchange bureau pursuant to the applicable rules. Where the outstanding balance of foreign debt is zero and the debtor will not make another withdrawal of funds, the debtor shall complete foreign debt deregistration formalities with the foreign exchange bureau pursuant to the applicable rules.

Regulations on Dividend distribution

Wholly Foreign-Owned Enterprise Law of the People’s Republic of China was promulgated by SCNPC on September 3, 2016 and became effective on October 1, 2016. Detailed Implementing Rules for the “Wholly Foreign-Owned Enterprise Law of the People’s Republic China” was promulgated by State Council on February 19, 2014.

Pursuant to these regulations, a wholly foreign-owned enterprise in China, or a WFOE, may pay dividends only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a WFOE is required to allocate at least 10% of its accumulated profits each year, if any, to statutory reserve funds unless its reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends. The proportional ratio for withdrawal of rewards and welfare funds for employees shall be determined at the discretion of the WFOE. Profits of a WFOE shall not be distributed before the losses thereof before the previous accounting years have been made up. Any undistributed profit for the previous accounting years may be distributed together with the distributable profit for the current accounting year.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

Pursuant to the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which was issued and became effective on July 4, 2014, PRC residents, including PRC institutions and individuals, are required to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interest in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, including but not limited to increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event.

In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making distributions of profit to the offshore parent and from carrying out subsequent cross-border foreign exchange activities and the special purpose vehicle may be restricted in their ability to contribute additional capital into its PRC subsidiary. And, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion, including (i) of up to 30% of the total amount of foreign exchange remitted overseas and deemed to have been evasive, and (ii) in circumstances involving serious violations, a fine of no less than 30% of and up to the total amount of remitted foreign exchange deemed evasive. Furthermore, the persons-in-charge and other persons at our PRC subsidiaries who are held directly liable for the violations may be subject to criminal sanctions.

In February 2015, SAFE promulgated the Circular of Further Simplifying and Improving the Policies of Foreign Exchange Administration Applicable to Direct Investment, or SAFE Circular 13, which became effective on June 1, 2015. The SAFE Circular 13 cancels the administrative approval requirements of foreign exchange registration of foreign direct investment and overseas direct investment, and simplifies the procedure of foreign exchange-related registration, and foreign exchange registrations of foreign direct investment and overseas direct investment will be handled by the banks designated by the foreign exchange authority instead of SAFE and its branches.

As of the date of this prospectus, Mr. Leaf Hua Li has completed the SAFE registration pursuant to SAFE Circular 37 and is planning to update the registration with respect to the capital of the offshore company. We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their filing obligation. Nevertheless, we may not be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and there can be no assurance that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules, and there is no assurance that the registration under SAFE Circular 37 and any amendment will be completed in a timely manner, or will be completed at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.”

Regulations on Employee Share Incentive Plans of Overseas Publicly-Listed Company

In February 2012, SAFE promulgated the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participation in Share Incentive Plan of Companies Listed Overseas, or the 2012 SAFE Notice. Under such notice and other relevant rules and regulations, PRC residents, including PRC citizens or non-PRC citizens who reside in China for a continuous period of not less than one year, that participate in any share incentive plan of any overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a share incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of the overseas publicly listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the share incentive plan on behalf of the participants.

We and our executive officers and other employees who are PRC residents that have been granted share incentive awards will be subject to these regulations upon the completion of this offering. Failure by these individuals to complete their SAFE registrations may subject such individuals and us to fines and other legal sanctions.

In addition, the State Administration of Taxation, or the SAT, has issued certain circulars concerning employee share incentive awards. Under these circulars, our employees working in China who exercise share incentive awards will be subject to PRC individual income tax. Our PRC subsidiary has the obligation to make filings related to employee share incentive awards with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share incentive awards. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.

Regulations on M&A

Six PRC regulatory agencies, including the CSRC, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective in September 2006 and was amended in June 2009. The M&A Rules, among other things, require offshore special purpose vehicles, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, must obtain approval from the CSRC prior to publicly listing such special purpose vehicle’s securities on an overseas stock exchange.

While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, CM Law Firm, that CSRC approval is not required in the context of this offering because: (a) we established our PRC subsidiary, Shensi Network Technology (Beijing) Co., Ltd., by means of direct investment rather than by merger with or acquisition of PRC domestic companies as defined in the M&A Rules, and (b) no explicit provision in the M&A Rules that classifies the respective contractual arrangements between Shensi Network Technology (Beijing) Co., Ltd., Shenzhen Futu Network Technology Co., Ltd. and its shareholders as a type of acquisition under the M&A Rules. However, as there has been no official interpretation or clarification of the M&A Rules and there remains uncertainty as to the implementation of such regulation.

Regulations on Tax

Regulations on Enterprise Income Tax

On March 16, 2007, the National People’s Congress promulgated the Enterprise Income Tax Law of the PRC, which was most recently amended on February 24, 2017.

On December 6, 2007, the State Council enacted the Regulations for the Implementation of the Enterprise Income Tax Law, or collectively with the Enterprise Income Tax Law of the PRC, the EIT Laws. Under the EIT Laws, both resident enterprises and non-resident enterprises are subject to tax in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Laws and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

Regulations on Value-added Tax

The Provisional Regulations of on Value-added Tax of the PRC were promulgated by the State Council on December 13, 1993 and came into effect on January 1, 1994 which most recently amended on November 19, 2017. The Detailed Rules for the Implementation of Provisional Regulations of on Value-added Tax of the PRC were promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011. Based on the Provisional Regulations of on Value-added Tax of the PRC and the Detailed Rules for the Implementation of Provisional Regulations of on Value-added Tax of the PRC, the State Council promulgated the Order on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations of on Value-added Tax of the PRC, pursuant to which all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of Value-added Tax. The Value-added Tax rates generally applicable are simplified as 17%, 11%, 6% and 0%, and the Value-added Tax rate applicable to the small-scale taxpayers is 3%.

On April 4, 2018, the Ministry of Finance and the SAT issued the Circular on Adjustment of Value-added Tax Rates. According to which relevant Value-added Tax rates have been reduced from May 1, 2018, such as the deduction rates of 17% and 11% applicable to the taxpayers who have Value-Added taxable sales activities or imported goods have been adjusted to 16% and 10%, respectively.

As of the date of this prospectus, our PRC subsidiaries and consolidated affiliated entities are generally subject to VAT rates of 6%.

Regulations on Dividend Withholding Tax

The EIT Laws provide that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the SAT Circular 81, issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretions, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by the SAT and effective on April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors apply, including without limitation: (i) whether the applicant is obligated to pay more than 50% of his or her income in twelve months to residents in third country or region, (ii) whether the business operated by the applicant constitutes the actual business activities, and (iii) whether the counterparty country or region to the tax treaties levies any tax or grant tax exemption on relevant incomes or levies tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

Regulations on Tax regarding Indirect Transfer

On February 3, 2015, the SAT issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Circular 7. Pursuant to Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, considerations include, inter alia, (i) whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; (ii) whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and (iii) whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature evidenced by their actual function and risk exposure. According to the Circular 7, where the payer fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. The Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular on Issues of Tax Withholding regarding Non-PRC Resident Enterprise Income Tax, or SAT Circular 37, which further elaborates the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of the SAT Circular 7. The SAT Circular 7 may be determined by the tax authorities to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved.

Regulations on Employment and Social Welfare

Regulations on Employment

The principle regulations that govern employment and labor matters in PRC include: (i) Labor Law of the PRC, which was promulgated by the SCNPC on July 5, 1994, and became effective on January 1, 1995 and amended on August 27, 2009; (ii) the Implementing Regulations of the Labor Contract Law of the PRC which was promulgated by the State Council on September 18, 2008; and (iii) the Labor Contract Law of the PRC which was promulgated by the SCNPC on December 28, 2012 and became effective on July 1, 2013.

According to the regulations above, labor relationships between employers and employees must be executed in written form, and wages shall not be lower than local standards on minimum wages and shall be paid to employees timely. In addition, all employers are required to establish a system for labor safety and sanitation, strictly comply with state rules and standards and provide employees with workplace safety training. Violations of the PRC Labor Contract Law and the PRC Labor Law may result in the imposition of fines and other administrative penalties. For serious violations, criminal liability may arise.

Regulations on Social Welfare

Employers in China are required by PRC laws and regulations to provide employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and housing funds. According to the Social Insurance Law of the PRC promulgated by the National People’s Congress of the PRC on October 28, 2010, and became effective on July 1, 2011, together with other relevant laws and regulations, Any employer shall register with the local social insurance agency within thirty days after its establishment and shall register for the employee with the local social insurance agency within thirty days after the date of hiring. An employer shall declare and make social insurance contributions in full and on time. The occupational injury insurance and maternity insurance shall be only paid by employers while the contributions of basic pension insurance, medical insurance and unemployment insurance shall be paid by both employers and employees. Any employer that fails to make social insurance contributions may be ordered to pay the required contributions within a stipulated deadline. If the employer still fails to rectify the noncompliance within the stipulated deadline, it may be subject to a fine ranging from one to three times the amount overdue.

According to the Regulations on Administration of Housing Fund promulgated by the State Council on April 3, 1999, and amended on March 24, 2002, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; otherwise, a petition may be made to a local court for enforcement. In addition, the PRC Individual Income Tax Law requires companies operating in China to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. We have not made adequate contributions to employee benefit plans, as required by applicable PRC laws and regulations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Leaf Hua Li	41	Founder, Chairman of the Board of Directors and Chief Executive Officer
Ppchen Weihua Chen	39	Chief Technology Officer
Arthur Yu Chen	42	Chief Financial Officer
Nineway Jie Zhang	44	Director
Shan Lu	43	Director
Vic Haixiang Li†	46	Independent Director Appointee
Brenda Pui Man Tam†	48	Independent Director Appointee
Robin Li Xu	35	Vice President

†

Each of Mr. Vic Haixiang Li and Ms. Brenda Pui Man Tam has accepted appointment to be a director of our company, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Mr. Leaf Hua Li is our founder and has served as the chairman of our board of directors and our chief executive officer since our inception. Mr. Li has rich experience and expertise in the technology and internet sectors in China. Before founding our company, Mr. Li had served in several senior management roles at Tencent, including the head of Tencent’s multi-media business and its innovation center. Mr. Li joined Tencent in 2000 and was the 18th founding employee of Tencent. He was an early and key research and development participant of Tencent QQ. Mr. Li was also the founder of Tencent Video and led the product design and development of Tencent Video. Mr. Li invented 23 international and domestic patents while working at Tencent. In 2008, Mr. Li was presented the “Innovative Talent Award” by the municipal government of Shenzhen, Guangdong. Mr. Li received his bachelor’s degree in computer science and technology from Hunan University in 2000.

Mr. Ppchen Weihua Chen has served as our chief technology officer since July 2015. Prior to joining our company, Mr. Chen was a senior technology expert at Tencent, where he served as the head of Tencent QQ’s back-end services from 2003 to 2013 and was in charge of the security, maintenance and big data areas of Tencent’s Weixin from 2013 to 2015. Mr. Chen invented 34 international and domestic patents while working at Tencent. Mr. Chen received his bachelor’s degree in science from Shenyang University of Technology in 2001.

Mr. Arthur Yu Chen has served as our chief financial officer since September 2017. Prior to joining our company, Mr. Chen served as a director at Citigroup Global Markets Asia Limited from 2009 to 2016 in its equity business. Mr. Chen also served as a vice president at China International Capital Corporation from 2005 to 2009. Mr. Chen received his bachelor’s degree in economics from Shanghai University of Finance & Economics in 1998 and his master’s degree in business administration from China Europe International Business School in 2005.

Mr. Nineway Jie Zhang has served as our director since October 2014. Mr. Zhang has been working in internet securities trading business since 1997. Prior to joining our company, from 2002 to 2013, Mr. Zhang served as the head of the online trading center of the headquarters of Shenzhen of China Galaxy Securities Co., Ltd. (HKEx: 6881) in Beijing in charge of business development and the head of the online retail trading business of its Shenzhen branch. Mr. Zhang also served as the manager of its online transaction business at Essence Securities (previously known as Guangdong Securities) from 2000 to 2002 and served in various roles at several internet-based companies prior to that. Mr. Zhang received an associate’s degree in marketing from Nanjing University of Science and Technology in 1994, a master’s degree in business administration from South

China University of Technology in 2009 and an executive master’s degree in business administration from Cheung Kong Graduate School of Business in 2013.

Mr. Shan Lu has served as our director since October 2014. Mr. Lu currently serves as the senior executive vice president of Tencent and the president of Technology and Engineering Group. Prior to joining Tencent in 2000, Mr. Lu served as a research and development engineer for Shenzhen Liming Network Systems from 1998 to 2000. Mr. Lu also serves on the board of China United Network Communications Group Co., Ltd. (SHA: 600050). Mr. Lu received his bachelor’s degree in computer science from the University of Science and Technology of China in 1998.

Mr. Vic Haixiang Li will serve as our independent director starting from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Li is the founder and managing partner of Virtus Inspire, and is also a co-founder of Tencent. Mr. Li left Tencent in 2012. He focuses on investments in technology, media and telecommunications as well as medical technology companies in China, the United States, Europe and Israel. Before founding Virtus Inspire, Mr. Li was in charge of Tencent’s online search business from 2010 to 2012 and served as the senior executive vice president of Tencent from 1999. Mr. Li was recognized as “China Top CIO” by the CEO and CIO magazine in 2008. Mr. Li received his bachelor’s degree in computer software from South China University of Technology in 1994 and his master’s degree in business administration from China Europe International Business School in 2017.

Ms. Brenda Pui Man Tam will serve as our independent director starting from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Ms. Tam served as a partner at the Beijing office of PricewaterhouseCoopers China and PricewaterhouseCoopers Hong Kong from 2007 to 2016 and a senior manager at the Beijing office of PricewaterhouseCoopers China from 2006 to 2007. Prior to that, Ms. Tam served as an audit experienced manager and an audit senior manager at the San Jose office of PricewaterhouseCoopers LLP from 2000 to 2006. Ms. Tam also served in multiple audit positions at PricewaterhouseCoopers Hong Kong from 1995 to 2000 and at Ernst & Young Hong Kong from 1992 to 1995. Ms. Tam received her bachelor’s degree in accountancy from City University of Hong Kong in 1992. Ms. Tam is qualified as a certified public accountant (inactive) in the United States (California), a fellow member of the Hong Kong Institute of Certified Public Accountants and the Association of Chartered Certified Accountants in the United Kingdom.

Mr. Robin Li Xu has served as our vice president in charge of products, marketing and growth since August 2013. Mr. Xu has more than ten years of experience in the internet industry. Prior to joining our company, Mr. Xu was a senior product manager at Tenpay, a leading online payment platform in China owned by Tencent, from 2006 to 2013 and was responsible for online payment product development and operations. Mr. Xu received his bachelor’s degree in science from Heilongjiang University in 2006.

Board of Directors

Our board of directors will consist of five directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director who is, directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company shall declare the nature of his interest at a meeting of our directors. A director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or transaction or proposed contract or transaction is considered. Our directors may exercise all the powers of our company to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. We expect to adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Ms. Brenda Pui Man Tam, Mr. Vic Haixiang Li and Mr. Leaf Hua Li. Ms. Brenda Pui Man Tam will be the chairperson of our audit committee. Mr. Leaf Hua Li does not meet the independent test under Rule 10A-3 of the Exchange Act, as amended. We have determined that Ms. Brenda Pui Man Tam and Mr. Vic Haixiang Li each satisfies the “independence” requirements of Rule 5605(c)(2) of the Nasdaq Stock Market Rules and meets the independence standards under Rule 10A-3 under the Exchange Act, as amended. We have determined that Ms. Brenda Pui Man Tam qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Nasdaq Stock Market Rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Mr. Vic Haixiang Li, Ms. Brenda Pui Man Tam and Mr. Leaf Hua Li. Mr. Vic Haixiang Li will be the chairman of our compensation committee. We have determined that Mr. Vic Haixiang Li and Ms. Brenda Pui Man Tam each satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Rules. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Mr. Leaf Hua Li, Mr. Vic Haixiang Li and Ms. Brenda Pui Man Tam. Mr. Leaf Hua Li will be the chairman of our nominating and corporate governance committee. Mr. Vic Haixiang Li and Ms. Brenda Pui Man

Tam each satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•

advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to exercise skills they actually possess and such care and diligence that a reasonably prudent person could exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our directors may be elected by a resolution of our board of directors, or by an ordinary resolution of our shareholders. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of our shareholders. A director will cease to be a director automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by our company to be or becomes of unsound mind; (iii) resigns his office by notice in writing to our company; or (iv) without special leave of absence from the our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated.

Our officers are elected by and serve at the discretion of our board of directors.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon three-month advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with a three-month advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2018, we paid an aggregate of HK$8.9 million (US$1.1 million) in cash to our executive officers, and we did not pay any compensation to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries and VIE are required by law to make contributions equal to certain percentages of each employee’s salary for his or her medical insurance, maternity insurance, workplace injury insurance, unemployment insurance, pension benefits through a PRC government-mandated multi-employer defined contribution plan and other statutory benefits. Our Hong Kong subsidiaries are required by the Hong

Kong Mandatory Provident Fund Schemes Ordinance to make monthly contributions to the mandatory provident fund scheme in an amount equal to at least 5% of an employee’s salary.

Amended and Restated 2014 Share Incentive Plan

In December 2018, our board of directors approved the Amended and Restated 2014 Share Incentive Plan, or the A&R 2014 Plan, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. As of the date of this prospectus, the maximum aggregate number of ordinary shares which may be issued pursuant to all awards under the A&R 2014 Plan is 135,032,132 ordinary shares, subject to amendment. As of the date of this prospectus, awards to purchase 121,207,838 ordinary shares under the A&R 2014 Plan have been granted and outstanding, excluding awards that were forfeited or cancelled after the relevant grant dates.

The following paragraphs describe the principal terms of the A&R 2014 Plan.

Types of awards. The 2014 Plan permits the awards of options approved by the plan administrator.

Plan administration. Our board of directors or a committee of one or more members appointed by our board of directors or another committee within its delegated authority by our board of directors will administer the A&R 2014 Plan. Subject to the terms of the A&R 2014 Plan and in the case of the committee, the specific duties delegated by our board of directors to the committee, the plan administrator has the authority to determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award, among others.

Award agreement. Awards granted under the A&R 2014 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility. We may grant awards to, among others, our officers, employees, directors and consultants of our company.

Vesting schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of options. The plan administrator determines the exercise price for each award, which is stated in the award agreement. The vested portion of option will expire if not exercised prior to the time as the plan administrator determines at the time of its grant. However, the maximum exercisable term is ten years from the date of a grant.

Transfer restrictions. Awards may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the A&R 2014 Plan, such as transfers by will or the laws of descent and distribution, or as provided in the relevant award agreement or otherwise determined by the plan administrator.

Termination and amendment of the A&R 2014 Plan. Unless terminated earlier, the A&R 2014 Plan has a term of ten years. Our board of directors has the authority to terminate, amend or modify the plan. No amendment, suspension or termination of the A&R 2014 Plan or amendment of any outstanding award granted pursuant to the A&R 2014 Plan may affect, in any manner materially adverse to the participant, any rights or benefits of the participant or the obligation of the company under the applicable awards previously granted pursuant to the A&R 2014 Plan unless agreed by the participant in writing.

The following table summarizes, as of the date of this prospectus, the options granted under the A&R 2014 Plan, excluding awards that were forfeited or cancelled after the relevant grant dates.

Name	Ordinary Shares Underlying Options Awarded	Exercise Price (US$/Share)	Date of Grant	Date of Expiration
Ppchen Weihua Chen	14,737,220	Nominal	July 1, 2015	October 30, 2024
Nineway Jie Zhang	8,075,000	Nominal	November 1, 2014	October 30, 2024
Robin Li Xu	*	Nominal	November 1, 2014	October 30, 2024
Arthur Yu Chen	*	Nominal	November 8, 2018	October 30, 2024

Total	121,207,838	Nominal

*	Less than 1% of our total outstanding ordinary shares on an as-converted basis.

2019 Share Incentive Plan

In December 2018, our board of directors approved the 2019 Share Incentive Plan to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. Under the 2019 Share Incentive Plan, or the 2019 Plan, the maximum aggregate number of shares which may be issued pursuant to all awards is a number of up to 2% of the total number of shares issued and outstanding on September 29, 2019 as determined by our board, plus an annual increase on each September 30 during the term of the 2019 Plan commencing on September 30, 2020, by an amount determined by our board; provided, however, that (i) the total number of shares increased in each year shall not be more than 2% of the total number of shares issued and outstanding on September 29 of the same year and (ii) the aggregate number of shares initially reserved and subsequently increased during the term of the 2019 Plan shall not be more than 8% of the total number of shares issued and outstanding on September 29 immediately preceding the most recent increase. As of the date of this prospectus, no award has been granted under the 2019 Plan.

The following paragraphs describe the principal terms of the 2019 Plan.

Types of Awards. The 2019 Plan permits the awards of options, restricted shares, restricted share units, or any other type of awards that the committee decides.

Plan Administration. Our board of directors or a committee designated by the board of directors will act as the plan administrator. The plan administrator will determine the participants who are to receive awards, the type or types of awards to be granted, the number of awards to be granted, and the terms and conditions of each award grant.

Award Agreement. Awards granted under the 2019 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility. We may grant awards to our employees, directors and consultants of our company. However, we may grant options that are intended to qualify as incentive share options only to our employees and employees of our parent companies and subsidiaries.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Transfer Restrictions. Awards may not be transferred in any manner by the recipient other than in accordance with the exceptions provided in the 2019 Plan, such as transfers by will or the laws of descent and distribution.

Termination and Amendment of the 2019 Plan. Unless terminated earlier, the 2019 Plan has a term of ten years. Our board of directors has the authority to amend or terminate the 2019 Plan. However, no such action may adversely affect in any material way any awards previously granted unless agreed by the relevant grantee.

Equity Incentive Trust

FUTU First Trust was established under a deed of declaration by Vistra Trust (Singapore) Pte. Limited, or Vistra Trust, as trustee, dated November 30, 2018. Through FUTU First Trust, our Class A ordinary shares and other rights and interests under awards granted pursuant to our A&R 2014 Plan may be provided to certain grant recipients. As of the date of this prospectus, some of our grantees under the A&R 2014 Plan, all of which are our employees, participated in the FUTU First Trust.

Participants in FUTU First Trust transfer their equity awards to Vistra Trust to be held for their benefit. Upon satisfaction of vesting conditions and request by grant recipients, Vistra Trust will exercise the equity awards and transfer the relevant Class A ordinary shares and other rights and interest under the equity awards to the underlying grant participants upon the written direction of the trust administrator. The deed provides that Vistra Trust shall not exercise the voting rights attached to such Class A ordinary shares unless otherwise directed by the trust administrator, which is an advisory committee consisting of authorized representatives of our company.

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

•	each of our directors and executive officers;

•	each person known to us to own beneficially more than 5% of our ordinary shares; and

•	certain less than 5% shareholders that have voluntarily disclosed their ownership of our shares.

The calculations in the table below are based on 781,681,094 ordinary shares outstanding on an as-converted basis as of the date of this prospectus, and 348,038,133 Class A ordinary shares and 544,552,051 Class B ordinary shares outstanding immediately after the completion of this offering, assuming (i) the underwriters do not exercise their over-allotment option and (ii) 50,909,090 Class A ordinary shares issued and sold through the Concurrent Private Placement, calculated based on the midpoint of the estimated offering price range shown on the front cover page of this prospectus.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering***		Ordinary Shares beneficially Owned After This Offering
	Number	%	Class A Ordinary Shares	Class B Ordinary Shares	% of Total Ordinary Shares	% of Aggregate Voting Power****
Directors and Executive Officers**:
Leaf Hua Li(1)	403,750,000	51.7%	—	403,750,000	45.2%	71.8%
Ppchen Weihua Chen(2)	11,052,915	1.4%	11,052,915	—	1.2%	0.1%
Arthur Yu Chen(3)	—	—	—	—	—	—
Nineway Jie Zhang(4)	8,075,000	1.0%	8,075,000	—	0.9%	0.1%
Shan Lu(5)	—	—	—	—	—	—
Robin Li Xu	*	*	*	*	*	*
Vic Haixiang Li†(6)	—	—	—	—	—	—
Brenda Pui Man Tam†(7)	—	—	—	—	—	—
All Directors and Executive Officers as a Group	425,537,915	53.0%	21,787,915	403,750,000	46.5%	71.9%
Principal Shareholders:
Entities affiliated with Leaf Hua Li(8)	403,750,000	51.7%	—	403,750,000	45.2%	71.8%
Entities affiliated with Tencent(9)	298,487,812	38.2%	157,685,761	140,802,051	33.4%	26.5%
Matrix Partners China III Hong Kong Limited(10)	47,965,811	6.1%	47,965,811	—	5.4%	0.4%
Entities affiliated with Sequoia(11)	31,477,471	4.0%	31,477,471	—	3.5%	0.3%

*	Less than 1% of our total outstanding ordinary shares on an as-converted basis.
**

Except as indicated otherwise below, the business address of our directors and executive officers is 9/F, Unit 3, Building C, Kexing Science Park, 15 Keyuan Road, Technology Park, Nanshan District, Shenzhen, People’s Republic of China.

***

Beneficial ownership information disclosed herein represents direct and indirect holdings of entities owned, controlled or otherwise affiliated with the applicable holder as determined in accordance with the rules and regulations of the SEC.

****

For each person or group included in this column, percentage of total voting power represents voting power based on both Class A and Class B ordinary shares held by such person or group with respect to all outstanding shares of our Class A and Class B ordinary shares as a single class. Each holder of our Class A ordinary shares is entitled to one vote per share. Each holder of our Class B ordinary shares is entitled to twenty votes per share. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a one-for-one basis, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

†

Each of Mr. Vic Haixiang Li and Ms. Brenda Pui Man Tam has accepted appointment to be a director of our company, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Notes:

(1)

Represents 302,812,500 ordinary shares held by Lera Ultimate Limited, a BVI business company, and 100,937,500 ordinary shares held by Lera Infinity Limited, a BVI business company. Lera Ultimate Limited is ultimately owned by Lera Direction Trust and Lera Infinity Limited is ultimately owned by Lera Target Trust. Mr. Leaf Hua Li is the settlor and sole beneficiary of both Lera Direction Trust and Lera Target Trust. Under the terms of these two trusts, Mr. Li has the power to direct the retention or disposal of, and the exercise of any voting and other rights attached to the shares held by Lera Ultimate Limited and Lera Infinity Limited in our company. The registered address of each of Lera Ultimate Limited and Lera Infinity Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. All the ordinary shares held by Lera Ultimate Limited and Lera Infinity Limited will be re-designated as Class B ordinary shares immediately prior to the completion of this offering.

(2)

Represents 11,052,915 options granted to Mr. PPchen Weihua Chen to purchase 11,052,915 class A ordinary shares of the company which held by Remarkable Movement Limited, a BVI business company. Remarkable Movement Limited is ultimately owned by PPchen Family Trust. Mr. Chen is the settlor of PPchen Family Trust. Mr. Chen and his family are the beneficiaries of PPchen Family Trust. Under the terms of the trust, Mr. Chen has the power to direct the retention or disposal of, and the exercise of any voting and other rights attached to the options held by Remarkable Movement Limited in our company. The registered address of Remarkable Movement Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(3)	The business address of Mr. Arthur Yu Chen is 11/F, Bangkok Bank Building, No. 18 Bonham Strand W, Sheung Wan, Hong Kong S.A.R., People’s Republic of China.
(4)

Represents 8,075,000 options granted to Mr. Nineway Jie Zhang to purchase 8,075,000 class A ordinary shares of the company which held by Diamond Orbit Investments Limited, a BVI business company. Diamond Orbit Investments Limited is ultimately owned by Nineway Family Trust. Mr. Zhang is the settlor of Nineway Family Trust. Mr. Zhang and his family are the beneficiaries of Nineway Family Trust. Under the terms of the trust, Mr. Zhang has the power to direct the retention or disposal of, and the exercise of any voting and other rights attached to the options held by Diamond Orbit Investments Limited in our company. The registered address of Diamond Orbit Investments Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(5)	The business address of Mr. Shan Lu is 15/F, Langke Building, Nanshan District, Shenzhen, People’s Republic of China.
(6)	The business address of Mr. Vic Haixiang Li is Suite 7013, 70/F, International Finance Centre, 8 Finance District, Central, Hong Kong S.A.R., People’s Republic of China.
(7)	The business address of Ms. Brenda Pui Man Tam is 65 Dot Ave, Campbell, CA, 95008, the United States of America.
(8)

Represents 302,812,500 ordinary shares held by Lera Ultimate Limited, a BVI business company, and 100,937,500 ordinary shares held by Lera Infinity Limited, a BVI business company. Lera Ultimate Limited is ultimately owned by Lera Direction Trust and Lera Infinity Limited is ultimately owned by Lera Target Trust. Mr. Leaf Hua Li is the settlor and sole beneficiary of both Lera Direction Trust and Lera Target Trust. Under the terms of these two trusts, Mr. Li has the power to direct the retention or disposal of, and the exercise of any voting and other rights attached to the shares held by Lera Ultimate Limited and Lera Infinity Limited in our company. All the ordinary shares held by Lera Ultimate Limited and Lera Infinity Limited will be re-designated as Class B ordinary shares immediately prior to the completion of this offering.

(9)

Represents (i) 89,285,500 Series A preferred shares and 80,357,500 Series B preferred shares directly held by Qiantang River Investment Limited, a limited liability company incorporated in British Virgin Islands, (ii) 71,024,142 Series C preferred shares directly held by Image Frame Investment (HK) Limited, a limited liability company incorporated in Hong Kong, (iii) 28,205,205 Series C preferred shares directly held by TPP Follow-on I Holding A Limited, a limited liability company incorporated in the Cayman Islands, and (iv) 29,615,465 Series C preferred shares directly held by TPP Opportunity I Holding A Limited, a limited liability company incorporated in the Cayman Islands. Qiantang River Investment Limited, Image Frame Investment (HK) Limited, TPP Follow-on I Holding A Limited and TPP Opportunity I Holding A Limited are investing entities either directly or beneficially owned by Tencent Holdings Limited, and are collectively referred to as entities affiliated with Tencent. Tencent Holdings Limited is a limited liability company incorporated in the Cayman Islands and is listed on the Hong Kong Stock Exchange. The registered address of Qiantang River Investment Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, VG1110, British Virgin Islands. The registered address of Image Frame Investment (HK) Limited is 29/F., Three Pacific Place, No. 1, Queen’s Road East, Wanchai, Hong Kong. The registered address of TPP Follow-on I Holding A Limited is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered address of TPP Opportunity I Holding A Limited is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. 140,802,051 preferred shares held by Qiantang River Investment Limited will be converted into and re-designated as Class B ordinary shares while the remaining preferred shares held by Qiantang River Investment Limited, Image Frame Investment (HK) Limited, TPP Follow-on I Holding A Limited and TPP Opportunity I Holding A Limited will be converted into and re-designated as Class A ordinary shares immediately prior to the completion of this offering. Tencent Holdings Limited’s affiliate(s) have indicated an interest in purchasing up to US$30 million of the ADSs representing Class A ordinary shares in this offering at the initial public offering price and on the same terms as the other ADSs being offered. We and the underwriters are currently under no obligation to sell ADSs to such affiliate(s) of

Tencent Holdings Limited. The calculations in the table above do not take into account of the subscription by such affiliate(s) of Tencent Holdings Limited in this offering, if any.
(10)

Represents 35,714,500 Series A preferred shares, 4,870,000 Series B preferred shares and 7,381,311 Series C-1 preferred shares held by Matrix Partners China III Hong Kong Limited, a company incorporated in Hong Kong. The registered office address of Matrix Partners China III Hong Kong Limited is Suites 3701-3710, 37/F, Jardine House, 1 Connaught Place, Central, Hong Kong. Matrix Partners China III Hong Kong Limited is controlled by Matrix Partners China III, L.P., which holds 90% of its equity interest. The remaining 10% of the equity interest is held by Matrix Partners China III-A, L.P. Both Matrix Partners China III, L.P. and Matrix Partners China III-A, L.P. are managed by Matrix China III GP GP, Ltd. Timothy A. Barrows, David Ying Zhang, David Su and Yibo Shao are directors of Matrix China III GP GP, Ltd. and are deemed to have shared voting and investment power over the shares held by Matrix Partners China III, L.P. and Matrix Partners China III-A, L.P. The registered office address of Matrix Partners China III, L.P. and Matrix Partners China III-A, L.P. is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. All the preferred shares held by Matrix Partners China III Hong Kong Limited will be converted into and re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(11)

Represents (i) 23,437,500 Series A-1 preferred shares and 3,196,000 Series B preferred shares held by Sequoia Capital CV IV Holdco, Ltd., an exempted company with limited liability incorporated in the Cayman Islands, and (ii) 4,843,971 Series C-1 preferred shares held by SCC Venture VI Holdco, Ltd., an exempted company with limited liability incorporated in the Cayman Islands. The sole shareholder of Sequoia Capital CV IV Holdco, Ltd. is Sequoia Capital CV IV Senior Holdco, Ltd. The sole shareholder of Sequoia Capital CV IV Senior Holdco, Ltd. is Sequoia Capital China Venture Fund IV, L.P. The general partner of Sequoia Capital China Venture Fund IV, L.P. is SC China Venture IV Management, L.P., whose general partner is SC China Holding Limited. The sole shareholder of SCC Venture VI Holdco, Ltd. is Sequoia Capital China Venture Fund VI, L.P. The general partner of Sequoia Capital China Venture Fund VI, L.P. is SC China Venture VI Management, L.P., whose general partner is SC China Holding Limited. SC China Holding Limited is wholly owned by SNP China Enterprises Limited, which in turn is wholly owned by Mr. Neil Nanpeng Shen. The registered address of each of Sequoia Capital CV IV Holdco, Ltd. and SCC Venture VI Holdco, Ltd. is Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. All the preferred shares held by Sequoia Capital CV IV Holdco, Ltd. and SCC Venture VI Holdco, Ltd. will be converted into and re-designated as Class A ordinary shares immediately prior to the completion of this offering.

As of the date of this prospectus, none of our ordinary shares or preferred shares are held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital—History of Securities Issuances” for historical changes in our shareholding structure.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our VIE and Its Shareholders

See “Corporate History and Structure.”

Private Placements

See “Description of Share Capital—History of Securities Issuances.”

Shareholders Agreement

See “Description of Share Capital—History of Securities Issuances—Shareholders Agreement.”

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Share Incentive Plan

See “Management—Amended and Restated 2014 Share Incentive Plan” and “Management—2019 Share Incentive Plan.”

Transactions and Strategic Cooperation with Tencent

Transactions with Tencent. Tencent has been a principal shareholder of us since October 2014. We purchased cloud and SMS channel services from Tencent in the amount of HK$5.6 million, HK$8.8 million and HK$15.9 million (US$2.0 million) in 2016, 2017 and 2018, respectively. As of December 31, 2016, 2017 and 2018, we had amounts due to Tencent of HK$6.5 million, HK$14.7 million and HK$8.6 million (US$1.1 million), respectively. In the past, Tencent extended to us certain short-term loans through its affiliates. As of December 31, 2016, 2017 and 2018, we had amounts due to Tencent of HK$161.2 million, HK$400.0 million and nil, respectively, which represent the balance of such loans we owed to Tencent’s affiliates. These loans were paid in full in 2017 and 2018, as applicable. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Principal Indebtedness—Short-Term Borrowings.”

Strategic Cooperation Framework Agreement. We work with our strategic investor, Tencent, across a number of cooperation areas in a mutually beneficial relationship. Our collaboration is in part driven by our shared values of technological excellence and innovation. Collaborating with Tencent creates meaningful advantages to us. In December 2018, Shenzhen Futu, one of our operating entities in China, entered into a strategic cooperation framework agreement with Shenzhen Tencent Computer System Co., Ltd. ( ), a subsidiary of Tencent. Pursuant to the strategic cooperation framework agreement, subject to further definitive agreements to be entered into between the parties, and to the extent in compliance with applicable laws and regulations, Tencent agreed to cooperate with us in traffic, content and cloud areas through Tencent’s online platform. In addition, to the extent permitted by the applicable laws and regulations, we and Tencent agreed to further explore and pursue additional opportunities for potential cooperation in the area of fintech-related products and services to expand both parties’ international operations. Tencent also agreed to cooperate with us in the areas of ESOP services, administration, talent recruiting and training. The strategic cooperation framework agreement has a term of three years unless Tencent ultimately holds less than 15% of our outstanding shares (including through convertible notes and/or other convertible rights that can be converted into ours shares), in which case the agreement will be terminated. After the expiration of the agreement, if both parties intend to continue the cooperation under the agreement, a separate written agreement will be executed upon negotiation of the parties. The agreement is governed by PRC law. For any dispute arising out of or relating to the agreement, the parties should first strive to resolve the dispute through amicable consultation. In case no settlement can be reached through consultation within thirty (30) days after either party has issued a notice to the other party on such dispute, either we or Tencent can bring the dispute to a Nanshan district court in Shenzhen, China for resolution.

Transactions with a Director and an Executive Officer

Since September 2016, we entered into a series of loan agreements with Mr. Nineway Jie Zhang, our director. Under these agreements, Mr. Zhang borrowed from us RMB4.3 million (US$0.5 million) with a fixed interest rate of 4.0% per annum. Mr. Zhang has repaid the outstanding balance of such loans in December 2018.

In the past, through our margin financing services, we extended margin loans to our chief executive officer Mr. Leaf Hua li and his family member, our vice president Mr. Robin Li Xu and his family member, and our director Nineway Jie Zhang, under the ordinary terms and conditions we offer to our clients in our margin financing business. Mr. Li and his family member, Mr. Xu and his family member, and Mr. Zhang have repaid their respective outstanding balances of such margin loans in December 2018.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum and articles of association and the Companies Law (2018 Revision) of the Cayman Islands, which we refer to as the Companies Law below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 5,000,000,000 shares, par value of US$0.00001 each, of which (i) 4,622,068,906 shares are designated as ordinary shares; (ii) 125,000,000 shares are designated as Series A preferred shares; (iii) 23,437,500 shares are designated as Series A-1 preferred shares; (iv) 88,423,500 shares are designated as Series B preferred shares; (v) 128,844,812 shares are designated as Series C preferred shares; and (vi) 12,225,282 shares are designated as Series C-1 preferred shares. As of the date of this prospectus, 403,750,000 ordinary shares and 377,931,094 preferred shares are issued and outstanding.

Immediately prior to the completion of this offering, our authorized share capital will be changed into US$500,000 divided into 50,000,000,000 shares comprising of (i) 48,700,000,000 Class A ordinary shares of a par value of US$0.00001 each, (ii) 800,000,000 Class B ordinary shares of a par value of US$0.00001, and (iii) 500,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with our post-offering memorandum and articles of association. All of our shares to be issued in the offering will be issued as fully paid.

Our Post-Offering Memorandum and Articles

Our shareholders have adopted a fourth amended and restated memorandum and articles of association, which will become effective and replace our current third amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering amended and restated memorandum and articles of association that we have adopted and of the Companies Law, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our post-offering amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary Shares. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to vote at our general meetings, and each Class B ordinary share shall entitle the holder thereof to twenty (20) votes on all matters subject to vote at our general meetings. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Conversion. Class B ordinary shares may be converted into the same number of Class A ordinary shares by the holders thereof at any time, while Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to any non-affiliate of such holder, each of such Class B ordinary shares will be automatically and immediately converted into one Class A ordinary share.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors). Our post-offering amended and restated articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company. Each Class A ordinary share shall be entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall be entitled to twenty (20) votes on all matters subject to the vote at general meetings of our company. At any general meeting a resolution put to the vote at the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman of such meeting or any one shareholder present in person or by proxy.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares which are cast at the meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the outstanding ordinary shares which are cast at the meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our post-offering amended and restated memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our post-offering memorandum and articles of association.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by the chairman of our board or a majority of our board of directors. Advance notice of at least ten (10) calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of one or more shareholders present or by proxy, holding shares which carry in aggregate not less than one-third of all votes attaching to all of our shares in issue and entitled to vote at such general meeting.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of one or more shareholders holding shares which carry in aggregate not less than one-third of the total number of votes attaching to all outstanding and issued shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Board of Directors. Unless otherwise determined by us in a general meeting, the number of directors shall not be less than three (3) directors, the exact number of directors to be determined from time to time by the board of directors. We may appoint any person to be a director by ordinary resolution, and the board may, by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, appoint any person as a director, to fill a casual vacancy on the board or as an addition to the existing board.

Notwithstanding anything in the post-offering amended and restated memorandum and articles of association, for as long as the Tencent investors (as defined in the fourth amended and restated memorandum and articles of association) together hold at least 91,671,323 shares (as defined in the fourth amended and restated memorandum and articles of association) of the Company (as may be adjusted by share splits, recapitalization, reorganization, consolidation or other similar transaction), the Tencent investors shall have the right to appoint one (1) director to the board (“Tencent Director”) by sending a joint notice to the Company’s Registered Office. The Tencent Director may only be removed as directed or approved by both Tencent investors, and any vacancies created by the resignation, removal or death of the Tencent director shall be filled pursuant to the term described above. The term of the Tencent director shall automatically end once the Tencent investors together hold less than 91,671,323 shares of the Company (as may be adjusted by share splits, recapitalization, reorganization, consolidation or other similar transaction).

Transfer of Ordinary Shares. Subject to the restrictions set out in our post-offering memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in writing and in any usual or common form approved by our board, and shall be executed by or on behalf of the transferor, and if in respect of any nil or partly paid up share or if so required by our directors, shall also be executed by or on behalf of by the transferee.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the Nasdaq Global Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the Nasdaq Global Market, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors, or by a special resolution of our shareholders. Our Company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the issued shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our post-offering amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

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authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Law derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Law. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering amended and restated memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering amended and restated memorandum and articles of association allow any one or more shareholders where together hold shares which carry in aggregate not less than one-third of the total number of votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering amended and restated memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our post-offering amended and restated memorandum and articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our post-offering amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

We were incorporated in the Cayman Islands on April 15, 2014. Upon our incorporation, we issued one ordinary shares to Nominees Services Ltd., which subsequently transferred the share to Mr. Leaf Hua Li, our founder, chairman and chief executive officer, for a consideration of US$0.005. On the same date, we further issued 807,499 ordinary shares to Mr. Li for an aggregate consideration of US$4,037.495.

Preferred Shares

On October 31, 2014, we issued 178,571 Series A preferred shares to Qiantang River Investment Limited for an aggregate consideration of US$5.0 million, 71,429 Series A preferred shares to Matrix Partners China III Hong Kong Limited for an aggregate consideration of US$2.0 million and 46,875 Series A-1 preferred shares to Sequoia Capital CV IV Holdco, Ltd. for an aggregate consideration of US$1.5 million.

On May 27, 2015, we issued 160,715 Series B preferred shares to Qiantang River Investment Limited for an aggregate consideration of approximately US$27.3 million, 9,740 Series B preferred shares to Matrix Partners China III Hong Kong Limited for an aggregate consideration of approximately US$1.7 million and 6,392 Series B preferred shares to Sequoia Capital CV IV Holdco, Ltd. for an aggregate consideration of approximately US$1.1 million.

On May 22, 2017, we issued 128,844,812 Series C preferred shares to Image Frame Investment (HK) Limited for an aggregate consideration of US$91.4 million, 7,381,311 Series C-1 preferred shares to Matrix Partners China III Hong Kong Limited for an aggregate consideration of US$7.6 million and 4,843,971 Series C-1 preferred shares to SCC Venture VI Holdco, Ltd. for an aggregate consideration of US$5.0 million.

On November 24, 2017, Image Frame Investment (HK) Limited transferred 28,205,205 Series C preferred shares to TPP Follow-on I Holding A Limited for an aggregate consideration of US$20.0 million and 29,615,465 Series C preferred shares to TPP Opportunity I Holding A Limited for an aggregate consideration of US$21.0 million.

Share Split

On September 22, 2016, we effected a 1 to 500 share split whereby all of our 807,500 ordinary shares, par value US$0.005 each, that were issued and outstanding at the time were converted into 403,750,000 ordinary shares, par value US$0.00001 each; all of our 250,000 Series A preferred shares, par value US$0.005 each, that were issued and outstanding at the time were converted into 125,000,000 Series A preferred shares, par value US$0.00001 each; all of our 46,875 Series A-1 preferred shares, par value US$0.005 each, that were issued and outstanding at the time were converted into 23,437,500 Series A-1 preferred shares, par value US$0.00001 each; all of our 176,847 Series B preferred shares, par value US$0.005 each, that were issued and outstanding at the time were converted into 88,423,500 Series B preferred shares, par value US$0.00001 each. As a result of the share split, the number of our total authorized shares was increased from 10,000,000 to 5,000,000,000 on September 22, 2016. The number of our authorized ordinary shares was increased from 9,526,278 to 4,763,139,000, the number of our authorized Series A preferred shares was increased from 250,000 to 125,000,000, the number of our authorized Series A-1 preferred shares was increased from 46,875 to 23,437,500 and the number of our authorized Series B preferred shares was increased from 176,847 to 88,423,500. The share split has been retroactively reflected for all periods presented herein.

Option Grants

We have granted options to purchase our ordinary shares to certain of our directors, executive officers and employees. See “Management—Amended and Restated 2014 Share Incentive Plan.”

Shareholders Agreement

We entered into a second amended and restated shareholders agreement on May 22, 2017 with our shareholders, which consist of holders of our ordinary shares and preferred shares.

The shareholders agreement provides for certain shareholders rights, including right of first refusal, co-sale rights, preemptive rights and contains provisions governing the board of directors and other corporate governance matters. Those special rights, as well as the corporate governance provisions, will automatically terminate upon the completion of a qualified initial public offering.

Registration Rights

Our registrable securities will include (i) the ordinary shares issued or issuable upon conversion of the preferred shares, (ii) any ordinary shares we issued or issuable as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i) herein, and (iii) any ordinary shares owned or hereafter acquired by the holders of Series A preferred shares, Series A-1 preferred shares, Series B preferred shares, Series C preferred shares and Series C-1 preferred shares.

We have entered into a subscription agreement with General Atlantic Singapore FT Pte. Ltd. in connection with the Concurrent Private Placement, pursuant to which we have granted the investor registration rights on terms and conditions equivalent to and on a pari passu basis as holders of the abovementioned registrable securities.

Demand Registration Rights

Registration other than on Form F-3 or Form S-3. At any time or from time to time after the earlier of (i) May 27, 2023 or (ii) the date that is six (6) months after the closing of the IPO, holder(s) holding ten percent (10%) or more of the voting power of the then outstanding registrable securities held by all holders may request in writing that we effect a registration of the registrable securities. Upon receipt of such a request, we shall promptly give written notice of the proposed registration to all other holders and as soon as practicable, use its best efforts to cause the registrable securities specified in the request, together with any registrable securities of any holder who requests in writing to join such registration within fifteen (15) business days after our delivery of written notice, to be registered and/or qualified for sale and distribution in such jurisdiction as the initiating holders may request. We shall be obligated to effect no more than three (3) registrations that have been declared and ordered effective; provided that if the sale of all of the registrable securities sought to be included is not consummated, such registration shall not be deemed to constitute one of the registration rights.

Registration on Form F-3 or Form S-3. If we qualify for registration on Form F-3 or Form S-3 (or any comparable form for registration in a jurisdiction other than the United States), holder(s) holding ten percent (10%) or more of the voting power of the then outstanding registrable securities held by all holders has the right to request us to file, in any jurisdiction in which we have had a registered underwritten public offering, a registration statement on Form F-3 or Form S-3 (or any comparable form for registration in a jurisdiction other than the United States). Upon receipt of such a request, we shall (i) promptly give written notice of the proposed registration to all other holders and (ii) as soon as practicable, use its best efforts to cause the registrable securities specified in the request, together with any registrable securities of any holder who requests in writing to join such registration within fifteen (15) business days after our delivery of written notice, to be registered and qualified for sale and distribution in such jurisdiction.

Piggyback Registration Rights

If we propose to register any of our securities for a public offering of such securities, or for the account of any holder (other than a holder) of equity securities any of such holder’s equity securities (except for exempt registration), we shall promptly give each holder written notice of such registration and, upon the written request of any holder given within fifteen (15) business days after delivery of such notice, we shall use our best efforts to include in such registration any registrable securities thereby requested to be registered by such holder. If a holder decides not to include all or any of its registrable securities in such registration, such holder will continue to have the right to include any registrable securities in any subsequent registration statement as may be filed by us, subject to certain limitations.

Expenses of Registration

We will pay all expenses, other than the underwriting discounts and selling commissions applicable to the sale of registrable securities pursuant to the registration rights (which will be borne by the holders requesting registration on a pro rata basis in proportion to their respective numbers of registrable securities sold in such registration), incurred in connection with registrations, filings or qualifications pursuant to the registration rights, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees charged by depository banks, transfer agents, and share registrars, fees and disbursements of counsel for us and reasonable fees and disbursement of one counsel for all selling holders. However, we are not obligated to pay any expenses of any registration proceeding if the registration request is subsequently withdrawn at the request of the holders holding at least a majority of the voting power of the registrable securities requested to be registered by all the holder in such registration (in which case all participating holders will bear such expenses pro rata based upon the number of registrable securities that were to be thereby registered in the withdrawn registration).

Termination of Obligations

The registration rights set forth above will terminate on the earlier of (i) the date that is five (5) years from the date of closing of a qualified initial public offering and (ii) with respect to any holder, the date on which such holder may sell all of such holder’s registrable securities under Rule 144 of the Securities Act in any ninety (90)-day period.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADSs will represent a right to receive eight Class A ordinary shares deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited Class A ordinary shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and the Bank of New York Mellon’s principal executive office are located at 240 Greenwich Street, New York, NY 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The laws of the Cayman Islands govern shareholder rights. The depositary will be the holder of the Class A ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly holding or beneficially owning ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided in “Where You Can Find Additional Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the Class A ordinary shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent.

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Cash. The depositary will convert any cash dividend or other cash distribution we pay on the Class A ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

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Class A Ordinary Shares. The depositary may distribute additional ADSs representing any Class A ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell Class A ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Class A ordinary shares. The depositary may sell a portion of the distributed Class A ordinary shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

•

Rights to purchase additional Class A ordinary shares. If we offer holders of our securities any rights to subscribe for additional Class A ordinary shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of Class A ordinary shares, new ADSs representing the new Class A ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

•

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, Class A ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, Class A ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our Class A ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits Class A ordinary shares or evidence of rights to receive Class A ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class A ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited Class A ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the Class A ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the Class A ordinary shares. However, you may not know about the meeting in advance enough to withdraw the Class A ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Class A ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the Class A ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Persons depositing or withdrawing Class A ordinary shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•  Issuance of ADSs, including issuances resulting from a distribution of Class A ordinary shares or rights or other property

•  Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$0.05 (or less) per ADS	• Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been Class A ordinary shares and the Class A ordinary shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$0.05 (or less) per ADS per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of Class A ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw Class A ordinary shares

Expenses of the depositary	• Cable and facsimile transmissions (when expressly provided in the deposit agreement) • Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or Class A ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing Class A ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•	90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist the ADSs from a securities exchange on which they were listed and do not list the ADSs on another securities exchange;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement, or for any;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person; and

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system.

The depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of Class A ordinary shares, the depositary may require:

•

payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class A ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Class A Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying Class A ordinary shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of Class A ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our Class A ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; or

•

when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class A ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable case law. No provision of the deposit agreement is intended to be deemed a waiver by any holder or beneficial owner of ADSs of the company’s or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Arbitration Provision

The deposit agreement gives the depositary or an ADS holder asserting a claim against us the right to require us to submit that claim to binding arbitration in New York under the Rules of the American Arbitration Association, including any U.S. federal securities law claim. However, a claimant could also elect not to submit its claim to arbitration and instead bring its claim in any court having jurisdiction of it. The deposit agreement does not give us the right to require anyone to submit any claim to arbitration.

SHARES ELIGIBLE FOR FUTURE SALES

Upon completion of this offering, 7,500,000 ADSs will be outstanding, representing 60,000,000 Class A ordinary shares or, approximately 6.7% of our outstanding Class A and Class B ordinary shares, assuming (i) the underwriters do not exercise their over-allotment option to purchase additional ADSs and (ii) we will issue and sell 50,909,090 Class A ordinary shares through the Concurrent Private Placement, calculated based on the midpoint of the estimated offering price range shown on the front cover page of this prospectus. All of the ADSs sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs. We have applied to list the ADSs on the Nasdaq Global Market, but we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

We, our directors and executive officers, all of our existing shareholders and option holders and the Concurrent Private Placement investor have agreed, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, our ordinary shares or ADSs or securities that are substantially similar to our ordinary shares or ADSs (including by entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership interests), whether any of these transactions are to be settled by delivery of ADSs, in cash or otherwise. The foregoing restrictions also apply to any ADSs acquired by our directors and executive officers in the offering pursuant to the directed ADS program, if any. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering. In addition, we have agreed to instruct The Bank of New York Mellon, as depositary, not to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we instruct the depositary with the prior written consent of the representatives of the underwriters.

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for the ADSs or our ordinary shares may dispose of significant numbers of ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of the ADSs from time to time. Sales of substantial amounts of the ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the ADSs.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•

1% of the then outstanding Class A ordinary shares, in the form of ADSs or otherwise, which immediately after this offering will equal 3,480,381 Class A ordinary shares, assuming (i) the underwriters do not exercise their over-allotment option and (ii) we will issue and sell 50,909,090 Class A ordinary shares through the Concurrent Private Placement, calculated based on the midpoint of the estimated offering price range shown on the front cover page of this prospectus; or

•	the average weekly trading volume of our Class A ordinary shares, in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in the ADSs or our Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the ADSs or our Class A ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and to the extent it relates to PRC tax law, it represents the opinion of CM Law Firm, our counsel as to PRC law.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Our company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Financial Secretary of the Cayman Islands as to tax concessions under the Tax Concessions Law (2018 Revision). In accordance with the provision of Section 6 of The Tax Concessions Law (2018 Revision), the Financial Secretary has undertaken with our company:

•	that no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to our company or its operations; and

•	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of our company; or

(ii)	by way of the withholding, in whole or part, of any relevant payment as defined in the Tax Concessions Law (2018 Revision).

These concessions shall be for a period of 20 years from February 20, 2019.

PRC Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside China with “de facto management body” within China is considered a resident enterprise. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in

China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

We believe that Futu Holdings Limited is not a PRC resident enterprise for PRC tax purposes. Futu Holdings Limited is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that Futu Holdings Limited meets all of the conditions above. Futu Holdings Limited is a company incorporated outside China. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside China. In addition, we are not aware of any offshore holding companies with a similar corporate structure as ours ever having been deemed a PRC “resident enterprise” by the PRC tax authorities. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

If the PRC tax authorities determine that Futu Holdings Limited is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within China. It is unclear whether our non-PRC individual shareholders (including the ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of Futu Holdings Limited would be able to claim the benefits of any tax treaties between their country of tax residence and China in the event that Futu Holdings Limited is treated as a PRC resident enterprise. See “Risk Factors—Risks Related to Doing Business in China—We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.”

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the ADSs or our ordinary shares by a U.S. Holder (as defined below) that acquires the ADSs in this offering and holds the ADSs or our ordinary shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax considerations, or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of the ADSs or our ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	pension plans;

•	cooperatives;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	certain former U.S. citizens or long-term residents;

•	tax-exempt entities (including private foundations);

•	individual retirement accounts or other tax-deferred accounts;

•	persons liable for alternative minimum tax;

•	persons who acquire their ADSs or ordinary shares pursuant to any employee share option or otherwise as compensation;

•	investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•	investors that have a functional currency other than the U.S. dollar;

•	persons that actually or constructively own 10% or more of the ADSs or our ordinary shares (by vote or value);

•

persons required to accelerate the recognition of any item of gross income with respect to their ADSs or ordinary shares as a result of such income being recognized on an applicable financial statement; or

•	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or ordinary shares through such entities;

all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of the ADSs or our ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the ADSs or our ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the ADSs or our ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the ADSs or our ordinary shares and their partners are urged to consult their tax advisors regarding an investment in the ADSs or our ordinary shares.

For U.S. federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of the ADSs will be treated in this manner. Accordingly, deposits or withdrawals of ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

Although the law in this regard is not entirely clear, we treat our VIE (and its subsidiary) as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with them, and, as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of the VIE (and its subsidiary) for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

Assuming that we are the owner of the VIE (and its subsidiary) for U.S. federal income tax purposes, and based upon our current and projected income and assets, including the expected proceeds from this offering, and projections as to the market price of the ADSs immediately following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a factual determination made annually that will depend, in part, upon the composition and classification of our income and assets. Because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive which may result in our being or becoming a PFIC in the current or subsequent years. Furthermore, fluctuations in the market price of the ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of the ADSs from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization immediately following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.

If we are a PFIC for any year during which a U.S. Holder holds the ADSs or our ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds the ADSs or our ordinary shares.

The discussion below under “—Dividends” and “—Sale or Other Disposition” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under “—Passive Foreign Investment Company Rules.”

Dividends

Any cash distributions paid on the ADSs or our ordinary shares (including the amount of any PRC tax withheld) out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on the ADSs or our ordinary shares will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Individuals and other non-corporate U.S. Holders will be subject to tax on any such dividends at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) the ADSs or our ordinary shares on which the dividends are paid are readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the U.S.-PRC income tax treaty (the “Treaty”), (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend is paid and the preceding taxable year, and (3) certain holding period requirements are met. For this purpose, ADSs listed on the Nasdaq Stock Market will generally be considered to be readily tradable on an established securities market in the United States. U.S. Holders are urged to consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to the ADSs or our ordinary shares. In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “TAXATION—People’s Republic of China Taxation”), we may be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by the ADSs, and regardless of whether the ADSs are readily tradable on an established securities market in the United States, would be eligible for the reduced rates of taxation described in the preceding paragraph.

For U.S. foreign tax credit purposes, dividends paid on the ADSs or our ordinary shares generally will be treated as income from foreign sources and generally will constitute passive category income. In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on the ADSs or our ordinary shares (see “TAXATION—People’s Republic of China Taxation”). Depending on the U.S. Holder’s particular facts and circumstances and subject to a number of complex conditions and limitations, PRC withholding taxes on dividends that are non-refundable under the Treaty may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

A U.S. Holder will generally recognize gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or ordinary shares. The gain or loss will generally be capital gain or loss. Any capital gain or loss will be long term if the ADSs or ordinary shares have been held for more than one year. Non-corporate U.S. Holders (including individuals) generally will be subject to United States federal income tax on long-term capital gain at preferential rates. The deductibility of a capital loss may be subject to limitations. Any such gain or loss that the U.S. Holder recognizes will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, in the event we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the Treaty. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares, a U.S. Holder that is eligible for the benefits of the Treaty may elect to treat such gain as PRC source income. If a U.S. Holder is not eligible for the benefits of the Treaty or fails to make the election to treat any gain as foreign source, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or ordinary shares unless such credit can be applied (subject to applicable limitations) against United States federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of the ADSs or our ordinary shares, including the availability of the foreign tax credit under its particular circumstances.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds the ADSs or our ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or ordinary shares. Under the PFIC rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares;

•

the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income; and

•

the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.

If we are a PFIC for any taxable year during which a U.S. Holder holds the ADSs or our ordinary shares and any of our subsidiaries, our VIE or the subsidiary of our VIE is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our VIE or any of the subsidiary of our VIE.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to such stock. If a U.S. Holder makes this election with respect to the ADSs, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of the ADSs and we cease to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of the ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable United States Treasury regulations. The ADSs, but not our ordinary shares, will be treated as traded on a qualified exchange or other market upon their listing on the Nasdaq Global Select Market. We anticipate that the ADSs should qualify as being regularly traded, but no assurances may be given in this regard.

Because a mark-to-market election cannot technically be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns the ADSs or our ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisor regarding the U.S. federal income tax consequences of owning and disposing of the ADSs or our ordinary shares if we are or become a PFIC.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Under the terms and subject to certain conditions in the underwriting agreement, each underwriter has severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated in the following table. Goldman Sachs (Asia) L.L.C., UBS Securities LLC and Credit Suisse Securities (USA) LLC are acting as representatives of the underwriters.

Underwriters	Number of ADSs
Goldman Sachs (Asia) L.L.C.
UBS Securities LLC
Credit Suisse Securities (USA) LLC
HSBC Securities (USA) Inc.
BOCI Asia Limited

Total	7,500,000

The underwriters are committed to, severally but not jointly, take and pay for all of the ADSs being offered, if any are taken, other than the ADSs covered by the option described below unless and until this option is exercised. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have an option to purchase up to an additional 1,125,000 ADSs from us to cover sales by the underwriters of a greater number of ADSs than the total number set forth in the table above. They may exercise that option for 30 days from the date of this prospectus. If any ADSs are purchased pursuant to this option, the underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.

The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 1,125,000 additional ADSs.

Paid by Us	No Exercise	Full Exercise
Per ADS	US$	US$
Total	US$	US$

ADSs sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to US$                 per ADS from the initial public offering price. After the initial offering of the ADSs, the representatives may change the offering price and the other selling terms. The offering of the ADSs by the underwriters is subject to their receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC.

Tencent Holdings Limited’s affiliate(s) have indicated an interest in purchasing up to US$30 million of the ADSs representing Class A ordinary shares in this offering at the initial public offering price and on the same terms as the other ADSs being offered. We and the underwriters are currently under no obligation to sell ADSs to such affiliate(s) of Tencent Holdings Limited.

Goldman Sachs (Asia) L.L.C. will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Goldman Sachs & Co. LLC. BOCI Asia Limited is not a broker-dealer registered with the SEC. Therefore, BOCI Asia Limited will not make any offers or sales of ADS within the United States. The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queen’s Road Central, Central, Hong Kong. The address of UBS Securities LLC is 1285 Avenue of the Americas, New York, NY 10019, U.S.A. The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, New Yok 10010, U.S.A.

We, our executive officers, directors, all of our existing shareholders and holders of our share-based awards and the Concurrent Private Placement investor have agreed with the underwriters, subject to certain exceptions, to certain lock-up restrictions in respect of our ordinary shares, the ADSs or securities convertible into or exchangeable for our ordinary shares or the ADSs during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions. In addition, we have agreed to instruct The Bank of New York Mellon, as depositary, not to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we instruct the depositary with the prior written consent of the representatives of the underwriters.

Prior to the offering, there has been no public market for our ordinary shares or the ADSs. The initial public offering price has been negotiated among us and the representatives. Among the factors considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to the market valuation of companies in related businesses.

An application has been made to list the ADSs on the Nasdaq Global Market under the symbol “FHL.”

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional ADSs for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to cover the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional ADSs for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately US$3.8 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. One or more of the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Concurrently with, and subject to, the completion of this offering, General Atlantic Singapore FT Pte. Ltd., a non-U.S. and non-affiliated entity, has agreed to purchase from us US$70,000,000 in Class A ordinary shares at a price per share equal to the initial public offering price per share, or the Concurrent Private Placement. Assuming an initial offering price of US$11.00 per ADS, the midpoint of the estimated initial public offering price range shown on the front cover page of this prospectus, the investor will purchase 50,909,090 Class A ordinary shares from us. Our proposed issuance and sale of Class A ordinary shares to the investor is being made through a private placement pursuant to an exemption from registration with the Securities and Exchange Commission under Regulation S of the Securities Act. Under the subscription agreement executed on March 5, 2019, if the initial offering price is greater than US$12.00 per ADS, the investor has no obligation to purchase any Class A ordinary shares and the Concurrent Private Placement may be terminated. The investor has agreed with the underwriters not to, directly or indirectly, sell, transfer or dispose of any Class A ordinary shares acquired in the private placement for a period of 180 days after the date of the final prospectus, subject to certain exceptions. In connection with the Concurrent Private Placement, we have granted registration rights to the investor on terms and conditions equivalent to and on a pari passu basis as holders of registrable securities as described under “Description of Share Capital—History of Securities Issuances—Registration Rights.”

Directed Share Program

At our request, the underwriters have reserved up to 5% of the ADSs offered by this prospectus (assuming exercise in full by the underwriters of their option to purchase additional ADSs) for sale, at the initial public offering price, to our directors, officers, employees and other individuals associated with us and members of their families. Any sales made through the directed share program will be made by ViewTrade Securities, Inc. We do not know if these persons will choose to purchase all or any portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs available to the general public. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs offered by this prospectus.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia

This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) You confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

•

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

•	a person associated with the company under section 708(12) of the Corporations Act; or

•	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act;

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance; and

(b) You warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada

The ADSs may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute a public offer of the ADSs or our Class A ordinary shares, whether by way of sale or subscription, in the Cayman Islands. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or our Class A ordinary shares in the Cayman Islands.

Dubai International Financial Center (“DIFC”)

This prospectus relates to an exempt offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The ADSs which are the subject of this offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), an offer of ADSs to the public may not be made in that Relevant Member State, except that an offer of ADSs to the public may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of ADSs shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in a Relevant Member State and each person who initially acquires any ADSs or to whom an offer is made will be deemed to have represented, warranted and agreed to and with the underwriters that it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of ADSs to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State.

In the case of any ADSs being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of ADSs to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Korea

The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

This prospectus has not been registered as a prospectus in Singapore with the Monetary Authority of Singapore. Accordingly, this prospectus and any other documents or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, or (ii) to a relevant person pursuant to Section 275(1), or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferred within six (6) months after that corporation or that trust has acquired the ADSs pursuant to an offer made under section 275 of the SFA except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in section 276(7) of the SFA; or

(5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notification under Section 309B(1)(c) of the SFA: We have determined that the ADSs shall be (A) prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and (B) Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

Taiwan

The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

United Arab Emirates

The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom

In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq application and listing fee, all amounts are estimates.

SEC Registration Fee	US$	36,360
FINRA Filing Fee		74,700
Nasdaq Application and Listing Fee		150,000
Printing and Engraving Expenses		310,000
Legal Fees and Expenses		2,254,005
Accounting Fees and Expenses		900,000
Miscellaneous		60,022

Total	US$	3,785,087

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Latham & Watkins LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to Hong Kong law will be passed upon for us by Clifford Chance. Certain legal matters as to PRC law will be passed upon for us by CM Law Firm and for the underwriters by Han Kun Law Offices. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and CM Law Firm with respect to matters governed by PRC law. Latham & Watkins LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Futu Holdings Limited as of December 31, 2016, 2017 and 2018, and for each of the three years in the period ended December 31, 2016, 2017 and 2018 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Class A ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-732-0330 or visit the SEC website for further information on the operation of the public reference rooms.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, if we so request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

FUTU HOLDINGS LIMITED

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Futu Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Futu Holdings Limited and its subsidiaries (the “Company”) as of December 31, 2018, 2017 and 2016, and the related consolidated statements of comprehensive (loss)/income, of changes in shareholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Shenzhen, the People’s Republic of China

February 19, 2019

We have served as the Company’s auditor since 2018.

FUTU HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

		As of December 31,				Pro Forma December 31, (Unaudited) (Note 28)
	Note	2016	2017	2018	2018	2018	2018
		HK$	HK$	HK$	US$	HK$	US$
ASSETS
Cash and cash equivalents		179,016	375,263	215,617	27,536	215,617	27,536
Cash held on behalf of clients		3,345,172	7,176,579	11,771,487	1,503,287	11,771,487	1,503,287
Available-for-sale financial securities		2,236	—	59,348	7,579	59,348	7,579
Amounts due from related parties	26(b)	1,006	6,541	—	—	—	—
Loans and advances	4	126,163	2,907,967	3,086,904	394,215	3,086,904	394,215
Receivables:
Clients		792,480	218,960	120,256	15,357	120,256	15,357
Brokers		9,918	106,078	425,849	54,383	425,849	54,383
Clearing organization		9,614	55,892	175,955	22,470	175,955	22,470
Interest		1,070	7,041	49,427	6,313	49,427	6,313
Prepaid assets		4,932	3,646	8,810	1,125	8,810	1,125
Other assets	7	45,876	65,918	149,279	19,064	149,279	19,064

Total assets		4,517,483	10,923,885	16,062,932	2,051,329	16,062,932	2,051,329

LIABILITIES
Amounts due to related parties	26(d)	6,479	14,687	8,591	1,097	8,591	1,097
Payables:
Clients		4,107,782	7,340,823	12,304,717	1,571,383	12,304,717	1,571,383
Brokers		31,446	929,692	920,871	117,601	920,871	117,601
Clearing organization		10,441	82,878	—	—	—	—
Interest		2,481	2,066	2,405	308	2,405	308
Short-term borrowings	8	161,179	1,542,448	1,576,251	201,296	1,576,251	201,296
Convertible notes	9	32,030	—	—	—	—	—
Accrued expenses and other liabilities	10	26,689	60,717	149,818	19,133	149,818	19,133

Total liabilities		4,378,527	9,973,311	14,962,653	1,910,818	14,962,653	1,910,818

Commitments and contingencies

(Note 25)

The accompanying notes are an integral part of these consolidated financial statements.

FUTU HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS (Continued)

(In thousands, except for share and per share data)

		As of December 31,				Pro Forma December 31, (Unaudited)
	Note	2016	2017	2018	2018	2018	2018
		HK$	HK$	HK$	US$	HK$	US$
MEZZANINE EQUITY	12

Series A convertible redeemable preferred shares (US$0.00001 of par value per share; 125,000,000, 125,000,000 and 125,000,000 shares authorized, issued and outstanding as of December 31, 2016, 2017 and 2018, respectively; no shares issued and outstanding, pro forma)		61,506	64,780	68,072	8,693	—	—
Series A-1 convertible redeemable preferred shares (US$0.00001 of par value per share; 23,437,500, 23,437,500 and 23,437,500 shares authorized, issued and outstanding as of December 31, 2016, 2017 and 2018, respectively; no shares issued and outstanding, pro forma)		13,180	13,881	14,587	1,863	—	—
Series B convertible redeemable preferred shares (US$0.00001 of par value per share; 88,423,500, 88,423,500 and 88,423,500 shares authorized, issued and outstanding as of December 31, 2016, 2017 and 2018, respectively; no shares issued and outstanding, pro forma)		254,489	268,520	282,627	36,093	—	—
Series C convertible redeemable preferred shares (US$0.00001 of par value per share; nil, 128,844,812 and 128,844,812 share authorized, issued and outstanding as of December 31, 2016, 2017 and 2018, respectively; no shares issued and outstanding, pro forma)		—	734,872	777,835	99,334	—	—
Series C-1 convertible redeemable preferred shares (US$0.00001 of par value per share; nil, 12,225,282 and 12,225,282 shares authorized, issued and outstanding as of December 31, 2016, 2017 and 2018, respectively; no shares issued and outstanding, pro forma)		—	101,422	107,351	13,709	—	—

Total mezzanine equity		329,175	1,183,475	1,250,472	159,692	—	—

FUTU HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS (Continued)

(In thousands, except for share and per share data)

		As of December 31,				Pro Forma December 31, (Unaudited)
	Note	2016	2017	2018	2018	2018	2018
		HK$	HK$	HK$	US$	HK$	US$
SHAREHOLDERS’ (DEFICIT)/EQUITY
Ordinary shares (US$0.00001 par value; 4,763,139,000, 4,622,068,906 and 4,622,068,906 shares authorized as of December 31, 2016 and 2017, 2018, respectively; 403,750,000, 403,750,000 and 403,750,000 shares issued and outstanding as of December 31, 2016, 2017 and 2018, respectively; nil shares issued and outstanding on a pro forma basis as of December 31, 2018)	11	31	31	31	4	—	—
Class A ordinary shares (US$0.00001 par value; 48,700,000,000 shares authorized; nil, nil and nil shares authorized, issued and outstanding as of December 31, 2016, 2017 and 2018, respectively; 237,129,043 shares issued and outstanding on a pro forma basis as of December 31, 2018)		—	—	—	—	15	2
Class B ordinary shares (US$0.00001 par value; 800,000,000 shares authorized; nil, nil and nil shares authorized, issued and outstanding as of December 31, 2016, 2017 and 2018, respectively; 544,552,051 shares issued and outstanding on a pro forma basis as of December 31, 2018)		—	—	—	—	46	6
Additional paid-in capital		2,500	—	—	—	1,250,442	159,688
Accumulated other comprehensive loss		(5,419)	(2,053)	(1,299)	(166)	(1,299)	(166)
Accumulated deficit		(187,331)	(230,879)	(148,925)	(19,019)	(148,925)	(19,019)

Total shareholders’ (deficit)/equity		(190,219)	(232,901)	(150,193)	(19,181)	1,100,279	140,511

Total liabilities, mezzanine equity and shareholders’ (deficit)/equity		4,517,483	10,923,885	16,062,932	2,051,329	16,062,932	2,051,329

The accompanying notes are an integral part of these consolidated financial statements.

FUTU HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME

(In thousands, except for share and per share data)

		Year ended December 31,
	Note	2016	2017	2018	2018
		HK$	HK$	HK$	US$
Revenues
Brokerage commission and handling charge income	16	74,498	184,918	407,990	52,103
Interest income	17	5,795	105,872	360,585	46,049
Other income	18	6,722	20,873	42,768	5,462

Total revenues		87,015	311,663	811,343	103,614

Costs
Brokerage commission and handling charge expenses	19	(18,730)	(36,777)	(80,127)	(10,233)
Interest expenses	20	(3,459)	(19,879)	(95,624)	(12,212)
Processing and servicing costs	21	(22,880)	(52,446)	(73,843)	(9,430)

Total costs		(45,069)	(109,102)	(249,594)	(31,875)

Total gross profit		41,946	202,561	561,749	71,739

Operating expenses
Research and development expenses		(61,624)	(95,526)	(151,097)	(19,296)
Selling and marketing expenses		(59,198)	(41,446)	(98,062)	(12,523)
General and administrative expenses		(31,786)	(57,293)	(103,831)	(13,260)

Total operating expenses		(152,608)	(194,265)	(352,990)	(45,079)

Others, net		(1,085)	(4,918)	(7,959)	(1,016)

(Loss)/income before income tax benefit/(expense)		(111,747)	3,378	200,800	25,644

Income tax benefit/(expense)	22	13,276	(11,480)	(62,288)	(7,955)

Net (loss)/income		(98,471)	(8,102)	138,512	17,689

Preferred shares redemption value accretion		(17,929)	(47,715)	(66,998)	(8,556)
Income allocation to participating preferred shareholders		—	—	(34,576)	(4,416)

Net (loss)/income attributable to ordinary shareholder of the Company		(116,400)	(55,817)	36,938	4,717

Net (loss)/income		(98,471)	(8,102)	138,512	17,689
Other comprehensive (loss)/income, net of tax
Foreign currency translation adjustment		(4,142)	3,366	754	96

Total comprehensive (loss)/income		(102,613)	(4,736)	139,266	17,785

Net (loss)/income per share attributable to ordinary shareholder of the Company	14
Basic		(0.29)	(0.14)	0.09	0.01
Diluted		(0.29)	(0.14)	0.07	0.01

Weighted average number of ordinary shares used in computing net (loss)/income per share	14
Basic		403,750,000	403,750,000	403,750,000	403,750,000
Diluted		403,750,000	403,750,000	511,536,122	511,536,122

The accompanying notes are an integral part of these consolidated financial statements.

FUTU HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(In thousands, except for share and per share data)

		Share capital		Additional paid in capital	Accumulated other comprehensive (loss)/income	Accumulated deficit	Total equity
	Note	Number of Shares	Amount
As of January 1, 2016		403,750,000	31	11,274	(1,277)	(88,860)	(78,832)
Loss for the year		—	—	—	—	(98,471)	(98,471)
Share-based compensation	13	—	—	9,155	—	—	9,155
Preferred shares redemption value accretion		—	—	(17,929)	—	—	(17,929)
Foreign currency translation adjustment, net of tax		—	—	—	(4,142)	—	(4,142)

Balance at December 31, 2016		403,750,000	31	2,500	(5,419)	(187,331)	(190,219)

As of January 1, 2017		403,750,000	31	2,500	(5,419)	(187,331)	(190,219)
Loss for the year		—	—	—	—	(8,102)	(8,102)
Share-based compensation	13	—	—	9,769	—	—	9,769
Preferred shares redemption value accretion		—	—	(12,269)	—	(35,446)	(47,715)
Foreign currency translation adjustment, net of tax		—	—	—	3,366	—	3,366

Balance at December 31, 2017		403,750,000	31	—	(2,053)	(230,879)	(232,901)

As of January 1, 2018		403,750,000	31	—	(2,053)	(230,879)	(232,901)
Profit for the year		—	—	—	—	138,512	138,512
Share-based compensation	13	—	—	10,440	—	—	10,440
Preferred shares redemption value accretion		—	—	(10,440)	—	(56,558)	(66,998)
Foreign currency translation adjustment, net of tax		—	—	—	754	—	754

Balance at December 31, 2018		403,750,000	31	—	(1,299)	(148,925)	(150,193)

The accompanying notes are an integral part of these consolidated financial statements.

FUTU HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

		Year Ended December 31,
	Note	2016	2017	2018	2018
		HK$	HK$	HK$	US$
Cash flows from operating activities
Net (loss)/income		(98,471)	(8,102)	138,512	17,689
Adjustments for:
Depreciation and amortization		3,576	4,300	8,327	1,063
Foreign exchange gains		(77)	(21,625)	(7,457)	(952)
Share-based compensation	13	9,155	9,769	10,440	1,333
Interest income from available-for-sale financial securities		(39)	(12)	(83)	(11)

Changes in operating assets:
Net (increase)/decrease in amounts due from related parties		(990)	(5,535)	6,541	835
Net increase in loans and advances		(126,163)	(2,781,804)	(178,937)	(22,851)
Net (increase)/decrease in accounts receivable from clients and brokers		(566,658)	477,360	(221,067)	(28,232)
Net increase in accounts receivable from clearing organization		(9,601)	(46,278)	(120,063)	(15,333)
Net increase in interest receivable		(886)	(5,971)	(42,386)	(5,413)
Net (increase)/decrease in prepaid assets		(3,693)	1,286	(5,164)	(659)
Net increase in other assets		(17,033)	(13,965)	(74,036)	(9,453)

Changes in operating liabilities:
Net increase/(decrease) in amounts due to related parties		4,579	8,208	(6,096)	(778)
Net increase in accounts payable to clients and brokers		2,201,564	4,131,287	4,955,073	632,791
Net (decrease)/increase in accounts payable to clearing organization		(13,532)	72,437	(82,878)	(10,584)
Net increase in payroll and welfare payable		6,552	22,838	17,121	2,186
Net increase/(decrease) in interest payable		2,047	(415)	339	43
Net increase in other liabilities		7,362	11,550	71,981	9,192

Net cash generated from operating activities		1,397,692	1,855,328	4,470,167	570,866

Cash flows from investing activities
Proceeds from disposal of property and equipment and intangible assets		5	20	4	1
Purchase of property and equipment and intangible assets		(4,038)	(7,413)	(18,791)	(2,400)
Purchase of available-for-sale financial securities		(2,236)	—	(123,260)	(15,741)
Proceeds from disposal of available-for-sale financial securities		—	2,236	63,912	8,162
Interest received from available-for-sale financial securities		39	12	83	11

Net cash used in investing activities		(6,230)	(5,145)	(78,052)	(9,967)

FUTU HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(In thousands)

		Year Ended December 31,
	Note	2016	2017	2018	2018
		HK$	HK$	HK$	US$
Cash flows from financing activities
Proceeds from issuance of Series C preferred shares and Series C-1 preferred shares		—	620,625	—	—
Proceeds from short-term borrowings		147,594	2,518,185	6,078,979	776,321
Repayment of short-term borrowings		—	(982,964)	(6,043,289)	(771,763)

Net cash generated from financing activities		147,594	2,155,846	35,690	4,558

Effect of exchange rate changes on cash, cash equivalents and restricted cash		77	21,625	7,457	952

Net increase in cash, cash equivalents and restricted cash		1,539,133	4,027,654	4,435,262	566,409
Cash, cash equivalents and restricted cash at beginning of the year		1,985,055	3,524,188	7,551,842	964,414

Cash, cash equivalents and restricted cash at end of the year		3,524,188	7,551,842	11,987,104	1,530,823

Cash, cash equivalents and restricted cash
Cash and cash equivalents		179,016	375,263	215,617	27,536
Cash held on behalf of clients		3,345,172	7,176,579	11,771,487	1,503,287

Cash, cash equivalents and restricted cash at end of the year		3,524,188	7,551,842	11,987,104	1,530,823

Non-cash financing activities
Accretion to preferred shares redemption value		17,929	47,715	66,998	8,556
Issuance of Series C preferred shares from conversion of the convertible notes		—	32,345	—	—
Issuance of Series C preferred shares from repayment of short-term borrowings		—	153,896	—	—

Supplemental disclosure
Interest paid		(1,412)	(20,294)	(95,285)	(12,168)
Income tax paid		(358)	(8,693)	(18,734)	(2,392)

The accompanying notes are an integral part of these consolidated financial statements.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Futu Holdings Limited (the “Company”) is an investment holding company incorporated in the Cayman Islands with limited liability and conducts its business mainly through its subsidiaries, variable interest entity (“VIE”) and subsidiary of the VIE (collectively referred to as the “Group”). The Group principally engages in online financial services and provides financial transaction services including securities and options brokerage and margin financing based on independently developed software and websites like “Futu NiuNiu” mobile app. The Group also provides financial information and online community services, etc.

As of December 31, 2018, the Company’s principal subsidiaries, consolidated VIE and subsidiary of VIE are as follows:

Subsidiaries	Date of Incorporation/ Establishment	Place of Incorporation/ Establishment	Percentage of Direct or Indirect Economic Interest	Principal Activities
Futu Securities International (Hong Kong) Limited (“Futu Securities” or the “Operating Company”)	April 17, 2012	Hong Kong	100%	Financial services
Futu Securities (Hong Kong) Limited	May 2, 2014	Hong Kong	100%	Investment holding
Futu Network Technology Limited	May 17, 2015	Hong Kong	100%	Research and development and technology services
Futu Network Technology (Shenzhen) Co., Ltd.	October 14, 2015	Shenzhen, PRC	100%	Research and development and technology services
Shen Si Network Technology (Beijing) Co. Ltd (“Shen Si”)	September 15, 2014	Beijing, PRC	100%	No substantial business

VIE
Shenzhen Futu Network Technology Co., Ltd.(1) (“Shenzhen Futu”)	December 18, 2007	Shenzhen, PRC	100%	Research and development and technology services

Subsidiary of the VIE
Beijing Futu Network Technology Co., Ltd.	April 4, 2014	Beijing, PRC	100%	No substantial business

Note:

(1)

Mr. Leaf Hua Li and Ms. Lei Li are beneficiary owners of the Company and held 81% and 7.5% equity interests in Shenzhen Futu, respectively. Mr. Li is the founder, chairman and chief executive officer of the Company, and Ms. Li is Mr. Li’s spouse. Subsequently, other nominal shareholders withdrew their shares from Shenzhen Futu and Mr. Leaf Hua Li and Ms. Lei Li increased their shareholding. On October 25, 2018, Mr. Leaf Hua Li and Ms. Lei Li held 85% and 15% equity interest in Shenzhen Futu, respectively.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

Basis of Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIE and subsidiary of the VIE for which the Company or its subsidiary is the primary beneficiary.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to appoint or remove the majority of the members of the board of directors; or to cast a majority of votes at the meeting of directors; or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity’s economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

All transactions and balances among the Company, its subsidiaries, the VIE and subsidiary of the VIE have been eliminated upon consolidation.

VIE Companies

1)	Contractual Agreements with VIE

The following is a summary of the contractual agreements (collectively, “Contractual Agreements”) between the Company’s PRC subsidiary, Shen Si, and the VIE, Shenzhen Futu. Through the Contractual Agreements, the VIE is effectively controlled by the Company.

Shareholders’ Voting Rights Proxy Agreements. Pursuant to the Shareholders’ Voting Rights Proxy Agreements, each shareholder of Shenzhen Futu irrevocably authorized Shen Si or any person(s) designated by Shen Si to exercise such shareholder’s rights in Shenzhen Futu, including without limitation, the power to participate in and vote at shareholder’s meetings, the power to nominate and appoint the directors, senior management, and other shareholders’ voting right permitted by the Articles of Association of Shenzhen Futu. The shareholders’ voting rights proxy agreement remains irrevocable and continuously valid from the date of execution until the expiration of the business term of Shen Si and can be renewed upon request by Shen Si.

Business Operation Agreement. Pursuant to the Business Operation Agreement, Shenzhen Futu and its shareholders undertake that without Shen Si’s prior written consent, Shenzhen Futu shall not enter into any transactions that may have a material effect on Shenzhen Futu’s assets, business, personnel, obligations, rights or business operations. Shenzhen Futu and its shareholders shall elect directors nominated by Shen Si and such directors shall nominate officers designated by Shen Si. The business operation agreement will remain effective until the end of Shen Si’s business term, which will be extended if Shen Si’s business term is extended or as required by Shen Si.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

VIE Companies (Continued)

1)	Contractual Agreements with VIE (Continued)

Equity Interest Pledge Agreements. Pursuant to the Equity Interest Pledge Agreements, each shareholder of Shenzhen Futu agrees that, during the term of the Equity Interest Pledge Agreements, he or she will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests without the prior written consent of Shen Si. The Equity Interest Pledge Agreements remain effective until the latter of the full payment of all secured debt under the equity interest pledge agreements and Shenzhen Futu and its shareholders discharge all their obligations under the contractual arrangements.

Exclusive Technology Consulting and Services Agreement. Under the Exclusive Technology Consulting and Services Agreement between Shen Si and Shenzhen Futu, Shen Si has the exclusive right to provide Shenzhen Futu with technology consulting and services related to, among other things, technology research and development, technology application and implementation, maintenance of software and hardware. Without Shen Si’s written consent, Shenzhen Futu shall not accept any technology consulting and services covered by this agreement from any third party. Shenzhen Futu agrees to pay a service fee at an amount equivalent to all of its net profit to Shen Si. Unless otherwise terminated in accordance with the terms of this agreement or otherwise agreed by Shen Si, this agreement will remain effective until the expiration of Shen Si’s business term, and will be renewed if Shen Si’s business term is extended.

Exclusive Option Agreement. Pursuant to the Exclusive Option Agreement, each shareholder of Shenzhen Futu has irrevocably granted Shen Si an exclusive option, to the extent permitted by PRC laws, to purchase, or have its designated person or persons to purchase, at its discretion, all or part of the shareholder’s equity interests in Shenzhen Futu. Unless PRC laws and/or regulations require valuation of the equity interests, the purchase price shall be RMB1.00 or the lowest price permitted by the applicable PRC laws, whoever is higher. Each shareholder of Shenzhen Futu undertakes that, without the prior written consent of Shen Si, he or she will not, among other things, (i) create any pledge or encumbrance on his or her equity interests in Shenzhen Futu, (ii) transfer or otherwise dispose of his or her equity interests in Shenzhen Futu, (iii) change Shenzhen Futu’s registered capital, (iv) amend Shenzhen Futu’s articles of association, (v) liquidate or dissolve Shenzhen Futu, or (vi) distribute dividends to the shareholders of Shenshen Futu. In addition, Shenzhen Futu undertakes that, without the prior written consent of Shen Si, it will not, among other things, dispose of Shenzhen Futu’s material assets, provide any loans to any third parties, enter into any material contract with a value of more than RMB500,000, or create any pledge or encumbrance on any of its assets, or transfer or otherwise dispose of its material assets. Unless otherwise terminated by Shen Si, this agreement will remain effective until the expiration of Shen Si’s business term, and will be renewed if Shen Si’s business term is extended.

2)	Risks in relation to the VIE structure

The following table sets forth the assets, liabilities, results of operations and changes in cash and cash equivalents of the VIE and its subsidiary taken as a whole, which were included in the Group’s consolidated financial statements with intercompany balances and transactions eliminated between the VIE and its subsidiary:

	As of December 31,
	2016	2017	2018
	(HK$ in thousands)
Total assets	15,489	24,656	57,213
Total liabilities	71,192	65,185	74,904

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

VIE Companies (Continued)

2)	Risks in relation to the VIE structure (Continued)

	Year ended December 31,
	2016	2017	2018
	(HK$ in thousands)
Total operating revenue	8,333	50,020	68,888
Net (loss)/income	(13,209)	18,458	21,262

	Year ended December 31,
	2016	2017	2018
	(HK$ in thousands)
Net cash (used in)/generated from operating activities	(35)	(4,613)	1,664
Net cash (used in)/generated from investing activities	(847)	—	—

Net (decrease)/increase in cash and cash equivalents	(882)	(4,613)	1,664

Cash and cash equivalents at beginning of the year	5,581	4,699	86

Cash and cash equivalents at end of the year	4,699	86	1,750

Under the Contractual Agreements with the VIE, the Company has the power to direct activities of the VIE and VIE’s subsidiary, and can have assets transferred out of the VIE and VIE’s subsidiary. Therefore, the Company considers itself the ultimate primary beneficiary of the VIE and there is no asset of the VIE that can only be used to settle obligations of the VIE and VIE’s subsidiary, except for registered capital of the VIE and its subsidiary amounting to RMB10 million as of December 31 2016, 2017 and 2018, respectively. Since the VIE are incorporated as limited liability companies under the PRC Company Law, creditors of the VIE do not have recourse to the general credit of the Company. There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIE. However, as the Company is conducting certain businesses through its VIE and VIE’s subsidiary, the Company may provide such support on a discretionary basis in the future, which could expose the Company to a loss.

In the opinion of the Company’s management, the contractual arrangements among its subsidiary, the VIE and its respective Nominee Shareholders are in compliance with current PRC laws and are legally binding and enforceable. However, uncertainties in the interpretation and enforcement of the PRC laws, regulations and policies could limit the Company’s ability to enforce these contractual arrangements. As a result, the Company may be unable to consolidate the VIE and VIE’s subsidiary in the consolidated financial statements.

In January 2015, the Ministry of Commerce (“MOFCOM”), released for public comment a proposed PRC law, the Draft Foreign Investment Enterprises (“FIE”) Law, that appears to include VIE within the scope of entities that could be considered to be FIEs, that would be subject to restrictions under existing PRC law on foreign investment in certain categories of industry. Specifically, the Draft FIE Law introduces the concept of “actual control” for determining whether an entity is considered to be an FIE. In addition to control through direct or indirect ownership or equity, the Draft FIE Law includes control through contractual arrangements within the definition of “actual control”. If the Draft FIE Law is passed by the People’s Congress of the PRC and

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

VIE Companies (Continued)

2)	Risks in relation to the VIE structure (Continued)

goes into effect in its current form, these provisions regarding control through contractual arrangements could be construed to include the Group’s contractual arrangements with its VIE, and as a result, the Group’s VIE could become explicitly subject to the current restrictions on foreign investment in certain categories of industry. The Draft FIE Law includes provisions that would exempt from the definition of FIEs where the ultimate controlling shareholders are either entities organized under PRC law or individuals who are PRC citizens. The Draft FIE Law is silent as to what type of enforcement action might be taken against existing VIE, that operates in restricted or prohibited industries and is not controlled by entities organized under PRC law or individuals who are PRC citizens. If the restrictions and prohibitions on FIEs included in the Draft FIE Law are enacted and enforced in their current form, the Group’s ability to use the contractual arrangements with its VIE and the Group’s ability to conduct business through the VIE could be severely limited.

The Company’s ability to control the VIE also depends on the power of attorney Shen Si has to vote on all matters requiring shareholders’ approvals in the VIE. As noted above, the Company believes these power of attorney are legally binding and enforceable but may not be as effective as direct equity ownership. In addition, if the Group’s corporate structure or the contractual arrangements with the VIE were found to be in violation of any existing PRC laws and regulations, the PRC regulatory authorities could, within their respective jurisdictions:

•	revoke the Group’s business and operating licenses;

•	require the Group to discontinue or restrict its operations;

•	restrict the Group’s right to collect revenues;

•	block the Group’s websites;

•	require the Group to restructure its operations, re-apply for the necessary licenses or relocate the Group’s businesses, staff and assets;

•	impose additional conditions or requirements with which the Group may not be able to comply; or

•	take other regulatory or enforcement actions against the Group that could be harmful to the Group’s business.

The imposition of any of these restrictions or actions may result in a material adverse effect on the Group’s ability to conduct its business. In addition, if the imposition of any of these restrictions causes the Group to lose the right to direct the activities of the VIE or the right to receive their economic benefits, the Group would no longer be able to consolidate the financial statements of the VIE. In the opinion of management, the likelihood of losing the benefits in respect of the Group’s current ownership structure or the contractual arrangements with its VIE is remote.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenue, cost and expenses during the reported period in the consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s consolidated financial statements mainly include, but are not

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates (Continued)

limited to, assessment of whether the Group acts as a principal or an agent in different revenue streams, the determination of estimated selling prices of multiple element revenue contracts, the estimation of selling and marketing expense from incentive program, the valuation and recognition of share-based compensation arrangements, depreciable lives of property and equipment, useful life of intangible assets, assessment for impairment of loans and advances, provision of income tax and valuation allowance for deferred tax asset as well as determination of the fair value of preferred shares and ordinary shares. Actual results could differ from those estimates.

Comprehensive Income and Foreign Currency Translation

The Group’s operating results are reported in the consolidated statements of comprehensive (loss)/income pursuant to FASB ASC Topic 220, “Comprehensive Income”. Comprehensive income consists of two components: net income and other comprehensive income (“OCI”). The Group’s OCI is comprised of gains and losses resulting from translating foreign currency financial statements of entities, of which functional currency is other than Hong Kong dollar which is the presentational currency of the Group, net of related income taxes, where applicable. Such subsidiaries’ assets and liabilities are translated into Hong Kong dollars at period-end exchange rates, and revenues and expenses are translated at average exchange rates prevailing during the period. Adjustments that result from translating amounts from a subsidiary’s functional currency to the Hong Kong dollar (as described above) are reported net of tax, where applicable, in accumulated OCI in the consolidated balance sheets.

Convenience Translation

Translations of balances in the consolidated balance sheets, consolidated statements of comprehensive (loss)/income and consolidated statements of cash flows from HK$ into US$ as of and for the year ended December 31, 2018 are solely for the convenience of the readers and were calculated at the rate of US$1.00=HK$7.8305, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on December 31, 2018. No representation is made that the HK$ amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2018, or at any other rate.

Available-for-Sale Financial Securities

Available-for-sale financial securities include debt securities and are measured at fair value. Investments classified as available-for-sale debt securities are reported at fair value with unrealized gains or losses, if any, recorded in accumulated other comprehensive income in the consolidated statements of changes in shareholders’ deficit. Debt securities in this category are wealth management products with expected return rate or variable interest rate indexed to investment horizon, principal amounting to HK$2,236 thousand, nil and HK$59,348 thousand as of December 31, 2016, 2017 and 2018, respectively. These wealth management products are issued by a commercial bank in China and the Group can redeem the units held upon request.

The assessment of a decline in the fair value of an individual security is based on whether the decline is other-than-temporary. The Group assesses its available-for-sale debt securities for other-than-temporary impairment by considering factors including, but not limited to, its ability and intent to hold the individual security, severity of the impairment, expected duration of the impairment and forecasted recovery of fair values. If the Group determines a decline in fair value is other-than-temporary, the cost basis of the individual security is

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Available-for-Sale Financial Securities (Continued)

written down to fair value as a new cost basis and the amount of the write-down is accounted for as a realized loss charged in the consolidated statements of comprehensive (loss)/income. The fair values of the investments would not be adjusted for subsequent recoveries in fair values. As of December 31, 2016, 2017 and 2018, Group didn’t identify any sign for its available-for-sale debt securities to impair.

Loans and advances

Loans and advances include margin loans and Initial Public Offering (“IPO”) loans extended to clients and other advances, collateralized by securities and are carried at the amortized cost, net of an allowance for doubtful accounts.

The Operating Company monitors margin levels of margin loans and requires clients to deposit additional collateral to meet minimum collateral requirements if the fair value of the collateral reduced. Clients with margin loans have agreed to allow the Operating Company to pledge collateralized securities. Securities owned by clients, including those that collateralize margin loans or other similar transactions, are not reported in the consolidated balance sheets. The impairment provision is recognized when the fair value of collaterals fall under the carrying amount of margin loans. The allowance for doubtful accounts for clients and related activity was immaterial for the period presented.

IPO loans for subscription of new shares are normally settled within one week from the drawdown date. Once IPO stocks are allotted, the Operating Company requires clients to repay the IPO loans. Force liquidation action would be taken if the clients fail to settle their shortfall after the IPO allotment result is announced. There were no outstanding IPO loan balances as of December 31, 2016, 2017 and 2018. The allowance for doubtful accounts for clients and related activity was immaterial for the period presented.

Other advances consist of bridge loans to enterprises which pledged unlisted or listed shares they hold as collateral. The allowance for doubtful accounts for clients and related activity was immaterial for the period presented.

Loans and advances are initially recorded net of directly attributable transaction costs and are measured at subsequent reporting dates at amortized cost. Finance charges, premiums payable on settlement or redemption and direct costs are accounted for on an accrual basis to the surplus or deficit using the effective interest method and are added to the carrying amount of the instrument to the extent that they are not settled in the period in which they arise.

Trading Receivables from and Payables to Clients

Trading receivables from and payables to clients include amounts due on brokerage transactions on a trade-date basis.

Receivables from and Payables to Brokers and Clearing Organization

Receivables from and payables to brokers and clearing organization include receivables payables from unsettled trades on a trade-date basis, including amounts receivable for securities or options not delivered by the Operating Company to the purchaser by the settlement date and cash deposits, and amounts payable for securities or options not received by the Operating Company from a seller by the settlement date.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Receivables from and Payables to Brokers and Clearing Organization (Continued)

Clearing settlement fund deposited in the clearing organization for the clearing purpose is recognized in receivables from clearing organization.

The Operating Company borrowed margin loan from executing brokers in the United States, with the amount of HK$3,034 thousand, HK$920,206 thousand and HK$1,205,774 thousand as of December 31, 2016, 2017 and 2018, respectively, and with the benchmark interest rate plus premium differentiated depending on the trading volume, and immediately lent to margin financing clients. Margin loan borrowed is recognized in the payables to brokers.

Interest Receivable and Payable

Interest receivable is calculated based on the contractual interest rate of bank deposit, loans and advances on an accrual basis, and is recorded as interest income as earned.

Interest payable is calculated based on the contractual interest rates of short-term borrowings on an accrual basis.

Securities Borrowing and Lending Transactions

Deposits paid for securities borrowed and deposits received for securities loaned are recorded at the amount of cash collateral advanced or received plus accrued interest. Securities borrowing transactions require the Operating Company to deposit cash with the lender whereas securities loaned result in the Operating Company receiving collateral in the form of cash from clients, with both requiring cash in an amount generally in excess of certain percentage of the market value of the equity securities, depending on the quality of the equity securities. Securities lending transactions have overnight or continuous remaining contractual maturities.

Securities lending transactions expose the Operating Company to counterparty credit risk and market risk. To manage the counterparty risk, the Operating Company maintains internal risk management policies, holds regular management meetings for approving counterparties, reviews and analyzes the adequacy of pledged cash collateral of each counterparty, and monitors its positions with each counterparty on an ongoing basis. The Operating Company monitors the market value of the securities borrowed and loaned using collateral arrangements that require additional cash collateral to be obtained from counterparties based on changes in market value to maintain specified collateral levels. During the track record period, the securities borrowed from the lender would be immediately lent to clients. Since the length of time that the Operating Company would hold the securities is minimal, the market risk is insignificant.

Revenue Recognition

1)	Brokerage commission and handling charge income

Brokerage commission income earned for executing and/or clearing transactions are accrued on a trade-date basis.

Handling charge income arise from the services such as settlement services, subscription and dividend collection handling services, etc., are accrued on a trade-date basis.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

2)	Interest Income

The Group earns interest income primarily in connection with its margin financing and securities lending services, IPO financing and deposits with banks, which are recorded on an accrual basis and are included in interest income in the consolidated statements of comprehensive (loss)/income. Interest income is recognized as it accrues using the effective interest method.

3)	Other income

Other income consists of enterprise public relations service charge income provided to enterprise clients, underwriting income, IPO subscription service charge income, currency exchange service income from clients, income from market data service, and client referral income from brokers, employee share option plan (“ESOP”) management service income, etc. Other income is recognized when the related services are rendered.

Enterprise public relations service charge income is charged to institution users by providing platform to post their detailed stock information and latest news in Futu NiuNiu app, as well as providing a lively, interactive community among their potential investors to exchange investment views, share trading experience and socialize with each other. Unearned enterprise public relations service income of which the Group had received the consideration is recorded as contract liabilities (deferred revenue).

IPO subscription service charge income is derived from provision of new share subscription services in relation to IPOs in the Hong Kong capital market.

Market information and data income are the amounts charged to Futu NiuNiu app users for market data service.

Client referral income from brokers is derived from referring clients to China A-share licensed brokers by embedding on the Group’s website or online platform a link which can lead clients to the account opening interface of these brokers.

ESOP management service income is derived from establishing and administrating the platforms for corporate clients’ ESOP. This includes all workflow and administration surrounding ESOP fulfillment, including employee communications, records management, data protection, users and administrators education, and other upgrading and customizing services on the ESOP platforms as agreed.

Foreign Currency Gains and Losses

Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are remeasured at the applicable rates of exchange in effect at that date. Foreign currency gain or loss resulting from the settlement of such transactions and from remeasurement at period-end is recognized in “Others, net” in the consolidated statements of comprehensive (loss)/income.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Incentives

The Group offers a self-managed client loyalty program points, which can be used in mobile app and website to redeem a variety of concessions or service, such as commission-deduction coupon, Level 2 A shares securities market data card and slot machine lottery. Clients have a variety of ways to obtain the points. The major accounting policy for the points program is described as follows:

1)	Sales contracts related scenarios

The sales contracts related scenarios include client entering into the first Hong Kong brokerage transaction, first US brokerage transaction, IPO stock brokerage transactions, and currency exchange services. The Group concludes the points offered linked to the purchase transaction of these scenarios is a material right and accordingly a separate performance obligation according to ASC 606, and should be taken into consideration when allocating the transaction price of the sales. The Group determines the value of each point based on fair value of the concessions and services that can be redeemed with points. The Group also estimates the probability of the points redemption when performing the allocation. Since the historical information does not yet exist for the Group to determine any potential points forfeitures and the fact that most services can be redeemed without requiring a significant amount of points comparing with the amount of points provided to users, the Group believes it is reasonable to assume all points will be redeemed and no forfeiture is estimated currently. The Group will apply and update the estimated redeem rate and the estimated value of each point at each reporting period. The amount allocated to the points as separate performance obligation is recorded as contract liabilities (deferred revenue) and revenue should be recognized when future concessions or services are transferred.

For the years ended December 31, 2016, 2017 and 2018, the revenue portion allocated to the points as separate performance obligation were HK$1,180 thousand, HK$2,042 thousand and HK$1,865 thousand, respectively, which is recorded as contract liabilities (deferred revenue). For the years ended December 31, 2016, 2017 and 2018, the total points recorded as a reduction of revenue were HK$32 thousand, HK$330 thousand and HK$275 thousand, respectively. As of December 31, 2016, 2017 and 2018, contract liabilities recorded related to unredeemed points were HK$1,147 thousand, HK$2,454 thousand and HK$3,022 thousand, respectively.

2)	Other scenarios

Clients or the users of the mobile application can also obtain points through other ways such as log-ins to the mobile application, opening a trade account and inviting friends, etc. The Group believes these points are to encourage user engagement and generate market awareness. As a result, the Group accounts for such points as selling and marketing expenses with a corresponding liability recorded under accrued expenses and other liabilities of its consolidated balance sheets upon the points offering. The Group estimates liabilities under the client loyalty program based on cost of the concessions or services that can be redeemed, and its estimate of full redemption. At the time of redemption, the Group records a reduction of accrued expenses and other liabilities.

For the years ended December 31, 2016, 2017 and 2018, the total points recorded as selling and marketing expenses were HK$3,051 thousand, HK$198 thousand and HK$220 thousand, respectively. As of December 31, 2016, 2017 and 2018, liabilities recorded related to unredeemed points in other scenarios were HK$2,968 thousand, HK$488 thousand and HK$485 thousand, respectively.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

Cash and cash equivalents represent cash on hand, demand deposits and time deposits placed with banks or other financial institutions, which are unrestricted to withdrawal or use, and which have original maturities of three months or less.

Cash Held on Behalf of Clients

The Group has classified the clients’ deposits as cash held on behalf of clients under the assets section in the consolidated balance sheets and recognized the corresponding accounts payables to the respective clients under the liabilities section.

Property and Equipment, net

Property and equipment, which are included in other assets in the consolidated balance sheets are stated at historical cost less accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Residual rate is determined based on the economic value of the property and equipment at the end of the estimated useful lives as a percentage of the original cost.

Category	Estimated useful lives	Residual rate
Computers equipment	3 - 5 years	5%
Furniture and fixtures	3 - 5 years	5%
Office equipment	3 - 5 years	5%
Vehicle	5 years	5%

Expenditures for maintenance and repairs are expensed as incurred.

Intangible Assets

Intangible assets which are included in other assets in the consolidated balance sheets mainly consist of computer software and golf membership. Identifiable intangible assets are carried at acquisition cost less accumulated amortization and impairment loss, if any. Finite-lived intangible assets are tested for impairment if impairment indicators arise. Amortization of finite-lived intangible assets is computed using the straight-line method over their estimated useful lives, which are as follows:

Category	Estimated useful lives
Computer software	5 years
Golf membership	10 years

For the year ended December 31, 2018, the Operating Company obtained a futures trading right as a clearing member firm of Hong Kong Exchanges and Clearing Limited (“HKEx”) in order to trade futures through the trading facilities of the Stock Exchange and has recognized it as intangible assets. The futures trading right has an indefinite useful life and are carried at cost less accumulated impairment losses. The Group will not amortize the trading right until its useful life is determined to be finite.

Refundable Deposit

Refundable deposit is included in other assets in the consolidated balance sheets. As a clearing member firm of HKEx, the Group is also exposed to clearing member credit risk. HKEx requires member firms to deposit cash

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Refundable Deposit (Continued)

to a clearing fund. If a clearing member defaults in its obligations to the clearing organization in an amount larger than its own margin and clearing fund deposits, the shortfall is absorbed pro rata from the deposits of the other clearing members. HKEx has the authority to assess their members for additional funds if the clearing fund is depleted. A large clearing member default could result in a substantial cost if the Group is required to pay such assessments.

Fair Value Measurements

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

Level 1—Valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

Level 2—Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level 2 valuation techniques.

Level 3—Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect the Group’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

The carrying amount of cash and cash equivalents, cash held on behalf of clients, receivables from and payables to clients, brokers and clearing organization, amounts due from and due to related parties, other financial assets and liabilities approximates fair value because of their short-term nature. Loans and advances and accrued interest receivable are measured at amortized cost. Short-term borrowings and accrued interest payable are carried at amortized cost. The carrying amount of loans and advances, short-term borrowings, accrued interest receivable, and accrued interest payable approximates their respective fair value as the interest rates applied reflect the current quoted market yield for comparable financial instruments. Available-for-sale financial securities are measured at fair value.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value Measurements (Continued)

The Group’s non-financial assets, such as property, equipment and computer software, would be measured at fair value only if they were determined to be impaired.

Brokerage Commission and Handling Charge Expenses

Commission expenses for executing and/or clearing transactions are accrued on a trade-date basis. The commission expenses are charged by executing brokers in the United States for securities and options trading in the United States stock and option markets as the Operating Company makes securities and options transaction with these brokers as principal instead of as agent in the Hong Kong securities brokerage business.

Handling and settlement fee is charged by HKEx or executing brokers in the United States for clearing and settlement services, are accrued on a trade-date basis.

IPO subscription service charge expenses are charged by commercial banks in connection with new share subscription services in relation to IPOs in the Hong Kong capital market.

Interest Expenses

Interest Expenses primarily consists of interest expenses of borrowings from banks, other licensed financial institutions and other parties paid to fund the Operating Company’s margin financing business and IPO financing business.

Processing and Servicing Costs

Processing and servicing costs consists of market data and information fee, data transmission fee, cloud service fee, and SMS service fee, etc. The nature of market information and data fee mainly represents for information and data fee paid to stock exchanges like HKEx, NASDAQ, and New York stock exchange, etc. Data transmission fee is the fee of data transmission among cloud server and data centers located in Shenzhen, PRC and Hong Kong, etc. Cloud service fee and SMS service fee mainly represent the data storage and computing service and the SMS channel service fee, see Note 26 for further explanation.

Research and Development Expenses

Research and development expenses consist of expenses related to developing transaction platform and website like Futu NiuNiu app and other products, including payroll and welfare, rental expenses and other related expenses for IT function. All research and development costs have been expensed as incurred as the costs qualifying for capitalization have been insignificant.

Selling and Marketing Expenses

Selling and marketing expenses consist primarily of advertising and promotion costs, payroll, rental and related expenses for personnel engaged in marketing and business development activities. Advertising and promotion costs are expensed as incurred and are included within selling and marketing expenses in the consolidated statements of comprehensive (loss)/income. For the years ended December 31, 2016, 2017 and 2018, advertising and promotion costs totaled HK$47,380 thousand, HK$30,362 thousand and HK$79,816 thousand, respectively.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

General and Administrative Expenses

General and administrative expenses consist of payroll, rental, and related expenses for employees involved in general corporate functions, including finance, legal and human resources; costs associated with use of facilities and equipment, such as depreciation expenses, rental and other general corporate related expenses.

Others, net

Others, net, mainly consist of non-operating income and expenses, foreign currency gains or losses, other impairment for all periods presented. Non-operating expenses mainly consist of accrued social security underpayment surcharge. Other impairment mainly consists of write-offs of costs incurred for acquiring a Chinese licensed corporation in Hong Kong due to the change of the Group’s business plan.

Share-Based Compensation

All share-based awards to employees and directors, such as stock options, are measured at the grant date based on the fair value of the awards. Share-based compensation, net of estimated forfeitures, is recognized as expenses on a straight-line method over the requisite service period, which is the vesting period. Options granted generally vest over four or five years.

The Group uses the fair value of each of the Company’s ordinary shares on the grant date to estimate the fair value of stock options.

Forfeitures are estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates. The Group uses historical data to estimate pre-vesting options and records share-based compensation expenses only for those awards that are expected to vest. See Note 13 for further discussion on share-based compensation.

Fair Value of Preferred Shares and Ordinary Shares

Shares of the Company, which do not have quoted market prices, were valued based on the income approach. The income approach involves applying the discounted cash flow analysis based on projected cash flow using the Group’s best estimate as of the valuation dates. Estimating future cash flow requires the Group to analyze projected revenue growth, gross margins, effective tax rates, capital expenditures and working capital requirements. In determining an appropriate discount rate, the Group considered the cost of equity and the rate of return expected by venture capitalists. The Group also applied a discount for lack of marketability given that the shares underlying the award were not publicly traded at the time of grant. Determination of estimated fair value of the Group requires complex and subjective judgments due to its limited financial and operating history, unique business risks and limited public information on companies in China similar to the Group.

Option-pricing method was used to allocate enterprise value to preferred shares and ordinary shares. The method treats preferred shares and ordinary shares as call options on the enterprise’s value, with exercise prices based on the liquidation preference of the preferred shares. The strike prices of the “options” based on the characteristics of the Group’s capital structure, including number of shares of each class of ordinary shares, seniority levels, liquidation preferences, and conversion values for the preferred shares. The option-pricing method also involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of the Group or an initial public offering, and estimates of the volatility of the Group’s equity securities. The

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Preferred Shares and Ordinary Shares (Continued)

anticipated timing is based on the plans of board of directors and management of the Group. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. Volatility is estimated based on annualized standard deviation of daily stock price return of comparable companies.

Taxation

1)	Income tax

Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are accounted for using an asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purpose. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive (loss)/income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

2)	Uncertain tax positions

The Group did not recognize any interest and penalties associated with uncertain tax positions for the years ended December 31, 2016, 2017 and 2018. As of December 31, 2016, 2017 and 2018, the Group did not have any significant unrecognized uncertain tax positions.

Net (loss)/income per share

Basic net (loss)/income per share is computed by dividing net (loss)/income attributable to ordinary shareholder, considering the accretion of redemption feature and cumulative dividend related to the Company’s redeemable convertible preferred shares, and undistributed earnings allocated to redeemable convertible preferred shares by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. Net loss is not allocated to other participating securities if based on their contractual terms they are not obligated to share the losses.

Diluted net (loss)/income per share is calculated by dividing net (loss)/income attributable to ordinary shareholder, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of ordinary shares issuable upon the conversion of the redeemable convertible preferred shares, using the if-converted method, and shares issuable upon the exercise of share options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted net (loss)/income per share calculation when inclusion of such share would be anti-dilutive.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Segment Reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-makers is the person or group that allocates resources to and assesses the performance of the operating segments of an entity. The Group’s reporting segments are decided based on its operating segments while taking full consideration of various factors such as products and services, geographic location and regulatory environment related to administration of the management. Operating segments meeting the same qualifications are allocated as one reporting segment, providing independent disclosures.

The Group engages primarily in online brokerage services and margin financing services for clients in Hong Kong and PRC. The Group does not distinguish between markets or segments for the purpose of internal reports. The Group does not distinguish revenues, costs and expenses between segments in its internal reporting, and reports costs and expenses by nature as a whole. Hence, the Group has only one reportable segment.

Significant Risks and Uncertainties

1)	Currency risk

Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of financial instruments. As an online broker active in Hong Kong and the U.S. market, the Operating Company is exposed to minimal transactional foreign currency risk since Hong Kong dollars are pegged against U.S. dollars. The impact of foreign currency fluctuations in the Group’s earnings is included in “others, net” in the consolidated statements of comprehensive (loss)/income. At the same time, the Group is exposed to translational foreign currency risk since most of the Group’s subsidiaries have RMB as their functional currency. Therefore, RMB depreciation against Hong Kong dollars could have a material adverse impact on the foreign currency translation adjustment in the consolidated statements of comprehensive (loss)/income.

2)	Credit risk

The Group’s securities and options activities are transacted on either a cash or margin basis. The Group’s credit risk is limited in that substantially all of the contracts entered into are settled directly at securities and options clearing organization. In margin transactions, the Group extends credit to the client, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the client’s account. IPO loans are exposed to credit risk from clients who fail to repay the loans upon IPO stock allotment. The Group monitor the clients’ collateral level and has the right to dispose the newly allotted stocks once the stocks first start trading. Bridge loans to enterprise pledged by shares are exposed to credit risk from counterparties who fail to repay the loans, the Group monitors on the collateral level of bridge loans in real time, and has the right to dispose of the pledged shares once the collateral level falls under the minimal level required to get the loans repaid.

Liabilities to other brokers and dealers related to unsettled transactions are recorded at the amount for which the securities were purchased, and are paid upon receipt of the securities from other brokers or dealers.

In connection with its clearing activities, the Group is obligated to settle transactions with brokers and other financial institutions even if its clients fail to meet their obligations to the Group. Clients are required to complete their transactions by the settlement date, generally two business days after the trade date. If clients do not fulfill

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Significant Risks and Uncertainties (Continued)

2)	Credit risk (Continued)

their contractual obligations, the Group may incur losses. The Group has established procedures to reduce this risk by generally requiring that clients deposit sufficient cash and/or securities into their account prior to placing an order.

Concentrations of Credit Risk

The Group’s exposure to credit risk associated with its trading and other activities is measured on an individual counterparty basis, as well as by groups of counterparties that share similar attributes. There was no revenue from clients which individually represented greater than 10% of the total revenues for the years ended December 31, 2016, 2017 and 2018, respectively. Concentrations of credit risk can be affected by changes in political, industry, or economic factors. To reduce the potential for risk concentration, credit limits are established and exposure is monitored in light of changing counterparty and market conditions. As of December 31, 2018, 2017 and 2016, the Group did not have any material concentrations of credit risk outside the ordinary course of business.

3)	Interest rate risk

Fluctuations in market interest rates may negatively affect the Group’s financial condition and results of operations. The Group is exposed to floating interest rate risk on cash deposit and floating rate borrowings, and the risks due to changes in interest rates is not material. The Group has not used any derivative financial instruments to manage its interest risk exposure.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Clients (Topic 606) (“ASU 2014-09”) and subsequently, the FASB issued several amendments which amend certain aspects of the guidance in ASC 2014-09 (ASU No. 2014-09 and the related amendments are collectively referred to as “ASC 606”). According to ASC 606, revenue is recognized when control of the promised good or service is transferred to the clients, in an amount that reflects the consideration. The Group expect to be entitled to in exchange for those goods or services. The Group will enter into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. Revenue is recognized net of allowances for returns, and any taxes collected from clients, which are subsequently remitted to governmental authorities. The Group adopted ASC 606 using the full retrospective method for all periods presented.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The main objective of this update is to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. ASU 2016-01 changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. The guidance also changes certain disclosure requirements and other aspects of current U.S. GAAP. Further, in March 2018, the FASB issued “Technical Corrections and Improvements to Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

Financial Liabilities,” which provides further guidance on adjustments for observable transaction for equity securities without a readily determinable fair value and clarification on fair value option for liabilities instruments. ASU 2016-01 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2017. Early adoption by public entities is permitted only for certain provisions. The Group adopted ASU 2016-01, and the adoption had no material impact on consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The ASU is effective for reporting periods beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted. The ASU will require lessees to report most leases as assets and liabilities on the balance sheet, while lessor accounting will remain substantially unchanged. The ASU requires a modified retrospective transition approach for existing leases, whereby the new rules will be applied to the earliest year presented. The Group is currently evaluating the impact that the adoption of this standard will have on its financial condition and results from operations.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 simplifies the accounting for share-based compensation transactions specifically related to the tax effects associates with share-based compensation, an accounting policy election to determine how forfeitures are recorded and a change in the presentation requirements in the statement of cash flows. Non-public companies are also granted two additional optional provisions that would provide a practical expedient for determining the expected term and a one-time opportunity to change the measurement basis for all liability-classified awards to intrinsic value. The amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Group adopted ASU 2016-09, and the adoption had no material impact on consolidated financial statements.

In June 2016, FASB amended guidance related to impairment of financial instruments as part of ASU 2016-13 Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which will be effective on January 1, 2020. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a group is required to recognize an allowance based on its estimate of expected credit loss. In November 2018, FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, further amended transition date for nonpublic entities and clarified the scope of the guidance in the amendments in ASU 2016-13. The Group is currently evaluating the impact of this new guidance on the consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash (Topic 230). The ASU requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. The Group adopted the ASU using the full retrospective method for all periods presented.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this standard will remove, modify and add

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

certain disclosures under ASC Topic 820, Fair Value Measurement, with the objective of improving disclosure effectiveness. ASU 2018-13 will be effective for the Group’s fiscal year beginning January 1, 2020, with early adoption permitted. The transition requirements are dependent upon each amendment within this update and will be applied either prospectively or retrospectively. Since this update is intended to modify disclosures, the adoption of ASU 2018-13 is not expected to have a material impact on the Group’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. Under the ASU, entities should account for costs associated with implementing a cloud computing arrangement that is considered a service contract in the same way as accounting for implementation costs incurred to develop or obtain software for internal use using the guidance in ASU 350-40. The amendment address when costs should be capitalized rather than expensed, the item to use when amortizing capitalized costs, and how to evaluate the unamortized portion of these capitalized implementation costs for impairment. The ASU also includes guidance on how to present implementation costs in the financial statements and creates additional disclosure requirements. ASU 2018-15 will be effective for the Group’s fiscal year beginning January 1, 2020, with early adoption permitted. The Group is currently evaluating the impact of this new guidance on the consolidated financial statements.

3.	FINANCIAL ASSETS AND FINANCIAL LIABILITIES

Financial Assets and Liabilities Measured at Fair Value

The following tables set forth, by level within the fair value hierarchy (see Note 2), financial assets measured at fair value as of December 31, 2018, 2017 and 2016. As required by ASC Topic 820, financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the respective fair value measurement.

	Financial Assets At Fair Value as of December 31, 2018
	Level 1	Level 2	Level 3	Total
	(HK$ in thousands)
Available-for-sale financial securities	—	59,348	—	59,348

	Financial Assets At Fair Value as of December 31, 2017
	Level 1	Level 2	Level 3	Total
	(HK$ in thousands)
Other financial assets	10	—	—	10

	Financial Assets At Fair Value as of December 31, 2016
	Level 1	Level 2	Level 3	Total
	(HK$ in thousands)
Available-for-sale financial securities	—	2,236	—	2,236
Other financial assets	15	—	—	15

	15	2,236	—	2,251

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	FINANCIAL ASSETS AND FINANCIAL LIABILITIES (Continued)

Transfers Between Level 1 and Level 2

Transfers of financial assets and financial liabilities at fair value to or from Levels 1 and 2 arise where the market for a specific financial instrument has become active or inactive during the period. The fair values transferred are ascribed as if the financial assets or financial liabilities had been transferred as of the end of the period. During the years ended December 31, 2018, 2017 and 2016, there were no transfers between levels for financial assets and liabilities, at fair value.

Financial Assets and Liabilities Not Measured at Fair Value

The following tables represent the carrying value, fair value, and fair value hierarchy category of certain financial assets and liabilities that are not recorded at fair value in the Group’s consolidated balance sheets. The following table excludes all non-financial assets and liabilities:

	As of December 31, 2018
	Carrying Value	Fair Value	Level 1	Level 2	Level 3
		(HK$ in thousands)
Financial assets, not measured at fair value
Cash and cash equivalents	215,617	215,617	215,617	—	—
Cash held on behalf of clients	11,771,487	11,771,487	11,771,487	—	—
Loans and advances	3,086,904	3,086,904	—	3,086,904	—
Receivables:
Clients	120,256	120,256	—	120,256	—
Brokers	425,849	425,849	—	425,849	—
Clearing organization	175,955	175,955	—	175,955	—
Interest	49,427	49,427	—	49,427	—
Other financial assets	41,019	41,019	—	41,019	—

Total financial assets, not measured at fair value	15,886,514	15,886,514	11,987,104	3,899,410	—

	As of December 31, 2018
	Carrying Value	Fair Value	Level 1	Level 2	Level 3
		(HK$ in thousands)
Financial liabilities, not measured at fair value
Amounts due to related parties	8,591	8,591	—	8,591	—
Payables:
Clients	12,304,717	12,304,717	—	12,304,717	—
Brokers	920,871	920,871	—	920,871	—
Interest	2,405	2,405	—	2,405	—
Short-term borrowings	1,576,251	1,576,251	—	1,576,251	—
Other financial liabilities	11,503	11,503	—	11,503	—

Total financial liabilities, not measured at fair value	14,824,338	14,824,338	—	14,824,338	—

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	FINANCIAL ASSETS AND FINANCIAL LIABILITIES (Continued)

Financial Assets and Liabilities Not Measured at Fair Value (Continued)

	As of December 31, 2017
	Carrying Value	Fair Value	Level 1	Level 2	Level 3
		(HK$ in thousands)
Financial assets, not measured at fair value
Cash and cash equivalents	375,263	375,263	375,263	—	—
Cash held on behalf of clients	7,176,579	7,176,579	7,176,579	—	—
Amounts due from related parties	6,541	6,541	—	6,541	—
Loans and advances	2,907,967	2,907,967	—	2,907,967	—
Receivables:
Clients	218,960	218,960	—	218,960	—
Brokers	106,078	106,078	—	106,078	—
Clearing organization	55,892	55,892	—	55,892	—
Interest	7,041	7,041	—	7,041	—
Other financial assets	33,331	33,331	—	33,331	—

Total financial assets, not measured at fair value	10,887,652	10,887,652	7,551,842	3,335,810	—

	As of December 31, 2017
	Carrying Value	Fair Value	Level 1	Level 2	Level 3
		(HK$ in thousands)
Financial liabilities, not measured at fair value
Amounts due to related parties	14,687	14,687	—	14,687	—
Payables:
Clients	7,340,823	7,340,823	—	7,340,823	—
Brokers	929,692	929,692	—	929,692	—
Clearing organization	82,878	82,878	—	82,878	—
Interest	2,066	2,066	—	2,066	—
Short-term borrowings	1,542,448	1,542,448	—	1,542,448	—
Other financial liabilities	10,832	10,832	—	10,832	—

Total financial liabilities, not measured at fair value	9,923,426	9,923,426	—	9,923,426	—

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	FINANCIAL ASSETS AND FINANCIAL LIABILITIES (Continued)

Financial Assets and Liabilities Not Measured at Fair Value (Continued)

	As of December 31, 2016
	Carrying Value	Fair Value	Level 1	Level 2	Level 3
	(HK$ in thousands)
Financial assets, not measured at fair value
Cash and cash equivalents	179,016	179,016	179,016	—	—
Cash held on behalf of clients	3,345,172	3,345,172	3,345,172	—	—
Amounts due from related parties	1,006	1,006	—	1,006	—
Loans and advances	126,163	126,163	—	126,163	—
Receivables:
Clients	792,480	792,480	—	792,480	—
Brokers	9,918	9,918	—	9,918	—
Clearing organization	9,614	9,614	—	9,614	—
Interest	1,070	1,070	—	1,070	—
Other financial assets	15,460	15,460	—	15,460	—

Total financial assets, not measured at fair value	4,479,899	4,479,899	3,524,188	955,711	—

	As of December 31, 2016
	Carrying Value	Fair Value	Level 1	Level 2	Level 3
	(HK$ in thousands)
Financial liabilities, not measured at fair value
Amounts due to related parties	6,479	6,479	—	6,479	—
Payables:
Clients	4,107,782	4,107,782	—	4,107,782	—
Brokers	31,446	31,446	—	31,446	—
Clearing organization	10,441	10,441	—	10,441	—
Interest	2,481	2,481	—	2,481	—
Short-term borrowings	161,179	161,179	—	161,179	—
Convertible notes	32,030	32,030	—	32,030	—
Other financial liabilities	6,843	6,843	—	6,843	—

Total financial liabilities, not measured at fair value	4,358,681	4,358,681	—	4,358,681	—

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	FINANCIAL ASSETS AND FINANCIAL LIABILITIES (Continued)

Netting of Financial Assets and Financial Liabilities

In the tables below, the amounts of financial instruments that are not offset in the consolidated balance sheets, but could be netted against cash or financial instruments with specific counterparties under master netting agreements, according to the terms of the agreements, including clearing organization, are presented to provide financial statement readers with the Group’s net payable or receivable with counterparties for these financial instruments, as of December 31, 2017 and 2016.

	Effects of offsetting on the balance sheet			Related amounts not offset
2018	Gross amounts	Gross amounts set off in the balance sheet	Net amounts presented in the balance sheet	Amounts subject to master netting arrangements	Financial instrument collateral	Net amount
	HK$ in thousands
Financial Assets
Amounts due from clearing organization	1,472,596	(1,296,641)	175,955	—	—	175,955
Deposit paid for securities borrowed(1)	397,675	—	397,675	—	(299,173)	98,502
Financial liabilities
Amounts due to clearing organization	—	—	—	—	—	—
Deposit received for securities lent(1)	488,068	—	488,068	—	(299,173)	188,895

	Effects of offsetting on the balance sheet			Related amounts not offset
2017	Gross amounts	Gross amounts set off in the balance sheet	Net amounts presented in the balance sheet	Amounts subject to master netting arrangements	Financial instrument collateral	Net amount
	HK$ in thousands
Financial Assets
Amounts due from clearing organization	944,194	(888,302)	55,892	—	—	55,892
Deposit paid for securities borrowed(1)	96,347	—	96,347	—	(73,726)	22,621
Financial liabilities
Amounts due to clearing organization	989,229	(906,351)	82,878	—	—	82,878
Deposit received for securities lent(1)	117,848	—	117,848	—	(73,726)	44,122

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	FINANCIAL ASSETS AND FINANCIAL LIABILITIES (Continued)

Netting of Financial Assets and Financial Liabilities (Continued)

	Effects of offsetting on the balance sheet			Related amounts not offset
2016	Gross amounts	Gross amounts set off in the balance sheet	Net amounts presented in the balance sheet	Amounts subject to master netting arrangements	Financial instrument collateral	Net amount
	HK$ in thousands
Financial assets
Amounts due from clearing organization	227,197	(217,583)	9,614	—	—	9,614
Deposit paid for securities borrowed(1)	52	—	52	—	(40)	12
Financial liabilities
Amounts due to clearing organization	206,872	(196,431)	10,441	—	—	10,441
Deposit received for securities lent(1)	64	—	64	—	(40)	24

(1)

The Operating Company borrows securities from a securities lender and subsequently lends the securities to customers. Under this agreement the amounts of deposits paid for securities borrowed is transacted through the securities lender and the Operating Company receives deposits from customers for securities borrowing purpose. For presentation purposes, these amounts presented are included in “Receivables from brokers” and “Payables to clients” in the consolidated balance sheets, respectively.

4.	LOANS AND ADVANCES

	As of December 31,
	2016	2017	2018
	(HK$ in thousands)
Margin loans	126,163	2,865,035	2,886,105
Other advances	—	42,932	200,799

Total	126,163	2,907,967	3,086,904

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	PROPERTY AND EQUIPMENT, NET

	As of December 31,
	2016	2017	2018
	(HK$ in thousands)
Gross carrying amount
Office equipment	6,701	11,997	20,501
Computers and equipment	2,382	5,876	12,981
Furniture and fixtures	3,543	3,791	4,961
Vehicle	632	637	638

Total of gross carrying amount	13,258	22,301	39,081

Less: accumulated depreciation
Office equipment	(2,340)	(3,992)	(8,204)
Computers and equipment	(1,410)	(2,639)	(4,542)
Furniture and fixtures	(1,116)	(1,984)	(3,063)
Vehicle	(170)	(293)	(414)

Total of accumulated depreciation	(5,036)	(8,908)	(16,223)

Property and equipment, net	8,222	13,393	22,858

Depreciation expenses on property and equipment which are included in research and development expenses, selling and marketing expenses and general and administrative expenses in the consolidated statements of comprehensive (loss)/income for the years ended December 31, 2016, 2017 and 2018 were HK$3,354 thousand, HK$3,998 thousand and HK$8,012 thousand, respectively.

6.	INTANGIBLE ASSETS , NET

	As of December 31,
	2016	2017	2018
	(HK$ in thousands)
Gross carrying amount
Computer software	1,072	1,217	1,161
Trading right	500	500	1,000
Golf membership	678	726	687

Total of gross carrying amount	2,250	2,443	2,848

Less: accumulated amortization
Computer software	(236)	(579)	(804)
Trading right	(500)	(500)	(500)
Golf membership	(11)	(85)	(133)

Total of accumulated amortization	(747)	(1,164)	(1,437)

Intangible assets, net	1,503	1,279	1,411

Amortization expenses on intangible assets which are included in research and development expenses, selling and marketing expense and general and administrative expenses in the consolidated statements of comprehensive (loss)/income for the years ended December 31, 2016, 2017 and 2018 were HK$222 thousand, HK$302 thousand and HK$315 thousand, respectively.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	OTHER ASSETS

	As of December 31,
	2016	2017	2018
	(HK$ in thousands)
Property and equipment, net (Note 5)	8,222	13,393	22,858
Intangible assets, net (Note 6)	1,503	1,279	1,411
Deferred tax assets (Note 22)	19,839	15,776	—
Refundable deposit	6,004	18,659	17,519
Deferred initial public offering cost	—	—	20,948
Staff advances	3,691	5,484	65,177
Others	6,617	11,327	21,366

Total	45,876	65,918	149,279

8.	SHORT-TERM BORROWINGS

	As of December 31,
	2016	2017	2018
	(HK$ in thousands)
Borrowings from:
Banks(1)	—	1,142,448	1,176,251
Related parties(2)	161,179	400,000	—
Third party(3)	—	—	400,000

Total	161,179	1,542,448	1,576,251

The Group loaned short-term borrowings mainly to support its margin financing business in Hong Kong securities market. Those borrowings bear weighted average interest rates of 4.09%, 3.18% and 4.46% as of December 31, 2016, 2017 and 2018, respectively.

(1) The Group has unused borrowing facilities of HK$383,200 thousand, HK$1,373,327 thousand and HK$4,190,779 thousand from banks as of December 31, 2016, December 31, 2017 and 2018, respectively. These facilities are uncommitted and could be withdrawn upon the request of the Group. As of December 31, 2016, 2017 and 2018, the Group had an outstanding borrowing balance of nil, HK$1,142,448 thousand and HK$1,176,251 thousand, respectively. These unused facilities were guaranteed by Mr. Leaf Hua Li and/or pledged by margin clients’ shares as collateral, and bear either fixed interest rates which range from 5.8% to 6.0% per annum, or floating interest rates based on various benchmarks including Hong Kong Prime Rate, Hong Kong Interbank Offered Rate (“HIBOR”), CHN HIBOR, etc.

(2) The Group has unused facilities of nil, HK$300,000 thousand and nil from a related party as of December 31, 2016, 2017 and 2018, respectively. These facilities are uncommitted and could be withdrawn upon the request of the Group. As of December 31, 2016, 2017 and 2018, the Group had an outstanding borrowing balance of HK$161,179 thousand, HK$400,000 thousand and nil, respectively. These unused facilities were guaranteed by Mr. Leaf Hua Li and Futu Holdings Limited, and bear fixed interest rates which range from 4.0% to 7.20% per annum.

(3) The Group has an unused facility of HK$1,100,000 thousand from a third party as of December 31, 2018. This facility is uncommitted and could be withdrawn upon the request of the Group. As of December 31,

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	SHORT-TERM BORROWINGS (Continued)

2018, the Group had an outstanding borrowing balance of HK$400,000 thousand under this facility, which was guaranteed by Mr. Leaf Hua Li. This unused facility bears a floating interest rate based on HIBOR.

9.	CONVERTIBLE NOTES

In May 2015, the Group issued convertible notes in the aggregated principal amount of HK$30,000 thousand (US$3,855 thousand) to Qiantang River Investment Limited (“Qiantang River”), the investor of the Group with compounding interest at 4% per annum, maturing one year after the issuance date. Subsequently, an amendment agreed between the Group and the holder of the convertible note to extend maturity date to one year more after the effective date. Pursuant to the convertible note agreement, the holder of the convertible note may convert the outstanding principal of the convertible note and accrued but unpaid interest under this convertible note into a number of shares of Series C Convertible Redeemable Preferred Shares (“Series C Preferred Shares”) of the Company at a per share price of the Series C Preferred Shares; or convert the outstanding balance in whole or in part into fully paid and non-assessable shares of the Company’s Ordinary Shares at a price per share equal to the fair market value of the Company’s ordinary shares immediately prior to the change of control or IPO, as applicable.

In conjunction with the issuance of the convertible notes, the Group entered into a Series C Preferred Shares purchase agreement with Image Frame Investment (Hong Kong) Limited, the fellow subsidiary of Qiantang River, the convertible note investor and issued shares of Series C Preferred Shares to it. The issuance of Series C Preferred Shares was to allow convertible note investor to exercise voting rights in the Company on an as-converted basis. No other rights of Series C Preferred Shares could be enjoyed by Qiantang River, convertible note investor prior to the conversion of the convertible note.

Convertible notes, which were classified as liabilities, was initially measured at par under ASC 470 and subsequently stated at amortized cost plus accrued unpaid interest with any difference between the initial carrying value and the principal amount as interest expenses using the effective interest method over the period from the issuance date to the maturity date.

10.	ACCRUED EXPENSES AND OTHER LIABILITIES

	As of December 31,
	2016	2017	2018
	(HK$ in thousands)
Payroll and welfare payable	13,179	36,017	53,138
Tax payables	2,474	5,135	48,841
Accrued initial public offering fees and costs	—	—	18,138
Accrued surcharges of social security underpayment	3,044	5,451	11,889
Contract liabilities	2,551	4,404	4,774
Stamp duty, trading levy and trading fee payables	1,324	5,739	3,540
Others	4,117	3,971	9,498

Total	26,689	60,717	149,818

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	ORDINARY SHARES

The Company’s original Memorandum and Articles of Association authorizes the Company to issue 807,500 ordinary shares with a par value of US$0.0050 per share. After a share split effective on September 22, 2016, the Company’s amended Memorandum and Articles of Association authorizes the Company to issue 403,750,000 ordinary shares with a par value of US$0.00001 per share. Each ordinary share is entitled to one vote. The holders of ordinary shares are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to prior rights of holders of all other classes of shares outstanding.

Dividend distribution

Dividend distribution to the Company’s shareholder is recognized as a liability in the Group’s consolidated financial statements in the period in which the dividends are approved by the Company’s shareholders or directors, where appropriate. Cash dividend on ordinary shares, if any, will be paid in U.S. dollar.

Variation of share capital

In December 2018, written resolutions were passed by the board of directors of the Company and its shareholders, pursuant to which, below major matters have been approved by the board of directors and its shareholders:

(a) the Group will adopt a dual-class share structure, consisting of Class A ordinary shares and Class B ordinary shares, which will become effective immediately prior to the completion of the Company’s initial public offering. Immediately prior to the completion of the initial public offering, (i) the conversion and re-designation of all of the then currently issued and outstanding preferred shares into ordinary shares on a one-to-one basis; (ii) all of the ordinary shares ultimately held by the Company’s founder, chairman of the board of directors and chief executive officer, Mr. Leaf Hua Li, and 140,802,051 ordinary shares (including ordinary shares resulting from the conversion and re-designation of preferred shares) held by Qiantang River Investment Limited will be re-designated into Class B ordinary shares on a one-to-one basis and (iii) all of the remaining ordinary shares (including ordinary shares resulting from the conversion and re-designation of preferred shares) will be re-designated into Class A ordinary shares on a one-to-one basis. In respect of matters requiring the votes of shareholders, holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to twenty votes per share.

(b) immediately prior to the completion of the initial public offering, the authorized share capital will be increased from US$50,000 divided into 5,000,000,000 shares of par value of US$0.00001 each, to US$500,000 divided into 50,000,000,000 shares of par value of US$0.00001 each. of which (i) 48,700,000,000 shall be designated as Class A ordinary shares; (ii) 800,000,000 shall be designated as Class B ordinary shares; and (iii) 500,000,000 shares of such class or classes (however designated) as the board may determine in accordance with the post-offering amended and restated memorandum and articles of association.

12.	REDEEMABLE CONVERTIBLE PREFERRED SHARES

In October 2014, the Group issued 250,000 Series A Convertible Redeemable Preferred Shares (“Series A Preferred Shares”) for an aggregate purchase price of US$7,000 thousand and 46,875 Series A-1 Convertible Redeemable Preferred Shares (“Series A-1 Preferred Shares”) for an aggregate purchase price of US$1,500 thousand.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

In May 2015, the Group issued 176,847 Series B Convertible Redeemable Preferred Shares (“Series B Preferred Shares”) for an aggregate purchase price of US$30,000 thousand.

All the Series A, Series A-1 and Series B Preferred Shares were issued for cash consideration and have the same par value of US$0.005 per share at each issuance date.

After a share split effective on September 22, 2016, the number of shares of Series A, Series A-1 and Series B Preferred Shares were proportionally split with par value of US$0.00001 per share. 125,000,000 Series A Preferred Shares, 23,437,500 Series A-1 Preferred Shares and 88,423,500 Series B Preferred Shares were issued in the Company’s amended Memorandum and Articles of Association.

In May 2017, the Group issued 128,844,812 Series C Convertible Redeemable Preferred Shares (“Series C Preferred Shares”) for an aggregate purchase price of US$91,362 thousand and 12,225,282 Series C-1 Convertible Redeemable Preferred Shares (“Series C-1 Preferred Shares”) for an aggregate purchase price of US$12,609 thousand.

Out of the total Series C Preferred Shares, i) 95,094,173 Series C Preferred Shares were issued for cash consideration of US$67,430 thousand; ii) 5,878,794 Series C Preferred Shares were converted from the convertible note with the principal amount of US$3,855 thousand plus accrued but unpaid interest of US$314 thousand at the price per share of US$0.71; and iii) 27,871,845 Series C Preferred Shares were issued from the repayment of an outstanding principal amount of US$19,274 thousand plus accrued but unpaid interest of US$490 thousand loaned by the fellow subsidiary of the investor of Series C Preferred Shares to the Company. The total Series C-1 Preferred Shares were issued of cash consideration.

The Series A, Series A-1, Series B, Series C and Series C-1 Preferred Shares are collectively referred to as the “Preferred Shares”. All series of Preferred Shares have the same par value of US$0.00001 per share.

The Group determined that the Series A, Series A-1, Series B, Series C and Series C-1 Preferred Shares should be classified as mezzanine equity upon their respective issuance since the Preferred Shares are contingently redeemable at any time on or after May 22, 2023 (the sixth anniversary of the issuance date of the Series C Preferred Shares) from the issuance date in the event that a qualified initial public offering (“QIPO”) has not occurred and the Preferred Shares have not been converted.

The major rights, preferences and privileges of the Preferred Shares issued by the Company are as follows:

Conversion Rights

1)	Optional Conversion

Each of the Preferred Shares is convertible, at the option of the holder, into the Company’s ordinary shares at an initial conversion ratio of 1:1 at any time after the date of issuance of such Preferred Shares, subject to adjustments in the event of (i) share splits and combinations, (ii) ordinary share dividends and distributions, or (iii) reorganizations, mergers, consolidations, reclassifications, exchanges and substitutions.

2)	Automatic Conversion

Each Preferred Share shall automatically be converted into ordinary shares, at the then-effective preferred share conversion price upon the occurrence of a QIPO.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Voting Rights

The holder of each ordinary share issued and outstanding has one vote for each ordinary share held and the holder of each Preferred Shares has the number of votes as equals to the number of ordinary shares then issuable upon their conversion into ordinary shares. To the extent that applicable law, Memorandum and Articles of the Company allow any class or series of Preferred Shares to vote separately as a class or series with respect to any matters, such Preferred Shares shall vote separately as a class or series with respect to such matters.

Redemption Rights

Redemption Condition for Preferred Shares:

The Preferred Shares are redeemable in the event of:

i)	any material breach of the transaction documents by any Group Company which involves fraud, intentional misconduct, or gross negligence, and which results in a material adverse effect;

ii)	the failure of a QIPO to occur by the sixth anniversary of the issuance date of the Series C Preferred Shares; or

iii)	requested by a majority holders of the Preferred Shares.

The redemption price of each Preferred Share shall be the sum of (i) the Preferred Shares issuance price, (ii) plus interest thereon at 6% per annum on the issuance price, compounded annually; and (iii) plus any accrued but unpaid dividends.

The Group accretes changes in the redemption value over the period from the date of issuance of the Preferred Shares to their respective earliest redemption date using effective interest method. Changes in the redemption value are considered to be changes in accounting estimates. The accretion will be recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges should be recorded by increasing the accumulated deficit.

Dividends Rights

Each holders of the Preferred Shares shall be entitled to receive preferential dividends prior and in preference before, any dividend on the ordinary shares. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be non-cumulative.

After payment of such preferential dividends on Preferred Shares during any year, any further dividends or distribution distributed during such year shall be declared and paid ratably on the outstanding Preferred Shares (on an as-converted basis) and the ordinary shares.

No dividends on Preferred Shares and ordinary shares have been declared since the inception through December 31, 2018.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Liquidation Preferences

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, all assets and funds of the Company legally available for distribution among holders of the outstanding Shares (on an as-converted to basis) in the following order and manner:

i)

the holders of the Series C Preferred Shares and Series C-1 Preferred Shares shall be entitled to receive for each Series C Preferred Share and Series C-1 Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class or series of shares by reason of their ownership of such shares, an amount equal to 100% of the Series C issuance price and Series C-1 issuance price, plus all accrued but unpaid dividends on such Series C Preferred Share and Series C-1 Preferred Share, as applicable (collectively, the “Series C Preference Amount”).

ii)

if there are any assets or funds remaining after the aggregate Series C Preference Amount has been distributed or paid in full to the applicable holders of Series C Preferred Shares and Series C-1 Preferred Shares, the holders of the Series B Preferred Shares shall be entitled to receive for each Series B Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class or series of shares by reason of their ownership of such shares, the amount equal to 100% of the Series B issuance price, plus all accrued but unpaid dividends on such Series B Preferred Share (collectively, the “Series B Preference Amount”). If the assets and funds thus distributed among the holders of the Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full Series B Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Shares in proportion to the Series B Preference Amount each such holder is otherwise entitled to receive.

iii)

if there are any assets or funds remaining after the aggregate Series C Preference Amount and Series B Preference Amount has been distributed or paid in full to the applicable holders of Series C Preferred Shares, Series C-1 Preferred Shares and Series B Preferred Shares, respectively, the holders of the Series A Preferred Shares and Series A-1 Preferred Shares shall be entitled to receive for each Series A Preferred Share and Series A-1 Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the remaining assets or funds of the Company to the holders of Ordinary Shares by reason of their ownership of such shares, the amount equal to 100% of the Series A issuance price or the Series A-1 issuance price, as applicable, plus all accrued but unpaid dividends on such Series A Preferred Share and Series A-1 Preferred Share, as applicable (collectively, the “Series A Preference Amount”). If the assets and funds thus distributed among the holders of the Series A Preferred Shares and Series A-1 Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares and Series A-1 Preferred Shares in proportion to the Series A Preference Amount each such holder is otherwise entitled to receive.

iv)

if there are any assets or funds remaining after the aggregate of the Series A Preference Amount, Series B Preference Amount and Series C Preference Amount have been distributed or paid in full to the applicable holders of Preferred Shares, the remaining assets and funds of the Company available for distribution to the shareholders shall be distributed ratably among the holders of the Preferred Shares (on an as-converted basis), together with the holders of the ordinary shares.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Accounting of the Preferred Shares

The Company classified the Preferred Shares as mezzanine equity in the consolidated balance sheets because they were redeemable at the holders’ option any time after a certain date and were contingently redeemable upon the occurrence of certain liquidation events outside of the Company’s control. The Preferred Shares are recorded initially at fair value, net of issuance costs.

The Group determined that the embedded conversion features and the redemption features do not require bifurcation as they either are clearly and closely related to the Preferred Shares or do not meet the definition of a derivative.

The Group has determined that there was no embedded beneficial conversion feature attributable to the Preferred Shares. In making this determination, the Group compared the initial effective conversion prices of the Preferred Shares and the fair values of the Group’s ordinary shares determined by the Group at the issuance dates. The initial effective conversion prices were greater than the fair values of the ordinary shares to which the Preferred Shares are convertible into at the issuance dates.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Accounting of the Preferred Shares (Continued)

The Group’s Preferred Shares activities for the years ended December 31, 2016, 2017 and 2018 are summarized below:

	Series A Preferred Shares		Series A-1 Preferred Shares		Series B Preferred Shares		Series C Preferred Shares		Series C-1 Preferred Shares
	No. of shares	Amount in HK$	No. of shares	Amount in HK$	No. of shares	Amount in HK$	No. of shares	Amount in HK$	No. of shares	Amount in HK$
Balances at December 31, 2015	125,000,000	58,246,523	23,437,500	12,481,402	88,423,500	240,518,000	—	—	—	—
Preferred Shares redemption value accretion	—	3,259,872	—	698,544	—	13,970,880	—	—	—	—
Balances at December 31, 2016	125,000,000	61,506,395	23,437,500	13,179,946	88,423,500	254,488,880	—	—	—	—

Issuance of Preferred Shares	—	—	—	—	—	—	128,844,812	708,765,649	12,225,282	97,818,708
Preferred Shares redemption value accretion	—	3,273,858	—	701,541	—	14,030,820	—	26,106,072	—	3,602,966
Balances at December 31, 2017	125,000,000	64,780,253	23,437,500	13,881,487	88,423,500	268,519,700	128,844,812	734,871,721	12,225,282	101,421,674

Preferred Shares redemption value accretion	—	3,291,792	—	705,384	—	14,107,680	—	42,963,732	—	5,929,544
Balances at December 31, 2018	125,000,000	68,072,045	23,437,500	14,586,871	88,423,500	282,627,380	128,844,812	777,835,453	12,225,282	107,351,218

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	SHARE-BASED COMPENSATION

Share-based compensation was recognized in operating expenses for the years ended December 31, 2016, 2017 and 2018 as follows:

	Year ended December 31,
	2016	2017	2018
	(HK$ in thousands)
Research and development expenses	8,335	8,854	9,223
General and administrative expenses	559	754	1,113
Selling and marketing expenses	261	161	104

Total share-based compensation expenses	9,155	9,769	10,440

Share Options

In October, 2014, the Board of Directors of the Group approved the establishment of 2014 Share Incentive Plan, the purpose of which is to provide an incentive for employees contributing to the Group. The 2014 Share Incentive Plan shall be valid and effective until October 30, 2024. The maximum number of shares that may be issued pursuant to all awards (including incentive share options) under 2014 Share Incentive Plan shall be 135,032,132 shares. Option awards are granted with an exercise price determined by the Board of Directors. Those option awards generally vest over a period of four or five years and expire in ten years.

In December 2018, the Company approved and proposed to adopt a 2019 Share Incentive Plan effective on October 1, 2019, pursuant to which the maximum number of shares of the Company available for issuance pursuant to all awards under this 2019 Share Incentive Plan shall be a number of up to 2% of the total number of shares issued and outstanding on September 29, 2019 as determined by the Board, plus an annual increase on each September 30 during the term of this 2019 Share Incentive Plan commencing on September 30, 2020, by an amount determined by the Board; provided, however, that (i) the number of shares increased in each year shall not be more than 2% of the total number of shares issued and outstanding on September 29 of the same year and (ii) the aggregate number of shares initially reserved and subsequently increased during the term of this 2019 Share Incentive Plan shall not be more than 8% of the total number of shares issued and outstanding on September 29 immediately preceding the most recent increase.

For the years ended December 31, 2016, 2017 and 2018, the Group granted 7,783,301, 217,455 and 9,625,690 share options to employees pursuant to the 2014 Share Incentive Plan.

A summary of the stock option activity under the 2014 Share Incentive Plan for the years ended December 31, 2016, 2017 and 2018 is included in the table below.

	Options granted share Number	Weighted average exercise price (US$)
Outstanding at January 1, 2016	103,624,019	0.0057

Granted	7,783,301	0.1648

Outstanding at December 31, 2016	111,407,320	0.0168

Granted	217,455	0.9188

Outstanding at December 31, 2017	111,624,775	0.0186

Granted	9,625,690	1.1065

Cancelled/forfeited/repurchased	(42,627)	0.2000

Outstanding at December 31, 2018	121,207,838	0.1049

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	SHARE-BASED COMPENSATION (Continued)

Share Options (Continued)

The following table summarizes information regarding the share options granted as of December 31, 2016, 2017 and 2018:

	As of December 31, 2016
	Number of options	Weighted- average exercise price	Weighted- average remaining exercise contractual life	Aggregate intrinsic value
		US$	In years	HK$ in thousand
Options
Outstanding	111,407,320	0.0168	7.84	3,597
Exercisable	44,540,241	0.0035	7.84	1,515
Expected to vest	66,867,079	0.0257	7.84	2,082

	As of December 31, 2017
	Number of options	Weighted- average exercise price	Weighted- average remaining exercise contractual life	Aggregate intrinsic value
		US$	In years	HK$ in thousand
Options
Outstanding	111,624,775	0.0186	6.84	6,660
Exercisable	70,630,894	0.0073	6.84	4,317
Expected to vest	40,993,881	0.0380	6.84	2,343

	As of December 31, 2018
	Number of options	Weighted- average exercise price	Weighted- average remaining exercise contractual life	Aggregate intrinsic value
		US$	In years	HK$ in thousand
Options
Outstanding	121,207,838	0.1049	5.84	19,119
Exercisable	96,370,749	0.0093	5.84	16,378
Expected to vest	24,837,089	0.4759	5.84	2,741

The weighted average grant date fair value of options granted for the years ended December 31, 2016, 2017 and 2018 were US$0.1122 and US$0.0998 and US$0.6010 per option, respectively.

No options were exercised for the years ended December 31, 2016, 2017 and 2018.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	SHARE-BASED COMPENSATION (Continued)

Share Options (Continued)

The fair value of each option granted under the Company’s 2014 Share Incentive Plans during 2016, 2017 and 2018 was estimated on the date of each grant using the binomial option pricing model with the assumptions (or ranges thereof) in the following table:

	2016	2017	2018
Exercise price (US$)	0.00001-0.02	0.8-1.03	0.3-1.2
Fair value of the ordinary shares on the date of option grant (US$)	0.2033	0.4220	1.2820
Risk-free interest rate	0.91%	1.30%	2.33%
Expected term (in years)	8.3	7.3	6.0
Expected dividend yield	0%	0%	0%
Expected volatility	48%	46%	44%
Expected forfeiture rate (post-vesting)	15%	15%	15%

Risk-free interest rate is estimated based on the yield curve of US Sovereign Bond as of the option valuation date. The expected volatility at the grant date and each option valuation date is estimated based on annualized standard deviation of daily stock price return of comparable companies with a time horizon close to the expected expiry of the term of the options. The Company has never declared or paid any cash dividends on its capital stock, and the Group does not anticipate any dividend payments in the foreseeable future. Expected term is the contract life of the options.

As of December 31, 2016, 2017 and 2018, there was HK$25,406 thousand (US$3,276 thousand), HK$15,644 thousand (US$2,023 thousand) and HK$50,694 thousand (US$6,472 thousand) of unrecognized compensation expenses related to the options, adjusted for estimated forfeitures, which is expected to be recognized over a weighted-average period of 2.37, 1.38 and 1.43 years, respectively, and may be adjusted for future changes in estimated forfeitures.

14.	NET (LOSS)/INCOME PER SHARE

For the years ended December 31, 2016, 2017 and 2018, the Group has determined that its all classes of convertible redeemable preferred shares are participating securities as they participate in undistributed earnings on an as-if-converted basis. The holders of the Preferred Shares are entitled to receive dividends on a pro rata basis, as if their shares had been converted into ordinary shares. Accordingly, the Group uses the two-class method of computing net (loss)/income per share, for ordinary shares and preferred shares according to the participation rights in undistributed earnings.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	NET (LOSS)/INCOME PER SHARE (Continued)

Basic net (loss)/income per share and diluted net (loss)/income per share have been calculated in accordance with ASC 260 on computation of earnings per share for the years ended December 31, 2016, 2017 and 2018 as follows:

	Year ended December 31,
	2016	2017	2018
	(HK$ in thousands, except for share and per share data)
Basic net (loss)/income per share calculation:
Numerator:
Net (loss)/income attributable to ordinary shareholder of the Company	(116,400)	(55,817)	36,938

Denominator:
Weighted average ordinary shares outstanding - basic	403,750,000	403,750,000	403,750,000
Net (loss)/income per share attributable to ordinary shareholder - basic	(0.29)	(0.14)	0.09

Diluted net (loss)/income per share calculation:
Numerator:
Net (loss)/income attributable to ordinary shareholder of the Company	(116,400)	(55,817)	36,938

Denominator:
Weighted average ordinary shares outstanding - basic	403,750,000	403,750,000	403,750,000
Dilutive effect of share options	—	—	107,786,122

Weighted average ordinary shares outstanding - diluted	403,750,000	403,750,000	511,536,122
Net (loss)/income per share attributable to ordinary shareholder - diluted	(0.29)	(0.14)	0.07

For the years ended December 31, 2016, 2017 and 2018, options to purchase ordinary shares that were anti-dilutive and excluded from the calculation of diluted net (loss)/income per share were 87,788,507 and 99,355,769 shares and 3,418,090 shares on a weighted average basis, respectively. For the years ended December 31, 2016, 2017 and 2018, the preferred shares convertible into ordinary shares that were anti-dilutive and excluded from the calculation of diluted net (loss)/income per share of the Company were 236,861,100, 323,435,523 and 377,931,094 shares on a weighted average basis, respectively.

15.	COLLATERALIZED TRANSACTIONS

The Operating Company also engages in margin financing transactions with and for clients through margin lending. Client receivables generated from margin lending activity are collateralized by client-owned securities held by the Operating Company. Clients’ required margin levels and established credit limits are monitored continuously by risk management staff using automated systems. Pursuant to the Operating Company’s policy and as enforced by such systems, clients are required to deposit additional collateral or reduce positions, when necessary to avoid forced liquidation of their positions.

Margin loans are extended to clients on a demand basis and are not committed facilities. Underlying collateral for margin loans is evaluated with respect to the liquidity of the collateral positions, valuation of securities, volatility analysis and an evaluation of industry concentrations. Adherence to the Operating

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	COLLATERALIZED TRANSACTIONS (Continued)

Company’s collateral policies significantly limits the Operating Company’s credit exposure to margin loans in the event of a client’s default. As of December 31, 2016, 2017 and 2018, approximately HK$126,163 thousand, HK$2,865,035 thousand and HK$2,886,105 thousand, respectively, of client margin loans were outstanding.

The following table summarizes the amounts related to collateralized transactions as of December 31, 2016, 2017 and 2018:

	As of December 31,
	2016		2017		2018
	HK$ in thousands		HK$ in thousands		HK$ in thousands
	Permitted to repledge	Repledged	Permitted to repledge	Repledged	Permitted to repledge	Repledged
Client margin assets	625,061	44,926	10,511,120	2,452,240	9,214,950	1,904,545

16.	BROKERAGE COMMISSION AND HANDLING CHARGE INCOME

	Year ended December 31,
	2016	2017	2018
	(HK$ in thousands)
Brokerage commission income	30,448	101,275	276,097
Handling and settlement fee income	44,050	83,643	131,893

Total	74,498	184,918	407,990

17.	INTEREST INCOME

	Year ended December 31,
	2016	2017	2018
	(HK$ in thousands)
Interest income from:
Margin financing and securities lending	1,762	65,489	226,062
Bank deposits	4,033	34,050	123,775
Bridge loan	—	863	7,827
IPO financing	—	5,470	2,921

Total	5,795	105,872	360,585

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.	OTHER INCOME

	Year ended December 31,
	2016	2017	2018
	(HK$ in thousands)
IPO subscription service charge income	484	6,570	16,139
Underwriting fee income	2	1,599	10,494
Enterprise public relations service charge income	2,332	6,717	9,187
Currency exchange service income	2,886	2,954	2,711
Client referral income from brokers	846	1,934	2,166
Market information and data income	169	311	1,465
ESOP management service income	—	—	270
Other	3	788	336

Total	6,722	20,873	42,768

19.	BROKERAGE COMMISSION AND HANDLING CHARGE EXPENSES

	Year ended December 31,
	2016	2017	2018
	(HK$ in thousands)
Commission, handling and settlement expenses	18,730	35,643	78,581
IPO subscription service charge expenses	—	1,134	1,546

Total	18,730	36,777	80,127

20.	INTEREST EXPENSES

	Year ended December 31,
	2016	2017	2018
	(HK$ in thousands)
Interest expenses for margin financing
Borrowings from banks	27	7,189	37,983
Borrowings from other licensed financial institutions	2	6,293	26,008
Borrowings from other parties	3,430	5,276	28,771
Interest expenses for IPO financing
Borrowings from banks	—	1,121	2,862

Total	3,459	19,879	95,624

21.	PROCESSING AND SERVICING COSTS

	Year ended December 31,
	2016	2017	2018
	(HK$ in thousands)
Market information and data fee	14,529	37,482	46,669
Cloud service fee	4,353	7,636	14,081
Data transmission fee	2,129	5,822	9,145
SMS service fee	1,401	1,148	1,834
Others	468	358	2,114

Total	22,880	52,446	73,843

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22.	TAXATION

Value-added tax (“VAT”)

During the periods presented, the Group is subject to 6% VAT rate for the income arising from rending financial technology services to its clients in PRC.

Except that Futu Network Technology (Shenzhen) Co., Ltd. converted from Small-scale VAT Taxpayer to general VAT Taxpayer in April 2016 and was subject to 3% VAT rate for services income during January to March 2016.

The Group is also subject to surcharges on VAT payments according to PRC tax.

Income Tax

1)	Cayman Islands

The Company was incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to tax on either income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

2)	Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, Installment Hong Kong is subject to 16.5% income tax rate on its taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

3)	China

The Company’s subsidiaries, consolidated VIE and subsidiary of the VIE established in the PRC are subject to statutory income tax at a rate of 25%.

Under the Enterprise Income Tax (“EIT”) Law enacted by the National People’s Congress of PRC on March 16, 2007 and its implementation rules which became effective on January 1, 2008, dividends generated after January 1, 2008 and payable by FIEs in the PRC to its foreign investors who are non-resident enterprises are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement. Under the taxation arrangement between the PRC and Hong Kong, a qualified Hong Kong tax resident which is the “beneficial owner” and directly holds 25% or more of the equity interest in a PRC resident enterprise is entitled to a reduced withholding tax rate of 5%. The Cayman Islands, where the Company was incorporated, does not have a tax treaty with PRC.

The EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered resident enterprises for the PRC income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the EIT Law provide that non-resident legal entities will be considered as PRC resident enterprises if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc., occurs within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Group does not believe that the

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22.	TAXATION (Continued)

Income Tax (Continued)

3)	China (Continued)

Group’s entities organized outside of the PRC should be treated as resident enterprises for the PRC income tax purposes. If the PRC tax authorities subsequently determine that the Company and its subsidiary registered outside the PRC should be deemed resident enterprises, the Company and its subsidiary registered outside the PRC will be subject to the PRC income tax, at a rate of 25%.

Composition of income tax (benefit)/expense

The following table sets forth current and deferred portion of income tax (benefit)/expense:

	Year ended December 31,
	2016	2017	2018
	(HK$ in thousands)
Current income tax expense	—	6,286	46,781
Deferred income tax (benefit)/expense	(13,276)	5,194	15,507

Income tax (benefit)/expense	(13,276)	11,480	62,288

Tax Reconciliation

Reconciliation between the income tax (benefit)/expenses computed by applying the Hong Kong enterprise tax rate to income before income taxes and actual provision were as follows:

	Year ended December 31,
	2016	2017	2018
	(HK$ in thousands)
(Loss)/income before income tax	(111,747)	3,378	200,800

Tax (benefit)/expense at Hong Kong profit tax rate of 16.5%	(18,438)	557	33,132
Changes in valuation allowance	2,516	4,464	9,735
Tax effect of permanence differences	10,178	7,333	6,825
Effect of income tax in jurisdictions other than Hong Kong	(7,528)	(898)	12,670
Others	(4)	24	(74)

Income tax (benefit)/expense	(13,276)	11,480	62,288

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22.	TAXATION (Continued)

Deferred Tax Assets

Deferred income tax expense reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the deferred tax assets are as follows:

	As of December 31,
	2016	2017	2018
	(HK$ in thousands)
Deferred tax assets
Net operating loss carryforwards	27,616	29,290	19,084
Accrued expenses and others	1,273	—	4,165
Less: valuation allowance	(9,050)	(13,514)	(23,249)

Net deferred tax assets	19,839	15,776	—

Movement of Valuation Allowance

	Year ended December 31,
	2016	2017	2018
	(HK$ in thousands)
Balance at beginning of the year	6,534	9,050	13,514
Additions	2,516	4,464	9,735
Reversals	—	—	—

Balance at end of the year	9,050	13,514	23,249

Valuation allowance is provided against deferred tax assets when the Group determines that it is more-likely-than-not that the deferred tax assets will not be utilized in the future. The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will be more-likely-than-not realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgment and the forecasts of future taxable income are consistent with the plans and estimates the Group is using to manage the underlying businesses. The statutory rate of 25% or 16.5%, depending on which entity, was applied when calculating deferred tax assets.

As of December 31, 2016, 2017 and 2018, the Group had net operating loss carryforwards of approximately HK$121,557 thousand, HK$126,473 thousand and HK$89,534 thousand, respectively, which arose from the subsidiaries, VIE and the VIE’s subsidiary established in Hong Kong and PRC. As of December 31, 2016, 2017 and 2018, of the net operating loss carryforwards, HK$39,777 thousand, HK$65,491 thousand and HK$89,534 thousand was provided for valuation allowance respectively. While the remaining HK$81,780 thousand, HK$60,982 thousand and nil is expected to be utilized prior to expiration considering future taxable income for respective entities. As of December 31, 2018, the Group does not believe that sufficient positive evidence exists to conclude that the recoverability of deferred tax assets of accrued expenses and others is more likely than not to be realized. Consequently, the Group has provided full valuation allowance on the related deferred tax assets.

The Company intends to indefinitely reinvest all the undistributed earnings of the Company’s VIE and subsidiary of the VIE in China, and does not plan to have any of its PRC subsidiaries to distribute any dividend; therefore no withholding tax is expected to be incurred in the foreseeable future. Accordingly, no income tax is

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22.	TAXATION (Continued)

Movement of Valuation Allowance (Continued)

accrued on the undistributed earnings of the Company’s VIE and subsidiary of the VIE as of December 31, 2016, 2017 and 2018. As of December 31, 2016, 2017 and 2018, the Group’s PRC subsidiaries were still in accumulated deficit position.

Uncertain Tax Position

The Group did not identify significant unrecognized tax benefits for the years ended December 31, 2016, 2017 and 2018. The Group did not incur any interest related to unrecognized tax benefits, did not recognize any penalties as income tax expense and also does not anticipate any significant change in unrecognized tax benefits within 12 months from December 31, 2018.

23.	DEFINED CONTRIBUTION PLAN

Full-time employees of the Group in the PRC are entitled to welfare benefits including pension insurance, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance, and housing fund plans through a PRC government-mandated defined contribution plan. Chinese labor regulations require that the Group makes contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions. Total contributions by the Group for such employee benefits were RMB8,494 thousand, RMB12,171 thousand and RMB20,038 thousand for the years ended December 31, 2016, 2017 and 2018, respectively.

For the employees in Hong Kong, the group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual basis. The group has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available. Included in employee compensation and benefits expenses in the consolidated statements of comprehensive (loss)/income were HK$464 thousand, HK$672 thousand and HK$938 thousand of plan contributions for the years ended December 31, 2016, 2017 and 2018, respectively.

24.	REGULATORY REQUIREMENTS

Subject to the Securities and Futures (Financial Resources) Rules and the Securities and Futures Ordinance, Futu Securities is required to maintain minimum paid-up share capital. Regulatory capital requirements could restrict the Operating Company from expanding their business and declaring dividends if their net capital does not meet regulatory requirements. As of December 31, 2016, 2017 and 2018, aggregate excess regulatory capital for the Operating Company was HK$204,895 thousand, HK$588,673 thousand and HK$588,469 thousand respectively. As of December 31, 2018, the regulated Operating Company was in compliance with their respective regulatory capital requirements.

25.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Group leases office space under non-cancelable operating lease agreements with initial lease term from one year to five years. Rental expense is recognized from the date of initial possession of the leased property on a

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25.	COMMITMENTS AND CONTINGENCIES (Continued)

Operating Leases (Continued)

straight-line basis over the term of the lease and charged to earnings. Certain lease agreements contain rent holidays, which are recognized on a straight-line basis over the lease term.

Rental expense calculated for the Group was HK$6,645 thousand, HK$10,847 thousand and HK$21,256 thousand for the years ended December 31, 2016, 2017 and 2018, respectively, and is included in research and development expenses, selling and marketing expense and general and administrative expenses in the consolidated statements of comprehensive (loss)/income. As of December 31, 2018, the Group’s minimum annual lease commitments totaled HK$242,145 thousand, as follows:

Year	HK$ in thousand
2019	54,417
2020	56,705
2021	42,090
2022	46,232
2023	42,701

242,145

Hong Kong Securities and Futures Commission (“HK SFC”) Inquiries and Investigations

The financial services industry is highly regulated. From time to time, the Operating Company as a HK SFC-licensed corporation may be required to assist in and/or are subject to inquiries and/or investigations by relevant regulatory authorities in Hong Kong, such as the HK SFC. As of the date of this report, the Operating Company is involved in ongoing regulatory inquiries and investigations by the HK SFC where a certain conclusion has not been reached. For the years ended December 31, 2016, 2017 and 2018, the Group did not make any accrual for the aforementioned loss contingency.

26.	RELATED PARTY BALANCES AND TRANSACTIONS

The table below sets forth major related parties of the Group and their relationships with the Group:

Entity of individual name	Relationship with the Group
Mr. Leaf Hua Li and his spouse	Principal shareholder and member of his immediate families
Tencent Holdings Limited and its subsidiaries(“Tencent Group”)	Principal shareholder
Individual directors and officers and their spouses	Directors or officers of the Group and members of their immediate families

(a)	Cash and cash equivalent

	As of December 31,
	2016	2017	2018
	(HK$ in thousands)
Cash and cash equivalent	411	528	260

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26.	RELATED PARTY BALANCES AND TRANSACTIONS (Continued)

(a)	Cash and cash equivalent (Continued)

The balance represents the cash deposited by the Group in various payment channels of Tencent Group for funding marketing campaigns, of which could be withdrawn on demand.

(b)	Amounts Due from Related Parties

	As of December 31,
	2016	2017	2018
	(HK$ in thousands)
Amount due from Mr. Leaf Hua Li	112	201	—
Advance to individual directors and officers	894	6,340	—

	1,006	6,541	—

The amount due from Mr. Leaf Hua Li is cash advance for business purpose. This advance does not bear any interest and has been fully settled as of December 31, 2018. The advances to individual directors and officers are advances granted to Mr. Nineway Jie Zhang, Director of the Company, and Mr. Robin Li Xu, Vice President of the Company, bear interest rate of 4% and have been fully repaid as of December 31, 2018.

(c)	Short-term borrowings and interest expenses

	As of December 31,
	2016	2017	2018
	(HK$ in thousands)
Short-term borrowings	161,179	400,000	—

	Year ended December 31,
	2016	2017	2018
	(HK$ in thousands)
Interest expenses	3,430	3,457	17,129

(d)	Amounts Due to Related Parties

	As of December 31,
	2016	2017	2018
	(HK$ in thousands)
Cloud services from Tencent Group	5,950	14,269	8,409
SMS channel services from Tencent Group	529	418	182

	6,479	14,687	8,591

(e)	Convertible Notes

	As of December 31,
	2016	2017	2018
	(HK$ in thousands)
Convertible Notes	32,030	—	—

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26.	RELATED PARTY BALANCES AND TRANSACTIONS (Continued)

(f)	Transactions with Related Parties

	Year Ended December 31,
	2016	2017	2018
	(HK$ in thousands)
Cloud service fee	4,353	7,636	14,081
SMS channel service fee	1,245	1,148	1,834
Advertising expenses	—	—	112
ESOP management service income	—	—	202

The Group utilizes the cloud services provided by Tencent Group to process large amount of complicated data in-house, which reduces the risks involved in data storage and transmission. SMS channel services is provided by Tencent Group, including verification code, notification and marketing message services for the Group to reach its end users. Tencent Group provides advertising services to the Group via Tencent Group’s social media. The Group also earns revenue from Tencent Group by providing ESOP management service.

(g)	Traded related transactions with Related Parties

Included in receivables from and payables to clients in the consolidated balance sheets as of December 31, 2016, 2017 and 2018, were accounts receivable from directors and officers and their spouses of HK$2 thousand, HK$1 thousand and nil, and payables of HK$310,163 thousand, HK$234,124 thousand and HK$308,073 thousand, respectively. The Operating Company also extends credit to these related parties in connection with margin loans, as of December 31, 2016, 2017 and 2018, the margin loans lent to directors and officers amount to HK$123 thousand, HK$20,101 thousand and nil, respectively. Such loans are (i) made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the company, and (iii) do not involve more than the normal risk of collectability or present other unfavorable features. Revenue earned by providing brokerage services and margin loans to directors and officers and their spouses amounts to HK$3,314 thousand, HK$3,040 thousand and HK$6,797 thousand for the years ended December 31, 2016, 2017 and 2018, respectively.

(h)	Strategic cooperation framework agreement with Tencent Group

In December 2018, the Group entered into a strategic cooperation framework agreement with Tencent Group for future business development. Pursuant to the agreement, Tencent Group will cooperate with the Group in various areas. The Group considers there is no financial impact to the Group for the year ended December 31, 2018.

27.	SUBSEQUENT EVENTS

The Group evaluated event subsequent to the balance sheet date of December 31, 2016 through February 19, 2019, the date on which the financial statements are issued.

28.	UNAUDITED PRO FORMA INFORMATION

Pursuant to the Company’s memorandum and articles of association, the Company’s Preferred Shares and the convertible notes will be automatically converted into ordinary shares upon a QIPO.

Unaudited pro forma shareholders’ equity as of December 31, 2018, as adjusted for the reclassification of the related Preferred Shares from mezzanine equity to shareholders’ equity is shown in the unaudited pro forma consolidated balance sheets.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28.	UNAUDITED PRO FORMA INFORMATION (Continued)

Unaudited pro forma basic and diluted net income per ordinary share reflects the effect of the conversion of Preferred Shares and convertible notes as follows, as if the conversion occurred as of the beginning of the period or the original date of issuance, if later.

Year Ended December 31, 2018 (HK$ in thousands, except share and per share data)
Basic pro forma net income per share calculation:
Numerator:
Net income attributable to ordinary shareholder	36,938
Preferred shares redemption value accretion reversed	66,998
Income allocation to participating preferred shares reversed	34,576

Numerator for pro forma net income per share - basic	138,512

Denominator:
Weighted average number of ordinary shares used in calculating pro forma net income per share - basic	781,681,094

Pro forma net income per share - basic	0.18

Diluted pro forma net income per share calculation:
Numerator:
Net income attributable to ordinary shareholder	36,938
Preferred shares redemption value accretion reversed	66,998
Income allocation to participating preferred shares reversed	34,576

Numerator for pro forma net income per share – diluted	138,512

Denominator:
Weighted average number of ordinary shares used in calculating pro forma net income per share - basic	781,681,094
Dilutive effect of share options	107,786,122

Weighted average number of ordinary shares used in calculating pro forma net income per share - diluted	889,467,216

Pro forma net income per share - diluted	0.16

29.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

The condensed financial information of the Company has been prepared in accordance with SEC Regulation S-X Rule 5-04 and Rule 12-04, using the same accounting policies as set out in the Group’s consolidated financial statements.

The subsidiaries did not pay any dividend to the Company for the years presented. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted. The footnote disclosures contain supplemental information relating to the operations of the Company, as such, these statements are not the general purpose financial statements of the reporting entity and should be read in conjunction with the notes to the consolidated financial statements of the Company.

The Company did not have significant capital and other commitments or guarantees as of December 31, 2018.

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

29.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

Condensed Balance Sheets

(In thousands, except share and per share data)

	As of December 31,
	2016	2017	2018	2018
	HK$	HK$	HK$	US$
ASSETS
Cash and cash equivalents	29,833	8,246	8,779	1,121
Investments in subsidiaries, VIE and VIE’s subsidiary	279,448	764,627	1,368,728	174,794
Other assets	184,996	755,342	362,544	46,298

Total assets	494,277	1,528,215	1,740,051	222,213

LIABILITIES
Interest payable	1,480	502	1,217	155
Short-term borrowings	150,000	400,000	400,000	51,082
Convertible notes	32,030	—	—	—
Accrued expenses and other liabilities	356	497	235,920	30,128

Total liabilities	183,866	400,999	637,137	81,365

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

29.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

Condensed Balance Sheets

(In thousands, except share and per share data)

	As of December 31,
	2016	2017	2018	2018
	HK$	HK$	HK$	US$
MEZZANINE EQUITY
Series A convertible redeemable preferred shares (US$0.00001 of par value per share; 125,000,000, 125,000,000 and 125,000,000 shares authorized, issued and outstanding as of December 31, 2016, 2017 and 2018, respectively)	61,506	64,780	68,072	8,693
Series A-1 convertible redeemable preferred shares (US$0.00001 of par value per share; 23,437,500, 23,437,500 and 23,437,500 shares authorized, issued and outstanding as of December 31, 2016, 2017 and 2018, respectively)	13,180	13,881	14,587	1,863
Series B convertible redeemable preferred shares (US$0.00001 of par value per share; 88,423,500, 88,423,500 and 88,423,500 shares authorized, issued and outstanding as of December 31, 2016, 2017 and 2018, respectively)	254,489	268,520	282,627	36,093
Series C convertible redeemable preferred shares (US$0.00001 of par value per share; nil, 128,844,812 and 128,844,812 shares authorized, issued and outstanding as of December 31, 2016, 2017 and 2018, respectively)	—	734,872	777,835	99,334
Series C-1 convertible redeemable preferred shares (US$0.00001 of par value per share; nil, 12,225,282 and 12,225,282 shares authorized, issued and outstanding as of December 31, 2016, 2017 and 2018, respectively)	—	101,422	107,351	13,709

Total mezzanine equity	329,175	1,183,475	1,250,472	159,692

SHAREHOLDERS’ DEFICIT
Ordinary shares (US$0.00001 par value; 4,763,139,000, 4,622,068,906 and 4,622,068,906 shares authorized as of December 31, 2016, 2017 and 2018, respectively; 403,750,000, 403,750,000 and 403,750,000 shares issued and outstanding as of December 31, 2016, 2017 and 2018, respectively)	31	31	31	4
Accumulated other comprehensive income	107	7,864	10,095	1,289
Accumulated deficit	(18,902)	(64,154)	(157,684)	(20,137)

Total shareholders’ deficit	(18,764)	(56,259)	(147,558)	(18,844)

Total liabilities, mezzanine equity and shareholders’ deficit	494,277	1,528,215	1,740,051	222,213

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

29.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

Condensed Statements of Comprehensive Loss

(In thousands, except share and per share data)

	Year ended December 31,
	2016	2017	2018	2018
	HK$	HK$	HK$	US$
Costs
Interest expenses	(2,387)	(5,015)	(28,771)	(3,674)

Total costs	(2,387)	(5,015)	(28,771)	(3,674)

Total gross loss	(2,387)	(5,015)	(28,771)	(3,674)

Operating expenses
General and administrative expenses	(230)	(1,693)	(8,003)	(1,022)

Total operating expenses	(230)	(1,693)	(8,003)	(1,022)

Others, net	—	(598)	(198)	(25)
Loss before income tax	(2,617)	(7,306)	(36,972)	(4,721)

Income tax expense	—	—	—	—
Net loss	(2,617)	(7,306)	(36,972)	(4,721)

Preferred shares redemption value accretion	(17,929)	(47,715)	(66,998)	(8,556)

Net loss attributable to ordinary shareholder of the Company	(20,546)	(55,021)	(103,970)	(13,277)

Net loss	(2,617)	(7,306)	(36,972)	(4,721)
Other comprehensive income, net of tax
Foreign currency translation adjustment	139	7,757	2,231	285

Total comprehensive (loss)/income	(2,478)	451	(34,741)	(4,436)

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

29.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

Condensed Statements of changes in shareholders’ deficit

(In thousands, except share and per share data)

	Share capital		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total equity
	Number of Shares	Amount
As of January 1, 2016	403,750,000	31	—	(32)	(7,511)	(7,512)
Loss for the year	—	—	—	—	(2,617)	(2,617)
Share-based compensation	—	—	9,155	—	—	9,155
Preferred shares redemption value accretion	—	—	(9,155)	—	(8,774)	(17,929)
Foreign currency translation adjustment, net of tax	—	—	—	139	—	139

Balance at December 31, 2016	403,750,000	31	—	107	(18,902)	(18,764)

As of January 1, 2017	403,750,000	31	—	107	(18,902)	(18,764)
Loss for the year	—	—	—	—	(7,306)	(7,306)
Share-based compensation	—	—	9,769	—	—	9,769
Preferred shares redemption value accretion	—	—	(9,769)	—	(37,946)	(47,715)
Foreign currency translation adjustment, net of tax	—	—	—	7,757	—	7,757

Balance at December 31, 2017	403,750,000	31	—	7,864	(64,154)	(56,259)

As of January 1, 2018	403,750,000	31	—	7,864	(64,154)	(56,259)
Loss for the year	—	—	—	—	(36,972)	(36,972)
Share-based compensation	—	—	10,440	—	—	10,440
Preferred shares redemption value accretion	—	—	(10,440)	—	(56,558)	(66,998)
Foreign currency translation adjustment, net of tax	—	—	—	2,231	—	2,231

Balance at December 31, 2018	403,750,000	31	—	10,095	(157,684)	(147,558)

FUTU HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

29.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

Condensed Statements of Cash Flows

(In thousands)

	For the Year Ended December 31,
	2016	2017	2018	2018
	HK$	HK$	HK$	US$
Cash flows from operating activities
Net loss	(2,617)	(7,306)	(36,972)	(4,721)
Adjustments for:
Depreciation and amortization	120	120	122	16

Changes in operating assets:
Net (increase)/decrease in other assets	(93,011)	(560,695)	403,116	51,479

Changes in operating liabilities:
Net increase in interest payable	1,480	3,556	715	91
Net increase in other liabilities	105	141	235,423	30,065

Net cash (used in)/generated from operating activities	(93,923)	(564,184)	602,404	76,930

Cash flows from investing activities
Investment to subsidiaries	(166,548)	(478,028)	(601,871)	(76,862)

Net cash used in investing activities	(166,548)	(478,028)	(601,871)	(76,862)

Cash flows from financing activities
Proceeds from issuance of Series C preferred shares and Series C-1 preferred shares	—	620,625	—	—
Proceeds from short-term borrowings	150,000	700,000	1,003,000	128,089
Repayment of short-term borrowings	—	(300,000)	(1,003,000)	(128,089)

Net cash generated from financing activities	150,000	1,020,625	—	—

Net (decrease)/increase in cash and cash equivalents	(110,471)	(21,587)	533	68
Cash and cash equivalents at beginning of the year	140,304	29,833	8,246	1,053

Cash and cash equivalents at end of the year	29,833	8,246	8,779	1,121

Non-cash financing activities
Accretion to preferred shares redemption value	17,929	47,715	66,998	8,556
Issuance of Series C preferred shares from conversion of the convertible notes	—	32,345	—	—
Issuance of Series C preferred shares from repayment of short-term borrowing	—	153,896	—	—

Supplemental disclosure
Interest paid	(907)	(5,993)	(28,056)	(3,583)

Basis of presentation

The Company’s accounting policies are the same as the Group’s accounting policies.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our post-offering amended and restated memorandum and articles of association provide that we shall indemnify each officer or director of our company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the form of indemnification agreements filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On September 22, 2016, we effected a 1 to 500 share split, following which each of our previously issued ordinary shares, Series A preferred shares, Series A-1 preferred shares and Series B preferred shares was subdivided into 500 ordinary shares, Series A preferred shares, Series A-1 preferred shares and Series B preferred shares, respectively.

Purchaser	Date of Issuance	Title and Number of Securities	Consideration
Qiantang River Investment Limited	May 27, 2015	160,715 Series B preferred shares(1)	US$27,263,339

Matrix Partners China III Hong Kong Limited	May 27, 2015	9,740 Series B preferred shares(1)	US$1,652,324

Purchaser	Date of Issuance	Title and Number of Securities	Consideration
Sequoia Capital CV IV Holdco, Ltd.	May 27, 2015	6,392 Series B preferred shares(1)	US$1,084,337

Image Frame Investment (HK) Limited	May 22, 2017	128,844,812 Series C preferred shares	US$91,362,437

Matrix Partners China III Hong Kong Limited	May 22, 2017	7,381,311 Series C-1 preferred shares	US$7,613,100

SCC Venture VI Holdco, Ltd.(2)	May 22, 2017	4,843,971 Series C-1 preferred shares	US$4,996,082

Notes:

(1)	The numbers have not been adjusted to reflect the share split effective on September 22, 2016.
(2)	Affiliate of Sequoia Capital CV IV Holdco, Ltd.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-3 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

FUTU HOLDINGS LIMITED

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1†	Form of Underwriting Agreement

3.1†	Third Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Form of Fourth Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the completion of this offering

4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2†	Registrant’s Specimen Certificate for Ordinary Shares

4.3†	Form of Deposit Agreement, among the Registrant, the depositary and holder and beneficial owners of the American Depositary Receipts issued thereunder

4.4†	Second Amended and Restated Shareholders Agreement between the Registrant and other parties thereto dated May 22, 2017

5.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2†	Opinion of CM Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)

10.1†	Amended and Restated 2014 Share Incentive Plan

10.2†	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.3†	Form of Employment Agreement between the Registrant and its executive officer

10.4†	English translation of the second amended and restated shareholders’ voting rights proxy agreement among Shensi Beijing, Shenzhen Futu and the shareholders of Shenzhen Futu dated September 28, 2018

10.5†	English translation of the second amended and restated business operation agreement among Shensi Beijing, Shenzhen Futu and the shareholders of Shenzhen Futu dated September 28, 2018

10.6†	English translation of the executed form of the second amended and restated equity interest pledge agreement among Shensi Beijing, Shenzhen Futu and each of Shenzhen Futu’s shareholders, as currently in effect, and a schedule of all executed equity interest pledge agreement adopting the same form in respect of Shenzhen Futu

10.7†	English translation of the second amended and restated exclusive technology consulting and services agreement among Shensi Beijing, Shenzhen Futu dated September 28, 2018

10.8†	English translation of the second amended and restated exclusive option agreement among Shensi Beijing, Shenzhen Futu and the shareholders of Shenzhen Futu dated September 28, 2018

10.9†	English translation of the executed form of the spousal consent letters granted by the spouse of each individual shareholder of Shenzhen Futu, as currently in effect

10.10†	Series C Preferred Shares Purchase Agreement between the Registrant and other parties thereto dated May 22, 2017

10.11	Subscription Agreement by and between the Registrant and General Atlantic Singapore FT Pte. Ltd., dated March 5, 2019

Exhibit Number	Description of Document

21.1†	Significant subsidiaries and consolidated affiliated entity of the Registrant

23.1	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent Registered Public Accounting Firm

23.2†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3†	Consent of CM Law Firm (included in Exhibit 99.2)

23.4†	Consent of Vic Haixiang Li

23.5†	Consent of Brenda Pui Man Tam

24.1†	Powers of Attorney (included on signature page)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2†	Opinion of CM Law Firm regarding certain PRC law matters

99.4†	Consent of Oliver Wyman Consulting (Shanghai) Limited

99.5†	Registrant’s Representation under Item 8.A.4

†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, China, on March 5, 2019.

FUTU HOLDINGS LIMITED

By:	/s/ Leaf Hua Li
Name: Leaf Hua Li
Title: Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leaf Hua Li Leaf Hua Li	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	March 5, 2019

/s/ Arthur Yu Chen Arthur Yu Chen	Chief Financial Officer (principal financial and accounting officer)	March 5, 2019

* Nineway Jie Zhang	Director	March 5, 2019

* Shan Lu	Director	March 5, 2019

*By:	/s/ Leaf Hua Li
	Name:	Leaf Hua Li
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Futu Holdings Limited, has signed this registration statement or amendment thereto in Newark, Delaware, United States of America on March 5, 2019.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director